Filed pursuant to Rule 424(b)(5)
Registration Number 333-152892

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)

Equity Units of Assured Guaranty Ltd.	$345,000,000	$19,251

Stock Purchase Contracts of Assured Guaranty Ltd.

Common Shares of Assured Guaranty Ltd.

Debt Securities of Assured Guaranty US Holdings Inc.

Guarantee of Debt Securities of Assured Guaranty US Holdings Inc. by Assured Guaranty Ltd.

(1)
Represents an aggregate amount of $172.5 million of Equity Units offered hereby (including Equity Units that may be purchased by the underwriters pursuant to their option to purchase additional Equity Units to cover overallotments), and an aggregate amount of $172.5 million of common shares (including common shares that may be purchased by the underwriters pursuant to their option to purchase additional common shares), for which consideration will be received upon settlement of the Stock Purchase Contracts.

(2)
The filing fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PROSPECTUS SUPPLEMENT
(To prospectus dated June 16, 2009)

3,000,000 Equity Units
(Initially Consisting of 3,000,000 Corporate Units)

Assured Guaranty Ltd.
Assured Guaranty US Holdings Inc.

                  The Equity Units will each have a stated amount of $50 and will initially be in the form of Corporate Units, each of which consists of a purchase contract issued by us and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of senior notes due June 1, 2014, issued by Assured Guaranty US Holdings Inc., which we refer to as the "notes." We will fully and unconditionally guarantee all payments on the notes.

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    The purchase contract will obligate you to purchase from us, no later than June 1, 2012, for a price of $50 in cash, the following number of our common shares, subject to anti-dilution adjustments:

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    if the "applicable market value" of our common shares, which is the average closing price of our common shares over the 20-trading day period ending on the third trading day prior to June 1, 2012, equals or exceeds $12.93, 3.8685 of our common shares;

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    if the applicable market value is less than $12.93 but greater than $11.00, a number of our common shares having a value, based on the applicable market value, equal to $50; and

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    if the applicable market value is less than or equal to $11.00, 4.5455 of our common shares.

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    The notes will initially bear interest at a rate of 8.50% per year, payable, initially, quarterly. The notes will be remarketed as described in this prospectus supplement. Following a successful remarketing, the interest rate on the notes will be reset and interest may become payable semi-annually if Assured Guaranty US Holdings Inc. so elects. In addition, following a successful remarketing, Assured Guaranty US Holdings Inc. may modify certain terms of the notes as described in this prospectus supplement.

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    You can create Treasury Units from Corporate Units by substituting Treasury securities for the notes, and you can recreate Corporate Units by substituting notes for the Treasury securities comprising a part of the Treasury Units.

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    Your ownership interest in a note or, if substituted for it, the Treasury securities or the applicable ownership interest in the Treasury portfolio, as the case may be, will be pledged to us to secure your obligation under the related purchase contract.

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    If there is a successful remarketing during the "period for early remarketing" described in this prospectus supplement, the notes comprising a part of the Corporate Units will be replaced by the Treasury portfolio described in this prospectus supplement.

                  Neither the Corporate Units, the Treasury Units nor the notes will be listed on any national securities exchange. Our common shares are traded on the New York Stock Exchange under the symbol "AGO." The last reported sale price of our common shares on June 18, 2009 was $11.09 per share.

                  Concurrently with this offering, we are offering 38,500,000 common shares (or 44,275,000 common shares if the underwriters exercise their overallotment option in full) pursuant to a separate prospectus supplement and accompanying prospectus. This Equity Units offering is not contingent upon the common shares offering, and the common shares offering is not contingent upon this equity units offering.

                  Investing in our Equity Units involves risks. See "Risk Factors" beginning on page S-32 of this prospectus supplement.

	Per Unit	Total
Public offering price	$50.00	$150,000,000
Underwriting discounts and commissions	$1.50	$4,500,000
Proceeds, before expenses, to Assured Guaranty Ltd	$48.50	$145,500,000

                  The underwriters may also purchase up to an additional 450,000 Equity Units at the public offering price less the underwriting discounts and commissions within a 13-day period beginning on (and including) the initial date of issuance of the Equity Units in order to cover overallotments, if any.

                  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

                  The Equity Units will be ready for delivery in book-entry form only through The Depository Trust Company on or about June 24, 2009.

Sole Book-Running Manager
Merrill Lynch & Co.	Citi

The date of this prospectus supplement is June 18, 2009.

              You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

              This document is comprised of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of Equity Units and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

              You should rely only on information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of this prospectus supplement.

              It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in "Where You Can Find More Information" in this prospectus supplement.

              We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between persons regarded as non-residents in Bermuda for exchange control purposes, provided our common shares remain listed on an appropriate stock exchange, which includes the New York Stock Exchange, Inc. Issues and transfers of common shares to any person regarded as resident in Bermuda for exchange control purposes may require the specific prior approval from the Bermuda Monetary Authority. In addition, this prospectus supplement and the accompanying prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. The Bermuda Monetary Authority and Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus supplement.

              Any person who, directly or indirectly, becomes a holder of at least 10 per cent., 20 per cent., 33 per cent., or 50 per cent. of the common shares must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The Bermuda Monetary Authority may, by written notice, object to such a person if it appears to the Bermuda Monetary Authority that the person is not fit and proper to be such a holder. The Bermuda Monetary Authority may require the holder to reduce its holding of common shares in the Company and direct, among other things, that voting rights attaching to the common shares shall not be exercisable. A person that does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

              For so long as we have as a subsidiary an insurer registered under the Insurance Act (Bermuda), the Bermuda Monetary Authority may at any time, by written notice, object to a person holding 10 per cent. or more of our common shares if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Bermuda Monetary Authority may require the shareholder to reduce its holding of common shares in us and direct, among other things, that such shareholder's voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

              References in this prospectus supplement and the accompanying prospectus to "Assured Guaranty," "Assured," "we," "us," "our" and the "Company," refer to Assured Guaranty Ltd. and, unless the context otherwise requires or unless otherwise stated, its subsidiaries. References in this prospectus supplement and the accompanying prospectus to "Assured Guaranty US Holdings" or "AGUSH" refer to Assured Guaranty US Holdings Inc. and, unless the context otherwise requires or unless otherwise stated, its subsidiaries.

S-ii

FORWARD-LOOKING STATEMENTS

              This prospectus supplement and the accompanying prospectus, and the documents incorporated herein by reference, may contain "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements may include forward-looking statements which reflect Assured's current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance industries in general. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "may," "will," "continue," "further," "seek" and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements address matters that involve risks and uncertainties. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there are or will be important factors that could cause Assured's actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

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  downgrades of the financial strength ratings assigned by the major rating agencies to any of our insurance subsidiaries at any time, which has occurred in the past;

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  downgrades of the transactions we insure;

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  our inability to execute our business strategy;

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  reduction in the amount of reinsurance facultative cessions or portfolio opportunities available to us;

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  contract cancellations;

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  developments in the world's financial and capital markets that adversely affect our loss experience, the demand for our products, our access to capital, our unrealized (losses) gains on derivative financial instruments or our investment returns;

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  more severe or frequent losses associated with our insurance products, or changes in our assumptions used to estimate loss reserves and unrealized (losses) gains on derivative financial instruments;

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  impact of market volatility on the marking to market on our contracts written in CDS form;

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  changes in regulation or tax laws applicable to us, our subsidiaries or customers;

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  governmental actions;

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  natural or man-made catastrophes;

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  dependence on customers;

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  decreased demand for our insurance or reinsurance products or increased competition in our markets;

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  loss of key personnel;

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  technological developments;

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  the effects of mergers, acquisitions and divestitures;

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  changes in accounting policies or practices;

S-iii

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  changes in the credit markets, segments thereof or general economic conditions, including the overall level of activity in the economy or particular sectors, interest rates, credit spreads and other factors;

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  other risks and uncertainties that have not been identified at this time; and

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  management's response to these factors.

              The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in Assured's periodic reports filed with the Securities and Exchange Commission (the "SEC"). We undertake no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

              If one or more of these or other risks or uncertainties materialize, or if Assured's underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus supplement, in the accompanying prospectus, or in the documents incorporated by reference reflect Assured's current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to Assured's operations, results of operations, growth strategy and liquidity.

              For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

              This summary highlights basic information about Assured Guaranty, Assured Guaranty US Holdings and this offering. Because it is a summary, it does not contain all of the information that you should consider before investing in the Equity Units. You should read this entire prospectus supplement, the accompanying prospectus and the documents that we have filed with the SEC that are incorporated herein by reference, including the financial statements and notes thereto, carefully before making an investment decision.

Assured Guaranty Ltd.

              Assured Guaranty Ltd. is a Bermuda based holding company that provides, through its operating subsidiaries, credit enhancement products to the public finance, structured finance and mortgage markets. Credit enhancement products are financial guaranty or other types of financial support, including credit derivatives, that improve the credit of underlying debt obligations. A derivative is a financial instrument whose characteristics and value depend upon the characteristics and value of an underlying security or commodity. We apply our credit expertise, risk management skills and capital markets experience to develop insurance, reinsurance and derivative products that meet the credit enhancement needs of our customers. We market our products directly and through financial institutions, serving the U.S. and international markets.

              Our principal operating subsidiaries are Assured Guaranty Corp. ("AGC") and Assured Guaranty Re Ltd. ("AG Re").

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  AGC is a Maryland-domiciled insurance company and provides insurance and reinsurance of investment-grade financial guaranty exposures and credit default swap ("CDS") transactions.

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  AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer and a Long-Term Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re indirectly owns the entire share capital of Assured Guaranty Re Overseas Ltd. ("AGRO"). AG Re and AGRO underwrite financial guaranty and residential mortgage reinsurance. AG Re and AGRO write business as direct reinsurers of third-party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies.

              Assured Guaranty Ltd. has four principal business segments: (1) financial guaranty direct, which includes transactions whereby we provide an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and could take the form of a credit derivative; (2) financial guaranty reinsurance, which includes agreements whereby we are a reinsurer and agree to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; (3) mortgage guaranty, which includes mortgage guaranty insurance and reinsurance whereby we provide protection against the default of borrowers on mortgage loans; and (4) other, which includes lines of business in which we are no longer active.

              Our principal operating subsidiaries have the following insurance financial strength ratings:

	S&P	Moody's	Fitch
Assured Guaranty Corp.	AAA (Stable)	Aa2 (Under review for possible downgrade)	AA (Rating Watch Evolving)
Assured Guaranty Re Ltd.	AA (Stable)	Aa3 (Under review for possible downgrade)	AA- (Rating Watch Evolving)

              Our total financial guaranty net par outstanding as of March 31, 2009 was $237.2 billion, diversified across public finance and structured finance exposures. A breakdown of net par outstanding as of March 31, 2009 by type of business is as follows:

	March 31, 2009
	Financial Guaranty Direct Net Par Outstanding	Financial Guaranty Reinsurance Net Par Outstanding	Consolidated Net Par Outstanding	% of Total
	(dollars in millions)
U.S. public finance	$45,548	$81,616	$127,164	53.6%
U.S. structured finance	63,695	8,421	72,116	30.4
International	26,327	11,568	37,896	16.0

Total net par outstanding	$135,570	$101,606	$237,176	100.0%

              Our net earned premiums for the year ended December 31, 2008 were $261.4 million compared with $159.3 million for the year ended December 31, 2007. Our net earned premiums for the three months ended March 31, 2009 were $148.4 million compared with $46.8 million for the three months ended March 31, 2008. Our net income for the year ended December 31, 2008 was $68.9 million compared to a loss of $303.3 million for the year ended December 31, 2007. Our net income for the three months ended March 31, 2009 was $85.5 million compared to a net loss of $169.2 million for the three months ended March 31, 2008. Our shareholders' equity as of March 31, 2009 was $2.0 billion, or $22.48 per common share, compared to $1.9 billion at December 31, 2008, or $18.63 per common share. Effective January 1, 2009, we adopted FAS No. 163, "Accounting for Financial Guarantee Insurance Contracts" ("FAS 163"). As a result of the adoption of FAS 163, net premiums earned and losses and loss adjustment expenses are not comparable between 2008 and 2009.

              We believe we are in a strong market position due to our high quality insured portfolio and limited exposure to troubled asset classes. As a highly rated and well capitalized insurer, we continue to see significant demand for our guarantee. For the five months ended May 31, 2009, we have guaranteed 794 U.S. public finance new issue transactions totaling $15.2 billion of par. This represents approximately 10.6% of total U.S. public finance new issue volume during this period, an increase of 4.8% over the five months ended May 31, 2008. We will continue to review opportunities to take advantage of current market conditions, including reinsurance of portfolios of risks and acquiring portfolios of risks, in each case meeting our strict underwriting and pricing criteria.

              In November 2008, we entered into a purchase agreement (as amended, the "Purchase Agreement") with Dexia Holdings, Inc. ("Dexia Holdings") and Dexia Crédit Local S.A., to acquire (the "Acquisition") Financial Security Assurance Holdings Ltd. ("FSAH"), the parent company of, among others, Financial Security Assurance Inc. ("FSA"), a financial guaranty insurer. FSAH's ultimate parent is Dexia SA ("Dexia"). For more information concerning FSAH, see "—Financial Security Assurance Holdings Ltd." and "The Business of Financial Security Assurance Holdings Ltd."

              For more information concerning Assured's business, see "The Business of Assured Guaranty Ltd."

Assured Guaranty US Holdings Inc.

              Assured Guaranty US Holdings Inc. was formed as a holding company to hold the shares of AGC and AG Financial Products Inc. It is a wholly owned subsidiary of Assured Guaranty and was formed under the laws of the State of Delaware in February 2004. Its principal executive offices are at 1325 Avenue of the Americas, New York, New York, and its telephone number is (212) 974-0100.

Financial Security Assurance Holdings Ltd.

              FSAH, through its insurance company subsidiaries, provides financial guaranty insurance on public finance obligations in domestic and international markets. Historically, FSAH also provided financial guaranty insurance on asset-backed obligations. In August 2008, FSAH announced that it would cease insuring asset-backed obligations and instead participate exclusively in the global public finance financial guaranty business. In addition, prior to November 2008, FSAH issued FSA-insured guaranteed investment contracts ("GICs") and other investment agreements, as well as medium term notes ("MTNs") to municipalities and other market participants through its financial products ("Financial Products") segment.

              FSAH's principal operating subsidiary has the following insurance financial strength ratings:

	S&P	Moody's	Fitch
Financial Security Assurance, Inc.	AAA (Negative)	Aa3 (Under review for possible downgrade)	AA+ (Negative Credit Watch)

              FSAH's total financial guaranty net par outstanding was $417.3 billion as of March 31, 2009. A breakdown of net par outstanding as of March 31, 2009 by type of business is as follows:

	March 31, 2009
	Net Par Outstanding	% of Total
	(dollars in millions)
U.S. public finance	$293,968	70.4%
U.S. structured finance	77,179	18.5
International	46,159	11.1

Total net par outstanding	$417,306	100.0%

              FSAH's net premiums earned for the year ended December 31, 2008 were $376.6 million compared with $317.8 million for the year ended December 31, 2007. FSAH's net premiums earned for the three months ended March 31, 2009 were $78.5 million compared with $72.9 million for the three months ended March 31, 2008. FSAH's net loss for the year ended December 31, 2008 was $8,443.2 million compared to a loss of $65.7 million for the years ended December 31, 2007. FSAH's net income for the three months ended March 31, 2009 was $11.5 million compared with a net loss of $421.6 million for the three months ended March 31, 2008. FSAH's shareholders' equity as of March 31, 2009 was $2.3 billion. Effective January 1, 2009, FSAH adopted FAS 163. As a result of the adoption of FAS 163, net premiums earned and losses and loss adjustment expenses are not comparable between 2008 and 2009.

              For more information concerning FSAH's business, see "The Business of Financial Security Assurance Holdings Ltd."

Acquisition of Financial Security Assurance Holdings Ltd.

              In November 2008, we entered into the Purchase Agreement pursuant to which we will acquire FSAH from Dexia Holdings in exchange for the issuance of up to 44,567,901 Assured common shares, or approximately 25.6% of our outstanding common shares after giving effect to the Acquisition and the Concurrent Common Share Offering (as defined below), and $361 million in cash. Under the Purchase Agreement, we are required to pay $8.10 per Assured common share in cash in lieu of any Assured common shares that would result in the 44,567,901 Assured common shares otherwise issuable to Dexia Holdings under the Purchase Agreement exceeding 24.9% of our outstanding common shares after giving effect to such issuance and the issuance of common shares in the Concurrent Common Share Offering. Based upon the public offering price of $11.00 per share in the Concurrent Common Share Offering, we would be required to pay Dexia Holdings approximately $9.9 million in cash in lieu of issuing approximately 1.2 million Assured common shares. In addition, under the Purchase Agreement, we may elect to pay $8.10 per Assured common share in cash in lieu of up to 22,283,951 Assured common shares that we would otherwise deliver to Dexia Holdings as part of the purchase price. Dexia Holdings has agreed that the voting power with respect to the Assured common shares owned by it will be reduced to less than 9.5% of the total voting power of all Assured common shares outstanding. We intend to finance the cash portion of the Acquisition and the payment of cash to Dexia Holdings in lieu of 22,283,951 Assured common shares with the net proceeds of this offering and the Concurrent Common Share Offering. See "Use of Proceeds."

              The Acquisition represents a unique opportunity for Assured to create the premier financial guaranty company by combining the talent, capacity, financial resources and relationships of Assured and FSAH. We believe the combination of Assured and FSAH will also enhance our financial strength and enhance our competitive position in the market. Through the acquisition of FSAH, we will increase our gross unearned premium reserves by $4.0 billion (prior to the impact of purchase accounting adjustments) and our financial guaranty net par outstanding by $417.3 billion, in each case as of March 31, 2009.

              Prior to November 2008, FSAH, through its Financial Products subsidiaries (the "Financial Products Companies"), offered FSA-insured GICs and other investment agreements, including MTNs. In connection with the Acquisition, FSAH will transfer to a subsidiary of Dexia Holdings the ownership interests in the Financial Products Companies that it holds. The Financial Products Companies include (a) three FSAH subsidiaries that issued GICs (collectively, the "GIC Issuers"), (b) FSAH's subsidiary FSA Asset Management LLC ("FSAM"), which invests the proceeds of the GICs issued by the GIC Issuers, and (c) FSA Global Funding Limited ("FSA Global"), a variable interest entity that engages in the MTN business. The GIC Issuers and FSAM together constitute the "GIC Subsidiaries." Even though FSAH will no longer own the Financial Products Companies after the Acquisition, FSA's guarantees of the GICs and MTNs and other guarantees related to FSA's MTN and Leveraged Tax Lease Businesses (as defined below) generally will remain in place. In February 2009, Dexia entered into several agreements that transferred credit and liquidity risks of the GIC operations to Dexia (the "February 2009 Risk Transfer Transaction"). In connection with the Acquisition, Dexia and/or certain of its affiliates will enter into agreements assuming the remaining credit and liquidity risks associated with FSAH's former Financial Products business. See "Description of the Acquisition—Financial Products Agreements."

              The Acquisition is subject to customary closing conditions, including receipt of regulatory approvals in the United States and foreign countries. All of these conditions, other than those that, by their nature, are to be satisfied at the closing, have been satisfied or waived. We expect to close the Acquisition on or about July 1, 2009.

              For more information concerning the Acquisition, see "Description of the Acquisition."

Business Strategy

              Our objective is to build long-term shareholder value by achieving strong growth in book value per share through the following:

              Exercising strict underwriting discipline.    We have underwriting standards designed to protect our company against credit losses. We have exercised discipline in new business written through the credit cycle, including limiting exposure to higher risk asset classes such as certain types of residential mortgage-backed securities ("RMBS"). We constantly review our underwriting standards to reflect current global economic conditions and their impact on the municipal and structured finance markets, seeking to amend and/or strengthen our criteria where necessary.

              Conduct direct business through dual operating platforms.    Following the Acquisition, we will write direct financial guarantee business through our two operating subsidiaries, AGC and FSA. These dual platforms will allow us to capitalize on the well established franchise of each company and allow us to provide investors with increased capacity and greater risk diversification. We will however, operate through a common infrastructure and risk management framework to create maximum operating efficiencies.

              Capitalizing on the strong market position of our direct financial guaranty business.    Following the acquisition of FSAH, we expect to be the largest writer of financial guarantees in the market. Our acquisition of FSAH will bring expanded relationships and experience, especially in the municipal finance and international infrastructure sectors. We intend to capitalize on our leading market position, as shown in the five months ended May 31, 2009, where we have guaranteed $15.2 billion of U.S. public finance new issue transactions, representing approximately 85% of the total insured U.S. public finance new issue volume during this period. We believe we are uniquely positioned to expand our direct financial guaranty business as financial markets stabilize and new issue volumes increase.

              Utilize significant reinsurance market position to enhance strategic flexibility.    We intend to maintain our significant financial guaranty reinsurance presence and leverage our position to enhance our operating flexibility in the market. While our treaty business has ceased due to lack of new business generation by other financial guaranty companies, we will seek opportunities to write new business in domestic and international markets that capitalizes on our efficient delivery of credit enhancement, including supporting new capacity which may be formed in the market over time. We will continue to review opportunities to take advantage of current market conditions, including reinsurance of portfolios of risks which meet our underwriting and pricing criteria.

              Proactive loss mitigation.    We continuously monitor trends and changes in our financial guaranty portfolio to detect deterioration in credit quality and to enable us to take remedial actions to minimize losses in transactions which perform below our expectations. In cases where there is a potential source of loss, we intend to aggressively pursue all sources of recovery from third parties.

              Maintaining our commitment to financial strength.    We recognize the importance of our excellent financial strength ratings and intend to write business in a manner consistent with maintaining the highest possible ratings for AGC and AG Re. We seek to maintain our financial strength through disciplined risk selection, prudent operating and financial leverage and a conservative investment posture. The Acquisition furthers this strategy by strengthening our balance sheet and enhancing our capital position.

              Utilize capital efficiently.    We rigorously monitor rating agency capital adequacy requirements to appropriately deploy capital to optimize the execution of our business plan and our return on capital.

Recent Developments

              Moody's Ratings—On May 20, 2009, Moody's Investors Service ("Moody's") placed under review for possible downgrade the Aa2 insurance financial strength rating of AGC, as well as the ratings of other entities within the Assured group. In its public announcement of the rating action, Moody's stated that this action reflects its view that despite recent improvements in Assured's market position, the expected performance of Assured's insured portfolio—particularly the mortgage-related risks—has substantially worsened. At the same time, Moody's also placed the Aa3 insurance financial strength ratings of FSA and its affiliated insurance operating companies on review for possible downgrade. In its public announcement of the rating action, Moody's cited its growing concerns about FSA's business and financial profile as a result of further deterioration in FSA's US mortgage portfolio and the related adverse effect on its capital adequacy, profitability, and market traction. In both press releases, Moody's noted that it has taken a more negative view of mortgage-related exposures in light of worse-than-expected performance trends, and recognized the continued susceptibility of the insured portfolio to the weak economic environment. Moody's also commented that the deterioration in the insured portfolios could have negative implications for the companies' franchise values, profitability and financial flexibility given the likely sensitivity of those business attributes to its capital position. Moody's also noted that the market dislocation caused by the declining financial strength of financial guaranty insurers may alter the competitive dynamics of the industry by encouraging the entry of new participants or the growth of alternative forms of execution.

              Fitch Ratings—On May 4, 2009, Fitch Ratings ("Fitch") downgraded the debt and insurer financial strength ratings of Assured Guaranty and its subsidiaries. Fitch's insurer financial strength ratings for AGC and Assured Guaranty (UK) Ltd. ("AG UK") are now AA (rating watch evolving), down from AAA (stable), while the insurer financial strength ratings for AG Re is AA- (rating watch evolving), down from AA (stable). Fitch cited Assured's exposures to mortgage-related and collateralized debt obligations of trust preferred securities as creating pressure on Assured's capital position. On May 11, 2009, Fitch lowered the rating of FSA to AA+ (negative credit watch). Fitch reported that the downgrade of FSA to AA+ was attributable to FSAH's credit exposure to the AA+ rating of the Kingdom of Belgium in connection with the separation of the Financial Products operations from FSA.

              Favorable Litigation Settlement—Assured Guaranty's subsidiary, Assured Guaranty Mortgage Insurance Company ("AGMIC"), reinsured a private mortgage insurer under a mortgage insurance stop loss excess of loss reinsurance agreement covering the reinsured's aggregate mortgage guaranty insurance losses in excess of a $25 million retention and subject to a $95 million limit. In April 2008, AGMIC notified the reinsured it was terminating the agreement because of the reinsured's breach of terms. This matter went to arbitration and on June 4, 2009, the arbitration panel issued a Final Interim Award with respect to this agreement in which the majority of the panel concluded that the reinsured breached a covenant in the agreement. AGMIC and the reinsured reached an agreement in principle on June 10, 2009 to settle the matter in full in exchange for a payment by AGMIC to the reinsured of $10 million, which resolves all disputes between the parties and concludes all remaining rights and obligations of the parties under the Agreement, subject to the execution of a final settlement agreement.

              Investing in our Equity Units includes risks. See "Risk Factors" beginning on page S-32 of this prospectus supplement.

              Our principal executive officers are located at 30 Woodbourne Avenue, Hamilton HM 08, Bermuda, and our telephone number is (441) 299-9375. Our Internet website address is www.assuredguaranty.com. The information on or connected to our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider them to be a part of this prospectus supplement or the accompanying prospectus.

Summary Historical Financial Data of Assured Guaranty Ltd.

              The following table sets forth summary historical financial data for Assured. The audited financial data have been derived from Assured's audited financial statements. The interim financial data have been derived from Assured's unaudited financial statements and include, in the opinion of Assured's management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the financial data. The results for the three-month periods do not necessarily indicate the results to be expected for the full year.

              You should read the following information in conjunction with Assured's financial statements and notes thereto and the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)		(dollars in millions, except per share amounts)
Statement of Operations Data:
Net earned premiums(1)	$148.4	$46.8	$261.4	$159.3	$144.8	$139.4	$98.7
Net investment income	43.6	36.6	162.6	128.1	111.5	96.8	94.8
Net realized investment (losses) gains	(17.1)	0.6	(69.8)	(1.3)	(2.0)	2.2	12.0
Realized gains and other settlements on credit derivatives	20.6	27.6	117.6	74.0	73.9	57.1	(13.1)
Unrealized gains (losses) on credit derivatives	27.0	(259.6)	38.0	(670.4)	11.8	4.4	137.4
Other income	20.6	8.5	43.4	8.8	0.4	0.2	0.8

Total revenues	243.1	(139.4)	553.2	(301.6)	340.4	300.3	330.5

Loss and loss adjustment expenses (recoveries)(1)	79.8	55.1	265.8	5.8	11.3	(63.9)	(48.2)
Profit commission expense	0.3	1.2	1.3	6.5	9.5	12.9	15.5
Acquisition costs	23.4	11.9	61.2	43.2	45.2	45.4	49.7
Other operating expenses	32.3	28.6	83.5	79.9	68.0	59.0	67.8
Other expense	1.4	0.7	5.7	2.6	2.5	3.7	1.6
Interest expense	5.8	5.8	23.3	23.5	13.8	13.5	10.7

Total expenses	143.0	103.4	440.9	161.4	150.4	70.7	97.2

Income (loss) before provision (benefit) for income taxes	100.1	(242.8)	112.3	(463.0)	190.0	229.6	233.3
Provision (benefit) for income taxes	14.6	(73.6)	43.4	(159.8)	30.2	41.2	50.5

Net income (loss)	$85.5	$(169.2)	$68.9	$(303.3)	$159.7	$188.4	$182.8

Earnings (loss) per share:(2)
Basic	$0.94	$(2.09)	$0.78	$(4.38)	$2.15	$2.51	$2.42
Diluted	$0.93	$(2.09)	$0.77	$(4.38)	$2.13	$2.50	$2.42
Dividends per share	$0.045	$0.045	$0.18	$0.16	$0.14	$0.12	$0.06
Balance sheet data (end of period):
Investments and cash	$3,812.3	$3,317.0	$3,643.6	$3,147.9	$2,469.9	$2,256.0	$2,157.9
Prepaid reinsurance premiums	23.7	17.5	18.9	13.5	4.5	9.5	11.8
Total assets	5,588.3	4,062.0	4,555.7	3,762.9	2,931.6	2,689.8	2,689.0
Unearned premium reserves	2,153.3	1,014.2	1,233.7	887.2	631.0	524.6	507.2
Reserves for losses and loss adjustment expenses	222.6	177.7	196.8	125.6	115.9	117.4	217.2
Long-term debt	347.2	347.2	347.2	347.1	347.1	197.3	197.4
Total liabilities	3,562.7	2,569.4	2,629.5	2,096.4	1,280.8	1,028.3	1,161.4
Accumulated other comprehensive (loss) income	1.8	51.6	2.9	56.6	41.9	45.8	79.0
Shareholders' equity	2,025.6	1,492.7	1,926.2	1,666.6	1,650.8	1,661.5	1,527.6

(1)
In May 2008, the Financial Accounting Standards Board issued FAS 163, which requires that we recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. FAS 163 also clarifies the methodology to be used for financial guaranty premium revenue recognition and claim liability measurement, as well as requiring expanded disclosures about risk management activities. The provisions of FAS 163 related to premium revenue recognition and claim liability measurement are effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. Earlier application of these provisions was not permitted. As a result of the adoption of FAS 163, net premiums earned and loss and loss adjustment expenses are not comparable between 2008 and 2009 periods. The expanded risk management activity disclosure provisions of FAS 163 were effective for the third quarter of 2008 and were included in the Company's consolidated financial statements for those periods. FAS 163 will be applied to all existing and future financial guaranty insurance contracts written by the Company. FAS 163 mandates the accounting changes proscribed by the statement be recognized by the Company as a cumulative effect adjustment to retained earnings as of January 1, 2009. The impact of adopting FAS 163 on the Company's balance sheet was included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2009, which is incorporated herein by reference.

(2)
Effective January 1, 2009, the Company adopted FSP EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities" ("FSP"), which clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and shall be included in the calculation of basic and diluted earnings per share ("EPS"). Upon retrospective adoption of the FSP, Assured decreased previously reported basic loss per share by $0.02 and $0.08 for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, and decreased previously reported basic EPS by $0.03, $0.04 and $0.02 for the years ended December 31, 2006, 2005 and 2004, respectively. Upon retrospective adoption of the FSP, Assured decreased previously reported diluted loss per share by $0.02 and $0.08 for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, and decreased previously reported diluted EPS by $0.02, $0.03 and $0.02 for the years ended December 31, 2006, 2005 and 2004, respectively. There was no impact on both previously reported basic and diluted EPS for 2008.

Summary Historical Financial Data of Financial Security Assurance Holdings Ltd.

              The following table sets forth summary historical financial data for FSAH. The annual financial data have been derived from FSAH's audited financial statements. The interim financial data have been derived from FSAH's unaudited financial statements and include, in the opinion of FSAH's management, all adjustments (consisting only of normal recurring adjustments and entries required to record the February 2009 Risk Transfer Transaction) necessary for a fair presentation of the financial data. The results for the three-month periods do not necessarily indicate the results to be expected for the full year. Furthermore, FSAH's financial statements for the periods prior to December 31, 2008 include FSAH's GIC operations, which were the subject of the February 2009 Risk Transfer Transaction and FSAH's other Financial Products businesses which we are not acquiring.

              You should read the following information in conjunction with FSAH's financial statements and notes thereto and other financial information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

Summary Historical Financial Data of Financial Security Assurance Holdings Ltd.

	As of and for the Period Ended
	March 31,		December 31,
	2009	2008	2008	2007	2006	2005	2004
	(Unaudited)		(dollars in millions)
Summary of Operations:
Revenue
Net premiums earned(1)	$78.5	$72.9	$376.6	$317.8	$301.5	$314.9	$325.9
Net investment income from general investment portfolio	62.1	64.8	264.2	236.7	218.9	200.8	172.1
Net interest income from financial products segment	34.4	208.8	647.4	1,079.6	858.2	487.9	194.7
Realized gains (losses) and other settlements on credit derivatives	(45.8)	36.2	126.9	102.8	87.2	89.2	69.1
Net unrealized (losses) gains on credit derivatives	573.2	(489.1)	(745.0)	(642.6)	31.8	11.1	56.4
Net realized and unrealized gains (losses) on derivative instruments	(180.5)	430.8	1,424.5	62.8	131.4	(183.6)	272.9
Expenses
Losses and loss adjustment expenses(1)	350.9	300.4	1,877.7	31.6	23.3	25.4	20.6
Foreign exchange (gains) losses from financial products segment	(16.6)	13.3	1.7	138.5	159.4	(189.8)	91.3
Net interest expense from financial products segment	127.4	239.3	794.3	989.2	768.7	491.6	267.6
Income (loss) before provision (benefit) for income taxes and equity in losses of unconsolidated subsidiaries	165.3	(685.4)	(9,315.5)	(181.9)	522.8	465.1	580.5
Provision (benefit) for income taxes	153.7	(263.8)	(872.4)	(116.2)	150.7	126.9	110.6
Net income (loss)	11.5	(421.6)	(8,443.2)	(65.7)	372.2	337.3	466.0
Less: noncontrolling interest	—	—	—	—	(52.0)	11.2	87.4

Net income (loss) of FSAH and subsidiaries	$11.5	$(421.6)	$(8,443.2)	$(65.7)	$424.2	$326.1	$378.6
Balance Sheet Data (at end of period)
Assets
Cash	$55.3	$45.0	$108.7	$26.6	$32.5	$43.6	$22.6
General investment portfolio	5,872.3	5,684.2	5,935.5	5,191.9	4,872.4	4,595.5	4,281.8
Financial products segment investment portfolio	805.0	16,157.8	10,302.0	19,213.2	17,537.1	14,002.0	9,546.7
Assets acquired in refinancing transactions	182.8	213.5	166.6	229.3	337.9	467.9	749.2
Note receivable from affiliate(2)	13,576.3	—	—	—	—	—	—
Total assets	24,891.3	27,203.1	20,258.1	28,318.7	25,764.7	22,000.1	17,079.0
Liabilities and shareholders' equity
Deferred premium revenue	3,991.4	3,002.7	3,044.7	2,870.6	2,621.5	2,339.0	2,063.8
Losses and loss adjustment expense reserve	2,017.7	526.3	1,779.0	274.6	228.1	205.7	179.9
Financial products segment debt	14,180.3	20,888.9	16,432.3	21,400.2	18,349.7	14,947.1	10,444.1
Notes payable	730.0	730.0	730.0	730.0	730.0	430.0	430.0
Total liabilities	22,609.3	27,158.5	25,442.3	26,740.6	23,042.1	18,996.8	14,289.1
Total shareholders' equity (deficit) of FSA Holdings and subsidiaries	2,281.7	44.3	(5,184.5)	1,577.8	2,722.3	2,822.9	2,611.3
Noncontrolling interest	0.3	0.3	0.3	0.3	0.3	180.4	178.6

Shareholders' equity (deficit)	2,282.0	44.6	(5,184.2)	1,578.1	2,722.6	3,003.3	2,789.9

(1)
In May 2008, the Financial Accounting Standards Board issued FAS 163, which requires that FSAH recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. FAS 163 also clarifies the methodology to be used for financial guaranty premium revenue recognition and claim liability measurement, as well as requiring expanded disclosures about risk management activities. The provisions of FAS 163 related to premium revenue recognition and claim liability measurement are effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. Earlier application of these provisions was not permitted. As a result of the adoption of FAS 163, net premiums earned and loss and loss adjustment expenses are not comparable between 2008 and 2009 periods. The expanded risk management activity disclosure provisions of FAS 163 were effective for the third quarter of 2008 and were included in FSAH's consolidated financial statements for those periods. FAS 163 will be applied to all existing and future financial guaranty insurance contracts written by FSAH. FAS 163 mandates the accounting changes proscribed by the statement be recognized by FSAH as a cumulative effect adjustment to retained earnings as of January 1, 2009. The impact of adopting FAS 163 on FSAH's balance sheet was included in FSAH's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 which is incorporated herein by reference.

(2)
The GIC Issuers, unlike FSAM, remain part of FSAH's consolidated financial statements, which means that the GICs issued to third parties and the GIC Issuers' note receivable from FSAM of $13.6 billion (the "Note Receivable from Affiliate") represent the liabilities and assets of the GIC business in FSAH's consolidated financial statements. The Note Receivable from Affiliate is carried at net realizable value, which is periodically evaluated for impairment. Prior to February 24, 2009, the Note Receivable from Affiliate was eliminated in consolidation.

Summary Unaudited Pro Forma Combined Condensed Financial Information

              The following summary unaudited pro forma combined condensed financial information of Assured has been prepared to assist you in your analysis of the financial effects of the Acquisition using the historical consolidated financial statements of Assured and FSAH.

              This information is only a summary. You should read the unaudited pro forma combined condensed financial statements and other information and the accompanying notes that are included elsewhere in this prospectus supplement. You should also read the historical information and related notes of Assured and FSAH that are incorporated by reference into this prospectus supplement.

              The following tables set forth summary unaudited pro forma combined condensed financial information of Assured giving effect to the Acquisition, using the acquisition method of accounting, as if the Acquisition had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma combined condensed balance sheet data as of March 31, 2009 give effect to the Acquisition as if the Acquisition had occurred on March 31, 2009. The unaudited pro forma combined condensed statements of operations data for the year ended December 31, 2008 and the three months ended March 31, 2009 give effect to the Acquisition as if the Acquisition had occurred on January 1, 2008. We are providing the unaudited pro forma combined condensed financial data for informational purposes only. It does not necessarily represent or indicate what the financial position and results of operations of Assured would actually have been had the Acquisition and other pro forma adjustments in fact occurred at the dates indicated. It also does not necessarily represent or indicate the future financial position or results of operations Assured will achieve after the Acquisition.

              The pro forma adjustments reflect the payment of $544.5 million in cash and issuance of 22,283,951 Assured common shares to Dexia Holdings. The pro forma adjustments assume funds for the $544.5 million cash payment were obtained from the issuance of an additional 38,500,000 Assured common shares to the public at a purchase price of $11.00 per share, the public offering price of our common shares in the Concurrent Common Share Offering, and the issuance of $150 million of Equity Units.

              The pro forma financial information does not reflect revenue opportunities and cost savings that we expect to realize after the Acquisition. We cannot give you any assurance with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the Acquisition. The pro forma financial information also does not reflect nonrecurring charges relating to integration activities or exit costs that may be incurred by Assured or FSAH in connection with the Acquisition.

	As of and for the three months ended March 31, 2009	For the year ended December 31, 2008
	(dollars in thousands, except per share amounts)
Statement of Operations Data:
Net earned premiums	$263,632	$796,671
Net (loss) income	237,287	(1,072,802)
(Loss) earnings per share
Basic	$1.55	$(7.17)
Diluted	$1.55	$(7.17)
Balance Sheet Data (at end of period):
Total assets	$16,610,864
Unearned premium reserves	7,465,338
Reserves for losses and loss adjustment expenses	2,233,038
Long-term debt	445,823
Shareholders' equity	2,802,617
Book value per share	$18.57

              See Notes to the "Unaudited Pro Forma Combined Condensed Financial Statements."

The Offering

Issuer	Assured Guaranty Ltd., a Bermuda company.
Securities Offered
3,000,000 Equity Units (or 3,450,000 Equity Units if the underwriters exercise their overallotment option in full), each with a stated amount of $50, and consisting of either Corporate Units or Treasury Units as described below. The Equity Units offered will initially consist of 3,000,000 Corporate Units (or 3,450,000 Corporate Units if the underwriters exercise their overallotment option in full).
Use of Proceeds
We intend to use $363.8 million of the net proceeds of the Concurrent Common Share Offering to pay the cash purchase price for the Acquisition. We intend to use the remaining net proceeds from the Concurrent Common Share Offering and the net proceeds from this offering to pay cash in lieu of Assured common shares, including Excess Shares, that we would otherwise deliver as part of the purchase price for the Acquisition. See "—Concurrent Offering of Common Shares" and "Use of Proceeds."
The Corporate Units
Each Corporate Unit consists of a purchase contract and, initially, a 1/20, or 5%, undivided beneficial ownership interest in $1,000 principal amount of Assured Guaranty US Holdings' senior notes due June 1, 2014, which we call the "notes." The notes will be issued in minimum denominations of $1,000 and integral multiples thereof, except in certain limited circumstances. The notes underlying your Corporate Units will be owned by you, but initially will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. If the notes are successfully remarketed during the period for early remarketing described in this prospectus supplement, or if a special event redemption occurs prior to June 1, 2012, the notes underlying the Corporate Units will be replaced by the Treasury portfolio described in this prospectus supplement, and the Treasury portfolio underlying the Corporate Units will then be pledged to us through the collateral agent to secure your obligations under the related purchase contract.

Holders of Corporate Units will be entitled to receive, quarterly in arrears on March 1, June 1, September 1 and December 1 of each year, commencing on September 1, 2009, cash distributions consisting of their pro rata share of interest payments on the notes (or distributions on the Treasury portfolio if the notes have been replaced by the Treasury portfolio).
The Purchase Contracts
Settlement Rate
Each purchase contract underlying an Equity Unit obligates the holder of the purchase contract to purchase, and obligates us to sell, on June 1, 2012, which we refer to as the "purchase contract settlement date," for $50 in cash, a number of our newly issued common shares equal to the "settlement rate."

The settlement rate will be calculated as follows:
•
if the applicable market value (as defined below) of our common shares is equal to or greater than $12.93, which we refer to as the "threshold appreciation price," the settlement rate will be 3.8685 of our common shares;
•
if the applicable market value of our common shares is less than the threshold appreciation price but greater than $11.00, which we refer to as the "reference price," the settlement rate will be a number of our common shares equal to $50 divided by the applicable market value; and
• if the applicable market value of our common shares is less than or equal to the reference price, the settlement rate will be 4.5455 of our common shares.

The "applicable market value" of our common shares means the average of the closing price per common share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date. The reference price is the public offering price of our common shares in the Concurrent Common Share Offering. The threshold appreciation price represents a 17.5% appreciation over the reference price. The reference price, threshold appreciation price and settlement rate are subject to adjustment as described in this prospectus supplement.
Treasury Units
A Treasury Unit is a unit created from a Corporate Unit and consists of a purchase contract and a 1/20, or 5%, undivided beneficial interest in a zero-coupon U.S. Treasury security with a principal amount of $1,000 that matures on May 31, 2012 (CUSIP No. 912820PR2), which we refer to as a "Treasury security." The Treasury security underlying the Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligations under the related purchase contract.

There will be no distributions in respect of the Treasury securities underlying the Treasury Units, but holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the notes that were released to them when they created the Treasury Units as long as they continue to hold the notes.

If, at the time the holder of a Corporate Unit wishes to substitute Treasury securities for the related notes, such Treasury securities have a yield that is less than zero, then, a Treasury Unit will instead be a unit created from a Corporate Unit and will consist of a purchase contract and a 1/20, or 5%, undivided beneficial interest in $1,000 cash. The cash that is a component of the Treasury Unit will be owned by you, but will be pledged to us through the collateral agent to secure your obligations under the related purchase contract.

Creating Treasury Units and Recreating Corporate Units
Subject to certain exceptions described in this prospectus supplement, each holder of Corporate Units will have the right, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute Treasury securities with the same total principal amount as the aggregate principal amount of the underlying notes held by the collateral agent. Because Treasury securities and the notes are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units. This substitution will create Treasury Units, and the notes will be released to the holder and be tradable separately from the Treasury Units.

In addition, subject to certain exceptions described in this prospectus supplement, each holder of Treasury Units will have the right, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute notes having the same total principal amount as the aggregate principal amount of the related Treasury securities held by the collateral agent. Because Treasury securities and the notes are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units. This substitution will recreate Corporate Units, and the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate Units.
Early Settlement of the Purchase Contracts

You can settle a purchase contract for cash prior to the purchase contract settlement date, subject to certain exceptions and conditions described under "Description of the Purchase Contracts—Early Settlement" in this prospectus supplement. If a purchase contract is settled early, the number of our common shares to be issued per purchase contract will be the stated amount of $50 divided by the threshold appreciation price, initially 3.8685 shares (subject to adjustment as described in this prospectus supplement).

In addition, upon the occurrence of a "fundamental change" as defined in this prospectus supplement, you will have the right, subject to certain exceptions and conditions described in this prospectus supplement, to accelerate and settle a purchase contract early at a "fundamental change settlement rate," which will depend on the stock price in such fundamental change and the date such fundamental change occurs, as described under "Description of the Purchase Contracts—Early Settlement upon a Fundamental Change."

Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of the Corporate Units may settle early only in integral multiples of 16,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date).
Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.
Satisfying Your Payment Obligations under the Purchase Contracts	As a holder of Corporate Units or Treasury Units, you may satisfy your obligations under the purchase contracts as follows:
• through early settlement of your purchase contracts in the manner described in this prospectus supplement;
•
unless the Treasury portfolio has replaced the notes underlying the Corporate Units, through separate cash settlement prior to the final three-business day remarketing period described below in the case of holders of Corporate Units, in the manner described in this prospectus supplement;
•
through the automatic application of the proceeds of the Treasury securities, in the case of a Treasury Unit, or proceeds from the Treasury portfolio if it has replaced the notes underlying the Corporate Units;
• through exercise of the put right as described below if no successful remarketing has occurred and none of the above events has taken place; or
•
without any further action, upon the termination of the purchase contracts as a result of a bankruptcy, insolvency or reorganization involving Assured Guaranty (and not, for the avoidance of doubt, Assured Guaranty's subsidiaries).

If the Treasury securities you substitute for notes or your applicable ownership interest in the Treasury portfolio, as the case may be, produce proceeds at maturity that are less than the aggregate purchase price of the common shares to be issued pursuant to the purchase contracts underlying your Equity Units, you will be obligated to pay the amount of the deficiency. See "Description of the Purchase Contracts—Deficiencies."
The Notes
Issuer	Assured Guaranty US Holdings Inc.
Guarantor	Assured Guaranty Ltd.

Remarketing the Notes	Assured Guaranty US Holdings may, at its option, elect to remarket the notes underlying the Corporate Units on any remarketing date occurring during the period (which we call the "period for early remarketing") beginning on December 1, 2011 and ending on May 1, 2012, unless the notes have been previously redeemed in connection with a special event redemption or have been previously successfully remarketed. Any remarketing during this period will occur during one or more three-business day remarketing periods that consist of three sequential possible remarketing dates selected by Assured Guaranty US Holdings and will include the notes underlying the Corporate Units and other notes of holders that have elected to include those notes in the remarketing, as described below.

On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes remarketed equal to approximately 100% of the purchase price for the remarketing Treasury portfolio described in this prospectus supplement plus the applicable remarketing fee. If the remarketing is successful, interest on the notes will be reset to the "reset rate" described below and, except with respect to notes that are not a part of Corporate Units the holders of which have elected to have their separate notes remarketed (as described below), a portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase the remarketing Treasury portfolio. This Treasury portfolio will be substituted for the notes underlying the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligations under the purchase contracts. When paid at maturity, an amount of the Treasury portfolio equal to the principal amount of the substituted notes will automatically be applied to offset the Corporate Unit holders' obligations to purchase our common shares under the purchase contracts on June 1, 2012. See "Description of the Purchase Contracts—Remarketing" in this prospectus supplement.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a remarketing Treasury portfolio have a yield that is less than zero, then the cash proceeds from the remarketing (and not the U.S. Treasury securities) will be substituted for the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligation to purchase our common shares under the purchase contracts.

If none of the remarketings occurring during a three-business day remarketing period results in a successful remarketing, the interest rate on the notes will not be reset, the notes will continue to be a component of Corporate Units and subsequent remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-business day remarketing periods as described above.

You may notify the purchase contract agent on or prior to the seventh business day immediately preceding June 1, 2012 of your intention to pay cash in order to satisfy your obligations under the related purchase contracts, unless the notes have been successfully remarketed during the period for early remarketing. If you have not given such notification and the notes have not been successfully remarketed during the period for early remarketing, the notes will be remarketed during a three-business day remarketing period beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding June 1, 2012. This three-business day remarketing period is referred to as the "final three-business day remarketing period" and we refer to the third business day immediately preceding June 1, 2012 as the "final remarketing date." In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes equal to approximately 100% of the aggregate principal amount of the notes being remarketed plus the applicable remarketing fee. If the remarketing is successful, interest on the notes will be reset to the "reset rate" described below and, except for notes that are not part of Corporate Units whose holders have elected to have their separate notes remarketed, a portion of the proceeds from the remarketing equal to the aggregate principal amount of the notes being remarketed will automatically be applied to offset in full the Corporate Unit holders' obligations to purchase our common shares under the related purchase contracts on the purchase contract settlement date.

If the notes have not been successfully remarketed on or prior to the final remarketing date, the interest rate on the notes will not be reset and holders of all notes will have the right to put their notes to us on the purchase contract settlement date at a put price equal to $1,000 per note ($50 per applicable ownership interest) plus accrued and unpaid interest. A holder of a note underlying a Corporate Unit will be deemed to have automatically exercised this put right unless such holder provides a written notice of an intention to settle the related purchase contract with cash as described in this prospectus supplement. Unless a Corporate Unit holder has settled the related purchase contracts with separate cash, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the notes underlying such Corporate Units against such holder's obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver to such holder our common shares pursuant to the related purchase contracts.
Election Not to Participate in the Remarketing	You may elect not to participate in any remarketing and to retain the notes underlying your Corporate Units by:
• creating Treasury Units as described above; or
• settling purchase contracts early as described above; or
•
in the case of the final three-business day remarketing period, notifying the purchase contract agent of your intention to pay cash to satisfy your obligation under the related purchase contracts on or prior to the seventh business day before the purchase contract settlement date and delivering the cash payment required under the purchase contracts to the collateral agent on or prior to the sixth business day before the purchase contract settlement date.

Whether or not you participate in the remarketing, upon a successful remarketing your notes will become subject to the modified provisions described under "Description of the Purchase Contracts—Remarketing—Early Remarketing."
Additional Notes
Assured Guaranty US Holdings Inc. may, without notice to or the consent of the then existing holders of the notes, issue additional notes ranking equally and ratably with the notes in all respects except for the issue price, issue date and the payment of interest accruing prior to the issue date of the additional notes or the first payment of interest following the issue date of the additional notes. The additional notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes offered hereby.

Interest	Interest on the notes will be payable, initially, quarterly in arrears at the rate of 8.50% per annum of the principal amount of the notes to, but excluding, the "reset effective date." The "reset effective date" will be:
•
in the case of a remarketing during the period for early remarketing, the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date; or
• in the case of a remarketing during the final three-business day remarketing period, the purchase contract settlement date.

Following a successful remarketing, the notes will bear interest at the "reset rate" described below from the reset effective date to, but excluding, June 1, 2014 or, if we elected to modify the stated maturity to a later date in connection with the successful remarketing, such later maturity date. If there is not a successful remarketing of the notes, the interest rate will not be reset and the notes will continue to bear interest at the initial interest rate, payable quarterly in arrears.

Prior to the reset effective date, interest payments will be payable quarterly in arrears on each March 1, June 1, September 1 and December 1, commencing on September 1, 2009. From the reset effective date, interest payments on all notes may be paid semi-annually in arrears on interest payment dates to be selected by Assured Guaranty US Holdings Inc. If no successful remarketing of the notes occurs, interest payments on all notes will remain payable quarterly in arrears on the original quarterly interest payment dates.
The Reset Rate
Unless a special event redemption has occurred, the reset rate on the notes will become effective on the reset effective date. The reset rate will be the interest rate determined by the remarketing agent as the rate the notes should bear in order for the notes underlying the Corporate Units to have an approximate aggregate market value on the remarketing date of:
• 100% of the Treasury portfolio purchase price plus the applicable remarketing fee, in the case of a remarketing prior to the final three-business day remarketing period; or
• 100% of the aggregate principal amount of the notes being remarketed plus the applicable remarketing fee, in the case of a remarketing during the final three-business day remarketing period.
The interest rate on the notes will not be reset if there is not a successful remarketing. Any reset rate may not exceed the maximum rate, if any, permitted by applicable law.

Maturity	The initial maturity date of the notes will be June 1, 2014. Upon a successful remarketing of the notes, Assured Guaranty US Holdings may elect, without the consent of any of the holders, to modify the notes' stated maturity to any date later than June 1, 2014 and earlier than June 1, 2039. Such later maturity date, if any, will be selected on the remarketing date and will become effective on the reset effective date. If the notes are not successfully remarketed prior to June 1, 2012, the stated maturity of the notes will remain as June 1, 2014.
Redemption
The notes are redeemable at Assured Guaranty US Holdings' option, in whole but not in part, upon the occurrence and continuation of a tax event or an accounting event, as such terms are defined in this prospectus supplement (collectively, a "special event"), at any time prior to the earlier of the date of a successful remarketing and the purchase contract settlement date, as described in this prospectus supplement under "Description of the Notes—Optional Redemption—Special Event." Following any such redemption of the notes, which we refer to as a "special event redemption," the redemption price for the notes that underlie the Corporate Units will be paid to the collateral agent who will purchase the special event Treasury portfolio and remit any remaining proceeds to the holders. Thereafter, the applicable ownership interests in the special event Treasury portfolio will replace the applicable ownership interests in the notes as a component of the Corporate Units and will be pledged to us through the collateral agent. Holders of the notes that do not underlie Corporate Units will receive the redemption price paid in such special event redemption in full. Other than in connection with a special event, the notes may not be redeemed by Assured Guaranty US Holdings prior to June 1, 2014.
Ranking
The notes will rank equally with all of Assured Guaranty US Holdings' existing and future unsecured and unsubordinated obligations both before and after the remarketing. See "Description of the Assured Guaranty US Holdings Debt Securities and Assured Guaranty Guarantee" in the accompanying prospectus.

Assured Guaranty Guarantee	We will fully and unconditionally guarantee all payments on the notes. The guarantee will be our unsecured obligation and will rank equally with all of our other unsecured and unsubordinated indebtedness. Since we are a holding company, our rights and the rights of our creditors, including you as a holder of the notes who would be a creditor of ours by virtue of our guarantee of the notes, and shareholders to participate in any distribution of the assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary's creditors, except to the extent that we may be a creditor of the subsidiary. The right of our creditors, including you, to participate in the distribution of the stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.
Participation in a Remarketing for Holders of Separate Notes

Holders of notes that are not part of the Corporate Units may elect, in the manner described in this prospectus supplement, to have their notes remarketed by the remarketing agent along with the notes included in the Corporate Units. See "Description of the Notes—Optional Remarketing." Such holders may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time prior to the first day of the restricted period described under "Description of the Equity Units—Creating Treasury Units." Whether or not you participate in the remarketing, upon a successful remarketing your notes will become subject to the modified provisions described under "Description of the Purchase Contracts—Remarketing—Early Remarketing."
Put Right for Holders of Separate Notes

Holders of notes that are not part of a Corporate Unit may exercise their put right upon a failed final remarketing by providing written notice at least two business days prior to the purchase contract settlement date. The put price will be paid to such holder on the purchase contract settlement date.
U.S. Federal Income Tax Consequences	For a discussion of the material U.S. Federal income tax consequences relating to an investment in the Equity Units, see "Material Tax Considerations—U.S. Federal Income Tax Consequences" below.
Risk Factors
You should carefully consider all of the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under "Risk Factors" beginning on page S-32 of this prospectus supplement before deciding whether to invest in the Equity Units.

Concurrent Offering of Common Shares
Concurrently with this offering, we are offering (the "Concurrent Common Share Offering") 38,500,000 common shares (or 44,275,000 common shares if the underwriters exercise their overallotment option in full), in a public offering.

We estimate that the proceeds from the Concurrent Common Share Offering will be approximately $403.9 million ($464.6 million if the underwriters exercise their overallotment option in full), after deducting the underwriting discounts and commissions and estimated expenses of the offering.

The Concurrent Common Share Offering will be effected pursuant to a separate prospectus supplement. This prospectus supplement shall not be deemed an offer to sell or a solicitation of an offer to buy any of the common shares in the Concurrent Common Share Offering. We cannot assure you that the Concurrent Common Share Offering will be completed. The Concurrent Common Share Offering and this offering are not contingent upon each other.

THE OFFERING—EXPLANATORY DIAGRAMS

              The following diagrams demonstrate some of the key features of the purchase contracts, applicable ownership interests in the notes, Corporate Units and Treasury Units, and the transformation of Corporate Units into Treasury Units and notes.

              The following diagrams assume that the notes are successfully remarketed during the final three-business day remarketing period and the interest rate on the notes is reset on the purchase contract settlement date.

Purchase Contract

              Corporate Units and Treasury Units both include a purchase contract under which the holder agrees to purchase our common shares on the purchase contract settlement date.

Notes:

(1)
If the applicable market value of our common shares is less than or equal to the reference price of $11.00 (subject to adjustment), the number of our common shares to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the reference price.

(2)
If the applicable market value of our common shares is between the reference price and the threshold appreciation price of $12.93 (subject to adjustment), the number of our common shares to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the applicable market value.

(3)
If the applicable market value of our common shares is greater than or equal to the threshold appreciation price, the number of our common shares to be delivered to a holder of an Equity Unit will be calculated by dividing the stated amount of $50 by the threshold appreciation price of $12.93 (subject to adjustment).

(4)
The reference price is the public offering price of our common shares in the Concurrent Common Share Offering.

(5)
The threshold appreciation price represents a 17.5% appreciation over the reference price.

(6)
Expressed as a percentage of the reference price. The "applicable market value" means the average of the closing price per common share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, subject to anti-dilution adjustments and certain other modifications.

Corporate Units

              A Corporate Unit consists of two components as described below:

  •
  The holder of a Corporate Unit owns the 1/20 undivided beneficial ownership interest in the note but will pledge it to us to secure the holder's obligation under the related purchase contract.

  •
  The foregoing analysis assumes the notes are successfully remarketed during the final three-business day remarketing period. If the remarketing were to be successful prior to such period, following the remarketing of the notes, the applicable ownership interests in the Treasury portfolio will replace the applicable ownership interest in notes as a component of the Corporate Unit and the reset rate would be effective three business days following the successful remarketing, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case the reset rate would be effective on such interest payment date.

  •
  If the Treasury portfolio has replaced the notes as a result of a special event redemption prior to June 1, 2012, the applicable ownership interest in the Treasury portfolio will also replace the applicable ownership interest in the notes as a component of the Corporate Unit.

Notes:

(1)
Each holder will own a 1/20, or 5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount note.

(2)
Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

Treasury Units

  •
  The holder owns the 1/20 ownership interest in the Treasury security that forms a part of the Treasury Unit but will pledge it to us through the collateral agent to secure the holder's obligations under the related purchase contract. Unless the purchase contract is terminated as a result of our bankruptcy, insolvency or reorganization or the holder recreates a Corporate Unit, the cash due on maturity of the Treasury security will be used to satisfy the holder's obligation under the related purchase contract.

  •
  Treasury Units can only be created with integral multiples of 20 Corporate Units.

The Notes

              The notes have the terms described below(1):

Note:

(1)
Treasury Units may only be created in integral multiples of 20. As a result, the creation of 20 Treasury Units will release a $1,000 principal amount note held by the collateral agent.

Transforming Corporate Units into Treasury Units and Notes

  •
  Because the notes and the Treasury securities are issued in minimum denominations of $1,000, holders of Corporate Units may only create Treasury Units in integral multiples of 20 Corporate Units.

  •
  To create 20 Treasury Units, a holder separates 20 Corporate Units into their two components—20 purchase contracts and a note—and then combines the purchase contracts with a Treasury security that matures on May 31, 2012 (CUSIP No. 912820PR2).

  •
  The note, which is no longer a component of Corporate Units and has a principal amount of $1,000, is released to the holder and is tradable as a separate security.

  •
  A holder owns the Treasury security that forms a part of the Treasury Units but will pledge it to us through the collateral agent to secure its obligations under the related purchase contract.

  •
  The Treasury security together with the 20 purchase contracts constitute 20 Treasury Units.

  •
  Following the successful remarketing of the notes prior to the final three-business day remarketing period or a special event redemption, the applicable ownership interests in the Treasury portfolio, rather than the note, will be released to the holder upon the transformation of Corporate Units into Treasury Units and will be tradable separately.

  •
  Prior to a successful remarketing of the notes or a special event redemption, the holder can also transform 20 Treasury Units and a $1,000 principal note into 20 Corporate Units. Following that transformation, the Treasury security, which will no longer be a component of the Treasury Unit, will be released to the holder and will be tradable as a separate security.

  •
  If the applicable ownership interest in the Treasury portfolio has replaced the notes underlying the Corporate Units, the transformation of Corporate Units into Treasury Units and the transformation of Treasury Units into Corporate Units can only be made in certain larger minimum amounts, as more fully described in this prospectus supplement.

Notes:

(1)
Each holder will own a 1/20, or 5%, undivided beneficial ownership interest in, and will be entitled to a corresponding portion of each interest payment payable in respect of, a $1,000 principal amount note.

(2)
Notes will be issued in minimum denominations of $1,000 and integral multiples thereof.

(3)
In connection with the successful remarketing of the notes, AGUSH may elect to modify the stated maturity of the notes to any date on or after June 1, 2014 and earlier than June 1, 2039.

Illustrative Remarketing Timelines

              The following timeline is for illustrative purposes only and is not definitive. For purposes of this timeline, we assume that Assured Guaranty US Holdings has elected to remarket the aggregate principal amount of notes underlying the Corporate Units on the first day (which we refer to as "T" in the timeline) of a hypothetical three-business day remarketing period during the period for early remarketing beginning on, and including, December 1, 2011 and ending on, and including, May 1, 2012. This example assumes that the notes have not been previously redeemed in connection with a special event redemption or been previously successfully remarketed.

Date	Event
December 1, 2011	First business day of the period for early remarketing.
T-16 business days (10 business days prior to the remarketing announcement date)

Notice to Holders—AGUSH will request, not later than 10 business days prior to the remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing.

T-6 business days (6 business days prior to the first day of the three-business day remarketing period)

Remarketing Announcement Date—AGUSH will announce any remarketing of the notes on such business day by causing a remarketing announcement to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Services.

T-5 business days (5 business days prior to the first day of the three-business day remarketing period)

Beginning of Optional Remarketing Election Period—Holders of notes that do not underlie Corporate Units may elect to have their notes remarketed in the same manner and at the same price as notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

Date	Event
T-2 business days (2 business days prior to the first day of the three-business day remarketing period)

End of Optional Remarketing Election Period—This is the last day for holders of notes that do not underlie Corporate Units to elect to have their notes remarketed in the same manner and at the same price as notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

T-1 business day (1 business day prior to the first day of the three-business day remarketing period)	This is the last day prior to the three-business day remarketing period:
• to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units; and
• for holders of Corporate Units to settle the related purchase contracts early.

Holders of Corporate Units will once again be able to make any of these elections on the business day following the last remarketing day of the three-business day remarketing period if the remarketing is unsuccessful.

T to T+2 business days (3 business days beginning on, and including, the first day of the remarketing period)	Three-Business Day Remarketing Period—
•

if a failed remarketing occurs, we will cause a notice of the unsuccessful remarketing of notes to be published on the business day following the last of the three remarketing dates comprising the three-business day remarketing period.

•

if a successful remarketing occurs, (i) the remarketing agent will purchase the Treasury portfolio and (ii) we will request the depositary to notify its participants holding notes of the maturity date, reset rate, interest payment dates, and any other modified terms, established for the notes during the remarketing on the business day following the remarketing date on which the notes were successfully remarketed.

Reset Effective Date—The reset rate on the notes, the modified maturity date, if any, and the modified redemption rights, if any, will be determined on the date that the remarketing agent is able to successfully remarket the notes, and will become effective, if the remarketing is successful, on the reset effective date, which will be the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within 5 business days of an interest payment date in which case such interest payment date will be the reset effective date.

              The following timeline is for illustrative purposes and is not definitive. For purposes of this timeline, we have assumed that there was no successful remarketing during the period for early remarketing and that the notes have not been previously redeemed in connection with a special event redemption.

Date	Event
No later than May 7, 2012 (10 business days prior to the final remarketing announcement date)	Notice to Holders—AGUSH will request, not later than 10 business days prior to the final remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing.
May 17, 2012 (5 business days prior to the first day of the final three-business day remarketing period)

Beginning of Final Remarketing Election Period—Holders of notes that do not underlie Corporate Units may elect to have their notes remarketed in the same manner and at the same price as notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

May 21, 2012 (3 business days prior to the first business day of the final remarketing period)

Final Remarketing Announcement Date—We will announce the remarketing to occur during the final three-business day remarketing period on such day by causing a remarketing announcement to be published by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Services.

May 22, 2012 (2 business days prior to the first day of the final three-business day remarketing period and 7 business days immediately preceding June 1, 2012)

End of Final Remarketing Election Period—This is the last day for holders of notes that do not underlie Corporate Units to elect to have their notes remarketed in the same manner and at the same price as notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent.

Notice to Settle With Cash—A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on this day.

Date	Event
This is also the last day prior to the final three-business day remarketing period:
	•	to create Treasury Units from Corporate Units and recreate Corporate Units from Treasury Units; and
	•	for holders of Corporate Units or Treasury Units to settle the related purchase contracts early.
May 23, 2012 (1 business day immediately preceding the final three-business day remarketing period and six business days immediately preceding June 1, 2012)

This is the last day prior to the final three-business day remarketing period for holders of Corporate Units who have elected to settle the related purchase contracts with separate cash to deliver the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time on such day.

May 24, 2012 to May 29, 2012 (final remarketing period)

Final Three-Business Day Remarketing Period—We will attempt a final remarketing beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding the purchase contract settlement date.

If a successful remarketing does not occur during the final three-business day remarketing period, we will cause a notice of the unsuccessful remarketing attempt of notes to be published not later than 9:00 a.m., New York City time, on the business day following the last of the three remarketing dates comprising the final three-business day remarketing period.

June 1, 2012 (the purchase contract settlement date)

Reset Effective Date—The reset rate on the notes, the modified maturity date, if any, and the modified redemption rights, if any, will be determined on the date that the remarketing agent is able to successfully remarket the notes, and will become effective, if the final remarketing is successful, on the reset effective date, which will be the purchase contract settlement date.

RISK FACTORS

              You should carefully consider the following risk factors, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision. The factors described below represent our principal risk factors.

Risks Relating to the Acquisition

               One or more of the conditions to our or Dexia Holdings' obligation to complete the Acquisition may not be satisfied and the Acquisition may not be completed.

              Our and Dexia Holdings' obligations to complete the Acquisition are subject to a number of conditions specified in the Purchase Agreement. See "Description of the Acquisition—Closing." Among these conditions is the requirement that we shall have received in writing or some other manner reasonably satisfactory to us from each of Fitch, Moody's and Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") a statement indicating that the consummation of the transactions contemplated by the Purchase Agreement will not result in a downgrade of AGC, AG Re and AG UK and that Dexia Holdings shall have received in writing or some other manner reasonably satisfactory to it from each of such rating agencies a statement indicating that the consummation of the transactions contemplated by the Purchase Agreement will not result in a downgrade of FSA. All of the closing conditions (other than those conditions that by their nature are to be satisfied at the closing) have been met or waived. However, if Fitch, Moody's or S&P were to withdraw its statement regarding the effect of the Acquisition on AGC, AG UK and AG Re, or on FSA, we or Dexia, as the case may be, would not be required to complete the Acquisition. In addition, certain conditions to the completion of the closing of the Acquisition are to be met at the closing date, including the absence of any governmental or judicial action prohibiting or making illegal the completion of the Acquisition and the accuracy of our representations and warranties in the Purchase Agreement. While we are not currently aware of any conditions to the closing of the Acquisition that would not be met, some of the conditions are outside of our control. In the event one of the conditions to our or Dexia Holdings' obligation to close the Acquisition is not met, we or Dexia Holdings might not complete the Acquisition. In such event, we would not obtain the benefits of the Acquisition.

              Additionally, if the Acquisition is not completed for any reason, the price of our common shares may decline to the extent that (i) the current market price reflects a market assumption that the Acquisition will be completed and that the related benefits and synergies will be realized, (ii) the market perceives that the Acquisition was not consummated due to an adverse change in our business, or (iii) investors believe that we cannot compete in the marketplace as effectively without the Acquisition or otherwise remain uncertain about our future prospects in the absence of the Acquisition. Also, if the Acquisition does not occur, we may not be able to efficiently use the proceeds from this offering.

               Loss reserve estimates are subject to uncertainties and loss reserves may not be adequate to cover potential paid claims.

              The financial guarantees issued by Assured and FSA insure the financial performance of the obligations guaranteed over an extended period of time, in some cases over 30 years, under policies that Assured and FSA have, in most circumstances, no right to cancel. The Acquisition will increase our net par outstanding from approximately $237.2 billion to approximately $654.5 billion as of March 31, 2009 on a combined pro-forma basis excluding FSAH's Financial Products business. As a result of the lack of statistical paid loss data due to the low level of paid claims in our financial guaranty business and in the financial guaranty industry in general, particularly, until recently, in the structured asset-backed area, we do not use traditional actuarial approaches to determine loss reserves. The establishment of the appropriate level of loss reserves is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency and severity of loss. Actual losses will ultimately depend on events or transaction performance that will occur in the future. Therefore, we cannot assure you that current estimates of probable and estimable losses reflect the actual losses that we may ultimately incur or that the methodologies we and FSAH use to establish reserves in general or for any specific obligations have been the same historically or that they similar to methodologies employed by our competitors, counterparties or other market participants. Actual paid claims could exceed our estimate and could significantly exceed our loss reserves, which may result in adverse effects on our financial condition, ratings and ability to raise needed capital.

               We will have exposure through financial guaranty insurance policies to FSAH's Financial Products business, which we are not acquiring.

              FSAH, through the Financial Products Companies, offered FSA-insured GICs and other investment agreements, including MTNs. In connection with the Acquisition, FSAH will transfer to Dexia Holdings, or any of its subsidiaries, the ownership interests in the Financial Products Companies that it holds. Even though FSAH will no longer own the Financial Products Companies after the Acquisition, FSA's guarantees of the GICs and MTNs and other guarantees related to FSA's MTN and Leveraged Tax Lease Businesses generally will remain in place. While Dexia and/or certain of its affiliates and FSAH have entered into and are expected to enter into, at closing, a number of agreements pursuant to which Dexia and certain of its affiliates will assume the credit and liquidity risks associated with FSAH's former Financial Products business, FSA may still be subject to certain of these risks (as further described below). To the extent FSA is required to pay any amounts on financial products written by the Financial Products Companies, FSA will be subject to the risk that it will not receive the guarantee payment from Dexia and/or its affiliates or otherwise receive funds from Dexia or the Belgian State and/or French State before it is required to make the payment under its financial guarantee policies or that it will not receive the guarantee payment at all. See "Description of the Acquisition—Financial Products Agreements."

               We will have substantial credit and liquidity exposure to Dexia and the Belgian and French states.

              Dexia and its affiliates have entered into and are expected to enter into, at closing, a number of agreements pursuant to which Dexia and/or certain of its affiliates will guarantee certain amounts, lend certain amounts or post liquid collateral to or in respect of FSAH's former Financial Products business. In addition, Dexia has agreed (directly or through an affiliate) to provide a liquidity facility to FSA in an amount not to exceed $1 billion for the purpose of covering the liquidity risk arising out of claims payable in respect of "strip coverages" included in FSAH's leveraged tax lease business. See "Description of the Acquisition—Financial Products Agreements." While these various agreements, are intended to shield Assured from paying any amounts in respect of the liabilities of the Financial Products business, Assured will remain subject to the risk that Dexia and/or various affiliates, and even the Belgian State and/or the French State, may not make such amounts or securities available (a) on a timely basis, which is referred to as "liquidity risk," or (b) at all, which is referred to as "credit risk," because of the risk of default. Even if Dexia and its affiliates and/or the Belgian State or French State have sufficient assets to pay all amounts when due, concerns regarding Dexia's or such States' financial condition could cause one or more rating agencies to view negatively the ability of Dexia and its affiliates or such States to perform under their various agreements and could negatively affect FSA's ratings.

              Dexia and FSAH have entered into and are entering into a number of agreements pursuant to which Dexia and/or certain of its affiliates will guarantee the assets and liabilities of the GIC Issuers and FSAM and its subsidiary for the benefit of FSA. Certain of these obligations also benefit from a guarantee from the Belgian and French States. See "Description of the Acquisition—Financial Products

Agreements." As of March 31, 2009, the liabilities of the GIC Issuers and FSAM and its subsidiary exceeded their assets by approximately $8.7 billion (before any tax effects). To the extent FSA is required to pay any amounts in respect of the liabilities of these companies, FSA will be subject to the risk that it will not receive the guarantee payment from Dexia, Dexia's affiliates, the Belgian State and/or the French State before it is required to make the payment under its financial guarantee policy or that it will not receive the guarantee payment at all.

              In addition, if a Dexia event of default were to occur, we may be required to direct the administration and management of the assets and liabilities of the GIC subsidiaries and could be delayed in our ability to utilize the collateral posted by Dexia and its affiliate under the credit support annexes. See "Description of the Acquisition—Financial Products Agreements." Any delay in the GIC subsidiaries paying amounts due and payable in connection with the GIC business related to our assuming the obligation to direct the administration and management of the GIC subsidiaries' assets and liabilities or related to a delay in our access to the collateral posted by Dexia and its affiliate could require FSA to pay claims, and in some cases significant claims, under the FSA guarantees related to FSAH's Financial Products business in a relatively short period of time. Any failure of FSA to satisfy these obligations under its guarantees could negatively affect FSA's rating. See "—A downgrade of the financial strength or financial enhancement ratings of FSA could adversely affect its business and prospects and, consequently, our results of operations and financial condition and thus the benefits we would otherwise gain from the Acquisition" below.

               Restrictions on the conduct of FSA's business after the closing will limit Assured's operating and financial flexibility.

              Under the Purchase Agreement, we have agreed to conduct FSA's business subject to certain restraints. These restrictions will generally continue for three years after the closing of the Acquisition. Among other things, we have agreed that unless FSA is rated below A1 by Moody's and below AA- by S&P, FSA will not write any business except municipal bond and infrastructure bond insurance, whether written directly, assumed, reinsured or occurring through any merger transaction. We have also agreed that FSA will not repurchase, redeem or pay any dividends in relation to any class of equity interests unless (i) (A) at such time FSA is rated at least AA- by S&P, AA- by Fitch and Aa3 by Moody's (if such rating agencies still rate financial guaranty insurers generally) and (B) the aggregate amount of such dividends in any year does not exceed 125% of FSAH's debt service requirements for that year or (ii) FSA receives prior rating agency confirmation that such action would not cause any rating currently assigned to FSA to be downgraded immediately following such action. These agreements will limit Assured's operating and financial flexibility.

               Although we expect that the acquisition of FSAH will result in benefits to Assured, we may not realize those benefits because of integration difficulties.

              Integrating the operations of Assured and FSAH successfully or otherwise realizing any of the anticipated benefits of the Acquisition, including anticipated cost savings and additional revenue opportunities, involve a number of potential challenges. The failure to meet these integration challenges could seriously harm our results of operations and the market price of the Assured common shares may decline as a result.

              Realizing the benefits of the Acquisition will depend in part on the integration of information technology systems, operations and personnel. These integration activities are complex and time-consuming and we may encounter unexpected difficulties or incur unexpected costs, including:

  •
  diversion of management attention from ongoing business concerns to integration matters;

  •
  difficulties in consolidating and rationalizing information technology platforms and administrative infrastructures; and

  •
  difficulties in combining corporate cultures, maintaining employee morale and retaining key employees.

              We may not successfully integrate the operations of Assured and FSAH in a timely manner and we may not realize the anticipated net reductions in costs and expenses and other benefits and synergies of the Acquisition to the extent, or in the time frame, anticipated. In addition to the integration risks discussed above, our ability to realize these net reductions in costs and expenses and other benefits and synergies could be adversely impacted by practical or legal constraints on our ability to combine operations.

               Subject to certain limitations, Dexia Holdings may sell Assured common shares at any time following the one year anniversary of the Purchase Agreement, which could cause our stock price to decrease.

              Dexia Holdings has agreed not to transfer any of the Assured common shares received in connection with the Acquisition at any time prior to November 14, 2009, the one year anniversary of the Purchase Agreement. We have agreed to register all of such Assured common shares under the Securities Act. The sale of a substantial number of Assured common shares by Dexia Holdings or our other stockholders within a short period of time could cause Assured's stock price to decrease, make it more difficult for us to raise funds through future offerings of Assured common shares or acquire other businesses using Assured common shares as consideration.

               A downgrade of the financial strength or financial enhancement ratings of FSA would adversely affect its business and prospects and, consequently, its results of operations and financial condition and thus the benefits we would otherwise gain from the Acquisition.

              As discussed below under "—A downgrade of the financial strength or financial enhancement ratings of any of our insurance subsidiaries would adversely affect our business and prospects and, consequently, our results of operations and financial condition," financial strength ratings are an important factor in establishing the competitive position of financial guaranty insurance and reinsurance companies.

              On March 31, 2009, FSA was rated Triple-A (outlook negative) by S&P; Triple-A (rating watch negative) by Fitch and Aa3 (developing outlook) by Moody's. Subsequently, on May 11, 2009, Fitch downgraded FSA's rating to AA+ (rating watch negative). Fitch reported that the downgrade of FSA to AA+ was attributable to FSA's credit exposure to the AA+ rating of the Kingdom of Belgium in connection with the separation of the Financial Products operations from FSA.

              Rating agencies may downgrade or revise their financial strength or financial enhancement ratings without notice and at any time. A downgrade of FSA's financial strength or financial enhancement ratings would adversely affect its business prospects and consequently, its results of operations and financial condition and thus the benefits we would otherwise gain from the Acquisition.

               You will experience a reduction in percentage ownership and voting power with respect to Assured common shares as a result of the Acquisition.

              In connection with the Acquisition, we will issue to Dexia Holdings up to 44,567,901 Assured common shares. Therefore, following the completion of the Acquisition, you will experience a reduction in your respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in Assured common shares and effective voting power prior to the Acquisition.

Risks Related to Our Business

               Loss reserve estimates are subject to uncertainties and loss reserves may not be adequate to cover potential paid claims.

              The financial guaranties issued by us insure the credit performance of the obligations guaranteed over an extended period of time, in some cases over 30 years, under policies that we have, in most circumstances, no right to cancel. As a result of the lack of statistically significant paid loss data due to the low level of paid claims in our financial guaranty business and in the financial guaranty industry in general, particularly, until recently, in the structured finance and asset-backed areas, we do not use traditional actuarial approaches to determine loss reserves. The establishment of the appropriate level of loss reserves is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency and severity of loss. Actual losses will ultimately depend on events or transaction performance that will occur in the future. Therefore, there can be no assurance that actual paid claims in our insured portfolio will not exceed our loss reserves or that the methodologies we and FSA use to establish reserves in general or for any specific obligations have been the same historically or that they are similar to methodologies employed by our competitors, counterparties or other market participants.

              This uncertainty has substantially increased in recent months, especially for RMBS transactions. Current expected losses in subprime, Alt-A, closed-end second and home equity line of credit ("HELOC") RMBS transactions, as well as other real-estate related transactions, are far worse than originally expected and in many cases far worse than the worst historical losses. As a result, historical loss data may have limited value in predicting future RMBS losses. Our net par outstanding as of March 31, 2009 represented by U.S. RMBS and home equity loans was $17.8 billion and represented by commercial mortgage-backed securities ("CMBS") was $5.9 billion. FSA had net par outstanding as of March 31, 2009 represented by U.S. RMBS and home equity loans of $16.5 billion with no CMBS exposure. We cannot assure you that current estimates of probable and estimable losses reflect the actual losses that we may ultimately incur. Actual paid claims could exceed our estimate and could significantly exceed our loss reserves, which may result in adverse effects on our financial condition, ratings and ability to raise needed capital.

               A downgrade of the financial strength or financial enhancement ratings of any of our insurance subsidiaries would adversely affect our business and prospects and, consequently, our results of operations and financial condition.

              Financial strength ratings are an important factor in establishing the competitive position of financial guaranty insurance and reinsurance companies. The objective of these ratings is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. Ratings reflect the rating agencies' opinions of our financial strength, and are neither evaluations directed to investors in our common shares nor recommendations to buy, sell or hold our common shares.

              As of June 1, 2009, our insurance company subsidiaries have been assigned the following insurance financial strength ratings:

	Moody's	S&P	Fitch
Assured Guaranty Corp.	Aa2(Excellent)	AAA(Extremely Strong)	AA(Very Strong)
Assured Guaranty Re Ltd.	Aa3(Excellent)	AA(Very Strong)	AA-(Very Strong)
Assured Guaranty Re Overseas Ltd.	Aa3(Excellent)	AA(Very Strong)	AA-(Very Strong)
Assured Guaranty Mortgage Insurance Company	Aa3(Excellent)	AA(Very Strong)	AA-(Very Strong)
Assured Guaranty (UK) Ltd.	Aa2(Excellent)	AAA(Extremely Strong)	AA(Very Strong)

              The outlook for each insurance financial strength rating issued by Moody's is under review for possible downgrade. The outlook for each insurance financial strength rating issued by Fitch is rating watch evolving.

              Aa2 (Excellent) is the third highest ranking and Aa3 (Excellent) is the fourth highest ranking of 21 ratings categories used by Moody's. A AAA (Extremely Strong) rating is the highest ranking and AA (Very Strong) is the third highest ranking of the 21 ratings categories used by S&P. AAA (Extremely Strong) is the highest ranking and AA (Very Strong) is the third highest ranking of the 24 ratings categories used by Fitch. An insurance financial strength rating is an opinion with respect to an insurer's ability to pay under its insurance policies and contracts in accordance with their terms. The opinion is not specific to any particular policy or contract. Insurance financial strength ratings do not refer to an insurer's ability to meet non-insurance obligations and are not a recommendation to purchase or discontinue any policy or contract issued by an insurer or to buy, hold, or sell any security issued by an insurer, including our common shares.

              The major rating agencies have developed and published rating guidelines for rating financial guaranty and mortgage guaranty insurers and reinsurers. The insurance financial strength ratings assigned by S&P, Moody's and Fitch are based upon factors relevant to policyholders and are not directed toward the protection of investors in our common shares. The rating criteria used by the rating agencies in establishing these ratings include consideration of the sufficiency of capital resources to meet projected growth (as well as access to such additional capital as may be necessary to continue to meet applicable capital adequacy standards), the company's overall financial strength, and demonstrated management expertise in financial guaranty and traditional reinsurance, credit analysis, systems development, marketing, capital markets and investment operations. Obligations insured by AGC generally are rated Aa2, AAA and AA by Moody's, S&P and Fitch, respectively, by virtue of such insurance. These ratings reflect only the views of the respective rating agencies and are subject to revision or withdrawal at any time.

              The rating agencies grant credit to primary companies in their calculations of required capital and single risk limits for reinsurance ceded. The amount of credit is a function of the financial strength rating of the reinsurer. For example, S&P has established the following reinsurance credit for business ceded to a monoline reinsurer, including AG Re:

	Monoline Reinsurer Rating
Ceding Company Rating	AAA	AA	A	BBB
AAA	100%	70%	50%	n/a
AA	100%	75%	70%	50%
A	100%	80%	75%	70%

    Below A: Not applicable.

              For reinsurance ceded to a multiline reinsurer, S&P has re-examined its methodology for the determination of reinsurance credit. In the course of its examination, S&P considered the effect of having both monoline and multiline companies in the industry, determining that multiline reinsurers had not demonstrated sufficient commitment to participation in the industry and occasionally had handled claims for financial guaranty reinsurance as they handle claims in their other business lines. S&P therefore determined that no rating agency reinsurance credit would be accorded cessions to multiline reinsurance companies that had not demonstrated their willingness and ability to make timely payment, which willingness and ability is measured by a financial enhancement rating from S&P. A financial enhancement rating reflects not only an insurer's perceived ability to pay claims, but also its perceived willingness to pay claims. Financial enhancement ratings are assigned by S&P to multiline insurers requesting the rating who meet stringent criteria identifying the company's capacity and willingness to pay claims on a timely basis. S&P has established the following reinsurance credit for business ceded to a multiline reinsurer carrying a financial enhancement rating:

	Multiline Reinsurer Rating
Ceding Company Rating	AAA	AA	A	BBB
AAA	95%	65%	45%	n/a
AA	95%	70%	65%	45%
A	95%	75%	70%	65%

    Below A: Not applicable.

              The ratings of AGRO, AGMIC and AG UK are dependent upon support in the form of keepwell agreements. AG Re provides a keepwell to its subsidiary, AGRO. AGRO provides a keepwell to its subsidiary, AGMIC. AGC provides a keepwell to its subsidiary, AG UK. Pursuant to the terms of these agreements, each of AG Re, AGRO and AGC agrees to provide funds to their respective subsidiaries sufficient for those subsidiaries to meet their obligations.

              The ratings assigned by S&P, Moody's and Fitch to our insurance subsidiaries are subject to periodic review and may be downgraded by one or more of the rating agencies as a result of changes in the views of the rating agencies or adverse developments in our subsidiaries' financial conditions or results of operations due to underwriting or investment losses or other factors. As a result, the ratings assigned to our insurance subsidiaries by any of the rating agencies may change at any time. If the ratings of any of our insurance subsidiaries were reduced below current levels by any of the rating agencies, it could have an adverse effect on the affected subsidiary's competitive position and its prospects for future business opportunities. A downgrade may also reduce the value of the reinsurance we offer, which may no longer be of sufficient economic value for our customers to continue to cede to our subsidiaries at economically viable rates.

              On May 20, 2009, Moody's placed under review for possible downgrade the Aa2 insurance financial strength rating of AGC, as well as the ratings of other entities within the Assured group. In its public announcement of the rating action, Moody's stated that action reflects its view that despite recent improvements in Assured's market position, the expected performance of Assured's insured portfolio—particularly the mortgage-related risks—has substantially worsened. At the same time, Moody's also placed the Aa3 insurance financial strength ratings of FSA and its affiliated insurance operating companies on review for possible downgrade. In its public announcement of the rating action, Moody's cited its growing concerns about FSA's business and financial profile as a result of further deterioration in FSA's US mortgage portfolio and the related adverse effect on its capital adequacy, profitability, and market traction. In both press releases, Moody's noted that it has taken a more negative view of mortgage-related exposures in light of worse-than-expected performance trends, and recognized the continued susceptibility of the insured portfolio to the weak economic environment. Moody's also commented that the deterioration in the insured portfolios could have negative implications for the companies' franchise values, profitability and financial flexibility given the likely sensitivity of those business attributes to its capital position. Moody's also noted that the market dislocation caused by declining financial strength of financial guaranty insurers may alter the competitive dynamics of the industry by encouraging the entry of new participants or the growth of alternative forms of execution.

              On May 4, 2009, Fitch downgraded the debt and insurer financial strength ratings of Assured Guaranty Ltd. and its subsidiaries. Fitch's insurer financial strength ratings for AGC and AG UK are now AA (rating watch evolving), down from AAA (stable) while the insurer financial strength rating for AG Re is AA- (rating watch evolving), down from AA (stable). Fitch cited Assured's exposures to mortgage-related and collateralized debt obligations of trust preferred securities as creating pressure on Assured's capital position. On May 11, 2009, Fitch lowered the rating of FSA to AA+ (negative credit watch). Fitch reported that the downgrade of FSA to AA+ was attributable to FSA's credit exposure to the AA+ rating of the Kingdom of Belgium in connection with the separation of the Financial Products operations from FSA.

              The rating agencies periodically review their stress loss estimates for our portfolio. Their reviews could lead one or more of them to change their views of Assured and its subsidiaries and downgrade or revise the financial strength or financial enhancement ratings of Assured and its subsidiaries without notice and at any time. There can be no assurance that one or more of the rating agencies will not take further action on our ratings.

              If the financial strength or financial enhancement ratings of any of our insurance subsidiaries were reduced below current levels, we expect it would have an adverse effect on our business prospects for future business opportunities and consequently, our results of operations and financial condition. A downgrade may also reduce the value of the reinsurance we offer, which may no longer be of sufficient economic value for our customers to continue to cede to our subsidiaries at economically viable rates.

              A downgrade in the financial strength or financial enhancement ratings assigned to our operating subsidiaries could adversely impact our existing agreements, which could impair our results of operations and financial condition.

              With respect to a significant portion of our in-force financial guaranty reinsurance business, in the event that AG Re were downgraded from Aa3 to A1, subject to the terms of each reinsurance agreement, the ceding company may have the right to recapture business ceded to AG Re and assets representing substantially all of the statutory unearned premium and loss reserves (if any) associated with that business. As of March 31, 2009, the statutory unearned premium, which represents deferred revenue to us, subject to recapture was approximately $170 million. If this entire amount were recaptured, it would result in a corresponding one-time reduction to net income of approximately $15 million. The effect on net income under these scenarios is exclusive of any capital gains or losses that may be realized.

              If certain of our credit derivative contracts are terminated, we could be required to make a termination payment as determined under the relevant documentation. As of the date of this prospectus supplement, if AGC's ratings are downgraded to BBB+ or Baa1, certain CDS counterparties could terminate certain CDS contracts covering approximately $449.6 million par insured. If AGC's ratings are downgraded to levels between BBB or Baa2 and BB+ or Ba1, certain CDS counterparties could terminate certain CDS contracts covering approximately $8.1 billion par insured. As of the date of this prospectus supplement, if AG Re's or AGRO's ratings are downgraded to BBB or Baa2 or BBB- or Baa3, respectively, certain CDS counterparties could terminate certain CDS contracts covering approximately $121.7 million par insured. Given current market conditions, we do not believe that we can accurately estimate the termination payments we could be required to make if, as a result of any such downgrade, a CDS counterparty terminated its CDS contracts with us. Any such payments could have a material adverse effect on our liquidity and financial condition.

              During May and June 2009, we entered into agreements with two CDS counterparties which previously had the right to terminate certain CDS contracts in the event that AGC was downgraded to below Aa3 or AA-, in one case, or below A3 or A-, in the other case. These agreements eliminated the ability of those CDS counterparties to receive a termination payment. In return, we agreed to post $325 million in collateral to secure our potential payment obligations under certain CDS contracts, which cover approximately $18.9 billion of par insured. The collateral posting would increase to $375 million if AGC were downgraded to below AA- or A2. The posting of this collateral has no impact on our net income or shareholders' equity nor does it impact AGC's statutory surplus or net income. We currently are negotiating with several other CDS counterparties to further reduce our exposure to possible termination payments. We cannot assure you that any agreement will be reached with any such CDS counterparty.

              In addition to the collateral posting described in the previous paragraph, under a limited number of other CDS contracts, we may be required to post eligible securities as collateral—generally cash or U.S. government or agency securities. This requirement is based generally on a mark-to-market valuation in excess of contractual thresholds which decline if our ratings decline. As of the date of this prospectus supplement, we are posting approximately $192.5 million of collateral in respect of approximately $1.6 billion of par insured. Any amounts required to be posted as collateral in the future will depend on changes in the market values of these transactions. If AGC were downgraded below A- or A3, certain of the contractual thresholds would be eliminated and the amount of par that could be subject to collateral posting requirements would be $2.2 billion. The actual amounts posted would be based on market conditions at the time of the posting and the applicable CDS contracts. Any such amounts posted could have a material adverse effect on our liquidity. However, the posting of this collateral would have no impact on our net income or shareholders' equity nor would it impact AGC's statutory surplus or net income.

               Actions taken by the rating agencies with respect to capital models and rating methodology of our business or transactions within our insured portfolio may adversely affect our business, results of operations and financial condition.

              Changes in the rating agencies' capital models and rating methodology, including loss assumptions, and the risks in our investment and insured portfolios could require us to hold more capital to maintain our current ratings levels. These changes in methodology or assumptions could require us to hold more capital even if there are no adverse developments with respect any specific investments or insured risks. The rating agencies have recently indicated that they are considering changes to the loss assumptions applied in the stress tests they apply to the portfolios of financial guarantors. These loss assumptions are not always provided to us by the rating agencies and, even if they are provided to us, we may disagree with the rating agency loss assumptions. There can be no assurance that the amount of additional required capital will not be substantial or that such capital will be available to us on favorable terms and conditions or at all. The failure to raise additional required capital could result in a downgrade of our ratings, which could be one or more ratings categories, and thus have an adverse impact on our business, results of operations and financial condition.

              Individual credits in our insured portfolio (including potential new credits) are assessed a rating agency "capital charge" based on a variety of factors, including the nature of the credits, their underlying ratings, their tenor and their expected and actual performance. Factors influencing rating agencies' actions are beyond management's control and are not always known to us. In the event of an actual or perceived deterioration in creditworthiness, a reduction in the underlying rating or a change in the rating agency capital methodology, the rating agencies may require us to increase the amount of capital allocated to support the affected credits, regardless of whether losses actually occur, or against potential new business. Significant reductions in underlying ratings of credits in our insured portfolio can produce significant increases in assessed "capital charges", which may require us to seek additional capital. There can be no assurance that our capital position will be adequate to meet such increased reserve requirements or that we will be able to secure additional capital, especially at a time of actual or perceived deterioration in creditworthiness of new or existing credits. Unless we are able to increase its amount of available capital, an increase in capital charges could reduce the amount of capital available to support our ratings and could have an adverse effect on our ability to write new business.

              In recent months Fitch, Moody's and S&P have announced the downgrade of, or other negative ratings actions with respect to, a large number of structured finance transactions, including certain transactions that we insure. There can be no assurance that additional securities in our insured portfolio will not be reviewed and downgraded in the future. Moreover, we do not know what portion of the securities in our insured portfolio already have been reviewed by the rating agencies and if, and when, the rating agencies might review additional securities in our insured portfolio or review again securities that have already been reviewed and/or downgraded. Downgrades of credits that we insure will result in higher capital charges to us under the relevant rating agency model or models. If the additional amount of capital required to support such exposures is significant, we could be required to raise additional capital, if available, on terms and conditions that may not be favorable to us, curtail current business writings, or pay to transfer a portion of our in-force business to generate capital for ratings purposes with the goal of maintaining our ratings or suffer ratings downgrades. Such events or actions could adversely affect our results of operations, financial condition, ability to write new business or competitive positioning.

               If the current difficult conditions in the U.S. and world-wide financial markets continue for an extended period or intensify, our business, liquidity, financial condition and stock price may be adversely affected.

              The volatility and disruption in the global financial markets have reached unprecedented levels. The availability and cost of credit has been materially affected. These factors, combined with volatile oil prices, depressed home prices and increasing foreclosures, falling equity market values, declining business and consumer confidence and the risks of increased inflation and unemployment, have precipitated an economic slowdown and fears of a severe recession. These conditions may adversely affect our profitability, financial position, investment portfolio, cash flow, statutory capital and stock price.

              Issuers or borrowers whose securities or loans we hold and counterparties under swaps and other derivative contracts may default on their obligations to us due to bankruptcy, insolvency, lack of liquidity, adverse economic conditions, operational failure, fraud or other reasons. Additionally, the underlying assets supporting our structured securities may deteriorate causing these securities to incur losses. These losses could be significantly more than we expect and could materially adversely impact our financial strength, ratings and prospects for future business.

              Our access to funds under its credit facilities is dependent on the ability of the banks that are parties to the facilities to meet their funding commitments. Those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time. In addition, consolidation of financial institutions could lead to an increased credit risk.

               Some of the state and local governments that issue obligations we insure are experiencing unprecedented budget shortfalls that could result in increased credit losses or impairments on those obligations.

              In recent months state and local governments that issue some of the obligations we insure have reported unprecedented budget shortfalls that will require them to significantly raise taxes and/or cut spending in order to satisfy their obligations. While there have been some proposals by the U.S. federal government designed to provide aid to state and local governments, there can be no assurance that any of these proposals will be adopted. If the issuers of the obligations in our public finance portfolio are unable to raise taxes, increase spending, or receive federal assistance, we may experience losses or impairments on those obligations, which would materially and adversely affect our business, financial condition and results of operations.

               We may require additional capital in the future, including soft capital and liquidity credit facilities, which may not be available or may be available only on unfavorable terms.

              Our capital requirements depend on many factors, including our in force book of business and rating agency capital requirements. To the extent that our existing capital is insufficient to meet these requirements and/or cover losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Our access to external sources of financing, as well as the cost of such financing, is dependent on various factors, including market supply of such financing, our long term debt ratings and the insurance financial strength ratings and the perceptions of our financial strength and the financial strength of our insurance subsidiaries. Our debt ratings are influenced by numerous factors, either in absolute terms or relative to our peer group, such as financial leverage, balance sheet strength, capital structure and earnings trends. The current adverse conditions in the credit markets have generally restricted the supply of external sources of financing and increased the cost of such financing when it is available. Equity financings could result in dilution to our shareholders and the securities may have rights, preferences and privileges that are senior to those of our common shares. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital.

              Financial guaranty insurers and reinsurers typically rely on providers of lines of credit, credit swap facilities and similar capital support mechanisms (often referred to as "soft capital") to supplement their "hard capital." The ratings of soft capital providers directly affect the level of capital credit which the rating agencies attribute to the financial guaranty insurer or reinsurer when rating its financial strength. We intend to maintain soft capital facilities with providers having ratings adequate to provide the desired capital credit, although no assurance can be given that one or more of the rating agencies will not downgrade or withdraw the applicable ratings of such providers in the future. In addition, we cannot assure you that an acceptable replacement provider would be available in that event.

              We require liquidity in order to pay our operating expenses, interest on our debt and dividends on our common shares, and to make capital investments in our operating subsidiaries. We anticipate that our need for liquidity will be met by (1) the ability of our operating subsidiaries to pay dividends or to make other payments to us, (2) external financings and (3) investment income from our invested assets. Our principal subsidiaries are subject to legal and rating agency restrictions on their ability to pay dividends and make other permitted payments, and external financing may or may not be available to us in the future on satisfactory terms. Our other subsidiaries are subject to legal restrictions on their ability to pay dividends and distributions. In connection with the Acquisition, we have committed that FSA will not pay any dividends for a period of two years from the date of the Acquisition without the written approval of the New York Insurance Department (the "Department"). While we believe that we will have sufficient liquidity to satisfy our needs over the next 12 months, there can be no assurance that adverse market conditions, changes in insurance regulatory law or changes in general economic condition that adversely affect our liquidity will not occur. Similarly, there can be no assurance that adequate liquidity will be available to us on favorable terms in the future.

              Liquidity at our operating subsidiaries is used to pay operating expenses, claims, payment obligations with respect to credit derivatives, reinsurance premiums and dividends to Assured Guaranty US Holdings Inc. for debt service and dividends to us, as well as, where appropriate, to make capital investments in their own subsidiaries. While we believe that the operating cash flows of our subsidiaries will be sufficient to meet their needs, we cannot assure you that this will be the case, nor can we assure you that existing liquidity facilities will prove adequate to their needs, or be available to them on favorable terms in the future.

               An increase in our subsidiaries' risk-to-capital ratio or leverage ratio may prevent them from writing new insurance.

              Rating agencies and insurance regulatory authorities impose capital requirements on our insurance subsidiaries. These capital requirements, which include risk-to-capital ratios, leverage ratios and surplus requirements, limit the amount of insurance that our subsidiaries may write. Our insurance subsidiaries have several alternatives available to control their risk-to-capital ratios and leverage ratios, including obtaining capital contributions from us, purchasing reinsurance or entering into other loss mitigation agreements, or reducing the amount of new business written. However, a material reduction in the statutory capital and surplus of a subsidiary, whether resulting from underwriting or investment losses or otherwise, or a disproportionate increase in the amount of risk in force, could increase a subsidiary's risk-to-capital ratio or leverage ratio. This in turn could require that subsidiary to obtain reinsurance for existing business (which may not be available, or may be available on terms that we consider unfavorable), or add to its capital base to maintain its financial strength ratings. Failure to maintain such ratings could limit that subsidiary's ability to write new business.

               Our reinsurance business is primarily dependent on facultative cessions and portfolio opportunities which may not be available to us in the future.

              In prior years we have derived a substantial portion of our revenues from financial guaranty reinsurance premiums. During 2009 and the second half of 2008, there was a substantial reduction of direct financial guaranty business underwritten by our principal ceding companies and a reduction in the amount of reinsurance they utilize. As a result, reinsurance treaty and facultative cessions of new business have ceased and we are seeking opportunities to assume financial guaranty portfolios. These portfolio opportunities may not be available to us, which would have an adverse effect on our reinsurance business.

               Recent adverse developments in the credit and financial guaranty markets have substantially increased uncertainty in our business and may materially and adversely affect our financial condition, results of operations and future business.

              Since mid-2007 there have been adverse developments in the credit and financial guaranty markets. U.S. RMBS transactions issued in recent years are now expected to absorb losses far higher than originally expected by purchasers of these securities and financial guarantors which guaranteed such securities. This poor performance has led to price declines for RMBS securities and the rating agencies downgrading thousands of such transactions. The recent credit crisis has substantially reduced the demand for our structured finance guaranties. These market conditions may also adversely affect us in a number of ways, including requiring us to raise and hold more capital, reduce the demand for our direct guaranties or reinsurance, limit the types of guaranties we offer, encourage new competitors, make losses harder to estimate, make our results more volatile and make it harder to raise new capital.

               Our financial guaranty products may subject us to significant risks from individual or correlated credits.

              We could be exposed to corporate credit risk if the credit's securities are contained in a portfolio of collateralized debt obligations we insure, or if it is the originator or servicer of loans or other assets backing structured securities that we have insured. A Collateralized Debt Obligation ("CDO") is a debt security backed by a pool of debt obligations. While we track our aggregate exposure to single names in our various lines of business and have established underwriting criteria to manage risk aggregations, there can be no assurance that our ultimate exposure to a single name will not exceed our underwriting guidelines, or that an event with respect to a single name will not cause a significant loss. In addition, because we insure or reinsure municipal bonds, we can have significant exposures to single municipal risks. While the risk of a complete loss, where we pay the entire principal amount of an issue of bonds and interest thereon with no recovery, is generally lower than for corporate credits as most municipal bonds are backed by tax or other revenues, there can be no assurance that a single default by a municipality would not have a material adverse effect on our results of operations or financial condition.

              We are exposed to correlation risk across the various assets we insure. During strong periods of macro economic performance, stress in an individual transaction generally occurs in a single asset class or for idiosyncratic reason. During a broad economic downturn, a broader range of our insured portfolio could be exposed to stress at the same time. This stress may manifest itself in downgrades, which may require more capital, or in actual losses.

               Some of our direct financial guaranty products may be riskier than traditional financial guaranty insurance.

              A substantial portion of our financial guaranty direct exposures have been assumed as credit derivatives. Traditional financial guaranty insurance provides an unconditional and irrevocable guaranty that protects the holder of a municipal finance or structured finance obligation against non payment of principal and interest, while credit derivatives provide protection from the occurrence of specified credit events, including non payment of principal and interest. In general, we structure credit derivative transactions such that circumstances giving rise to our obligation to make payments is similar to that for financial guaranty policies and generally occurs as losses are realized on the underlying reference obligation. Nonetheless, credit derivative transactions are governed by ISDA documentation and operate differently from financial guaranty insurance policies. For example, our control rights with respect to a reference obligation under a credit derivative may be more limited than when we issue a financial guaranty insurance policy on a direct primary basis. In addition, while our exposure under credit derivatives, like our exposure under financial guaranty insurance policies, has been generally for as long as the reference obligation remains outstanding, unlike financial guaranty insurance policies, a credit derivative may be terminated for a breach of the ISDA documentation or other specific events. In some older credit derivative transactions, one such specified event is the failure of AGC to maintain specified financial strength ratings. If a credit derivative is terminated, we could be required to make a mark-to-market payment as determined under the ISDA documentation.

              In addition, under a limited number of credit derivative contracts, we are required to post eligible securities as collateral, generally cash or U.S. government or agency securities. The need to post collateral under these transactions is generally based on mark-to-market valuation in excess of contractual thresholds. The particular thresholds decline if our ratings decline.

              See "—A downgrade of the financial strength or financial enhancement ratings of any of our insurance subsidiaries would adversely affect our business and prospects and, consequently, our results of operations and financial condition."

               Competition in our industry may adversely affect our revenues.

              The principal sources of direct and indirect competition are other financial guaranty insurance companies and other forms of credit enhancement, which include structural enhancement, letters of credit, and credit derivatives provided by foreign and domestic banks and other financial institutions, some of which are governmental enterprises.

              Our financial guaranty reinsurance business is vulnerable to a decline in demand by other financial guaranty insurance companies, as evidenced over the last few years..

               New entrants into the financial guaranty industry could have an adverse effect on our prospects either by furthering price competition or by reducing the aggregate demand for our reinsurance as a result of additional insurance capacity.

              Recently a new financial guaranty insurer has been licensed to operate in New York and the New York State Insurance Superintendent is encouraging other insurance regulators to rapidly license this new financial guaranty insurer. There have been news reports of other efforts to form new financial guarantors. Increased competition, either in terms of price, alternative structures, or the emergence of new providers of credit enhancement, could have an adverse effect on our business.

               We are dependent on key executives and the loss of any of these executives, or our inability to retain other key personnel, could adversely affect our business.

              Our success substantially depends upon our ability to attract and retain qualified employees and upon the ability of our senior management and other key employees to implement our business strategy. We believe there are only a limited number of available qualified executives in the business lines in which we compete. Although we are not aware of any planned departures, we rely substantially upon the services of Dominic J. Frederico, our President and Chief Executive Officer, and other executives. Although Mr. Frederico and certain other executives have employment agreements with us, we cannot assure you that we will be able to retain their services. The loss of the services of any of these individuals or other key members of our management team could adversely affect the implementation of our business strategy.

               Our business could be adversely affected by Bermuda employment restrictions.

              Our location in Bermuda may serve as an impediment to attracting and retaining experienced personnel. Under Bermuda law, non Bermudians, other than spouses of Bermudians and individuals holding permanent resident certificates or working resident certificates, are not permitted to engage in any gainful occupation in Bermuda without a work permit issued by the Bermuda government. A work permit is only granted or extended if the employer can show that, after a proper public advertisement, no Bermudian, spouse of a Bermudian or individual holding a permanent resident certificate or working resident certificates is available who meets the minimum standards for the position. The Bermuda government's policy places a six year term limit on individuals with work permits, subject to specified exemptions for persons deemed to be key employees. All of our Bermuda based employees who require work permits have been granted permits by the Bermuda government, including our President and Chief Executive Officer, Chief Financial Officer, General Counsel and Secretary, Chief Accounting Officer, Chief Credit Officer, Chief Surveillance Officer and President of AG Re. It is possible that we could lose the services of one or more of our key employees if we are unable to obtain or renew their work permits.

               We may be adversely affected by interest rate changes affecting the performance of our investment portfolio.

              Our operating results are affected, in part, by the performance of our investment portfolio. Changes in interest rates could also have an adverse effect on our investment income. For example, if interest rates decline, funds reinvested will earn less than expected. Our investment portfolio contains interest rate-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Increases in interest rates will reduce the value of these securities, resulting in unrealized losses that we are required to include in shareholder's equity as a change in accumulated other comprehensive income. Accordingly, interest rate increases could reduce our shareholders' equity.

              In addition, our investment portfolio includes mortgage-backed securities. As of March 31, 2009, mortgage-backed securities constituted approximately 28% of our invested assets. As with other fixed maturity investments, the fair market value of these securities fluctuates depending on market and other general economic conditions and the interest rate environment. Changes in interest rates can expose us to significant prepayment risks on these investments. In periods of declining interest rates, mortgage prepayments generally increase and mortgage-backed securities are prepaid more quickly, requiring us to reinvest the proceeds at then-current market rates. During periods of rising interest rates, the frequency of prepayments generally decreases. Mortgage-backed securities having an amortized value less than par (i.e., purchased at a discount) may incur a decrease in yield or a loss as a result of slower prepayment.

              Interest rates are highly sensitive to many factors, including monetary policies, domestic and international economic and political conditions and other factors beyond our control. We do not engage in active management, or hedging, of interest rate risk, and may not be able to mitigate interest rate sensitivity effectively.

               The performance of our invested assets affects our results of operations and cash flows.

              Income from our investment portfolio is one of the primary sources of cash flows supporting our operations and claim payments. For the three months ended March 31, 2009 and the years ended December 31, 2008, 2007 and 2006, our net investment income was $43.6 million, $162.6 million, $128.1 million and $111.5 million, respectively, in each case exclusive of net realized gains (losses) and unrealized gains (losses) on investments. If our calculations with respect to our policy liabilities are incorrect, or if we improperly structure our investments to meet these liabilities, we could have unexpected losses, including losses resulting from forced liquidation of investments before their maturity. The investment policies of our insurance subsidiaries are subject to insurance law requirements, and may change depending upon regulatory, economic and market conditions and the existing or anticipated financial condition and operating requirements, including the tax position, of our businesses.

              We have retained BlackRock Financial Management ("BlackRock") to manage our investment portfolio. The performance of our invested assets is subject to their performance in selecting and managing appropriate investments. BlackRock has discretionary authority over our investment portfolio within the limits of our investment guidelines.

               Our net income may be volatile because a portion of the credit risk we assume is in the form of credit derivatives that are accounted for under FAS 133/149/155, which requires that these instruments be marked-to-market quarterly.

              Any event causing credit spreads (i.e., the difference in interest rates between comparable securities having different credit risk) on an underlying security referenced in a credit derivative in our portfolio either to widen or to tighten will affect the fair value of the credit derivative and may increase the volatility of our earnings. Derivatives must be accounted for either as assets or liabilities on the balance sheet and measured at fair market value. Although there is no cash flow effect from this "marking to market," net changes in the fair market value of the derivative are reported in our statement of operations and therefore will affect our reported earnings. If the derivative is held to maturity and no credit loss is incurred, any gains or losses previously reported would be offset by corresponding gains or losses at maturity. Due to the complexity of fair value accounting and the application of FAS 133/149/155, future amendments or interpretations of these accounting standards may cause us to modify our accounting methodology in a manner which may have an adverse impact on our financial results.

              Common events that may cause credit spreads on an underlying municipal or corporate security referenced in a credit derivative to fluctuate include changes in the state of national or regional economic conditions, industry cyclicality, changes to a company's competitive position within an industry, management changes, changes in the ratings of the underlying security, movements in interest rates, default or failure to pay interest, or any other factor leading investors to revise expectations about the issuer's ability to pay principal and interest on its debt obligations. Similarly, common events that may cause credit spreads on an underlying structured security referenced in a credit derivative to fluctuate may include the occurrence and severity of collateral defaults, changes in demographic trends and their impact on the levels of credit enhancement, rating changes, changes in interest rates or prepayment speeds, or any other factor leading investors to revise expectations about the risk of the collateral or the ability of the servicer to collect payments on the underlying assets sufficient to pay principal and interest.

               Changes in U.S. tax laws could reduce the demand or profitability of financial guaranty insurance, or negatively impact our investment portfolio.

              Any material change in the U.S. tax treatment of municipal securities, the imposition of a national sales tax in lieu of the current federal income tax structure in the United States, or changes in the treatment of dividends, could adversely affect the market for municipal obligations and, consequently, reduce the demand for financial guaranty insurance and reinsurance of such obligations.

              Changes in U.S. federal, state or local laws that materially adversely affect the tax treatment of municipal securities or the market for those securities, or other changes negatively affecting the municipal securities market, also may adversely impact our investment portfolio, a significant portion of which is invested in tax-exempt instruments. These adverse changes may adversely affect the value of our tax-exempt portfolio, or its liquidity.

               Regulatory change could adversely affect our ability to enter into future business.

              Future legislative, regulatory or judicial changes in the jurisdictions regulating our Company may adversely affect our ability to pursue our current mix of business, materially impacting our financial results.

              The perceived decline in the financial strength of many financial guaranty insurers has caused a number of government officials to question the breadth and complexity of some of the securities guaranteed by financial guaranty insurers. For example, the Department has announced that it is working to develop new rules and regulations for the financial guaranty industry. On September 22, 2008, the Department issued Circular Letter No. 19 (2008) (the "Circular Letter"), which establishes best practices guidelines for financial guaranty insurers effective January 1, 2009. The Department plans to propose legislation and regulations to formalize these guidelines. These guidelines and the related legislation and regulations may limit the amount of new structured finance business that AGC is able to write in future periods. In addition, on June 11, 2009, a new bill was introduced into the New York General Assembly at the request of New York's governor to amend the New York Insurance Law to enhance the regulation of financial guaranty insurers. At this time it is not possible to predict if any such new rules will be implemented or legislation enacted or, if implemented or enacted, the content of the new rules or legislation or their effect on us.

              In addition, perceived problems in the credit derivative markets have led to calls for further regulation of credit derivatives at the state or federal level. Changes in the regulation of credit derivatives could materially impact the market demand for derivatives and/or our ability to enter into derivative transactions.

              Actions taken at the federal level in response to the current recession could materially affect our business. Such risks include:

  •
  Federal money could be used to capitalize a competitor;

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  Federal money provided to the States could adversely impact the demand for insured bonds; and

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  Proposals with respect to assistance to mortgage borrowers and/or so called "mortgage cram-down" provisions could affect our ability to realize on the collateral underlying our mortgage-backed transactions.

               Our ability to meet our obligations may be constrained by our holding company structure.

              Assured Guaranty is a holding company and, as such, has no direct operations of its own. We do not expect to have any significant operations or assets other than our ownership of the shares of our subsidiaries. Dividends and other permitted payments from our operating subsidiaries are expected to be our primary source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends to our shareholders. Our insurance subsidiaries are subject to regulatory and rating agency restrictions limiting their ability to declare and to pay dividends and make other payments to us. Furthermore, in connection with the Acquisition, we have committed that FSA will not pay any dividends for a period of two years from the date of the Acquisition without the written approval of the New York Insurance Department. In addition, to the extent that dividends are paid from our U.S. subsidiaries, they presently would be subject to U.S. withholding tax at a rate of 30%. The inability of our insurance subsidiaries to pay sufficient dividends and make other permitted payments to us would have an adverse effect on our ability to satisfy our ongoing cash requirements and on our ability to pay dividends to our shareholders. If we do not pay dividends, the only return on your investment in our Company, if at all, would come from any appreciation in the price of our common shares.

               Our ability to pay dividends may be constrained by certain regulatory requirements and restrictions.

              We are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our common shares and to make other payments. Under the Bermuda Companies Act 1981, as amended (the "Companies Act"), we may declare or pay a dividend out of distributable reserves only (1) if we have reasonable grounds for believing that we are, and after the payment would be, able to pay our liabilities as they become due and (2) if the realizable value of our assets would not be less than the aggregate of our liabilities and issued share capital and share premium accounts. While we currently intend to pay dividends, if you require dividend income you should carefully consider these risks before investing in our company.

               There are provisions in our Bye-Laws that may reduce or increase the voting rights of our common shares.

              If, and so long as, the common shares of a shareholder are treated as "controlled shares" (as determined under section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) of any U.S. Person (as defined below) and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares of such U.S. Person (a "9.5% U.S. Shareholder") shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our Bye-Laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our Board of Directors may limit a shareholder's voting rights where it deems appropriate to do so to (1) avoid the existence of any 9.5% U.S. Shareholders, and (2) avoid certain material adverse tax, legal or regulatory consequences to us or any of our subsidiaries or any shareholder or its affiliates. "Controlled shares" include, among other things, all shares of Assured Guaranty that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code).

              Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our Bye-Laws provide that shareholders will be notified of their voting interests prior to any vote taken by them.

              As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding common shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in your becoming subject to the short swing profit recovery and filing requirements under Section 16 of the Exchange Act.

              We also have the authority under our Bye-Laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated under the Bye-Laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate such shareholder's voting rights.

               There are provisions in our Bye-Laws that may restrict the ability to transfer common shares, and that may require shareholders to sell their common shares.

              Our Board of Directors may decline to approve or register a transfer of any common shares (1) if it appears to the Board of Directors, after taking into account the limitations on voting rights contained in our Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders may occur as a result of such transfer (other than such as the Board of Directors considers to be de minimis), or (2) subject to any applicable requirements of or commitments to the NYSE, if a written opinion from counsel supporting the legality of the transaction under U.S. securities laws has not been provided or if any required governmental approvals have not been obtained.

              Our Bye-Laws also provide that if our Board of Directors determines that share ownership by a person may result in adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders (other than such as the Board of Directors considers to be de minimis), then we have the option, but not the obligation, to require that shareholder to sell to us or to third parties to whom we assign the repurchase right for fair market value the minimum number of common shares held by such person which is necessary to eliminate such adverse tax, legal or regulatory consequences. See "Description of Share Capital" in the accompanying prospectus.

               Applicable insurance laws may make it difficult to effect a change of control of us.

              Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction.

              These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable.

              While our Bye-Laws limit the voting power of any shareholder (other than ACE) to less than 10%, there can be no assurance that the applicable regulatory body would agree that a shareholder who owned 10% or more of our common shares did not, notwithstanding the limitation on the voting power of such shares, control the applicable insurance company subsidiary.

               Some reinsurance agreement terms may make it difficult to effect a change of control of us.

              Some of our reinsurance agreements have change of control provisions that are triggered if a third party acquires a designated percentage of our shares. If these change of control provisions are triggered, the ceding company may recapture some or all of the reinsurance business ceded to us in the past. Any such recapture could adversely affect our future income or ratings. These provisions may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our Company, including through transactions that some or all of our shareholders might consider to be desirable.

               Anti-takeover provisions in our Bye-Laws could impede an attempt to replace or remove our directors, which could diminish the value of our common shares.

              Our Bye-Laws contain provisions that may make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.

               Certain of our foreign subsidiaries may be subject to U.S. tax.

              We manage our business so that Assured Guaranty, AG Re and our two U.K. subsidiaries (the "U.K. Subsidiaries") will operate in such a manner that none of them should be subject to U.S. federal tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks, and U.S. withholding tax on certain U.S. source investment income). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the Internal Revenue Service ("IRS") will not contend successfully that Assured Guaranty or any of our foreign subsidiaries other than AGRO is/are engaged in a trade or business in the United States. If Assured Guaranty, AG Re or either of our U.K. subsidiaries were considered to be engaged in a trade or business in the United States, each such company could be subject to U.S. corporate income and branch profits taxes on the portion of its earnings effectively connected to such U.S. business.

               Assured Guaranty and its Bermuda subsidiaries may become subject to taxes in Bermuda after 2016, which may have a material adverse effect on our results of operations and on your investment.

              The Bermuda Minister of Finance, under Bermuda's Exempted Undertakings Tax Protection Act 1966, as amended, has given Assured Guaranty, AG Re and AGRO an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then subject to certain limitations the imposition of any such tax will not be applicable to Assured Guaranty or our Bermuda subsidiaries, or any of our or their operations, shares, debentures or other obligations until March 28, 2016. Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to Bermuda tax after 2016.

               U.S. Persons who hold 10% or more of our shares directly or through foreign entities may be subject to taxation under tax rules.

              Each 10% U.S. Shareholder of a foreign corporation that is a controlled foreign corporation ("CFC") for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the foreign corporation directly or indirectly through foreign entities on the last day of the foreign corporation's taxable year on which it is a CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. See "Material Tax Considerations."

              We believe that because of the dispersion of our share ownership, provisions in our Bye-Laws that limit voting power and other factors, no U.S. Person who owns our common shares directly or indirectly through foreign entities should be treated as a 10% U.S. Shareholder of us or of any of our foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

               U.S. Persons who hold shares may be subject to U.S. income taxation at ordinary income rates on their proportionate share of our related person insurance income ("RPII").

              If the gross RPII of AG Re was to equal or exceed 20% of AG Re's gross insurance income in any taxable year and direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly through entities) 20% or more of the voting power or value of our shares, then a U.S. Person who owns our shares (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of AG Re's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date, regardless of whether such income is distributed. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by AG Re (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. holder of shares or any person related to such holder) will depend on a number of factors, including the geographic distribution of AG Re's business and the identity of persons directly or indirectly insured or reinsured by AG Re. We believe AG Re did not in prior years of operation and should not in the foreseeable future have either RPII income which equals or exceeds 20% of gross insurance income or have direct or indirect insureds, as provided for by RPII rules, of AG Re (and related persons) directly or indirectly own 20% or more of either the voting power or value of our shares. However, we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control.

               U.S. Persons who dispose of our shares may be subject to U.S. income taxation at ordinary income tax rates in a portion of their gain, if any.

              The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of gross RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as dividend income to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of our shares because we will not ourselves be directly engaged in the insurance business; however, the RPII provisions have never been interpreted by the courts or the U.S. Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form, what changes or clarifications might ultimately be made thereto, or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The U.S. Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to Assured Guaranty and AG Re is uncertain.

               U.S. Persons who hold common shares will be subject to adverse tax consequences if we are considered to be a "passive foreign investment company" for U.S. federal income tax purposes.

              If Assured Guaranty is considered a passive foreign investment company ("PFIC") for U.S. federal income tax purposes, a U.S. person who owns any shares of Assured Guaranty will be subject to adverse tax consequences, including subjecting the investor to greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed, which could materially adversely affect your investment. We believe that Assured Guaranty is not, and we currently do not expect Assured Guaranty to become, a PFIC for U.S. federal income tax purposes; however, we cannot assure you that Assured Guaranty will not be deemed a PFIC by the IRS. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation.

               Changes in U.S. federal income tax law could materially adversely affect an investment in our common shares.

              Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. For example, legislation has been introduced in Congress to limit the deductibility of reinsurance premiums paid by U.S. companies to foreign affiliates. It is possible that this or similar legislation could be introduced in and enacted by the current Congress or future Congresses that could have an adverse impact on us or our shareholders.

              U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" of a CFC or RPII are subject to change, possibly on a retroactive basis. There currently are no regulations regarding the application of the PFIC rules to insurance companies, and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when, or in what form such regulations or pronouncements may be implemented or made, or whether such guidance will have a retroactive effect.

               The Organization for Economic Cooperation and Development and the European Union are considering measures that might increase our taxes and reduce our net income.

              The Organization for Economic Cooperation and Development (the "OECD") has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In response to a number of measures taken and commitments by the government of Bermuda, in June 2009, Bermuda was listed as a jurisdiction that has substantially implemented those standards. We are not able to predict what changes will arise from these changes or commitments or whether such changes will subject us to additional taxes.

Risks Related to this Offering

              You assume the risk that the market value of our common shares may decline.

              Although as a holder of Corporate Units or Treasury Units you will be the beneficial owner of the related applicable ownership interests in notes, Treasury securities or the Treasury portfolio, as the case may be, you will also have an obligation to buy our common shares pursuant to the purchase contracts that are part of the Corporate Units and Treasury Units. On the purchase contract settlement date, (i) in the case of Corporate Units, either (x) the principal of the appropriate applicable ownership interests in the Treasury portfolio when paid at maturity or (y) either the proceeds attributable to the applicable ownership interest in a note derived from the successful remarketing of a note or, if no successful remarketing has occurred, the put price paid upon the automatic put of a note to us, or (ii) in the case of Treasury Units, the principal of the related Treasury securities when paid at maturity, will automatically be used to purchase a specified number of our common shares on your behalf, unless you pay cash to satisfy your obligation under the purchase contracts or the purchase contracts are terminated due to our bankruptcy, insolvency or reorganization or the proceeds of your applicable interest in the Treasury portfolio or the Treasury securities underlying your Equity Units, as applicable, are less than the aggregate purchase price of the common shares issuable pursuant to the related purchase contracts (in which case you will be obligated to pay that difference).

              The number of our common shares that you will receive upon the settlement of a purchase contract is not fixed but instead will depend on the average of the closing price per common share on the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date, which we refer to as the applicable market value. There can be no assurance that the market value of our common shares received by you on the purchase contract settlement date will be equal to or greater than the price per share paid by you for our common shares. If the applicable market value of our common shares is less than the reference price of $11.00, the market value of our common shares issued to you pursuant to each purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common shares) will be less than the effective price per share paid by you for our common shares on the date of issuance of the Equity Units. Accordingly, you assume the risk that the market value of our common shares may decline and that the decline could be substantial.

              The Equity Units provide limited settlement rate adjustments, and the Concurrent Common Share Offering, the Acquisition or another event could occur that adversely affects the value of the Equity Units or our common shares but that does not result in an adjustment to the settlement rate.

              The number of common shares that you are entitled to receive on the purchase contract settlement date, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other acts. See "Description of the Purchase Contracts—Anti-Dilution Adjustments." We will not adjust the number of common shares that you are to receive on the purchase contract settlement date, or as a result of early settlement of a purchase contract, for our Concurrent Common Share Offering, the Acquisition or other events, including offerings of convertible notes or common shares by us for cash or in connection with acquisitions, employee stock option grants or ordinary dividends (at the level we currently pay). There can be no assurance that an event that adversely affects the value of the Equity Units or our common shares, but does not result in an adjustment to the settlement rate, will not occur. Further, we are not restricted from issuing additional common shares during the term of the purchase contracts and have no obligation to consider your interests. If we issue additional common shares, it may materially and adversely affect the trading price of our common shares and the Corporate Units or Treasury Units.

              The opportunity for equity appreciation provided by an investment in the Equity Units is less than that provided by a direct investment in our common shares.

              Your opportunity for equity appreciation afforded by investing in the Equity Units is less than your opportunity for equity appreciation if you directly invested in our common shares. This opportunity is less because the market value of the common shares to be received by you pursuant to the purchase contract on the purchase contract settlement date (assuming that the market value is the same as the applicable market value of the common shares) will only exceed the effective price per share paid by you for our common shares on the purchase contract settlement date if the applicable market value of the common shares exceeds the threshold appreciation price (which represents an appreciation of 17.5% over the reference price). If the applicable market value of our common shares exceeds the reference price but falls below the threshold appreciation price, you will realize no equity appreciation of the common shares for the period during which you own the purchase contract. Furthermore, if the applicable market value of our common shares equals or exceeds the threshold appreciation price, you would receive on the purchase contract settlement date only approximately 85%

of the value of the common shares you could have purchased with $50 at the reported last sale price of our common shares on the date of pricing of the Equity Units.

              The trading prices for the Corporate Units and Treasury Units will be directly affected by the trading prices of our common shares, the general level of interest rates and our credit quality.

              The trading prices of Corporate Units and Treasury Units in the secondary market will be directly affected by the trading prices of our common shares, the general level of interest rates and our credit quality. It is impossible to predict whether the price of the common shares or interest rates will rise or fall. Trading prices of the common shares will be influenced by our operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in the trading prices of stocks generally, and sales of substantial amounts of common shares (or securities convertible into, or that may otherwise be settled in, common shares) by us in the market after the offering of the Equity Units, or the perception that such sales could occur, could affect the price of our common shares. The price of our common shares could also be affected by possible sales of our common shares by investors who view the Equity Units as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common shares. This trading activity could, in turn, affect the trading price of the Corporate Units or the Treasury Units.

              If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our common shares, but you will be subject to all changes made with respect to our common shares.

              If you hold Corporate Units or Treasury Units, you will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on the common shares), but you will be subject to all changes affecting the common shares. You will only be entitled to rights on the common shares if and when we deliver our common shares upon settlement of the purchase contracts that are part of Corporate Units or Treasury Units on the purchase contract settlement date, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the exercise of rights occurs after that date. For example, in the event that an amendment is proposed to our certificate of incorporation and memorandum of association or bye-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the common shares, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common shares.

              You may have to pay taxes with respect to distributions on our common shares that you do not receive.

              The number of common shares that you are entitled to receive on the purchase contract settlement date or as a result of early settlement of a purchase contract is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, cash dividends and certain other actions by us that modify our capital structure. See "Description of the Purchase Contracts—Anti-Dilution Adjustments." If the settlement rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such gross distribution. Non-U.S. holders of the Equity Units may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See "Material Tax Considerations—U.S. Federal Income Tax Consequences—Purchase Contracts—Adjustment to the Settlement Rate."

              The secondary market for the Corporate Units, Treasury Units or notes may be illiquid.

              It is not possible to predict how Corporate Units, Treasury Units or notes will trade in the secondary market or whether the market will be liquid or illiquid. There is currently no secondary market for our Corporate Units, Treasury Units or notes, and we do not intend to list the Corporate Units, the Treasury Units or the notes on the New York Stock Exchange or any other national securities exchange. There can be no assurance as to the liquidity of any market that may develop for the Corporate Units, the Treasury Units or the notes, your ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a sufficient number of holders of Corporate Units were to convert their Treasury Units to Corporate Units or their Corporate Units to Treasury Units, as the case may be, the liquidity of Corporate Units or Treasury Units could be adversely affected.

              Your rights to the pledged securities will be subject to our security interest.

              Although you will be the beneficial owner of the applicable ownership interests in notes, Treasury securities or the Treasury portfolio, as applicable, those securities will be pledged to us through the collateral agent to secure your obligations under the related purchase contracts. Thus, your rights to the pledged securities will be subject to our security interest. Additionally, notwithstanding the automatic termination of the purchase contracts, in the event that we become the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to you may be delayed by the imposition of the automatic stay under Section 362 of the Bankruptcy Code and claims arising out of the notes, like all other claims in bankruptcy proceedings, will be subject to the equitable jurisdiction and powers of the bankruptcy court.

              The notes are effectively subordinated to any secured debt of Assured Guaranty US Holdings and any liabilities of its subsidiaries, and the guarantee of the notes is effectively subordinated to any of our secured debt and any liabilities of our subsidiaries.

              The notes will rank senior in right of payment to Assured Guaranty US Holdings' future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to its existing and future liabilities that are not so subordinated; effectively junior to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by, and other liabilities of, its subsidiaries. Our guarantee of the notes will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the guarantee; equal in right of payment to our existing and future unsecured and unsubordinated indebtedness; effectively junior to all existing and future indebtedness incurred by, and other liabilities of, our subsidiaries.

              In the event of our or Assured Guaranty US Holdings' bankruptcy, liquidation, reorganization or other winding up, the assets that secure debt ranking equal in right of payment to the notes and the guarantee, as applicable, will be available to pay obligations on the notes or the guarantee only after any applicable secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the debt, including the notes, then outstanding. The indenture governing the notes and the guarantee does not prohibit Assured Guaranty US Holdings or us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

              As of March 31, 2009, our subsidiaries had approximately $347.2 million of indebtedness outstanding, and the subsidiaries of Assured Guaranty US Holdings had no indebtedness outstanding.

              The notes and the guarantee are the respective obligations of Assured Guaranty US Holdings and Assured Guaranty only, and their respective operations are conducted through, and substantially all of their consolidated assets are held by, their respective subsidiaries

              The notes and the guarantee are the respective obligations of Assured Guaranty US Holdings and Assured Guaranty, and are not guaranteed by any of their respective operating subsidiaries. A substantial portion of our and Assured Guaranty US Holdings' consolidated assets are held by our respective subsidiaries. Accordingly, Assured Guaranty US Holdings' ability to service its debt, including the notes, and our obligation to pay any amounts due under the guarantee of the notes, depend on the results of operations of our respective subsidiaries and upon the ability of such subsidiaries to provide each of us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our respective obligations, including the notes and the guarantee. Our and Assured Guaranty US Holdings' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes, the guarantee or to otherwise make any funds available for that purpose. In addition, dividends, loans or other distributions to us or Assured Guaranty US Holdings from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

              Upon a successful remarketing of the notes, the terms of your notes may be modified even if you elect not to participate in the remarketing.

              When Assured Guaranty US Holdings attempts to remarket the notes, the remarketing agent will agree to use its reasonable efforts to sell the notes included in the remarketing. In connection with the remarketing, Assured Guaranty US Holdings and the remarketing agent may materially change the terms of the notes, including their interest rate, maturity date, optional redemption and interest rate deferral terms. If the remarketing is successful, the modified terms will apply to all the notes, even if they were not included in the remarketing. However, holders of the notes must elect to participate in the remarketing before knowing what the modified terms of the notes will be. You may determine that the revised terms are not as favorable to you as you would deem appropriate.

              Assured Guaranty US Holdings may redeem the notes upon the occurrence of a special event.

              Assured Guaranty US Holdings has the option to redeem the notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part at any time before the earlier of the date of a successful remarketing of the notes underlying the Corporate Units and the purchase contract settlement date, if a special event occurs and continues under the circumstances described in this prospectus supplement, which we call a special event redemption. If Assured Guaranty US Holdings exercises this option to redeem the notes, Assured Guaranty US Holdings will pay the redemption price, as described herein, in cash to the holders of the notes. The redemption price payable to you as a holder of Corporate Units will be distributed to the collateral agent, who in turn will apply a portion of the redemption price to purchase the Treasury portfolio on your behalf, and will remit the remainder of the redemption price, if any, to you, and the Treasury portfolio will be substituted for the notes as collateral to secure your obligations under the purchase contracts related to the Corporate Units. If your notes do not underlie Corporate Units, you will receive the redemption payment directly. There can be no assurance as to the effect on the market price for the Corporate Units if we substitute the Treasury portfolio as collateral in place of any notes so redeemed. A special event redemption will be a taxable event to the holders of the notes, including applicable ownership interests in the notes, see "Material Tax Considerations—U.S. Federal Income Tax Consequences—The Notes—Sale, Exchange or Other Taxable Disposition of Notes" in this prospectus supplement.

              The U.S. federal income tax consequences of the purchase, ownership and disposition of the Equity Units are unclear

              Although the Internal Revenue Service ("IRS") has issued a Revenue Ruling addressing the treatment of units similar to the Equity Units, no statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Equity Units or instruments similar to the Equity Units for U.S. federal income tax purposes, and no assurance can be given that the conclusions in the Revenue Ruling would apply to the Equity Units. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of Equity Units are not entirely clear. For a further discussion, see "Material Tax Considerations—U.S. Federal Income Tax Consequences—Taxation of Equity Units" in this prospectus supplement.

              Special U.S. federal income tax rules will apply to note holders that are U.S. Persons.

              While the matter is not free from doubt, because of the manner in which the interest rate on the notes is reset, we intend to treat, and by purchasing an Equity Unit, each holder agrees to treat, the notes as contingent payment debt instruments. Special U.S. federal income tax rules apply to contingent payment debt obligations. Under these rules, a U.S. Person (as defined below) will be required to accrue interest income on the notes regardless of whether the U.S. Person uses the cash or accrual method of tax accounting and may be required to include interest in taxable income in excess of interest payments actually received in a taxable year.

              In addition, any gain on a disposition of a note or a Corporate Unit to the extent such gain is allocable to the applicable ownership interest in notes prior to the date six months after the interest rate on the notes is reset will generally be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For a further discussion, see "Material Tax Considerations—U.S. Federal Income Tax Consequences—The Notes" in this prospectus supplement.

              Fluctuations in interest rates may give rise to arbitrage opportunities, which could affect the trading price of the Corporate Units, Treasury Units, the notes and our common shares.

              Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the common shares underlying the purchase contracts and of the other components of the Equity Units. Any such arbitrage could, in turn, affect the trading prices of the Corporate Units, Treasury Units, the notes and our common shares.

              The purchase contract and pledge agreement will not be qualified under the Trust Indenture Act and the obligations of the purchase contract agent are limited.

              The purchase contract and pledge agreement among us, AGUSH, the purchase contract agent and the collateral agent, custodial agent and securities intermediary will not be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") and the purchase contract agent will not be required to qualify as a trustee under the Trust Indenture Act. Thus, you will not have the benefit of the protection of the Trust Indenture Act with respect to the purchase contract and pledge agreement, the purchase contract agent or the collateral agent, custodial agent and securities intermediary. The notes constituting a part of the Corporate Units will be issued pursuant to an indenture, which will be qualified under the Trust Indenture Act. Accordingly, if you hold Corporate Units, you will have the benefit of the protections of the Trust Indenture Act only to the extent applicable to the applicable ownership interests in notes included in the Corporate Units.

The protections generally afforded the holder of a security issued under an indenture that has been qualified under the Trust Indenture Act include:

  •
  disqualification of the indenture trustee for "conflicting interests," as defined under the Trust Indenture Act;

  •
  provisions preventing a trustee that is also a creditor of the issuer from improving its own credit position at the expense of the security holders immediately prior to or after a default under such indenture; and

  •
  the requirement that the indenture trustee deliver reports at least annually with respect to certain matters concerning the indenture trustee and the securities.

              If your applicable ownership interest in the Treasury portfolio or your Treasury securities do not produce at maturity proceeds in an amount at least equal to the aggregate purchase price for the common shares to be issued pursuant to the purchase contracts underlying your Equity Units, you will be obligated to pay the amount of the deficiency.

              In the event that the Treasury portfolio purchased with the proceeds of a successful remarketing or in connection with a special event redemption or the Treasury securities you substitute for notes to create Treasury Units do not produce at maturity cash in an amount at least equal to the aggregate purchase price for the common shares to be issued pursuant to the purchase contracts underlying your Equity Units, you will be obligated to pay the amount of the deficiency. Such a deficiency could occur in either case only if (i) due to a calculation error, an insufficient amount or incorrect issue of Treasury securities are purchased or (ii) the U.S. government defaults on its obligation to pay the principal on the Treasury securities at maturity. See "Description of the Purchase Contracts—Deficiencies."

Risks Related to our Common Shares

               The market price of our common shares may be volatile, which could cause the value of your investment to decline.

              The market price of our common shares has experienced, and may continue to experience, significant volatility. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common shares. These risks include those described or referred to in this "Risk Factors" section and in the other documents incorporated herein by reference as well as, among other things:

  •
  our operating and financial performance and prospects;

  •
  our ability to repay our debt;

  •
  our access to financial and capital markets to refinance our debt or replace our existing senior secured credit and receivables-backed facilities;

  •
  investor perceptions of us and the industry and markets in which we operate;

  •
  our dividend policy;

  •
  future sales of equity or equity-related securities;

  •
  changes in earnings estimates or buy/sell recommendations by analysts; and

  •
  general financial, domestic, international, economic and other market conditions.

              In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common shares, regardless of our operating performance.

               The common shares are equity securities and are subordinate to our existing and future indebtedness.

              The common shares are equity interests. This means the common shares will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Future indebtedness may restrict payment of dividends on the common shares.

              Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common shares, dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board. Further, the common shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

               There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares.

              There may be future sales or other dilution of our equity, which may adversely affect the market price of our common shares. The market price of our common shares could decline as a result of sales of a large number of common shares or similar securities in the market after this offering or the perception that such sales could occur.

USE OF PROCEEDS

              The net proceeds from the sale of the Equity Units offered hereby (after deducting underwriting discounts and commission and estimated expenses of the offering) are estimated to be $145,000,000 ($166,825,000 if the underwriters' option to purchase additional Equity Units to cover overallotments, if any, is exercised in full).

              The net proceeds from the sale of the common shares offered in the Concurrent Common Share Offering (after deducting underwriting discounts and commissions and estimated expenses of the offering) are estimated to be $403,942,500 ($464,608,875 if the underwriters' option to purchase additional common shares to cover overallotments, if any, is exercised in full).

              We intend to use $363.8 million of the net proceeds of the Concurrent Common Share Offering to pay the cash purchase price for the Acquisition. We intend to use the remaining net proceeds from the Concurrent Common Share Offering and the net proceeds from this offering to pay cash in lieu of Assured common shares, including Excess Shares, that we would otherwise deliver as part of the purchase price for the Acquisition. Under the Purchase Agreement, we may elect to pay $8.10 per Assured common share in cash in lieu of up to 22,283,951 Assured common shares that we would otherwise deliver as part of the purchase price. Pending such uses, we intend to invest the net proceeds in short-term, interest bearing securities.

              We currently intend to use the proceeds from the settlement of the purchase contracts to repay debt as soon as practicable following such settlement, and we have agreed not to use such proceeds to repurchase our common shares.

CAPITALIZATION

              The following table sets forth, as of March 31, 2009, our consolidated long-term debt and shareholders' equity on an:

  •
  actual basis;

  •
  as adjusted basis to give effect to the Acquisition, the issuance and sale of our common shares in the Concurrent Common Share Offering and the use of the net proceeds to pay the cash purchase price for the Acquisition and to pay cash in lieu of Assured common shares, including Excess Shares, that we would otherwise deliver as part of the purchase price for the Acquisition as described under "Use of Proceeds"; and

  •
  as further adjusted basis to give effect to the issuance of the Equity Units in this offering and to pay cash in lieu of Assured common shares, including Excess Shares, that we would otherwise deliver as part of the purchase price for the Acquisition.

              This table assumes that the underwriters' option to purchase additional Equity Units in this offering and to purchase additional common shares in the Concurrent Common Shares Offering are not exercised. You should read this table in conjunction with our and FSAH's consolidated financial statements and related notes thereto, which are incorporated by reference.

	At March 31, 2009
	Actual	As Adjusted	As Further Adjusted
	(dollars in thousands)
Long-term debt:
Assured Guaranty US Holdings Inc.
7% Senior Notes due 2034	$197,452	$197,452	$197,452
6.40% Series A Enhanced Junior Subordinated Debentures due 2066	149,774	149,774	149,774
Senior notes offered in this offering(1)	—	—	147,600
Financial Security Assurance Holdings Ltd.:(2)
6 7/8% Quarterly Interest Bonds due 2101	—	100,000	100,000
6.25% Notes due 2102	—	230,000	230,000
5.60% Notes due 2103	—	100,000	100,000
Junior Subordinated Debentures due 2066	—	300,000	300,000

Total long-term debt	347,226	1,077,226	1,224,826

Shareholders' equity:
Common stock ($0.01 par value, 500,000,000 shares authorized, 90,123,385 shares outstanding actual, 150,907,336 shares outstanding as adjusted)	901	1,509	1,509
Preferred stock	—	—	—
Additional paid-in capital	1,284,093	1,912,235	1,914,635
Retained earnings	738,831	884,705	884,705
Accumulated other comprehensive income	1,768	1,768	1,768
Treasury stock at cost	—	—	—

Total shareholders' equity	2,025,593	2,800,217	2,802,617

Total capitalization	$3,102,819	$3,877,443	$4,027,443

(1)
The as further adjusted amount assumes that 98.4% of the issue price of an Equity Unit is allocable to the ownership interest in the note and 1.6% is allocable to the purchase contract.

(2)
Amounts presented are at par value. Subsequent to the closing of the Acquisition, these amounts will be presented at fair value in our financial statements.

PRICE RANGE OF COMMON SHARES AND DIVIDEND POLICY

              Our common shares have been listed for trading on the NYSE under the symbol "AGO" since April 22, 2004. The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our common shares as reported on the NYSE and dividends for the quarters indicated.

	Price Range of Common Shares
			Dividend Paid per Share
	High	Low
Fiscal Year Ended 2007
First Quarter	$28.40	$25.90	$0.04
Second Quarter	31.99	26.65	0.04
Third Quarter	30.22	21.32	0.04
Fourth Quarter	29.46	13.34	0.04
Fiscal Year Ended 2008
First Quarter	$26.98	$16.53	$0.045
Second Quarter	27.58	17.94	0.045
Third Quarter	20.64	7.95	0.045
Fourth Quarter	16.65	5.49	0.045
Fiscal Year Ended 2009
First Quarter	$12.79	$2.69	$0.045
Second Quarter (through June 18, 2009)	16.07	6.48	0.045

              The closing price of our common shares on the NYSE on June 18, 2009 was $11.09 per share.

              As of June 12, 2009, there were approximately 15,000 holders of record of our common shares. This number excludes beneficial owners of common shares held in "street name."

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF ASSURED GUARANTY LTD.

              The following table sets forth selected historical financial and other data of Assured and, except as otherwise indicated below, is derived from our audited consolidated financial statements and unaudited consolidated financial statements. The interim financial data have been derived from Assured's unaudited financial statements and include, in the opinion of Assured's management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial data. The results for the three-month periods do not necessarily indicate the results to be expected for the full year.

              You should read the following information in conjunction with Assured's financial statements and notes thereto and the other financial information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)
	(dollars in millions, except per share amounts)
Statement of Operations Data:
Net earned premiums(1)	$148.4	$46.8	$261.4	$159.3	$144.8	$139.4	$98.7
Net investment income	43.6	36.6	162.6	128.1	111.5	96.8	94.8
Net realized investment (losses) gains	(17.1)	0.6	(69.8)	(1.3)	(2.0)	2.2	12.0
Realized gains and other settlements on credit derivatives	20.6	27.6	117.6	74.0	73.9	57.1	(13.1)
Unrealized gains (losses) on credit derivatives	27.0	(259.6)	38.0	(670.4)	11.8	4.4	137.4
Other income(2)	20.6	8.5	43.4	8.8	0.4	0.2	0.8

Total revenues	243.1	(139.4)	553.2	(301.6)	340.4	300.3	330.5

Loss and loss adjustment expenses (recoveries)(1)	79.8	55.1	265.8	5.8	11.3	(63.9)	(48.2)
Profit commission expense	0.3	1.2	1.3	6.5	9.5	12.9	15.5
Acquisition costs	23.4	11.9	61.2	43.2	45.2	45.4	49.7
Operating expenses	32.3	28.6	83.5	79.9	68.0	59.0	67.8
Interest expense	1.4	0.7	5.7	2.6	2.5	3.7	1.6
Other expense	5.8	5.8	23.3	23.5	13.8	13.5	10.7

Total expenses	143.0	103.4	440.9	161.4	150.4	70.7	97.2

Income (loss) before provision (benefit) for income taxes	100.1	(242.8)	112.3	(463.0)	190.0	229.6	233.3
Provision (benefit) for income taxes	14.6	(73.6)	43.4	(159.8)	30.2	41.2	50.5

Net income (loss)	$85.5	$(169.2)	$68.9	$(303.3)	$159.7	$188.4	$182.8

Earnings (loss) per share:(3)
Basic	$0.94	$(2.09)	$0.78	$(4.38)	$2.15	$2.51	$2.42
Diluted	$0.93	$(2.09)	$0.77	$(4.38)	$2.13	$2.50	$2.42
Dividends per share	$0.045	$0.045	$0.18	$0.16	$0.14	$0.12	$0.06
Balance sheet data (end of period):
Investments and cash	$3,812.3	$3,317.0	$3,643.6	$3,147.9	$2,469.9	$2,256.0	$2,157.9
Prepaid reinsurance premiums	23.7	17.5	18.9	13.5	4.5	9.5	11.8
Total assets	5,588.3	4,062.0	4,555.7	3,762.9	2,931.6	2,689.8	2,689.0
Unearned premium reserves	2,153.3	1,014.2	1,233.7	887.2	631.0	524.6	507.2
Reserves for losses and loss adjustment expenses	222.6	177.7	196.8	125.6	115.9	117.4	217.2
Credit derivative liabilities (assets), net	557.0	881.6	586.8	617.6	(49.0)	(35.8)	(31.3)
Long-term debt	347.2	347.2	347.2	347.1	347.1	197.3	197.4
Total liabilities	3,562.7	2,569.4	2,629.5	2,096.4	1,280.8	1,028.3	1,161.4
Accumulated other comprehensive income	1.8	51.6	2.9	56.6	41.9	45.8	79.0
Shareholders' equity	2,025.6	1,492.7	1,926.2	1,666.6	1,650.8	1,661.5	1,527.6
Book value per share	22.48	18.63	21.18	20.85	24.44	22.22	20.19
Financial Ratios:
Loss and loss adjustment expense ratio(4)	45.4%	78.1%	81.4%	3.4%	(3.3)%	(35.0)%	(17.0)%
Expense ratio(5)	31.4%	56.1%	38.7%	55.8%	59.2%	58.9%	65.4%
Combined ratio(6)	76.8%	134.2%	120.1%	59.2%	55.9%	23.9%	48.4%
Combined statutory financial information:
Contingency reserve(7)	$770.0	$637.0	$728.4	$598.5	$645.8	$572.9	$491.8
Policyholders' surplus	1,405.0	1,526.0	1,578.4	1,489.9	1,010.0	977.3	906.2
Additional financial guaranty information (end of period)
Net in-force business (principal and interest)	$357,216	$329,833	$348,816	$302,413	$180,174	$145,694	$136,120
Net in-force business (principal only)	237,176	214,876	222,722	200,279	132,296	102,465	95,592
* Some amounts may not add due to rounding.

(1)
In May 2008, the Financial Accounting Standards Board issued FAS 163, which requires that we recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. FAS 163 also clarifies the methodology to be used for financial guaranty premium revenue recognition and claim liability measurement, as well as requiring expanded disclosures about risk management activities. The provisions of FAS 163 related to premium revenue recognition and claim liability measurement are effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. Earlier application of these provisions was not permitted. As a result of the adoption of

  FAS 163, net premiums earned and loss and loss adjustment expenses are not comparable between 2008 and 2009 periods. The expanded risk management activity disclosure provisions of FAS 163 were effective for the third quarter of 2008 and were included in the Company's consolidated financial statements for those periods. FAS 163 will be applied to all existing and future financial guaranty insurance contracts written by the Company. FAS 163 mandates the accounting changes proscribed by the statement be recognized by the Company as a cumulative effect adjustment to retained earnings as of January 1, 2009. The impact of adopting FAS 163 on the Company's balance sheet was included in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2009, which is incorporated herein by reference.

(2)
Other income for three months ended March 31, 2009 and the years ended December 31, 2008 and 2007 included a change in fair value of $19.7 million, $8.5 million, $42.7 million and $8.3 million related to AGC.'s committed capital securities entered into in April 2005. The change in fair value was $0 in 2006 and 2005.

(3)
Effective January 1, 2009, the Company adopted FSP, which clarifies that share-based payment awards that entitle their holders to receive nonforfeitable dividends or dividend equivalents before vesting should be considered participating securities and shall be included in the calculation of basic and diluted EPS. Upon retrospective adoption of the FSP, Assured decreased previously reported basic loss per share by $0.02 and $0.08 for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, and decreased previously reported basic EPS by $0.03, $0.04 and $0.02 for the years ended December 31, 2006, 2005 and 2004, respectively. Upon retrospective adoption of the FSP, Assured decreased previously reported diluted loss per share by $0.02 and $0.08 for the three months ended March 31, 2008 and the year ended December 31, 2007, respectively, and decreased previously reported diluted EPS by $0.02, $0.03 and $0.02 for the years ended December 31, 2006, 2005 and 2004, respectively. There was no impact on both previously reported basic and diluted EPS for 2008.

(4)
Loss and loss adjustment expense ratio, which is a non-GAAP financial measure, is defined as loss and loss adjustment expenses (recoveries) plus the Company's net estimate of credit derivative incurred case and portfolio loss and loss adjustment expense reserves, which is included in unrealized gains (losses) on credit derivatives, plus net credit derivative losses (recoveries), which is included in realized gains and other settlements on credit derivatives, divided by net earned premiums plus net credit derivative premiums received and receivable, which is included in realized gains and other settlements on credit derivatives.

(5)
Expense ratio is calculated by dividing the sum of ceding commissions expense (income), profit commission expense, acquisition costs and operating expenses by net earned premiums plus net credit derivative premiums received and receivable, which is included in realized gains and other settlements on credit derivatives.

(6)
Combined ratio, which is a non-GAAP financial measure, is the sum of the loss and loss adjustment expense ratio and the expense ratio.

(7)
Under U.S. statutory accounting principles, financial guaranty and mortgage guaranty insurers are required to establish contingency reserves based on a specified percentage of premiums. A contingency reserve is an additional liability established to protect policyholders against the effects of adverse economic developments or cycles or other unforeseen circumstances.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

              The following table sets forth selected historical financial data for FSAH. The annual financial data have been derived from FSAH's audited financial statements. The interim financial data have been derived from FSAH's unaudited financial statements and include, in the opinion of FSAH's management, all adjustments (consisting only of normal recurring adjustments and entries required to record the February 2009 Risk Transfer Transaction) necessary for a fair presentation of the financial data. The results for the three-month periods do not necessarily indicate the results to be expected for the full year. Furthermore, FSAH's financial statements for periods prior to December 31, 2008 include FSAH's GIC operations, which were the subject of the February 2009 Risk Transfer Transaction, and FSAH's other Financial Products businesses which we are not acquiring.

              You should read the following information in conjunction with FSAH's financial statements and notes thereto and other financial information included or that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three Months Ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)		(dollars in millions)
Summary of Operations Data(1):
Revenues
Net premiums earned(2)	$78.5	$72.9	$376.6	$317.8	$301.5	$314.9	$325.9
Net investment income from general investment portfolio	62.1	64.8	264.2	236.7	218.9	200.8	172.1
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	(45.8)	36.2	126.9	102.8	87.2	89.2	69.1
Net unrealized gains (losses)	573.2	(489.1)	(745.0)	(642.6)	31.8	11.1	56.4
Net change in fair value of credit derivatives	527.4	(453.0)	(618.1)	(539.8)	119.0	100.3	125.5
Net interest income from financial products segment	34.4	208.8	647.4	1,079.6	858.2	487.9	194.7
Net realized gains (losses) from financial products segment	(278.4)	—	(8,644.2)	1.9	0.1	(7.5)	2.2
Net realized and unrealized gains (losses) on derivative instruments	(180.5)	430.8	1,424.5	62.8	131.4	(183.6)	272.9
Net unrealized gains (losses) on financial instruments at fair value	425.4	(411.4)	130.4	14.0	3.6	—	—
Expenses
Losses and loss adjustment expenses(2)	350.9	300.4	1,877.7	31.6	23.3	25.4	20.6
Foreign exchange (gains) losses from financial products segment	(16.6)	13.3	1.7	138.5	159.4	(189.8)	91.3
Net interest expense from financial products segment	127.4	239.3	794.3	989.2	768.7	491.6	267.6
Income (loss) before provision (benefit) for income taxes and equity in losses of unconsolidated subsidiaries	165.3	(685.4)	(9,315.5)	(181.9)	522.8	465.1	580.5
Provision (benefit) for income taxes	153.7	(263.8)	(872.4)	(116.2)	150.7	126.9	110.6
Net income (loss)	11.5	(421.6)	(8,443.2)	(65.7)	372.2	337.3	466.0
Less: noncontrolling interest	—	—	—	—	(52.0)	11.2	87.4

Net income (loss) of FSAH and subsidiaries	$11.5	$(421.6)	$(8,443.2)	$(65.7)	$424.2	$326.1	$378.6

	Three Months Ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)		(dollars in millions)
Balance Sheet Data(1)(end of period):
Assets
General investment portfolio, available for sale	$5,872.3	$5,684.2	$5,935.5	$5,191.9	$4,872.4	$4,595.5	$4,281.8
Financial products segment investment portfolio	805.0	16,157.8	10,302.0	19,213.2	17,537.1	14,002.0	9,546.7
Assets acquired in refinancing transactions	182.8	213.5	166.6	229.3	337.9	467.9	749.2
Prepaid reinsurance premiums	1,385.9	1,129.2	1,011.9	1,119.6	999.5	859.4	754.3
Note receivable from affiliate(3)	13,576.3	—	—	—	—	—	—
Total assets	24,891.3	27,203.1	20,258.1	28,318.7	25,764.7	22,000.1	17,079.0

	Three Months Ended March 31,		Year ended December 31,
	2009	2008	2008	2007	2006	2005	2004
	(unaudited)		(dollars in millions)
Liabilities and shareholders' equity
Deferred premium revenue	3,991.4	3,002.7	3,044.7	2,870.6	2,621.5	2,339.0	2,063.8
Losses and loss adjustment expenses	2,017.7	526.3	1,779.0	274.6	228.1	205.7	179.9
Financial products segment debt	14,180.3	20,888.9	16,432.3	21,400.2	18,349.7	14,947.1	10,444.1
Notes payable	730.0	730.0	730.0	730.0	730.0	430.0	430.0
Total liabilities	22,609.3	27,158.5	25,442.3	26,740.6	23,042.1	18,996.8	14,289.1
Total shareholders' equity (deficit) of FSA Holdings and subsidiaries	2,281.7	44.3	(5,184.5)	1,577.8	2,722.3	2,822.9	2,611.3
Noncontrolling interest	0.3	0.3	0.3	0.3	0.3	180.4	178.6
Shareholders' equity (deficit)	2,282.0	44.6	(5,184.2)	1,578.1	2,722.6	3,003.3	2,789.9
Additional Data:
Qualified statutory capital(4)	$1,980.4	$3,012.9	$1,992.4	$2,703.1	$2,554.1	$2,417.5	$2,280.9
Total claims-paying resources(5)	7,357.4	7,483.3	7,713.1	6,738.8	6,055.8	5,675.8	5,230.6
Total dividends	—	33.6	33.6	122.0	530.0	71.1	22.9
Exposure:
Net par outstanding	$417,306	$414,128	$408,530	$406,457	$359,560	$337,483	$317,743
Net insurance in force (principal and interest)	616,364	614,268	611,448	598,306	531,421	480,185	444,512

(1)
Prepared in accordance with accounting principles generally accepted in the United States of America.

(2)
In May 2008, the Financial Accounting Standards Board issued FAS 163, which requires that FSAH recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. FAS 163 also clarifies the methodology to be used for financial guaranty premium revenue recognition and claim liability measurement, as well as requiring expanded disclosures about risk management activities. The provisions of FAS 163 related to premium revenue recognition and claim liability measurement are effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years. Earlier application of these provisions was not permitted. As a result of the adoption of FAS 163, net premiums earned and loss and loss adjustment expenses are not comparable between 2008 and 2009 periods. The expanded risk management activity disclosure provisions of FAS 163 were effective for the third quarter of 2008 and were included in FSAH's consolidated financial statements for those periods. FAS 163 will be applied to all existing and future financial guaranty insurance contracts written by FSAH. FAS 163 mandates the accounting changes proscribed by the statement be recognized by FSAH as a cumulative effect adjustment to retained earnings as of January 1, 2009. The impact of adopting FAS 163 on FSAH's balance sheet was included in FSAH's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, which is incorporated herein by reference.

(3)
The GIC subsidiaries, unlike FSA Asset Management LLC ("FSAM"), remain part of FSAH's consolidated financial statements, which means that the GICs issued to third parties and the GIC Subsidiaries' note receivable from FSAM of $13.6 billion (the "Note Receivable from Affiliate") represent the liabilities and assets of the GIC business in FSAH's consolidated financial statements. The Note Receivable from Affiliate is carried at net realizable value, which is periodically evaluated for impairment. Prior to February 24, 2009, the Note Receivable from Affiliate was eliminated in consolidation.

(4)
Amounts are statutory data for FSA and therefore differ from comparable GAAP amounts.

(5)
Total claims-paying resources is used by Moody's to evaluate adequacy of capital resources and credit ratings. Moody's uses its judgment in making adjustments to some of the measures. This term represents the sum of statutory capital, statutory unearned premium reserve, present value of future net installment premiums, statutory loss reserve, credit available under standby line of credit facility and money market committed preferred trust securities.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

              The following unaudited pro forma combined condensed financial statements of Assured have been prepared to assist you in your analysis of the financial effects of the Acquisition. The unaudited pro forma combined condensed financial statements were prepared using the historical consolidated financial statements of Assured and FSAH. This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of Assured and FSAH included in or incorporated by reference into this prospectus supplement.

              The accompanying unaudited pro forma combined condensed financial statements give effect to the transfer by FSAH to Dexia Holdings of the stock of the Financial Products Companies as well as the transfer of the remaining liquidity and credit risk of the GIC operations to Dexia, which we refer to in the following tables as the "FP Business Distribution," and the Acquisition, assuming a purchase price of $544.5 million in cash and the issuance of 22,283,951 Assured common shares, using the purchase method of accounting. The pro forma adjustments related to the Acquisition are preliminary and do not reflect the final allocation of the excess of the purchase price over the net book value of the assets of FSAH, as the process to assign a fair value to the various tangible and intangible assets acquired has not been completed. Final adjustments are likely to result in a materially different purchase price adjustment, debt components and allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and amount of interest expense and depreciation and amortization expense recorded in the statement of operations. The effect of the changes to the statements of operations will depend on the final purchase price, the nature and amount of debt issued and assumed and the nature and amount of the final purchase price allocation and could be material.

              Assured and FSAH are in the process of reviewing their accounting and reporting policies and, as a result of this review, it may be necessary to adjust FSAH's financial statements to conform to the accounting policies of Assured. While some adjustments have been included in the unaudited pro forma combined condensed financial information included in this prospectus supplement, further adjustments may be necessary upon completion of this review. Final determination of financial statement presentation will be completed upon consummation of the Acquisition. Additionally, the historical financial statements and the pro forma adjustments were prepared under US GAAP. Effective January 1, 2009, Assured and FSAH adopted FAS 163, which significantly changed the accounting for financial guaranty insurance.

              The pro forma financials do not reflect revenue opportunities and cost savings that we expect to realize after the Acquisition. We cannot assure you with respect to the estimated revenue opportunities and operating cost savings that are expected to be realized as a result of the Acquisition. The pro forma financial information also does not reflect non-recurring charges related to integration activity or exit costs that may be incurred by Assured or FSAH in connection with the Acquisition.

              The unaudited pro forma combined condensed balance sheet assumes that the transactions of FSAH took place on March 31, 2009. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2008 and the three months ended March 31, 2009 assume that the transaction took place the first day of the period presented (i.e., January 1, 2008). Reclassifications have been made to the statements of operations of FSAH to conform it to Assured's financial statement classifications.

              The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

Assured Guaranty Ltd. and Subsidiaries
Unaudited Pro Forma Combined Condensed Balance Sheet
As of March 31, 2009
(dollars in thousands)

	Assured As Reported	FSA As Reported	Pro Forma Adjustments for Carve Out of Financial Products Segment	Notes	Pro Forma Adjustments For Acquisition	Notes	Pro Forma Combined
Assets
General investment portfolio, available for sale:
Fixed maturity securities, at fair value	$3,176,178	$5,383,175	$—		$—		$8,559,353
Equity securities, at fair value	—	573	—		—		573
Short-term investments, at cost which approximates fair value	616,834	488,561	—		—		1,105,395
Financial products segment investment portfolio:
Fixed maturity securities, at fair value	—	796,129	(796,129)	(1)	—		—
Short-term investments, at cost which approximates fair value	—	8,910	(8,910)	(1)	—		—
Trading portfolio at fair value	—	—	—		—		—
Assets acquired in refinancing transactions	—	182,812	—		—		182,812
Total investments	3,793,012	6,860,160	(805,039)		—		9,848,133
Cash and cash equivalents	19,328	55,280	—		(10,873)	(10)	63,735
Deferred acquisition costs	382,525	297,562	—		(297,562)	(3)	382,525
Note receivable from affiliate	—	13,576,303	(13,576,303)	(1)	—		—
Prepaid reinsurance premiums	23,655	1,385,908	—		(406,086)	(2)	1,003,476
Premium receivable	748,414	815,819	—		—		1,564,233
Reinsurance recoverable on ceded losses	7,763	325,812	—		(7,192)	(2)	326,383
Credit derivative assets	149,798	126,385	—		—		276,183
Deferred income taxes	117,560	580,900	31,443	(1)	487,516	(11)	1,217,419
VIE assets	—	—	—		1,147,605	(5)	1,147,605
Other assets	346,273	867,200	(432,301)		—		781,172
Total assets	$5,588,328	$24,891,329	$(14,782,200)		$913,407		$16,610,864

	Assured As Reported	FSA As Reported	Pro Forma Adjustments for Carve Out of Financial Products Segment	Notes	Pro Forma Adjustments For Acquisition	Notes	Pro Forma Combined
Liabilities and shareholders' equity
Liabilities
Unearned premium reserves	$2,153,312	$3,991,368	$—		$(406,086)	(2)	$7,465,338
					1,726,744	(6)
Reserves for losses and loss adjustment expenses	222,555	2,017,675	—	(1)	(7,192)	(2)	2,233,038
Senior Notes/Notes Payable	197,452	430,000	—		(391,403)		236,049
Series A Enhanced Junior Subordinated Debentures	149,774	300,000	—		(240,000)		209,774
Goodwill	—	—	—		145,874	(8)	—
					(145,874)	(9)
Credit derivative liabilities	706,768	816,633	—		—		1,523,401
Financial products segment debt	—	14,180,258	(14,180,258)	(1)	—		—
VIE liabilities	—	—	—		1,147,605	(5)	1,147,605
Mandatory Convertible Equity Units	—	—	—		147,600	(10)	147,600
Other liabilities and minority interest	132,874	873,365	(160,796)	(1)			845,443
Total liabilities	3,562,735	22,609,299	(14,341,054)		1,977,267		13,808,247
Commitments and contingencies
Shareholders' equity
Common stock	901	335	—		(335)	(7)	1,509
					608	(10)
Additional paid-in capital	1,284,093	9,365,755	(7,754,971)	(1)	(1,610,784)	(7)	1,914,635
					630,542	(10)
Retained earnings	738,831	(7,089,937)	7,316,746	(1)	(226,809)	(7)	884,705
					145,874	(9)
Purchase price	—	—	—		—		—
Non-controlling interest	—	250	(250)	(1)	—		—
Accumulated other comprehensive income (loss)	1,768	6,712	(2,671)	(1)	(4,041)	(7)	1,768
Deferred equity compensation	—	13,052	—		(13,052)	(7)	—
Less treasury stock at cost	—	(14,137)	—		14,137	(7)	—
Total shareholders' equity	2,025,593	2,282,030	(441,146)		(1,063,860)		2,802,617
Total liabilities and shareholders' equity	$5,588,328	$24,891,329	$(14,782,200)		$913,407		$16,610,864

See accompanying notes to unaudited pro forma combined condensed financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

Assured Guaranty Ltd. and Subsidiaries
Unaudited Pro Forma Combined Condensed Statements of Operations
For the Year Ended December 31, 2008
(dollars in thousands, except per share amounts)

	Assured As Reported	FSAH As Reported	Pro Forma Adjustments for Carve Out of Financial Products Segment	Notes		Pro Forma Adjustments For Acquisition	Notes		Pro Forma Combined
Revenues
Net earned premiums	$261,398	$376,573	$—			$158,700	(b	)	$796,671
Net investment income	162,558	264,181	—			—			426,739
Net realized investment losses	(69,801)	(6,669)	—			—			(76,470)
Change in fair value of credit derivatives
Realized gains and other settlements on credit derivatives	117,589	126,891	—			—			244,480
Unrealized gains (losses) on credit derivatives	38,034	(744,963)	—			—			(706,929)
Net change in fair value of credit derivatives	155,623	(618,072)	—			—			(462,449)
Net interest income from financial products segment	—	647,366	(647,366)	(a	)	—			—
Net realized (losses) gains from financial products segment	—	(8,644,183)	8,644,183	(a	)	—			—
Net realized and unrealized gains (losses) on derivative instruments	—	1,424,522	(1,424,237)	(a	)	—			285
Net unrealized gains (losses) on financial instruments at fair value	—	130,363	(47,563)	(a	)	—			82,800
Income from assets acquired in refinancing transactions	—	11,154	—			—			11,154
Other income	43,410	(16,199)	69	(a	)	—			27,280
Total revenues	553,188	(6,430,964)	6,525,086			158,700			806,010
Expenses
Loss and loss adjustment expenses	265,762	1,877,699	—			—			2,143,461
Profit commission expense	1,336	—	—			—			1,336
Acquisition costs	61,249	65,700	—			(65,700)			61,249
Other operating expenses	83,493	98,871	(43,241)	(a	)	—			139,123
Foreign exchange losses (gains) from financial products segment	—	1,652	(1,652)	(a	)	—			—
Interest expense	23,283	46,335	12,120	(a	)	6,314	(c	)	103,052
						15,000	(e	)
Net interest expense from financial products segment	—	794,308	(794,308)	(a	)	—			—
Other expense	5,734	—	—			—			5,734
Total expenses	440,857	2,884,565	(827,081)			(44,386)			2,453,955
Income (loss) before provision (benefit) for income taxes	112,331	(9,315,529)	7,352,167			203,086			(1,647,945)
Provision (benefit) for income taxes	43,448	(872,359)	182,688	(a	)	71,080			(575,143)
Net (loss)	$68,883	$(8,443,170)	$7,169,479			$132,006			$(1,072,802)
Net loss per diluted share									$(7.17)

See accompanying notes to unaudited pro forma combined condensed financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

Assured Guaranty Ltd. and Subsidiaries
Unaudited Pro Forma Combined Condensed Statements of Operations
For the Quarter Ended March 31, 2009
(dollars in thousands, except per share amounts)

	Assured As Reported	FSA As Reported	Pro Forma Adjustments for Carve Out of Financial Products Segment	Notes		Pro Forma Adjustments For Acquisition	Notes		Pro Forma Combined
Revenues
Net earned premiums	$148,446	$78,523	$—			$36,663	(b	)	$263,632
Net investment income	43,601	62,117	—			—			105,718
Net realized investment losses	(17,110)	(5,922)	—			—			(23,032)
Change in fair value of credit derivatives
Realized gains and other settlements on credit derivatives	20,579	(45,754)	—			—			(25,175)
Unrealized (losses) gains on credit derivatives	26,982	573,194	—			—			600,176

Net change in fair value of credit derivatives	47,561	527,440	—			—			575,001
Net interest income from financial products segment	—	34,355	(34,355)	(a	)	—			—
Net realized gains (losses) from financial products segment	—	(278,359)	278,359	(a	)	—			—
Interest income on note receivable from affiliate	—	35,447	(35,447)	(a	)	—			—
Net realized and unrealized gains (losses) on derivative instruments	—	(180,483)	180,479	(a	)	—			(4)
Net unrealized gains (losses) on financial instruments at fair value	—	425,356	(386,637)	(a	)	—			38,719
Income from assets acquired in refinancing transactions	—	2,172	—			—			2,172
Other income	20,568	(14,743)	—			—			5,825

Total revenues	243,066	685,903	2,399			36,663			968,031

Expenses
Loss and loss adjustment expenses	79,754	350,858	—			—			430,612
Profit commission expense	255	—	—			—			255
Acquisition costs	23,421	8,999	—			(8,999)	(f	)	23,421
Other operating expenses	32,318	37,435	(8,319)	(a	)	—			61,434
Foreign exchange (gains) losses from financial products segment	—	(16,588)	16,588	(a	)	—			—
Interest expense	5,821	12,510	1,603	(a	)	1,579	(c	)	25,263
						3,750	(e	)
Net interest expense from financial products segment	—	127,422	(127,422)	(a	)	—			—
Other expense	1,400	—	—			—			1,400

Total expenses	142,969	520,636	(117,550)			(3,670)			542,385

(Loss) income before (benefit) provision for income taxes	100,097	165,267	119,949			40,334			425,647
(Benefit) provision for income taxes	14,608	153,722	5,913	(a	)	14,117	(d	)	188,360

Net income	$85,489	$11,545	$114,036			$26,217			$237,287

Net income per diluted share									$1.55

See accompanying notes to unaudited pro forma combined condensed financial statements, including Note 2 for an explanation of the preliminary pro forma adjustments.

Assured Guaranty Ltd.
Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Note 1—Basis of Pro Forma Presentation

              The unaudited pro forma combined condensed balance sheet data shows the estimated effects of the Acquisition as if it had occurred on March 31, 2009. The unaudited pro forma combined condensed statements of operations data for the year ended December 31, 2008 and the three months ended March 31, 2009 show the estimated effects of the Acquisition as if it had occurred on the first day of the periods presented (i.e., January 1, 2008).

              The Carve Out of Financial Products Segment and Adjustments For Acquisition columns represent adjustments to present the historic consolidated financial statements of Assured and FSAH to conform to the preliminary presentation of such information for the combined entity as discussed below. For purposes of identifying the transactions that give rise to the changes on the financial statements, numerical references are provided to reflect where balances have been adjusted.

              Assured and FSAH are in the process of reviewing their accounting and reporting policies and, as a result of this review, it may be necessary to adjust FSAH's financial statements to conform to the accounting policies of Assured. While some adjustments have been included in the unaudited pro forma combined condensed financial information included in this prospectus supplement, further adjustments may be necessary upon completion of this review. Final determination of financial statement presentation will be completed upon consummation of the Acquisition. Additionally, the historical financial statements and the pro forma adjustments were prepared under US GAAP. Effective January 1, 2009, Assured and FSAH adopted FAS 163, which significantly changed the accounting for financial guaranty insurance.

              Historically, Assured and FSAH engaged in reinsurance transactions together. The effects of material intercompany transactions have been eliminated from the accompanying unaudited pro forma combined financial information.

              The pro forma adjustments reflect the payment of $544.5 million in cash and issuance of 22,283,951 Assured common shares to Dexia Holdings. The pro forma adjustments assume funds for the $544.5 million cash payment were obtained from the issuance of an additional 38,500,000 Assured common shares to the public at a purchase price of $11.00 per share, the public offering price of our common shares in the Concurrent Common Share Offering, and the issuance of $150 million of equity units.

              The Acquisition will be accounted for using the purchase method of accounting effective on January 1, 2009 in accordance with FAS No. 141, Business Combinations, as revised in 2007 ("FAS 141R"). Assured will be the acquiring entity for financial reporting purposes. Under the purchase method of accounting, the acquisition price will be allocated to the tangible and intangible assets and liabilities assumed of the acquired entity based on their estimated fair values, with any excess being recognized as goodwill and any deficit being recognized as an extraordinary gain to net income in the first reporting period after the deal closes. Costs of the Acquisition are expensed in the period in which the expenses are incurred.

              In addition, as explained in more detail in the accompanying notes to the unaudited pro forma combined condensed financial statements, the resulting extraordinary gain reflected in the unaudited pro forma combined condensed financial statements is subject to adjustment. The adjustments included in these unaudited pro forma combined condensed financial statements are preliminary and may be revised. Based on the preliminary adjustments and allocation of purchase price, the fair value of FSAH's pro forma net assets at March 31, 2009 exceeds the purchase price by $145.9 million. This results in negative goodwill. Any negative goodwill will be recognized as an extraordinary gain in the combined results of operations in the first reporting period subsequent to consummation of the

Acquisition. After completing a fair value analysis of FSAH's assets and liabilities as of the closing date, the final allocation of negative goodwill to nonfinancial assets and the amount of the extraordinary gain will be determined. The final purchase price allocation and purchase accounting adjustments may be materially different from the unaudited pro forma adjustments presented in the document.

Note 2—Unaudited Pro Forma Adjustments

    Unaudited Pro Forma Condensed Consolidated Balance Sheet

Carve Out of Financial Products Segment

(1)
Adjustment to carve out amounts attributable to the Financial Products Companies from consolidated FSAH balances. Under the Purchase Agreement, we have agreed to acquire FSAH. Assured is not acquiring the Financial Products Companies. Assured expects FSAH to distribute certain of the Financial Products Companies to Dexia Holdings or one of its affiliates. Under the Purchase Agreement, Assured and Dexia Holdings have agreed to negotiate a number of agreements pursuant to which Dexia Holdings would guarantee or otherwise take responsibility for the assets and liabilities of the financial products business. This pro forma adjustment shows the estimated effects of these agreements, which will be entered into at the closing of the Acquisition.

Adjustments for Acquisition

(2)
Adjustment to eliminate amounts attributable to reinsurance activity between Assured and FSAH entities.

(3)
Adjustment to write off FSAH deferred acquisition costs as part of purchase GAAP accounting.

(4)
Adjustment to record the debt Assured acquired from FSAH at fair value. Refer to Note 11 of the notes to FSAH's consolidated financial statements for the year ended December 31, 2008 for a description of the material terms related to this debt, which have been incorporated by reference into this prospectus supplement. The debt matures beginning in 2036 with the final obligation maturing in 2103. The coupon rates are considerably lower than the rates that would apply to comparable debt issued today. Accordingly, the adjustment reflects the changes in credit spreads from when the debt was originally entered into and current credit spreads in the market.

(5)
Adjustment to reflect assets and liabilities of variable interest entities at their carrying values that will need to be consolidated pursuant to the guidance of FASB Interpretation No. 46 (revised December 2003) "Consolidation of Variable Interest Entities" ("FIN 46R"). This adjustment is based on Assured's preliminary evaluation of variable interest entities whereby the combined variable interest of FSAH and Assured would lead us to conclude that the combined entity is the primary beneficiary as defined by FIN 46R and, therefore, that we would need to consolidate these entities.

(6)
Adjustment to record at fair value FSAH's unearned premium reserves. Adjustment reflects the amount that a financial guaranty insurance company with a similar credit rating would require to assume the policies for which FSAH has already been paid premiums in full (typically referred to as up-front policies). The adjustment reflects our best estimate of current upfront premiums that a financial guarantor would require based on the nature of the policies in force. The adjustment reflects estimated costs of capital based on rating agency capital charges, expenses based on our historical experience and a risk premium that reflects the risk of loss associated with the policies.

  Additionally, FSAH's subsidiaries have policies for which they are contractually entitled to receive premiums and, in the event of default of an insured obligation, obligated to pay claims in the future. These policies are typically referred to as installment policies. Similar to the adjustment for upfront policies discussed above, this adjustment also reflects the net fair value of expected future premiums, net of estimated costs of capital, related expenses and a risk premium based on the risk of insurance losses. The net cash flows are discounted at a risk-free rate. We have estimated future premiums based on expected maturities, which are typically shorter than contractual maturities. Costs of capital are based on rating agency capital charges for the nature of the business insured. Expenses are based on our historical experience. Risk premiums are based on loss scenarios determined based on Company estimates.

  Based on our assumptions, FSAH's existing installment contracts result in an additional liability measured at fair value on March 31, 2009 indicating the FSAH's contractual premiums are less than the premiums a market participant of similar credit quality would demand at March 31, 2009. We have included this additional liability in our adjustment to unearned premium reserves.

(7)
Adjustment to eliminate historic balances attributable to FSAH common stock, additional paid-in capital, retained earnings, accumulated other comprehensive income, deferred equity compensation and treasury stock.

(8)
Adjustment to record negative goodwill based on the excess of the fair value of FSAH's net assets compared to the purchase price paid based on our preliminary assessment. The fair value of FSAH's pro forma net assets at March 31, 2009 exceeds the purchase price by $145.9 million. After completing a fair value analysis of FSAH's assets and liabilities as of the closing date, the final allocation of negative goodwill to non-financial assets and the amount of the extraordinary gain will be determined. The final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments presented in this document.

(9)
Adjustment to recognize an extraordinary gain for the negative goodwill in pro forma adjustment Note 8, above. This extraordinary gain would be recognized in the combined results of operations in the first reporting period subsequent to consummation of the Acquisition.

(10)
Adjustment to reflect the effects of the offering of Assured's common shares to finance the Acquisition. The pro forma adjustments reflect a payment of $544.5 million in cash and the issuance of 22,283,951 Assured common shares directly to Dexia Holdings. The funds for the $544.5 million payment were assumed to be obtained from the issuance of an additional 38,500,000 Assured common shares to the public at $11.00 per share plus the issuance of $150 million of equity units. Transaction costs are estimated to be $39.9 million, of which $10.9 million is assumed to be paid from cash on hand.

(11)
Adjustment to tax effect of purchase GAAP accounting entries. Adjustment assumes a 35% tax rate.

    Unaudited Pro Forma Combined Condensed Statements of Operations

Carve Out of Financial Products Segment

(a)
Adjustment to carve out amounts attributable to the Financial Products Companies from consolidated FSAH balances.

Pro Forma Adjustments

(b)
Adjustment to record incremental net earned premium attributable to the effects of balance sheet pro forma adjustment Note 6, above. Adjustment assumes that the pro forma adjustment amounts will be earned in proportion to FSAH's projected earned premium amounts under its current earnings methodology. Projected earned premium calculated under FAS 163 is not currently available.

(c)
Adjustment to record incremental interest expense attributable to the effects of balance sheet pro forma adjustment Note 4, above. Adjustment assumes incremental expense will be recognized straight line over the contractual life of the debt.

(d)
Adjustment to tax effect of pro forma adjustments. Adjustment assumes a 35% tax rate for all adjustments.

(e)
Adjustment to reflect interest expense on $150 million of equity units. Interest expense based on the company's estimated cost to issue 3-year debt, which is estimated to be 10%. The difference between this estimated cost and the actual coupon on these equity units of 8.50%, results in a credit to the company's additional paid-in capital.

(f)
Adjustment to eliminate FSA's deferred acquisition cost amortization as a result of write-off of deferred acquisition costs as part of purchase GAAP accounting, see note 3 above.

THE BUSINESS OF ASSURED GUARANTY LTD.

Overview

              Assured Guaranty Ltd. is a Bermuda based holding company that provides, through its operating subsidiaries, credit enhancement products to the public finance, structured finance and mortgage markets. Credit enhancement products are financial guaranty or other types of financial support, including credit derivatives, that improve the credit of underlying debt obligations. A derivative is a financial instrument whose characteristics and value depend upon the characteristics and value of an underlying security or commodity. We apply our credit expertise, risk management skills and capital markets experience to develop insurance, reinsurance and derivative products that meet the credit enhancement needs of our customers. We market our products directly and through financial institutions, serving the U.S. and international markets.

              Our principal operating subsidiaries are AGC and AG Re.

              We have four principal business segments: (1) financial guaranty direct, which includes transactions whereby we provide an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and could take the form of a credit derivative; (2) financial guaranty reinsurance, which includes agreements whereby we are a reinsurer and agree to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; (3) mortgage guaranty, which includes mortgage guaranty insurance and reinsurance whereby we provide protection against the default of borrowers on mortgage loans; and (4) other, which includes lines of business in which we are no longer active.

              We primarily conduct our business in the United States, Bermuda and Europe. The following table sets forth our gross written premiums by segment for the periods presented:

Gross Written Premiums By Segment

	Three Months Ended March 31, 2009	Year Ended December 31, 2008
	($ in millions)
Financial guaranty direct:
Structured finance	$0.9	$59.4
Public finance	139.2	425.3

Total financial guaranty direct	140.1	484.7
Financial guaranty reinsurance:
Structured finance	0.6	38.0
Public finance	94.1	91.3

Total financial guaranty reinsurance	94.7	129.3
Mortgage guaranty	—	0.7
Total financial guaranty gross written premiums	234.8	614.7
Other	—	3.5

Total	$234.8	$618.3

Financial Guaranty Direct

              Financial guaranty direct insurance provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty insurance may be issued to the holders of the insured obligations at the time of issuance of those obligations, or may be issued in the secondary market to holders of public bonds and structured securities. Both issuers of and investors in financial instruments may benefit from financial guaranty insurance. Issuers benefit because the insurance may have the effect of lowering an issuer's cost of borrowing to the extent that the insurance premium is less than the value of the difference between the yield on the insured obligation (which carries the credit rating of the insurer) and the yield on the obligation if sold on the basis of its uninsured credit rating. Financial guaranty insurance also improves the marketability of obligations issued by infrequent or unknown issuers, as well as obligations with complex structures or backed by asset classes new to the market. Investors benefit from increased liquidity in the secondary market, added protection against loss in the event of the obligor's default on its obligation, and reduced exposure to price volatility caused by changes in the credit quality of the underlying issue.

              As an alternative to traditional financial guaranty insurance, credit protection relating to a particular security or issuer can be provided through a credit derivative, such as a CDS. Under the terms of a CDS, the seller of credit protection makes a specified payment to the buyer of credit protection upon the occurrence of one or more specified credit events with respect to a reference obligation or entity. Credit derivatives typically provide protection to a buyer rather than credit enhancement of an issue as in traditional financial guaranty insurance. Credit derivatives may be preferred by some customers because they generally offer ease of execution and standardized terms.

              Financial guaranty direct products are generally provided for structured finance and public finance obligations in the U.S. and international markets.

              Structured Finance—Structured finance obligations in both the U.S. and international markets are generally backed by pools of assets, such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value, which are generally held by a special purpose issuing entity. Structured finance obligations can be "funded" or "synthetic." Funded structured finance obligations generally have the benefit of one or more forms of credit enhancement, such as over-collateralization and excess cash flow, to cover credit risks associated with the related assets. Synthetic structured finance obligations generally take the form of credit derivatives or credit linked notes that reference a pool of securities or loans, with a defined deductible to cover credit risks associated with the referenced securities or loans.

              Public Finance—Public finance obligations in both the U.S. and international markets consist primarily of debt obligations issued by or on behalf of states or their political subdivisions (counties, cities, towns and villages, utility districts, public universities and hospitals, public housing and transportation authorities), other public and quasi public entities, private universities and hospitals, and investor owned utilities. These obligations generally are supported by the taxing authority of the issuer, the issuer's or underlying obligor's ability to collect fees or assessments for certain projects or public services or revenues from operations. This market also includes project finance obligations, as well as other structured obligations supporting infrastructure and other public works projects.

Financial Guaranty Reinsurance

              Financial guaranty reinsurance indemnifies a primary insurance company against part of a loss that the latter may sustain under a policy that it has issued. The reinsurer may itself purchase reinsurance protection ("retrocessions") from other reinsurers, thereby reducing its own exposure.

              Reinsurance agreements take two major forms: "treaty" and "facultative." Treaty reinsurance requires the reinsured to cede, and the reinsurer to assume, specific classes of risk underwritten by the ceding company over a specified period of time, typically one year. Facultative reinsurance is the reinsurance of part of one or more specified policies, and is subject to separate negotiation for each cession.

Financial Guaranty Portfolio

              The principal types of obligations covered on a global basis by our financial guaranty direct and our financial guaranty reinsurance businesses are structured finance and public finance obligations. Because both businesses involve similar risks, we analyze and monitor our financial guaranty direct portfolio and our financial guaranty reinsurance portfolio on a unified process and procedure basis. In the tables that follow, our reinsurance par outstanding on treaty business is reported on a one-quarter lag due to the timing of receipt of reports prepared by our ceding companies. The following table sets forth our financial guaranty net par outstanding by product line:

Net Par Outstanding By Product Line

	As of March 31,	As of December 31,
	2009	2008	2007	2006
	($ in billions)
U.S. Public Finance:
Direct	$45.6	$37.5	$7.5	$3.5
Reinsurance	81.6	69.9	74.4	48.8
Total U.S. public finance	127.2	107.3	81.9	52.3
U.S. Structured Finance:
Direct	63.7	65.6	65.0	44.5
Reinsurance	8.4	8.8	8.9	7.1
Total U.S. structured finance	72.1	74.4	73.8	51.6
International:
Direct	26.3	29.0	30.6	19.9
Reinsurance	11.6	12.1	14.0	8.5
Total international	37.9	41.0	44.5	28.4
Total net par outstanding(1)	$237.2	$222.7	$200.3	$132.3

    (1)
    Some amounts may not add due to rounding.

    U.S. Structured Finance Obligations

              We insure and reinsure a number of different types of U.S. structured finance obligations. Credit support for the exposures written by us may come from a variety of sources, including some combination of subordinated tranches, excess spread, over-collateralization or cash reserves. Additional support also may be provided by transaction provisions intended to benefit noteholders or credit enhancers. The types of U.S. Structured Finance transactions we insure and reinsure include the following:

              Pooled Corporate Obligations—These include securities primarily backed by various types of corporate debt obligations, such as secured or unsecured bonds, bank loans or loan participations and trust preferred securities. These securities are often issued in "tranches," with subordinated tranches providing credit support to the more senior tranches. Our financial guaranty exposures generally are to the more senior tranches of these issues.

              Residential Mortgage-Backed and Home Equity—These include obligations backed by closed-end first mortgage loans and closed- and open-end second mortgage loans or home equity loans on one-to-four family residential properties, including condominiums and cooperative apartments. First mortgage loan products in these transactions include fixed rate, adjustable rate ("ARM") and option adjustable-rate ("Option ARM") mortgages. The credit quality of borrowers covers a broad range, including "prime", subprime" and "Alt-A". A prime borrower is generally defined as one with strong risk characteristics as measured by factors such as payment history, credit score, and debt-to-income ratios. A subprime borrower is a borrower with higher risk characteristics, usually as determined by credit score and/or credit history. An Alt-A borrower is generally defined as a prime quality borrower that lacks certain ancillary characteristics, such as fully documented income.

              Structured Credit—These include program wide credit enhancement for commercial paper conduits, whole business securitizations and intellectual property securitizations. Program wide credit enhancement generally involves insuring against the default of asset backed securities in a bank sponsored commercial paper conduit. Whole business securitizations are obligations backed by revenue-producing assets sold to a limited-purpose company by an operating company, including franchise agreements, lease agreements, intellectual property and real property.

              Consumer Receivables—These include obligations backed by non-mortgage consumer receivables, such as automobile loans and leases, credit card receivables and other consumer receivables.

              Commercial Receivables—These include obligations backed by equipment loans or leases, fleet auto financings, business loans and trade receivables. Credit support is derived from the cash flows generated by the underlying obligations, as well as property or equipment values as applicable.

              Commercial Mortgage-Backed Securities—These include debt instruments that are backed by pools of commercial mortgages. The collateral supporting commercial mortgage-backed securities include office, multi-family, retail, hotel, industrial and other specialized or mixed-use properties.

              Insurance Securitizations—These include bonds secured by the future earnings from pools of various types of insurance/reinsurance policies and income produced by invested assets.

              Other Structured Finance—Other structured finance exposures in our portfolio include bonds or other securities backed by assets not generally described in any of the other described categories.

              The following table sets forth our U.S. structured finance direct and reinsurance gross par written by asset type (stated as a percentage of total U.S. structured finance direct and reinsurance gross par) for the periods presented:

U.S. Structured Finance Gross Par Written by Asset Type

	Three Months Ended March 31,	Year Ended December 31,
	2009	2008	2007	2006
	($ in billions)
Pooled corporate obligations	77.2%	30.0%	40.9%	49.2%
Residential mortgage-backed and home equity	21.8	25.0	28.8	22.1
Structured credit	—	22.4	2.9	4.2
Consumer receivables	—	16.8	13.9	5.9
Commercial receivables	—	5.6	6.8	2.1
Commercial mortgage-backed securities	—	—	4.1	14.1
Insurance securitizations	—	—	2.2	2.1
Other structured finance	—	0.3	0.4	0.3
Total(1)	100.0%	100.0%	100.0%	100.0%
Total U.S. structured finance gross par written	$0.1	$12.7	$36.0	$28.2

    (1)
    Total does not add due to rounding.

              The following table sets forth our U.S. structured finance direct and reinsurance net par outstanding by asset type (stated as a percentage of total U.S. structured finance direct and reinsurance net par outstanding) as of the dates indicated:

U.S. Structured Finance Net Par Outstanding by Asset Type

	As of March 31,	As of December 31,
	2009	2008	2007	2006
	($ in billions)
Pooled corporate obligations	46.7%	46.6%	45.8%	49.6%
Residential mortgage-backed and home equity	24.7	24.7	24.7	21.8
Commercial mortgage-backed securities	8.1	7.9	8.1	10.5
Consumer receivables	6.5	6.9	8.9	5.2
Commercial receivables	7.0	6.6	7.1	4.7
Structured credit	4.1	4.4	2.1	3.0
Insurance securitizations	2.2	2.1	1.6	1.5
Other structured finance	0.6	0.6	1.7	3.7
Total(1)	100.0%	100.0%	100.0%	100.0%
Total U.S. structured finance par outstanding	$72.1	$74.4	$73.8	$51.6

    (1)
    Total does not add due to rounding.

              The table below shows our ten largest financial guaranty U.S. structured finance direct and reinsurance exposures by revenue source as a percentage of total financial guaranty net par outstanding as of March 31, 2009:

Ten Largest U.S. Structured Finance Exposures

	Net Par Outstanding	Percent of Total Net Par Outstanding	Rating(1)
	($ in millions)
Ares Enhanced Credit Opportunities Fund	$1,165	0.5%	AAA
Fortress Credit Investments I & II	1,092	0.5	AAA
Deutsche Alt-A Securities Mortgage Loan 2007-2	1,002	0.4	B
Discover Card Master Trust I Series A	1,000	0.4	AAA / Super senior
Field Point III & IV, Limited	991	0.4	AA-
Anchorage Crossover Credit Finance Ltd	875	0.4	AAA
280 Funding I—Class A-1 & A-2	660	0.3	AAA
Mortgage It Securities Corp. Mortgage Loan 2007-2	649	0.3	BB
Prospect Funding I LLC	641	0.3	AAA
Private RMBS Re-Remic	638	0.3	AAA / Super senior
Total of top ten U.S. structured finance exposures	$8,713	3.7%

(1)
Our internal rating. Our scale is comparable to that of the nationally recognized rating agencies. The super senior category, which is not generally used by rating agencies, is used by us in instances where our AAA-rated exposure has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to our exposure or (2) our exposure benefits from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes our attachment point to be materially above the AAA attachment point.

    U.S. Public Finance Obligations

              We insure and reinsure a number of different types of U.S. public obligations, including the following:

              Tax-Backed Bonds—These include a variety of obligations that are supported by the issuer from specific and discrete sources of taxation and include tax-backed revenue bonds, general fund obligations and lease revenue bonds. Tax-backed obligations may be secured by a lien on specific pledged tax revenues, such as a gasoline or excise tax, or incrementally from growth in property tax revenue associated with growth in property values. These obligations also include obligations secured by special assessments levied against property owners and often benefit from issuer covenants to enforce collections of such assessments and to foreclose on delinquent properties. Lease revenue bonds typically are general fund obligations of a municipality or other governmental authority that are subject to annual appropriation or abatement; projects financed and subject to such lease payments ordinarily include real estate or equipment serving an essential public purpose. Bonds in this category also include moral obligations of municipalities or governmental authorities.

              General Obligation Bonds—These include full faith and credit bonds that are issued by states, their political subdivisions and other municipal issuers, and are supported by the general obligation of the issuer to pay from available funds and by a pledge of the issuer to levy ad valorem taxes in an amount sufficient to provide for the full payment of the bonds.

              Municipal Utility Bonds—These include the obligations of all forms of municipal utilities, including electric, water and sewer utilities and resource recovery revenue bonds. These utilities may be organized in various forms, including municipal enterprise systems, authorities or joint action agencies.

              Healthcare Bonds—These include obligations of healthcare facilities including community based hospitals and systems. In addition to healthcare facilities, obligors in this category include a small number of health maintenance organizations and long-term care facilities.

              Transportation Bonds—These include a wide variety of revenue-supported bonds, such as bonds for airports, ports, tunnels, municipal parking facilities, toll roads and toll bridges.

              Higher Education Bonds—These include obligations secured by revenue collected by either public or private secondary schools, colleges and universities. Such revenue can encompass all of an institution's revenue, including tuition and fees, or in other cases, can be specifically restricted to certain auxiliary sources of revenue.

              Investor-Owned Utility Bonds—These include obligations primarily backed by investor-owned utilities, first mortgage bond obligations of for-profit electric or water utilities providing retail, industrial and commercial service, and also include sale-leaseback obligation bonds supported by such entities.

              Housing Revenue Bonds—These include obligations relating to both single and multi-family housing, issued by states and localities, supported by cash flow and, in some cases, insurance from such entities as the Federal Housing Administration.

              Other Public Bonds—These include other debt issued, guaranteed or otherwise supported by U.S. national or local governmental authorities, as well as student loans, revenue bonds, and obligations of some not-for-profit organizations.

              The following table sets forth our U.S. public finance direct and reinsurance gross par written by bond type (stated as a percentage of total U.S. public finance direct and reinsurance gross par written) for the years presented:

U.S. Public Finance Gross Par Written by Asset Type

	Period Ended
	March 31, 2009	December 31, 2008
	($ in billions)
Tax-backed	38.0%	25.5%
General obligation	33.8	24.5
Municipal utilities	10.2	15.3
Healthcare	6.2	12.2
Transportation	5.5	11.9
Higher education	2.6	4.9
Investor-owned utilities	—	0.2
Housing	—	0.1
Other public finance	3.8	5.3
Total(1)	100.0%	100.0%
Total U.S. public finance gross par written	$21.6	$37.0

    (1)
    Total does not add due to rounding.

              The following table sets forth our U.S. public finance direct and reinsurance net par outstanding by bond type (stated as a percentage of total U.S. public finance direct and reinsurance net par outstanding) as of the dates indicated:

U.S. Public Finance Net Par Outstanding by Asset Type

	As of
	March 31, 2009	December 31, 2008
	($ in billions)
General obligation	27.5%	25.2%
Tax-backed	25.9	24.1
Municipal utilities	13.9	14.5
Transportation	10.9	11.8
Healthcare	9.0	10.9
Higher education	5.0	5.0
Investor-owned utilities	1.6	2.0
Housing	1.6	1.8
Other public finance	4.6	4.7
Total	100.0%	100.0%
Total U.S. public finance net par outstanding	$127.2	$107.3

              The table below shows our ten largest financial guaranty U.S. public finance direct and reinsurance exposures by revenue source as a percentage of total financial guaranty net par outstanding as of March 31, 2009:

Ten Largest U.S. Public Finance Exposures

	Net Par Outstanding	Percent of Total Net Par Outstanding	Rating(1)
	($ in millions)
State of California General Obligation & Leases	$2,077	0.9%	A+
New York City General Obligation & Leases	1,443	0.6	A+
Commonwealth of Puerto Rico General Obligation & Leases	1,255	0.5	BBB-
State of New Jersey General Obligation & Leases	1,139	0.5	AA-
Miami- Dade County Florida Aviation Authority	1,125	0.5	A
Commonwealth of Massachusetts General Obligation & Bay Transportation	1,091	0.5	A
Pennsylvania State Turnpike Commission	1,067	0.4	A+
Long Island Power Authority	995	0.4	A-
State of New York General Obligation & Leases	993	0.4	A+
City of Chicago General Obligation & Leases	964	0.4	AA-
Total of top ten U.S. public finance exposures	$12,149	5.1%

    (1)
    Our internal rating. Our scale is comparable to that of the nationally recognized rating agencies.

    International Obligations

              We insure and reinsure a number of different types of international public and structured obligations. Credit support for the exposures written by us may come from a variety of sources, including some combination of subordinated tranches, excess spread, over-collateralization or cash reserves. Additional support also may be provided by transaction provisions intended to benefit noteholders or credit enhancers. The types of international transactions we insure and reinsure include the following:

              Residential Mortgage-Backed and Home Equity—These include obligations backed by closed-end first mortgage loans and closed- and open-end second mortgage loans or home equity loans on one-to-four family residential properties, including condominiums and cooperative apartments. First mortgage loan products in these transactions include fixed rate, ARM and Option ARM mortgages. The credit quality of borrowers covers a broad range, including "prime", "subprime" and "Alt-A". A prime borrower is generally defined as one with strong risk characteristics as measured by factors such as payment history, credit score, and debt-to-income ratios. A subprime borrower is a borrower with higher risk characteristics, usually as determined by credit score and/or credit history. An Alt-A borrower is generally defined as a prime quality borrower that lacks certain ancillary characteristics, such as fully documented income.

              Regulated Utilities—These include obligations issued by government-regulated providers of essential services and commodities, including electric, water and gas utilities. The majority of our international regulated utility business is conducted in the UK.

              Pooled Corporate Obligations—These include securities primarily backed by pooled corporate debt obligations, such as corporate bonds, bank loans or loan participations and trust preferred securities. These securities are often issued in "tranches," with subordinated tranches providing credit support to the more senior tranches. Our financial guaranty exposures generally are to the more senior tranches of these issues.

              Infrastructure and pooled infrastructure—These include obligations issued by a variety of entities engaged in the financing of international infrastructure projects, such as roads, airports, ports, social infrastructure, and other physical assets delivering essential services supported either by long-term concession arrangements with a public sector entity or a regulatory regime. The majority of our international infrastructure business is conducted in the UK.

              Future Flow—These include obligations supported by future receivables generated by financial flows (foreign remittances and foreign credit card flows), and by future receivables generated by commodity flows (future oil and gas, minerals, or refined product production). Such receivables are typically generated in emerging market countries. Payments due to the issuer are made in the United States or other developed countries and deposited into accounts in such countries. The issuer assigns such receivables to an offshore special purpose vehicle that issues notes backed by such flows.

              Consumer receivables—These include obligations backed by non-mortgage consumer receivables, such as automobile loans and leases, credit card receivables and other consumer receivables.

              Public Finance—These include obligations of local, municipal, regional or national governmental authorities or agencies.

              Commercial Receivables—These include obligations backed by equipment loans or leases, fleet auto financings, business loans and trade receivables. Credit support is derived from cash flows generated by the underlying obligations as well as property and equipment values as applicable.

              Commercial Mortgage-Backed Securities—These include debt instruments that are backed by pools of commercial mortgages. The properties backing commercial mortgage-backed securities include office, multi-family, retail, hotel, industrial and other specialized or mixed-use properties.

              Insurance Securitizations—These include bonds secured by the future earnings from pools of various types of insurance/reinsurance policies and income produced by invested assets.

              Structured Credit—These include whole business securitizations and intellectual property securitizations. Whole business securitizations are obligations backed by revenue-producing assets sold to a limited-purpose company by an operating company, including franchise agreements, lease agreements, intellectual property and real property.

              Other International Structured Finance—Other international structured finance exposures in our portfolio include bonds or other securities backed by assets not generally described in any of the other described categories.

              The following table sets forth our international direct and reinsurance gross par written by bond type (stated as a percentage of total international direct and reinsurance gross par written) for the years presented:

International Gross Par Written by Asset Type

	Period Ended
	March 31, 2009	December, 2008
	($ in billions)
Residential mortgage-backed and home equity	42.8%	48.8%
Regulated utilities	33.8	20.1
Pooled corporate obligations	23.4	15.9
Infrastructure and pooled infrastructure	—	7.8
Future flow	—	3.9
Consumer receivables	—	2.4
Public finance	—	1.1
Commercial receivables	—	0.1
Total(1)	100.0%	100.0%
Total international gross par written	$0.6	$6.4

    (1)
    Total does not add due to rounding.

              The following table sets forth our international direct and reinsurance net par outstanding by bond type (stated as a percentage of total international direct and reinsurance net par outstanding) as of the dates indicated:

International Net Par Outstanding by Asset Type

	As of
	March 31, 2009	December 31, 2008
	($ in billions)
Infrastructure and pooled infrastructure	23.2%	22.7%
Pooled corporate obligations	21.6	20.4
Residential mortgage-backed and home equity	20.6	20.1
Regulated utilities	15.3	18.3
Commercial receivables	4.5	4.2
Public finance	4.4	4.1
Future flow	3.1	3.0
Insurance securitizations	2.5	2.3
Commercial mortgage-backed securities	1.8	1.9
Structured credit	1.1	1.1
Consumer receivables	0.3	0.3
Other international structured finance	1.7	1.6
Total	100.0%	100.0%
Total international net par outstanding	$37.9	$41.0

              The table below shows our ten largest financial guaranty international direct and reinsurance exposures by revenue source as a percentage of total financial guaranty net par outstanding as of March 31, 2009:

Ten Largest International Exposures

	Net Par Outstanding	Percent of Total Net Par Outstanding	Rating(1)
	($ in millions)
Prime European RMBS	$1,236	0.5%	AAA / Super senior
Permanent Master Issuer PLC	1,226	0.5	AAA
Arkle Master Issuer PLC	1,207	0.5	AAA
Gracechurch Mortgage Financing PLC	1,198	0.5	AAA
Graphite Mortgages PLC Provide Graphite 2005-2	888	0.4	AAA / Super senior
Essential Public Infrastructure Capital II	843	0.4	AAA / Super senior
Granite Master Issuer PLC	828	0.3	AAA
Essential Public Infrastructure Capital III	802	0.3	AAA / Super senior
Synthetic CDO—IG ABS	612	0.3	AAA / Super senior
International Infrastructure Pool	607	0.3	AAA / Super senior
Total of top ten international exposures	$9,452	4.0%

    (1)
    Our internal rating. Our scale is comparable to that of the nationally recognized rating agencies.

    Financial Guaranty Portfolio by Internal Rating

              The following table sets forth our financial guaranty portfolio as of March 31, 2009 by internal rating:

Financial Guaranty Portfolio by Internal Rating

Rating Category(1)	Net Par Outstanding	Percent of Total Net Par Outstanding
	($ in billions)
Super senior	$29.6	12.5%
AAA	33.1	13.9
AA	50.5	21.3
A	80.2	33.8
BBB	34.4	14.5
Below investment grade	9.4	4.0
Total(2)	$237.2	100.0%

    (1)
    Our internal rating. Our scale is comparable to that of the nationally recognized rating agencies. The super senior category, which is not generally used by rating agencies, is used by us in instances where our AAA-rated exposure has additional credit enhancement due to either (1) the existence of another security rated AAA that is subordinated to our exposure or (2) our exposure benefits from a different form of credit enhancement that would pay any claims first in the event that any of the exposures incurs a loss, and such credit enhancement, in management's opinion, causes our attachment point to be materially above the AAA attachment point.

    (2)
    Total does not add due to rounding.

    Financial Guaranty Portfolio by Geographic Area

              The following table sets forth the geographic distribution of our financial guaranty portfolio as of March 31, 2009:

Financial Guaranty Portfolio by Geographic Area

	Net Par Outstanding	Percent of Total Net Par Outstanding
	($ in billions)
United States:
California	$17.7	7.5%
New York	12.1	5.1
Florida	9.7	4.1
Texas	8.6	3.6
Illinois	7.1	3.0
Pennsylvania	6.7	2.8
New Jersey	5.0	2.1
Massachusetts	4.7	2.0
Puerto Rico	3.8	1.6
Michigan	3.6	1.5
Other states	48.1	20.3
Mortgage and structured (multiple states)	72.1	30.4
Total U.S.(1)	199.3	84.0
International	37.9	16.0
Total	$237.2	100.0%

    (1)
    Percent total does not add due to rounding.

    Financial Guaranty Portfolio by Issue Size

              We seek broad coverage of the market by insuring and reinsuring small and large issues alike. The following table sets forth the distribution of our portfolio as of March 31, 2009 by original size of our exposure:

Financial Guaranty Portfolio by Issue Size

Original Par Amount Per Issue	Number of Issues	Percent of Total Number of Issues	Net Par Outstanding	% of Total Net Par Outstanding
	($ in millions)
Less than $10.0 million	5,988	63.8%	$10,516	4.4%
$10.0 through $24.9 million	1,240	13.2%	14,178	6.0%
$25.0 through $49.9 million	798	8.5%	20,446	8.6%
$50.0 million and above	1,366	14.5%	192,036	81.0%

Total(1)	9,392	100.0%	$237,176	100.0%

    (1)
    Total does not add due to rounding.

    Financial Guaranty Portfolio by Source

              The following table sets forth our financial guaranty portfolio as of and for the period ended March 31, 2009 by source:

Financial Guaranty Portfolio by Source

	Gross Par In Force	Gross Par Written
	($ in millions)
Direct	$139,610	$8,361
Reinsurance:
Ambac Assurance Corporation	33,052	—
Financial Security Assurance Inc	33,499	725
Financial Guaranty Insurance Company	4,074	—
MBIA Insurance Corporation	16,384	—
CIFG	13,524	13,191
Other ceding companies	1,222	—
Total Reinsurance	101,754	13,916

Total	$241,364	$22,276

    (1)
    Total does not add due to rounding.

Mortgage Guaranty Insurance/Reinsurance

              Mortgage guaranty insurance is a specialized class of credit insurance that provides protection to mortgage lending institutions against the default of borrowers on mortgage loans that, at the time of the advance, had a loan-to-value ("LTV") in excess of a specified ratio. In the United States, governmental agencies and private mortgage guaranty insurance compete in this market, while some lending institutions choose to self insure against the risk of loss on high LTV mortgage loans.

              Reinsurance in the mortgage guaranty insurance industry is used to increase the insurance capacity of the ceding company, to assist the ceding company in meeting applicable regulatory and rating agency requirements, to augment the financial strength of the ceding company, and to manage the ceding company's risk profile.

              Mortgage guaranty reinsurance comprises the bulk of our in force mortgage business. We have provided reinsurance of primary mortgage insurance and pool insurance in the United States on a quota share and excess of loss basis. Quota share reinsurance describes all forms of reinsurance in which the reinsurer shares in a proportional part of the original premiums and losses of the business ceded by the primary company (subject to a ceding commission). Excess of loss reinsurance refers to reinsurance which indemnifies the ceding company for that portion of the loss that exceeds an agreed upon "retention." There has been a decrease in demand for our quota share mortgage guaranty reinsurance products over the last five years, as primary mortgage insurers have expanded their capital bases. We have not written a new mortgage guaranty deal since 2005.

              We have been a leading provider of excess of loss reinsurance to lender captives and third party insurers in the United Kingdom. There is not a consistent demand for mortgage insurance guaranty ("MIG") reinsurance in the United Kingdom although business opportunities may arise from time to time. We have entered into multi year reinsurance arrangements with several lenders and third party insurers.

              We have also participated in the mortgage reinsurance markets in Ireland, Hong Kong and Australia. We have participated in these markets on an excess of loss basis with high attachment points and believe that our risk of loss on these transactions is remote.

              The mortgage guaranty segment has a decreasing portfolio with limited possibilities for new business due to our change in business strategy and the overall market for mortgage insurance.

              For information regarding our mortgage insurance and reinsurance portfolio, see our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

Underwriting

              The underwriting, operations and risk management guidelines, policies and procedures of our insurance and reinsurance subsidiaries are tailored to their respective businesses, providing multiple levels of credit review and analysis.

              Exposure limits and underwriting criteria are established, as appropriate, for sectors, countries, single risks and in the case of structured finance obligations, servicers. Single risk limits are established in relation to our capital base and are based on our assessment of potential severity of loss as well as other factors. Sector limits are based on our assessment of intra sector correlation, as well as other factors. Country limits are based on long term foreign currency ratings, history of political stability, size and stability of the economy and other factors.

              Critical risk factors for proposed public finance exposures include, for example, the credit quality of the issuer, the type of issue, the repayment source, security pledged, the presence of restrictive covenants, and the issue's maturity. Underwriting consideration for exposures include (1) class, reflecting economic and social factors affecting that bond type, including the importance of the proposed project, (2) the financial management of the project and of the issuer, and (3) various legal and administrative factors. In cases where the primary source of repayment is the taxing or rate setting authority of a public entity, such as general obligation bonds, transportation bonds and municipal utility bonds, emphasis is placed on the overall financial strength of the issuer, the economic and demographic characteristics of the taxpayer or ratepayer base and the strength of the legal obligation to repay the debt. In cases of not-for-profit institutions such as healthcare issuers and private higher education issuers, emphasis is placed on the financial stability of the institution, its competitive position and its management.

              Structured finance obligations generally present three distinct forms of risk: (1) asset risk, pertaining to the amount and quality of assets underlying an issue; (2) structural risk, pertaining to the extent to which an issue's legal structure provides protection from loss; and (3) execution risk, which is the risk that poor performance by a servicer contributes to a decline in the cash flow available to the transaction. Each risk is addressed in turn through our underwriting process. Generally, the amount and quality of asset coverage required with respect to a structured finance exposure is dependent upon the historic performance of the subject asset class, or those assets actually underlying the risk proposed to be insured or reinsured. Future performance expectations are developed from this history, taking into account economic, social and political factors affecting that asset class as well as, to the extent feasible, the subject assets themselves. Conclusions are then drawn about the amount of over-collateralization or other credit enhancement necessary in a particular transaction in order to protect investors (and therefore the insurer or reinsurer) against poor asset performance. In addition, structured securities usually are designed to protect investors (and therefore the guarantor) from the bankruptcy or insolvency of the entity which originated the underlying assets, as well as the bankruptcy or insolvency of the servicer of those assets.

              For international transactions, an analysis of the country or countries in which the risk resides is performed. Such analysis includes an assessment of the political risk as well as the economic and demographic characteristics of the country or countries. For each transaction, we perform an assessment of the legal regime governing the transaction and the laws affecting the underlying assets supporting the obligations.

Risk Management

              The Risk Oversight and Audit Committees of the Board of Directors oversees our risk management policies and procedures. Within the limits established by the board committees, specific risk policies and limits are set by the Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers. As part of our risk management strategy, we may seek to obtain third party reinsurance or retrocessions and may also periodically enter into other arrangements to alleviate all or a portion of this risk.

              Our Risk Management and Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio, including exposures in both the Direct and Reinsurance segments. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and take such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are risk rated, and surveillance personnel are responsible for adjusting those ratings to reflect changes in transaction credit quality. Surveillance personnel are also responsible for managing work-out and loss situations when necessary. For transactions where a loss is considered probable, surveillance personnel present analysis related to potential loss situations to a reserve committee. The reserve committee is made up of the Chief Executive Officer, Chief Financial Officer, Chief Surveillance Officer, General Counsel and Chief Accounting Officer. The reserve committee considers the information provided by the surveillance personnel when determining reserve recommendations of our operating subsidiaries.

Losses and Reserves

    Reserves for Losses and Loss Adjustment Expenses

              Under GAAP, financial guaranties written in credit derivative form are subject to derivative accounting rules while financial guaranties written in insurance form are subject to insurance accounting rules.

    Financial Guaranty Contracts Upon Adoption of FAS 163

              We recognize a reserve for losses and loss adjustment expenses on a financial guarantee insurance contract when we expect that a claim loss will exceed the unearned premium revenue for that contract based on the present value of expected net cash outflows to be paid under the insurance contract. The unearned premium revenue represents the insurance enterprise's stand-ready obligation under a financial guarantee insurance contract at initial recognition. Subsequently, if the likelihood of a default (insured event) increases so that the present value of the expected net cash outflows expected to be paid under the insurance contract exceeds the unearned premium revenue, we recognize a reserve for losses and loss adjustment expenses in addition to the unearned premium revenue.

              A reserve for losses is equal to the present value of expected net cash outflows to be paid under the insurance contract discounted using a current risk-free rate. That current risk-free rate is based on the remaining period (contract or expected, as applicable) of the insurance contract. Expected net cash outflows (cash outflows, net of potential recoveries, expected to be paid to the holder of the insured financial obligation, excluding reinsurance) are probability-weighted cash flows that reflect the likelihood of all possible outcomes. We estimate the expected net cash outflows using the internal assumptions about the likelihood of all possible outcomes based on all information available. Those assumptions consider all relevant facts and circumstances and are consistent with the information tracked and monitored through our risk-management activities.

              We update the discount rate each reporting period and revises expected net cash outflows when increases (or decreases) in the likelihood of a default (insured event) and potential recoveries occur. The discount amount is accreted on the reserve for losses and loss adjustment expenses through earnings in incurred loss and loss adjustment expenses (recoveries). Revisions to a reserve for loss and loss adjustment expenses in periods after initial recognition are recognized as incurred loss and loss adjustment expenses (recoveries) in the period of the change.

    Financial Guaranty Contracts Prior to Adoption of FAS 163

              Reserves for losses for non-derivative transactions in our financial guaranty direct and financial guaranty assumed reinsurance included case reserves and portfolio reserves. Case reserves were established when there was significant credit deterioration on specific insured obligations and the obligations were in default or default was probable, not necessarily upon non-payment of principal or interest by an insured. Case reserves represented the present value of expected future loss payments and loss adjustment expenses, net of estimated recoveries, but before considering ceded reinsurance. This reserving method was different from case reserves established by traditional property and casualty insurance companies, which establish case reserves upon notification of a claim and establish incurred but not reported reserves for the difference between actuarially estimated ultimate losses and recorded case reserves. Financial guaranty insurance and assumed reinsurance case reserves and related salvage and subrogation, if any, were discounted at the taxable equivalent yield on our investment portfolio, which was approximately 6%, during 2008.

              We recorded portfolio reserves in our financial guaranty direct and financial guaranty assumed reinsurance business. Portfolio reserves were established with respect to the portion of our business for which case reserves were not established.

              Portfolio reserves were not established based on a specific event, rather they are calculated by aggregating the portfolio reserve calculated for each individual transaction. Individual transaction reserves were calculated on a quarterly basis by multiplying the par in-force by the product of the ultimate loss and earning factors without regard to discounting. The ultimate loss factor was defined as the frequency of loss multiplied by the severity of loss, where the frequency was defined as the probability of default for each individual issue. The earning factor was inception to date earned premium divided by the estimated ultimate written premium for each transaction. The probability of default was estimated from rating agency data and was based on the transaction's credit rating, industry sector and time until maturity. The severity was defined as the complement of recovery/salvage rates gathered by the rating agencies of defaulting issues and was based on the industry sector.

              Portfolio reserves were recorded gross of reinsurance. We did not cede any amounts under these reinsurance contracts, as our recorded portfolio reserves did not exceed our contractual retentions, required by said contracts.

              We recorded an incurred loss that was reflected in the statement of operations upon the establishment of portfolio reserves. When we initially recorded a case reserve, we reclassified the corresponding portfolio reserve already recorded for that credit within the balance sheet. The difference between the initially recorded case reserve and the reclassified portfolio reserve was recorded as a charge in our statement of operations. Any subsequent change in portfolio reserves or the initial case reserves were recorded quarterly as a charge or credit in our statement of operations in the period such estimates changed.

    Mortgage Guaranty and Other Lines of Business

              Mortgage guaranty and other lines of business are not in the scope of FAS 163. Reserves for losses and loss adjustment expenses in our mortgage guaranty line of business include case reserves and portfolio reserves. Case reserves are established when there is significant credit deterioration on specific insured obligations and the obligations are in default or default is probable, not necessarily upon non-payment of principal or interest by an insured. Case reserves represent the present value of expected future loss payments and loss adjustment expenses ("LAE"), net of estimated recoveries, but before considering ceded reinsurance. This reserving method is different from case reserves established by traditional property and casualty insurance companies, which establish case reserves upon notification of a claim and establish incurred but not reported ("IBNR") reserves for the difference between actuarially estimated ultimate losses and recorded case reserves.

              We also record portfolio reserves for mortgage guaranty line of business in a manner consistent with its financial guaranty business prior to the adoption of FAS 163. While other mortgage guaranty insurance companies do not record portfolio reserves, rather just case and IBNR reserves, our records portfolio reserves because we write business on an excess of loss basis, while other industry participants write quota share or first layer loss business. We manage and underwrite this business in the same manner as its financial guaranty insurance and reinsurance business because they have similar characteristics as insured obligations of mortgage backed securities.

              We also record IBNR reserves for our other line of business. IBNR is an estimate of losses for which the insured event has occurred but the claim has not yet been reported to us. In establishing IBNR, we use traditional actuarial methods to estimate the reporting lag of such claims based on historical experience, claim reviews and information reported by ceding companies. We record IBNR for trade credit reinsurance within its other segment, which is 100% reinsured. The other segment represents lines of business that we exited or sold as part of our initial public offering in 2004.

              Due to the inherent uncertainties of estimating loss and LAE reserves, actual experience may differ from the estimates reflected in our consolidated financial statements, and the differences may be material.

 THE BUSINESS OF FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

Overview

              FSAH, through its insurance company subsidiaries, engages in providing financial guaranty insurance on public finance obligations in domestic and international markets. Historically, FSAH also provided financial guaranty insurance on asset-backed obligations. In August 2008, FSAH announced that it would cease insuring asset-backed obligations and instead participate exclusively in the global public finance financial guaranty business. While FSAH has ceased new originations of asset-backed financial guaranty business, a substantial portfolio of such obligations remains outstanding.

              In addition, prior to November 2008, FSAH issued FSA-insured GICs and other investment agreements as well as MTNs, to municipalities and other market participants through its Financial Products segment. In connection with the Acquisition, FSAH will transfer to Dexia Holdings, or one of its subsidiaries, the ownership interests in the Financial Products Companies that it holds. Even though FSAH will no longer own the Financial Products Companies after the Acquisition, FSA's guarantees of the GICs and MTNs and other guarantees related to FSA's MTN and leveraged tax lease business generally will remain in place. In February 2009, in the February 2009 Risk Transfer Transaction, Dexia entered into several agreements that transferred credit and liquidity risks of the GIC operations to Dexia. In connection with the Acquisition, Dexia and/or certain of its affiliates will enter into agreements assuming the remaining credit and liquidity risks associated with FSAH's former Financial Products business. See "Description of the Acquisition—Financial Products Agreements."

              FSA's insurance is employed in both the new-issue and secondary markets. In the case of new issues, the insured obligations are sold with FSA insurance at the time the obligations are issued. For public finance obligations, FSA participates in negotiated offerings, where the investment banker and often the insurer have been selected by the sponsor or issuer. In addition, FSA participates in competitive offerings, where underwriting syndicates bid for securities and submit bids that may include insurance.

              In certain insured transactions, the issuer of insured securities is party to an interest rate, basis or currency swap that matches the issuer's funding sources to the interest rate or currency of the insured securities or otherwise hedges the issuer's exposure. In certain of these transactions, FSA will insure the issuer's obligations under both the insured securities and the regularly scheduled payment under the derivative contract and, occasionally, the termination payment obligation. FSA may have provided its insurance directly to a security or other obligation or by insuring a CDS referencing such security or other obligation.

              FSA also insures obligations already carrying insurance from other monoline guarantors, with FSA generally obligated to pay claims on a "second-to-pay" basis, following a default by both the underlying obligor and the first-to-pay financial guarantor. In recent years, FSA has also reinsured a modest amount of business from other financial guaranty insurers, but FSA did not assume reinsurance on any transactions during 2008.

              FSA has several programs that provide insurance for public finance obligations trading in the secondary markets, including its Custody Receipt Program, which provides insurance primarily for domestic municipal obligations trading in the secondary market, and its Triple-A Guaranteed Secondary Securities ("TAGSS"®) Program, which provides insurance primarily for public infrastructure obligations trading in the secondary market. Investors and dealers generally obtain secondary-market insurance to upgrade or stabilize the credit ratings of securities they already hold or plan to acquire or to increase the market liquidity of such securities.

              Prior to September 2008, FSA issued surety bonds under its Sure-Bid program, which provided an alternative to traditional types of good faith deposits for competitive municipal bond transactions.

FSA may resume its Sure-Bid program, subject to improved credit protections from participating underwriters.

              The table below shows par outstanding and excludes intercompany insured transactions.

Par Outstanding by Type

	March 31, 2009
	Par Outstanding
	Direct	Assumed	Total Gross	Ceded	Net
	($ in millions)
Public finance	$421,789	$4,501	$426,290	$108,261	$318,029
Asset-backed	115,675	1,559	117,234	17,957	99,277

Total	$537,464	$6,060	$543,524	$126,218	$417,306

              At March 31, 2009, the weighted average life of the direct par insured was approximately 3.9 years for asset-backed and 13.0 years for public finance obligations.

              The following table indicates FSA's percentages of par amount (net of reinsurance) outstanding with respect to each type of public finance and asset-backed program.

Net Par Outstanding by Program Type

	March 31, 2009
	Public Finance Programs		Asset-Backed Programs
	Net Par Outstanding	Percent of Total Net Par Outstanding	Net Par Outstanding	Percent of Total Net Par Outstanding
	($ in millions)
New Issue	$295,077	93%	$91,650	92%
Secondary Market	21,185	7	6,092	6
Assumed	1,767	0	1,535	2

Total	$318,029	100%	$99,277	100%

Public Finance Obligations

              FSA insures a range of public finance obligations, which include municipal bonds, notes and other indebtedness issued by or on behalf of public and quasi-public entities, including states and their political subdivisions, utility districts, public housing and transportation authorities and universities and hospitals. Public finance obligations also include bonds, notes and other indebtedness issued by special purpose entities established to finance investments in infrastructure projects. Some public finance obligations, including most project finance obligations, include non-governmental credit risks (to swap counterparties, insurance companies, construction companies or other non-governmental credits) and operating risks (such as traffic volume or student enrollment).

              In the case of general obligation bonds, an issuer's obligation to pay is supported by the issuer's taxing power. In the case of most revenue bonds and public-private infrastructure financings, an issuer's obligation to pay is supported by the issuer's or obligor's ability to impose and collect fees and charges for public services or specific projects or, in some cases, by federal subsidies or grants.

              FSA's insured portfolio of public finance obligations is divided into nine major categories. Where FSA insures obligations that already carry insurance from another monoline guarantor, FSA categorizes the obligation based on the type of bond or obligation underlying the insurance policy.

              Domestic General Obligation Bonds.    General obligation or full faith and credit bonds are issued by states, their political subdivisions and other municipal issuers, such as state bond banks, and are supported by the general obligation of the issuer or obligor to pay from available funds and by a pledge of the issuer or obligor to levy taxes in an amount sufficient to provide for the full payment of the bonds.

              Domestic Tax-Supported (Non-General Obligation) Bonds.    Tax-supported (non-general obligation) bonds include a variety of bonds that, though not full faith and credit general obligations, are generally supported by leases, a specific or discrete source of taxation or moral obligation (i.e., a commitment to consider an appropriation for payment, but not an obligation to appropriate). Lease revenue bonds or certificates of participation ("COPs") are usually general fund obligations that finance real property or equipment that, in the case of leases subject to annual appropriation, FSA deems to serve an essential public purpose (e.g., schools, public safety facilities, courts and, less frequently, correctional facilities). Tax-backed revenue bonds are secured by a lien on pledged tax revenues, including income, retail sales, property, excise and gasoline taxes, or from tax increments (or tax allocations) generated by growth in property values within a district. FSA also insures bonds secured by special assessments levied against property owners, which benefit from covenants by the issuer to levy, collect and enforce collections and to foreclose on delinquent properties.

              Domestic Municipal Utility Revenue Bonds.    Municipal utility revenue bonds include obligations of municipal utilities, including electric, gas, water and sewer and solid waste. Insurable utilities may be organized as municipal enterprise systems, authorities or joint-action agencies.

              Domestic Transportation Revenue Bonds.    Transportation revenue bonds include a wide variety of revenue- supported bonds, such as bonds for airports, ports, municipal parking facilities, toll roads and toll bridges and tunnels.

              Domestic Health Care Revenue Bonds.    Health care revenue bonds include bonds of state and local municipal authorities issued on a conduit basis on behalf of not-for-profit health care providers and health care provider systems, payable from amounts derived under loan agreements and notes of such health care providers with such authorities. This category also includes exposure to HMOs, mental health providers and other health-related credits.

              Domestic Housing Revenue Bonds.    Housing revenue bonds include both multi-family and single family housing bonds, with multi-tiered security structures based on the underlying mortgages, reserve funds, and various other features such as Federal Housing Administration or private mortgage insurance, bank letters of credit, first-loss guarantees and, in some cases, the general obligation of the issuing housing agency or a state's moral obligation to make up deficiencies. This category also includes multi-family housing bonds supported by capital fund grants appropriated by Congress.

              Domestic Education/University Bonds.    Education/University bonds include obligations of colleges and universities, primarily public or state-supported, and independent primary and secondary schools.

              Other Domestic Public Finance Obligations.    Other domestic public finance obligations insured by FSA include bonds secured by revenues and guarantees from the Federal government, financings supported by specific state or local government entity revenues, and stadium financings. This category also includes guarantees of the debt of Citizens Property Insurance, a Florida state-sponsored entity, which provides residential and commercial property and casualty insurance coverage. This category also includes leveraged lease transactions ("Leveraged Tax Lease Business"). The transactions encompassing the Leveraged Tax Lease Business transfer the tax benefits from a tax-exempt entity, such as a transit agency (lessee) to a tax-paying entity (lessor) by transferring ownership of a depreciable asset, such as subway cars, to the lessor. The municipality (lessee) remains the primary user of the asset. In 2004,

Congress amended the Code to expressly prohibit tax benefits derived from the Leveraged Tax Lease Business.

              International Public Finance Obligations.    International public finance obligations have non-U.S. obligors and include obligations of sovereign and sub-sovereign issuers, project finance transactions involving projects leased to or supported by payments from governmental or quasi-governmental entities, toll road transactions supported by toll revenues, obligations arising under leases of equipment or facilities by municipal obligors, distribution and transmission utility and water utility financings, securitizations of government- supported receivables or sovereign or municipal debt, corporate debt guaranteed by government-owned financial institutions and other obligations having international aspects but otherwise within the public finance categories described above.

Asset-Backed Obligations

              FSA ceased issuing financial guaranties on asset-backed obligations in August 2008. The asset-backed obligations in FSA's insured portfolio were generally issued in structured transactions backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. Asset-backed obligations insured by FSA also included payment obligations of counterparties and issuers under synthetic obligations such as CDS and credit-linked notes referencing asset-backed securities or pools of securities or other obligations.

              Asset-backed obligations are typically issued in connection with structured financings or securitizations where the securities being issued are secured by or payable with funds from a specific pool of assets. The assets are typically held by a special purpose entity that also acts as the issuer of the insured obligations. Most asset-backed obligations are secured by or represent interests in diverse pools of assets, such as residential mortgage loans, auto loans, credit card receivables, other consumer receivables, corporate loans or bonds, government debt and small business loans. Asset-backed obligations may also be secured by less diverse payment sources, such as small business loans. FSA sought to structure the asset-backed obligations it insured to mitigate the correlation risk.

    Structure of Asset-backed and Other Non-Public Finance Obligations

              The asset-backed obligations in FSA's insured portfolio include funded and synthetic transactions:

              Funded Asset-backed Obligations.    Funded asset-backed obligations are typically payable from cash flow generated by a pool of assets and take the form of either "pass-through" obligations, which represent interests in the related assets, or "pay-through" obligations, which generally are debt obligations collateralized by the related assets. Both types of funded asset-backed obligations generally have the benefit of one or more forms of credit enhancement, such as overcollateralization or excess cash flow, to cover credit risks associated with the related assets. Historically, asset securitization often represented an efficient way for commercial banks to comply with capital requirements and for corporations to access the capital markets at more attractive rates. Banks responded to increased capital requirements by selling certain of their assets, such as credit card receivables and automobile loans, in securitized structures to the financial markets. Some corporations found securitization of their assets to be a less costly funding alternative to traditional forms of borrowing or otherwise important in diversifying funding sources. Many finance companies have funded consumer finance and home equity lending through securitization.

              Synthetic Asset-backed Obligations.    Synthetic asset-backed obligations generally take the form of CDS obligations or credit-linked notes that reference either an asset-backed security or pool of securities or loans, with a defined deductible to cover credit risks associated with the referenced securities or loans. FSA has two basic types of insured CDS contracts. One type references a pool of underlying corporate obligations ("pooled corporate CDS") and the other type references existing structured finance securities, primarily CDOs and collateralized loan obligations ("CLOs"), or infrastructure finance transactions, including obligations insured by another financial guaranty insurer. In both cases, exposures insured by FSA generally had an attachment point (i.e., the minimum level of losses in a portfolio to which a tranche is exposed, usually expressed as a percentage of the total notional size of the portfolio) at the outset which was determined by FSA and the rating agencies to be at or above a Triple-A credit rating, or may have had such rating due to credit enhancement provided by another financial guaranty insurer.

  •
  Pooled Corporate CDS:    FSA's pooled corporate CDS contracts typically cover a pool of reference obligations, such as bonds, bank loans or single name CDS subject to a material deductible. The majority of the risks insured benefit from protection provided to the senior tranches, and are rated Triple-A or higher ("Super Triple-A") credit quality without the benefit of FSA's insurance. The majority are static pools, i.e., pools that are not "managed" in that reference obligations cannot be added or substituted. FSA's portfolio of pooled corporate CDS contracts is segregated into investment and non-investment grade (or "high yield") groups. "Super Triple-A" indicates a level of first-loss protection generally exceeding 1.3 times the level required by a rating agency for a Triple-A rating. Typically a higher attachment point is required to achieve a Super Triple-A level of subordination for a pool of non-investment grade credits than is required for a pool of investment grade credits.

  •
  CDS Referencing Funded CDOs and CLOs:    FSA's insured CDS contracts referencing CDOs and CLOs provide credit protection on the senior tranches of funded collateralized structures. CDOs and CLOs are securities backed or collateralized by a diversified managed pool of corporate bonds or loans, respectively. The senior tranches are typically rated Triple-A and would only suffer a loss if the deterioration of the underlying assets exceeds the collateral protection provided by the subordinated debt tranches and equity.

Categorization of Asset-backed and Other Non-Public Finance Obligations

              FSA's insured portfolio of asset-backed and other non-public finance obligations may be divided into five major categories, which are broadly based on the type of assets backing the insured obligations and include funded and synthetic obligations and may be in the form of insurance or insurance of CDS. Where FSA insures obligations that already carry insurance from another monoline guarantor, FSA categorizes the obligation based on the type of assets backing the obligations underlying the insurance policy. Until the fourth quarter of 2007, such obligations were categorized as "other domestic non-public finance obligations."

              Domestic Residential Mortgage Loans.    Obligations primarily backed by residential mortgage loans generally take the form of conventional pass-through certificates or pay-through debt securities, but also include other structured products. Residential mortgage loans backing these insured obligations include closed- and open-end first and second mortgage loans or home equity loans on one-to-four family residential properties, including condominiums and cooperative apartments and non-owner occupied residential housing.

              Domestic Consumer Receivables.    Obligations primarily backed by consumer receivables include conventional pass-through and pay-through securities as well as more highly structured transactions. Consumer receivables backing these insured obligations primarily include automobile loans, with some credit card receivables, manufactured housing loans and cash consumer loans. Consumer receivable transactions in FSA's insured portfolio tend to be concentrated in the subprime automobile loan sector.

              Domestic Pooled Corporate Obligations.    Obligations primarily backed by pooled corporate obligations include funded and synthetic obligations collateralized by corporate debt securities or corporate loans and obligations backed by cash flow or market value of non-consumer indebtedness, and include CDOs, such as collateralized bond obligations ("CBOs"), CLOs and comparable risks under CDS obligations. Corporate obligations include corporate bonds, bank loan participations, trade receivables, franchise loans and equity securities.

              CDOs are securitizations of bonds, loans or other securities and may be insured on a funded or synthetic basis. CDOs have been used by financial institutions to manage their risk profiles, optimize capital utilization and improve returns on equity. CDOs have also been used by dealers or portfolio managers to provide leveraged investments in bond and loan portfolios tailored to conform to differing risk appetites of investors.

              Other Domestic Non-Public Finance Obligations.    Other domestic non-public finance obligations in FSA's insured portfolio include bonds or other securities backed by government securities, letters of credit or repurchase agreements collateralized by government securities, securities backed by a combination of assets that include elements of more than one of the categories set forth above and unsecured corporate obligations satisfying FSA's underwriting criteria. Other domestic non-public finance obligations insured by FSA also include first mortgage bond obligations of for-profit electric or water utilities providing retail, industrial and commercial service, sale-leaseback obligation bonds supported by such utilities and other obligations backed by investor-owned utilities. These bonds are generally either secured by a mortgage on property owned by or leased to an investor-owned utility or have the benefit of a "negative pledge" ensuring that no other material creditors have priority claims to the utility assets. Other domestic non-public finance obligations include securitization of life insurance risks (including so-called "triple-X transactions") and airplane leases, including transactions benefiting from third-party financial guaranty insurance.

              International Asset-Backed Obligations.    International asset-backed obligations in FSA's insured portfolio include (1) funded and synthetic CDOs, (2) securitizations of perpetual floating rate notes of non-domestic banks, diversified payment rights, future flows, health care receivables and residential housing construction loans, (3) obligations of non-domestic investor-owned utilities and (4) other obligations having international aspects but otherwise within the asset-backed categories described above. FSA allocates individual funded and synthetic CDOs between domestic and international based on the transactions' holdings or potential holdings. Most of the international obligations comprise the international component of funded or unfunded CDOs.

Insured Portfolio

              A summary of FSA's insured portfolio at March 31, 2009 is shown below. Exposure amounts are expressed net of reinsurance but do not distinguish between quota share, first-loss or excess-of-loss reinsurance.

Summary of Insured Portfolio by Obligation Type

	March 31, 2009
	Number of Risks	Net Par Outstanding	Net Par and Interest Outstanding	Percent of Net Par and Interest
	($ in millions)
Public finance obligations
Domestic obligations
General obligation	7,649	$113,140	$196,126	32%
Tax-supported	1,278	57,876	89,344	14
Municipal utility revenue	1,259	51,535	83,286	14
Health care revenue	231	12,274	21,792	4
Housing revenue	166	7,217	12,450	2
Transportation revenue	170	21,431	36,712	6
Education/University	167	8,295	13,712	2
Other domestic public finance	30	2,200	3,417	1
Subtotal	10,950	293,968	457,025	74
International obligations	173	24,061	51,437	8
Total public finance obligations	11,123	318,029	508,462	82
Asset-backed obligations
Domestic obligations
Residential mortgages	198	16,498	20,193	3
Consumer receivables	40	5,410	5,772	1
Pooled corporate	274	53,737	56,628	9
Other domestic asset-backed	62	1,564	2,001	0
Subtotal	574	77,179	84,594	14
International obligations	52	22,098	23,308	4
Total asset-backed obligations	626	99,277	107,902	18
Total	11,749	$417,306	$616,364	100%

    Obligation Type

              The table below sets forth the relative percentages of net par insured by obligation type during each of the last five years:

Annual New Business Insured by Obligation Type

	Three Months Ended March 31,	Year Ended December 31,
	2009	2008	2007	2006	2005	2004
Public finance obligations
Domestic obligations
General obligation	70%	37%	23%	27%	30%	20%
Tax-supported	10	18	8	9	12	7
Municipal utility revenue	10	18	7	8	8	5
Health care revenue	6	1	2	3	3	3
Housing revenue	—	1	1	1	1	2
Transportation revenue	—	12	3	2	4	2
Education/University	4	6	1	1	1	1
Other domestic public finance	—	1	1	—	—	—
Subtotal	100	94	46	51	59	40
International obligations	—	3	7	7	5	2
Total public finance obligations	100	97	53	58	64	42
Asset-backed obligations
Domestic obligations
Residential mortgages	—	1	11	10	9	29
Consumer receivables	—	1	5	10	5	3
Pooled corporate	—	1	19	11	13	14
Other domestic asset-backed	—	0	3	1	1	4
Subtotal	—	3	38	32	28	50
International obligations	—	0	9	10	8	8
Total asset-backed obligations	—	3	47	42	36	58
Total	100%	100%	100%	100%	100%	100%

    Terms to Maturity

              Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties. The expected maturities for asset-backed obligations, in general, are considerably shorter than the contractual maturities for such obligations. For asset-backed obligations, the full par outstanding for each insured risk is shown in the maturity category that corresponds to the legal final maturity of such risk.

              The table below sets forth the contractual terms to maturity of FSA's policies:

Contractual Terms to Maturity of Net Par Outstanding of Insured Obligations

	March 31,		December 31,
	2009		2008		2007
Term to Maturity	Public Finance	Asset- Backed	Public Finance	Asset- Backed	Public Finance	Asset- Backed
	($ in millions)
0 to 5 years	$63,219	$36,188	$59,744	$36,797	$54,037	$42,714
5 to 10 years	68,988	26,741	64,224	29,068	58,719	34,628
10 to 15 years	63,115	17,270	59,381	17,818	53,676	19,332
15 to 20 years	47,435	733	46,735	737	44,446	2,644
20 years and above	75,272	18,345	76,148	17,878	71,642	24,619
Total	$318,029	$99,277	$306,232	$102,298	$282,520	$123,937

    Issue Size

              The table below sets forth the net par outstanding broken out by original net par amount:

Net Par Outstanding

	March 31,		December 31,
	2009		2008		2007
Original Net Par	Public Finance	Asset- Backed	Public Finance	Asset- Backed	Public Finance	Asset- Backed
	($ in millions)
Less than $10 million	$46,843	$70	$44,419	$72	$41,630	$114
$10 to $50 million	102,619	4,165	96,141	4,194	90,554	4,752
$50 million to $100 million	55,967	10,964	53,795	10,890	50,733	11,956
$100 million or greater	112,600	84,078	111,877	87,142	99,603	107,115
Total	$318,029	$99,277	$306,232	$102,298	$282,520	$123,937

    Geographic Concentration

              FSA seeks to maintain a diversified portfolio of insured public finance obligations designed to spread its risk across a number of geographic areas. The table below sets forth those jurisdictions in which municipalities issued an aggregate of 2% or more of the total net par amount outstanding of FSA-insured public finance securities:

Public Finance Insured Portfolio by Location of Exposure

	March 31, 2009
	Number of Risks	Net Par Amount Outstanding	Percent of Total Net Par Amount Outstanding
	($ in millions)
Domestic obligations
California	1,153	$42,618	13%
New York	814	23,986	8%
Pennsylvania	891	21,732	7%
Texas	826	20,141	6%
Illinois	764	17,482	5%
Florida	292	15,670	5%
Michigan	643	13,620	4%
New Jersey	659	12,855	4%
Washington	345	10,531	3%
Massachusetts	242	8,672	3%
Ohio	457	7,700	3%
Georgia	130	7,046	2%
Indiana	295	6,984	2%
All other U.S. locations	3,439	84,931	27%

Subtotal	10,950	293,968	92%
International obligations	173	24,061	8%

Total	11,123	318,029	100%

              In its asset-backed business, FSA considered geographic concentration as a factor in its underwriting decisions for insurance for securitizations of pools of assets, such as residential mortgage loans or consumer receivables. However, the geographic concentration of the underlying assets may change over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration may not have been a significant credit factor given other more relevant measures of diversification, such as issuer or industry diversification.

              The table below shows amounts attributed to foreign and domestic premiums during each of the last three fiscal years, based on the underlying risks:

Net Premiums Earned by Geographic Distribution

	Period Ended March 31,	Year Ended December 31,
	2009(1)	2008	2007	2006
	($ in millions)
United States	$65.9	$298.9	$263.7	$257.9
International	12.6	77.7	54.1	43.6
Total net premiums earned	$78.5	$376.6	$317.8	$301.5

    (1)
    As a result of the adoption of FAS 163, net premiums are not comparable between 2008 and 2009.

    Issuer Concentration

              At March 31, 2009, the ten largest net insured public finance risks represented $12.1 billion, or 3.0%, of the total net par amount outstanding and the ten largest net insured asset-backed transactions represented $18.2 billion, or 4.4%, of the total net par amount outstanding. For purposes of the foregoing, different issues of asset-backed securities by the same originator have not been aggregated. However, FSA's underwriting policies established single-risk guidelines applicable to asset-backed securities of the same originator. In addition, individual corporate names may appear in more than one FSA-insured CDO transaction, but such exposures are not aggregated for purposes of identifying the largest insured risks. Instead, FSA addresses these risks through structural elements of the transactions and by limiting its exposure to the CDO sector in the aggregate. In addition to the single-risk limits established by its underwriting guidelines, FSA is subject to regulatory limits and rating agency guidelines on exposures to single risks.

DESCRIPTION OF THE ACQUISITION

              The following describes certain aspects of the Acquisition, including material provisions of the Purchase Agreement. The following description of the Purchase Agreement is subject to, and qualified in its entirety by reference to, the Purchase Agreement, which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008 and to the Agreement and Amendment, dated June 9, 2009, which is filed as an exhibit to our Current Report on Form 8-K filed on June 12, 2009, each of which is incorporated by reference in this prospectus supplement. We urge you to read the Purchase Agreement, as amended, carefully.

General

              Pursuant to the Purchase Agreement, Assured will acquire from Dexia Holdings the outstanding shares of FSAH common stock. Under the Purchase Agreement, we have agreed to acquire FSAH and, indirectly, all of its subsidiaries. However, Assured is not acquiring FSAH's Financial Products business. In connection with the Acquisition, FSAH will transfer to Dexia Holdings, or any of its subsidiaries, the ownership interests in the Financial Products Companies that it holds for nominal consideration. Even though FSAH will no longer own the Financial Products Companies after the Acquisition, FSA's guarantees of the GICs and MTNs and other guarantees related to FSA's MTN and leveraged tax lease business generally will remain in place. In connection with the Acquisition, Dexia and/or certain of its affiliates will enter into agreements assuming the remainder of the credit and liquidity risks associated with FSAH's former Financial Products business. See "—Financial Products Agreements."

              We have agreed to pay Dexia Holdings total consideration consisting of $361 million in cash and up to 44,567,901 Assured common shares. We will acquire, directly or indirectly, the remaining outstanding shares of capital stock of FSAH from the directors of FSAH for cash in the amount of approximately $2.8 million and the issuance of 435,017 Assured common shares, offset by a reduction of 367,366 Assured common shares deliverable to Dexia Holdings under the Purchase Agreement. Under the Purchase Agreement, we are required to pay $8.10 per Assured common share in cash in lieu of any Assured common shares that would result in the 44,567,901 Assured common shares otherwise issuable to Dexia Holdings under the Purchase Agreement exceeding 24.9% of our outstanding common shares after giving effect to such issuance and the issuance of common shares in the Concurrent Common Share Offering. Based upon the public offering price of $11.00 per share in the Concurrent Common Share Offering, we would be required to pay Dexia Holdings approximately $9.9 million in cash in lieu of issuing approximately 1.2 million Assured common shares. In addition, under the Purchase Agreement, Assured may elect to pay $8.10 per share in cash in lieu of up to 22,283,951 Assured common shares that it would otherwise deliver to Dexia Holdings as part of the purchase price.

Dexia Holdings Agreements with Respect to Assured Common Shares; Registration Rights

              Dexia Holdings has agreed that the voting rights with respect to all Assured common shares issued to Dexia Holdings pursuant to the Purchase Agreement will constitute less than 9.5% of the voting power of all issued and outstanding Assured common shares.

              Dexia Holdings has also agreed that until the date on which it and its affiliates beneficially own Assured common shares in an amount less than 10% of the outstanding Assured common shares, without the prior written approval of Assured, Dexia Holdings will not, directly or indirectly, through its affiliates or any other persons, or in concert with any person:

  •
  acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of Assured or any of its subsidiaries, or of any successor to or person in control of Assured;

  •
  make, or participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules and regulations promulgated by the SEC), or advise any person with respect to the voting of any voting securities of Assured;

  •
  form, join or participate in a "group" as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing; or

  •
  publicly request that any of these standstill provisions be waived or amended.

              Dexia Holdings has agreed that, until November 14, 2009, the first anniversary of the date of the Purchase Agreement, it will not transfer any of the Assured common shares issued pursuant to the Purchase Agreement to any person without the consent of Assured other than to one or more of its affiliates that agrees to abide by the voting and transfer restrictions described above. Except with the written consent of Assured, Dexia Holdings will not transfer any of the Assured common shares issued pursuant to the Purchase Agreement other than (i) in transactions exempt from registration under the Securities Act or (ii) pursuant to a registration statement in the open market or otherwise where Dexia Holdings reasonably believes that any transferee would not own more than 4.9% of the Assured common shares then outstanding after the sale, transfer or disposition.

              We have agreed to file a registration statement within 60 days following the closing of the Acquisition to register for resale the Assured common shares it issues pursuant to the Purchase Agreement and has also agreed to provide Dexia Holdings and its transferees piggyback registration rights for such shares.

Board Representation

              If the Assured common shares issued pursuant to the Purchase Agreement represent more than 15% of the total Assured common shares outstanding on the closing date of the Acquisition (after giving effect to all common shares issued on that date), then upon the written request of Dexia Holdings, Assured's board of directors will appoint one nominee of Dexia Holdings to serve as a member of Assured's board of directors. At such time as Dexia Holdings no longer owns Assured common shares representing at least 10% of the total number of Assured common shares outstanding, Dexia Holdings will no longer be entitled to nominate a representative to Assured's board of directors.

Closing

              Assured's and Dexia Holdings' respective obligations to complete the Acquisition are subject to the satisfaction or waiver of certain conditions, including:

  •
  the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which expiration occurred on January 20, 2009);

  •
  the absence of any laws, rules or injunctions prohibiting or making illegal the completion of the acquisition; and

  •
  receipt of certain material insurance approvals (all of which have been obtained).

              Assured's obligation to complete the Acquisition is separately subject to the satisfaction or waiver of certain conditions, including:

  •
  the representations and warranties of Dexia Holdings contained in the Purchase Agreement (in each case without giving effect to any materiality concept therein) shall be true and correct as of the date of the Agreement and Amendment, disregarding for these purposes any breaches or inaccuracies that do not, and are not reasonably likely to, have in the aggregate a material adverse effect on the assets, liabilities, business, operations, condition

    (financial or otherwise) or results of operations of FSAH and its financial guaranty subsidiaries, taken as a whole (other than effects arising out of certain specified circumstances);

  •
  Dexia Holdings shall have performed in all material respects the covenants and agreements required to be performed by it under the Purchase Agreement prior to the closing date;

  •
  execution and delivery of the agreements described under "—Financial Products Agreement";

  •
  approval by Assured's shareholders of the issuance of the Assured common shares to Dexia Holdings pursuant to the Purchase Agreement (which occurred on March 16, 2009); and

  •
  receipt by Assured of confirmation from Fitch, Moody's and S&P that consummation of the transactions contemplated by the Purchase Agreement of itself will not result in a downgrade of AGC, AG UK and AG Re (which confirmation has been received).

              Dexia Holdings' obligation to complete the Acquisition is separately subject to the satisfaction or waiver of certain conditions, including:

  •
  the representations and warranties of Assured contained in the Purchase Agreement (in each case without giving effect to any materiality concept therein) shall be true and correct as of the closing, disregarding for these purposes any breaches or inaccuracies that do not, and are not reasonably likely to, have in the aggregate a material adverse effect on the assets, liabilities, business, operations, condition (financial or otherwise) or results of operations of Assured and its subsidiaries, taken as a whole (other than effects arising out of certain specified circumstances);

  •
  Assured shall have performed in all material respects the covenants and agreements required to be performed by it under the Purchase Agreement prior to the closing date;

  •
  the Assured common shares to be issued pursuant to the Purchase Agreement shall have been authorized for trading on the NYSE, subject to official notice of issuance (which authorization has been obtained);

  •
  execution and delivery of the agreements described under "—Financial Products Agreement"; and

  •
  receipt by Dexia Holdings of confirmation from Fitch, Moody's and S&P that consummation of the transactions contemplated by the Purchase Agreement of itself will not result in a downgrade of FSA (which confirmation from Fitch and S&P has been received; Dexia Holdings has waived this closing condition with respect to Moody's).

              In the Purchase Agreement, Assured and Dexia Holdings have agreed that if we have not completed a public offering of Assured common shares to finance the cash portion of the purchase price by the closing date, Assured may elect to postpone the closing date until a date not more than 45 days after the date on which the closing conditions had been satisfied or waived. If Assured elects to so postpone the closing date, (i) the conditions to closing in the first, second and fifth bullet points in the second preceding paragraph and the related termination rights will be waived by Assured and (ii) Assured must pay Dexia Holdings interest on the cash portion of the purchase price (calculated at 30-day LIBOR) for the period between the date the closing would have otherwise taken place and that date on which it actually takes place. In the Acknowledgment and Amendment signed on June 9, 2009, Assured and Dexia Holdings agreed that the closing conditions (other than those conditions that by their nature are to be satisfied at the closing) had been met as of that date and that the 45-day period referred to in the preceding sentence had commenced.

              We expect to close the Acquisition on or about July 1, 2009.

              In the event this offering does not close, we have arranged a backstop commitment (the "WLR Backstop Commitment") with WLR Recovery Fund IV, L.P. ("WLR Fund IV"), a fund managed by WL Ross & Co. LLC ("WL Ross"). Funds managed by WL Ross currently hold approximately 13.4% of our outstanding common shares. Pursuant to the WLR Backstop Commitment, WLR Fund IV granted Assured the option to cause the WLR Fund IV (or one of its affiliates) to purchase up to $361 million of Assured common shares at a price per share equal to the volume weighted average price of an Assured common share on the NYSE for the 20 NYSE trading days ending with the last NYSE trading day immediately preceding the date of the closing under the Purchase Agreement, with a floor of $6.00 and a cap of $8.50. See also "Underwriting—Purchase of Shares by WLR Fund IV."

Financial Products Agreements

    Guaranteed Investment Contracts

              Until November 2008, FSAH issued through its Financial Products business FSA-insured GICs and other investment agreements to municipalities and other market participants (the "GIC Business"). In November 2008, FSAH ceased to issue new GICs in anticipation of the Acquisition. The GICs were issued through the GIC Issuers, specifically FSAH's non-insurance subsidiaries FSA Capital Management Services LLC, FSA Capital Markets Services LLC and FSA Capital Markets Services (Caymans) Ltd. In return for an initial payment, each GIC entitles its holder to receive the return of the holder's invested principal plus interest at a specified rate and to withdraw principal from the GIC as permitted. FSA insures all GICs issued by the GIC Issuers.

              The GICs issued by the GIC Issuers generally can be categorized as "municipal GICs" and "non-municipal GICs". Within municipal GICs, the majority of these GICs relate to debt service reserve funds and construction funds. Under the category of non-municipal GICs, the majority of these GICs were issued to issuers of credit-linked notes that provide credit protection with respect to collateralized debt obligations backed by asset-backed securities and with respect to collateralized loan obligations.

              The proceeds of GICs issued by the GIC Issuers were loaned to FSAM pursuant to certain intercompany financing agreements between the GIC Issuers and FSAM (the "Existing Intercompany Financings"). FSAM in turn invested these funds in fixed-income obligations (primarily RMBS but also short-term investments, securities issued or guaranteed by U.S. government sponsored agencies, taxable municipal bonds, securities issued by utilities, infrastructure-related securities, collateralized debt obligations, other asset-backed securities and foreign currency denominated securities) that satisfied FSA's investment criteria (the "FSAM assets"). The terms governing FSAM's repayment of GIC proceeds to the GIC Issuers under the Existing Intercompany Financings are intended to match the payment terms under the related GIC. To allow it to satisfy these matched payment obligations, when FSAM invested the GIC proceeds in FSAM assets, it also entered into various derivative transactions to convert most fixed-rate FSAM assets and GIC liabilities into London Interbank offered rate ("LIBOR")-based floating rate assets and liabilities, and to convert non-US dollar-denominated FSAM assets to US dollar-denominated assets (the "FSAM Hedging Arrangements").

    Credit and Liquidity Risk of the GIC Business

              FSAH historically relied on interest income on the FSAM assets and net payments received under the FSAM Hedging Arrangements to fund its net interest expense and operating expenses. The Financial Products business model in large part depended on operating cash flow from interest and principal payments on the FSAM assets to provide sufficient liquidity to pay the GICs on a timely basis. FSAH also sought to manage the Financial Products business liquidity risk through the maintenance of liquid collateral and liquidity agreements. During the course of 2008, the Financial Products business developed significant liquidity shortfalls as a result of a number of factors, including

(i) greater than anticipated GIC withdrawals and terminations due, for the most part, to redemptions caused by events of default under collateral debt obligations backed by asset-backed securities and under collateralized loan obligations; (ii) slower than anticipated amortization of RMBS, which comprise most of the portfolio of FSAM assets; (iii) redemption/collateralization requirements triggered by the downgrade of FSA's ratings; and (iv) a significant decline in market value of certain of the FSAM assets due to a general market dislocation, leading to many of the FSAM assets becoming illiquid.

              Unscheduled withdrawals of principal allowed by the terms of the GICs have increased due to a number of factors and have largely been associated with non-municipal GICs. The majority of non-municipal GICs insured by FSA were purchased by issuers of credit-linked notes that provide credit protection with respect to collateralized debt obligations that are backed by asset-backed securities and by collateralized loan obligations that are backed by corporate debt obligations. These issuers of credit-linked notes typically sell synthetic credit protection by entering into a CDS referencing specified asset-backed or corporate obligations. A CDS is a derivative transaction in which a protection seller agrees to make certain credit protection payments to a protection buyer in connection with an interest or principal shortfall on an identified debt or loan obligation or upon the occurrence of a bankruptcy or other credit event involving the obligor thereunder in exchange for certain payments made by the protection buyer to the protection seller. These GICs may be and in many cases have been drawn earlier than expected to fund credit protection payments due by the credit-linked note issuer under the related credit default swap or upon an acceleration of the related credit-linked notes following an event of default under the related transaction documents.

              Further, liquidity requirements related to FSA's ratings have increased as FSA has been downgraded or placed on negative outlook by the three major rating agencies. Certain of the FSA-insured GICs allowed for withdrawal of GIC funds in the event of a downgrade of FSA below AAA by S&P or Aaa by Moody's unless the GIC Issuer posted liquid collateral or otherwise enhanced its credit. Such downgrades resulted in the need to post liquid collateral to the related GIC holder or the need to raise funds to satisfy GIC withdrawals. In addition to additional liquidity requirements caused by downgrades of FSA's ratings to its current levels under certain GICs, most FSA-insured GICs allow for withdrawal of GIC funds in the event of a downgrade of FSA below AA- by S&P or Aa3 by Moody's, unless the GIC Issuer posts liquid collateral or otherwise enhances its credit. Some FSA-insured GICs also allow for withdrawal of GIC funds in the event of a downgrade of FSA, typically below A3 by Moody's or A- by S&P, with no right of the GIC Issuer to avoid such withdrawal by posting collateral or otherwise enhancing its credit. Such additional downgrades after the closing date could result in the need to post a significant amount of additional liquid collateral to the related GIC holders or the need to satisfy GIC withdrawals earlier than expected.

              In June 2008, affiliates of Dexia entered into a committed revolving credit facility and a securities lending facility to provide the GIC Subsidiaries access to funds and liquid collateral to meet the collateral posting and withdrawal obligations under the GICs.

              A downgrade of FSA below AA- by S&P or Aa3 by Moody's would result in a significant increase in the collateral required to be posted to avoid GIC withdrawals or terminations and could result in a significant increase in the amount required to fund withdrawals and terminations of the GICs. In such event, the GIC Issuers would require additional sources of funds to satisfy such withdrawals as described in "—GIC Business Documents" below. In addition, assets posted as collateral are subject to changes in market value and ratings. Such changes may reduce the value of the collateral or disqualify the assets as eligible collateral under the applicable collateral posting requirements. To meet the increased payment and collateral posting requirements, the GIC Issuers would request additional funds and liquid assets from FSAM under the Master Repurchase Agreement described below, and FSAM will require additional funds and liquid assets to meet these requests.

              As a result of the significant decline in asset value of the FSAM assets and the November 2008 cessation of issuing GICs, the GIC business changed from a business focused on attaining positive net interest margin to a run-off business currently seeking to minimize liquidity risk and optimize asset recovery values by preventing or delaying sales of FSAM assets to meet these increased liquidity requirements. A significant condition to consummating the Acquisition is the segregation or separation of the Financial Products business from FSAH such that the credit and liquidity risks of the Financial Products business reside with Dexia, with FSA protected against any future Dexia credit impairment.

              In connection with the Acquisition and this segregation or separation of the Financial Products business, FSAH will transfer the ownership interest in the GIC Subsidiaries to a subsidiary of Dexia Holdings. We have taken or will take steps in structuring the GIC Business documents described below to isolate the assets of the GIC Subsidiaries from the insolvency risk of Dexia and its affiliates and reduce the likelihood that these assets will be subject to an insolvency proceeding, including by amending the organizational documents of the GIC Subsidiaries to preserve their corporate separateness from Dexia and its other affiliates and to require the affirmative consent of two independent directors and, except at FSAM, the director nominated by FSA to any voluntary bankruptcy petition by a GIC Subsidiary, by including standard and customary nonpetition and limited recourse provisions in most of the agreements entered into by the GIC Subsidiaries and by taking other steps customarily taken with respect to isolating special purpose entities from the insolvency of their parent companies.

              Even though FSAH will no longer own the GIC Subsidiaries after the Acquisition, FSA's guarantees of the GICs will remain in place. While FSAH as of November 2008 has ceased to issue new GICs, GIC obligations in an outstanding principal amount of approximately $13,456,400,680 were outstanding as of March 31, 2009.

    GIC Business Documents

              To address the credit and liquidity risks of the GIC business summarized above, the following discussion summarizes the significant agreements, which we refer to as the "GIC Business documents," to be entered into on or prior to the closing of the Acquisition to mitigate the credit and liquidity risks associated with the GIC business and the related FSA guarantees.

              Guaranteed Liquidity Facilities—In connection with the transactions contemplated by the Purchase Agreement, affiliates of Dexia will increase their aggregate liquidity commitment to FSAM from $8.5 billion to $11.5 billion. The liquidity commitments will be comprised of an amended and restated revolving credit agreement (the "Liquidity Facility") pursuant to which Dexia Crédit Local S.A. ("DCL") and Dexia Bank Belgium SA ("DBB") will commit to provide funds to FSAM in an amount up to $8.0 billion (approximately $2,855,000,000 was outstanding under the revolving credit facility as of March 31, 2009), and a master repurchase agreement (the "Repurchase Facility Agreement" and, together with the Liquidity Facility, the "Guaranteed Liquidity Facilities") pursuant to which DCL will provide up to $3.5 billion (based on market value) of eligible collateral to satisfy collateralization obligations of the GIC Issuers under the GICs or of FSAM under the FSAM Hedging Arrangements. In accordance with the terms of the Guaranteed Liquidity Facilities, FSAM's obligations to pay certain fees payable under the Guaranteed Liquidity Facilities are subordinated to the GIC Subsidiaries' obligations under the GICs and the FSAM Hedging Arrangements that are guaranteed by FSA and to reimburse FSA for any amounts paid under the FSA guarantees related to the GICs and FSAM Hedging Arrangements. In addition, following a Dexia event of default, FSAM will only be required to pay these fees to the extent certain conditions under the Pledge and Administration Agreement have been met, including, among other things, that FSAM owns a portfolio of liquid securities having an aggregate market value in excess of the aggregate unpaid principal balance of the GICs plus certain additional amounts described in the Pledge and Administration Agreement (such conditions, the "Subordinated Claims Payment Condition").

              The terms of the Guaranteed Liquidity Facilities will generally extend to the date on which all of the GICs have been paid in full, provided that upon a Dexia event of default under the Pledge and Administration Agreement described below, FSAM will be entitled to request one final advance under each Guaranteed Liquidity Facility in an aggregate amount expected to be sufficient to repay the principal and interest on the GICs as they become due and payable over time, after giving effect to any collateral posted under the credit support annexes to the Dexia Put Contracts described below.

              Dexia Put Contracts—Dexia and DCL will jointly and severally guarantee the scheduled payments of interest and principal in relation to each FSAM asset, as well as any failure to provide liquidity or liquid collateral under the Guaranteed Liquidity Facilities under two separate ISDA Master Agreements, each with its associated schedule, confirmation and credit support annex (the "Guaranteed Put Contract" and the "Non-Guaranteed Put Contract" respectively, and collectively, the "Dexia Put Contracts"). The Guaranteed Put Contract is so described because Dexia's obligations under the put contract are generally guaranteed by the Sovereign Guarantee. The Dexia Put Contracts also reference separate portfolios of FSAM assets. Initially, the aggregate principal balance of FSAM assets related to the Guaranteed Put Contract is expected to equal approximately $11,860,117,795, and the aggregate principal balance of FSAM assets related to the Non-Guaranteed Put Contract is expected to equal approximately $4,510,787,416. The assets owned by FSAM as of September 30, 2008 were allocated to the Guaranteed Put Contract and the Non-Guaranteed Put Contract based on discussions between Dexia and the French State and the Belgian State (collectively, the "States"), with the less liquid and more deeply discounted assets generally being allocated to the Guaranteed Put Contract.

              Under the Dexia Put Contracts the obligation of Dexia and DCL to provide amounts to FSAM will arise pursuant to the occurrence of any of the following events (each, a "Put Trigger"):

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  a payment default by DCL or DBB under any Guaranteed Liquidity Facility (a "Liquidity Default Trigger");

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  a failure by either Dexia or DCL to transfer the required amount of eligible collateral under the credit support annex of the applicable Dexia Put Contract (a "Collateral Default Trigger");

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  the occurrence of an insolvency event with respect to Dexia as set forth in the Dexia Put Contracts (a "Bankruptcy Trigger"); and

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  with respect to an FSAM asset, the failure of the issuer of that FSAM asset to pay the full amount of the expected principal or interest when due, a writedown or applied loss resulting in a reduction of the outstanding principal amount of that FSAM asset, or the attribution of a principal deficiency or realized loss resulting in a reduction or subordination of the current interest payable on that FSAM asset (an "Asset Default Trigger").

              In the event that the applicable Dexia party fails to provide liquidity or collateral as required under the Guaranteed Liquidity Facilities, FSAM may, pursuant to a Liquidity Default Trigger or Collateral Default Trigger, put to Dexia and DCL certain of the FSAM assets in exchange for an amount equal to such failure, with such amounts being available to satisfy the GIC Issuers' obligations under the GICs and/or FSAM's obligations under the FSAM Hedging Arrangements.

              If a Dexia bankruptcy has occurred, FSAM may, pursuant to a Bankruptcy Trigger, put to Dexia and DCL the relevant FSAM assets with a value equal to the lesser of (i) the aggregate outstanding principal amount of all FSAM assets in the relevant portfolio and (ii) the aggregate outstanding principal balance of all of the GICs.

              If an Asset Default Trigger arises with respect to any FSAM asset, FSAM may put to Dexia and DCL that FSAM asset in exchange for the outstanding principal amount of that FSAM asset. Dexia and DCL have the right, however, to elect to pay the difference between the amount of the expected principal or interest payment and the amount of the actual principal or interest payment, in each case, as such amounts come due.

              In the event Dexia and DCL fail to perform under the Guaranteed Put Contract, FSAM may exercise a guarantee call under the Sovereign Guarantee. See "—Sovereign Guarantee" below.

              To secure each Dexia Put Contract, Dexia and DCL will post under each put contract to the respective custodian from time to time eligible collateral having an aggregate value (subject to agreed "haircuts") equal to at least the excess of (i) the aggregate principal amount of all outstanding GICs over (ii) the aggregate mark-to-market value of FSAM's assets; provided that prior to September 29, 2011 (the "Expected First Collateral Posting Date") the aggregate mark-to-market value of the FSAM assets related to the Guaranteed Put Contract will be deemed to be equal to the aggregate unpaid principal balance of these assets for purposes of this calculation. Additional collateralization is required in respect of certain other liabilities of FSAM, including certain net posting obligations of FSAM under the FSAM Hedging Arrangements, an agreed costs amount for running the GIC business and the expected negative carry associated with the GICs that would be borne by FSAM following a Dexia event of default. The valuation of the aggregate mark-to-market value of the FSAM assets and the posted collateral will occur at least weekly. Dexia's and DCL's obligation to post collateral or right to receive the return of excess collateral is subject, in either case, to satisfaction of the applicable threshold of $5 milllion, among other conditions.

              Because the FSAM assets related to the Guaranteed Put Contract will be valued at their aggregate unpaid principal balance prior to the Expected First Collateral Posting Date, it is expected that Dexia and DCL will not be required to post collateral until the Expected First Collateral Posting Date. A failure by Dexia and DCL to post the amount described in the immediately preceding paragraph on the Expected First Collateral Posting Date will be covered by the Sovereign Guarantee. In the event of an ISDA event of default under the Dexia Put Contracts, FSAM may declare an early termination date and retain collateral posted by Dexia and DCL in accordance with the credit support annexes.

              Notwithstanding the provisions for the calculation of posting of collateral with respect to the Dexia Put Contracts set forth above, and because many GICs provide that the collateral posting obligations and withdrawals that would arise following a downgrade of FSA would not be applicable if the relevant GIC Issuer is rated above certain levels at the time of any such downgrade of FSA, if each of Moody, S&P and Fitch confirm that the GIC issuers' obligations in relation to the GICs will be rated at least "Aa2/AA/AA" respectively (without giving effect to the retained FSA guarantees on the GICs) with a lesser amount of collateral being required to be posted by Dexia and DCL under the credit support annexes, then the collateral required to be posted under the credit support annexes will be reduced to such lesser amount acceptable to the rating agencies.

              Under each of the Dexia Put Contracts, FSAM will pay to Dexia and DCL a premium quarterly in arrears (the "Put Premium"). FSAM's obligation to pay the Put Premium is subordinated to the GIC Subsidiaries' obligations under the GICs and the FSAM Hedging Arrangements that are guaranteed by FSA and to reimburse FSA for any amounts paid under the FSA guarantees related to the GICs and FSAM Hedging Arrangements and a failure by FSAM to pay the Put Premiums is not an event of default under the Put Contracts. In addition, following a Dexia event of default, FSAM will only pay the Put Premiums if the Subordinated Claims Payment Condition is satisfied.

              Sovereign Guarantee—Pursuant to a guarantee issued by the States of Belgium and France (the "Sovereign Guarantee") to FSAM, the States will guarantee Dexia's obligations severally but not jointly under the Guaranteed Put Contract, subject to any applicable limitations set forth therein. The State of Belgium is responsible for 60.5/97 of the Sovereign Guarantee and the State of France is responsible for 36.5/97 of the Sovereign Guarantee. The Sovereign Guarantee will directly guarantee, for the benefit of FSAM (and indirectly for the benefit of the GIC Issuers and FSA), the payment obligations of Dexia under the Guaranteed Put Contract in respect of Liquidity Default Triggers, Collateral Default Triggers, the Bankruptcy Trigger and Asset Default Triggers. To the extent FSAM fails to make a timely call under the Sovereign Guarantee, FSA will have the right to request payment from the States thereunder. Under a sovereign guarantee reimbursement agreement, Dexia, and not the GIC Subsidiaries, is obligated to pay the guarantee fee due and payable to the States under the Sovereign Guarantee and reimburse the States for certain amounts paid under the Sovereign Guarantee, but a failure by Dexia to pay the guarantee fee or any other amounts required to be paid or reimbursed under the sovereign guarantee reimbursement agreement is not a defense or condition to the obligations of the States under the Sovereign Guarantee.

              The States' guaranty with respect to Liquidity Default Triggers and Collateral Default Triggers is scheduled to expire on October 31, 2011 (the "Liquidity and Collateral Trigger Expiration Date"). The States' guaranty with respect to the related defaulted FSAM assets or a Dexia bankruptcy is scheduled to expire on the earlier of (x) the final maturity of the latest maturing of the remaining FSAM assets related to the Guaranteed Put Contract, and (y) March 30, 2035. The Sovereign Guarantee may terminate early if FSAM elects to undertake a Refinancing and meets the necessary requirements described in "—Pledge and Administration Agreement" below.

              Master Repurchase Agreement—FSAM and the GIC Issuers will amend, restate and consolidate the Existing Intercompany Financings prior to the Acquisition into one master repurchase agreement where each GIC Issuer will be a "buyer" and FSAM will be the "seller" (the "Master Repurchase Agreement"). All of the outstanding indebtedness of FSAM under the Existing Intercompany Financings will continue to be outstanding under the Master Repurchase Agreement, and FSAM's obligations to the GIC Issuers under the Master Repurchase Agreement will be secured under the Pledge and Administration Agreement. Amounts or collateral received by FSAM under the Guaranteed Liquidity Facilities or the Dexia Put Contracts will be transferred to the GIC Issuers for application to the related GICs pursuant to the Master Repurchase Agreement. If FSAM elects to undertake a Refinancing as described in "—Pledge and Administration Agreement" below, FSAM will, among other things, assign its rights and obligations under the Master Repurchase Agreement to a successor entity.

              Dexia FP Guarantee—Pursuant to a guarantee jointly and severally issued by Dexia and DCL to FSA (the "Dexia FP Guarantee"), all of the GIC Subsidiaries' payment and/or collateral posting obligations under the GICs and the FSAM Hedging Arrangements that are guaranteed by FSA will be guaranteed by Dexia and DCL. FSAM's obligations to reimburse Dexia and DCL for amounts paid under the Dexia FP Guarantee and to pay the related guarantee fee will be subordinated to the GIC Subsidiaries' obligations under the GICs and the FSAM Hedging Arrangements that are guaranteed by FSA and to reimburse FSA for any amounts paid under the FSA guarantees related to the GICs and FSAM Hedging Arrangements. In addition, following a Dexia event of default, FSAM will only pay the guarantee fee under the Dexia FP Guarantee if the Subordinated Claims Payment Condition is satisfied. Any failure by FSAM to reimburse Dexia and DCL for amounts paid under the Dexia FP Guarantee or to pay the related guarantee fee is not a defense or condition to the obligations of Dexia and DCL under the Dexia FP Guarantee. See "—Pledge and Administration Agreement" below.

              Dexia GIC Indemnity—Pursuant to an indemnification agreement between FSA, Dexia and DCL (the "Dexia GIC Indemnity"), Dexia and DCL will indemnify FSA for certain losses, liabilities and damages (including reasonable costs and expenses) incurred by FSA or any affiliate of FSA related to the GIC business or any of the transactions related to the isolation and segregation of the GIC business that are not otherwise reimbursed pursuant to the Dexia FP Guarantee.

              Pledge and Administration Agreement—Pursuant to the pledge and administration agreement among Dexia, DCL, Dexia FP Holdings Inc. ("Dexia FP"), the GIC Subsidiaries, FSA and the Collateral Agent (the "Pledge and Administration Agreement"), Dexia, DCL and the GIC Subsidiaries have granted security interests to the Collateral Agent for the benefit and security of the secured parties therein (including FSA) over all of their right, title and interest in, to and under the FSAM assets, the collateral posted by Dexia or DCL under the Dexia Put Contracts, and other related assets.

              Also pursuant to the Pledge and Administration Agreement, Dexia FP has granted a security interest to the Collateral Agent for the benefit and security of FSA over all of its right, title and interest in HF Services LLC ("HF Services"), including any and all management, voting, approval and other rights of Dexia FP under the organizational documents of HF Services to secure the payment of all amounts due on all of the indebtedness, liabilities and obligations owed from time to time by FSAM and the GIC Issuers to FSA.

              Unless a Dexia event of default has occurred, Dexia will direct the day to day operations of the GIC Subsidiaries and will direct the management of the assets and liabilities of the GIC Subsidiaries, including but not limited to cash management, asset liability management and other normal day to day operations of the GIC Subsidiaries through the Administrator (as defined below). If a Dexia event of default has occurred, FSA will have the right to exercise the directing rights described in this paragraph.

              In addition, FSAM has agreed not to sell or liquidate any FSAM asset other than with the prior consent of Dexia, unless a Dexia event of default has occurred, and not to sell or liquidate any FSAM asset other than for consideration equal to the par amount thereof plus accrued interest, without the consent of FSA.

              A "Dexia event of default" under the Pledge and Administration Agreement will include the following:

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  the occurrence of any ISDA event of default under either of the Dexia Put Contracts;

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  the non-payment by any Dexia party or any affiliate of any required payment in accordance with the terms of any Dexia guarantee, the Dexia Put Contracts or the Dexia GIC Indemnity where (i) the amount of such non-payment, taken together with any other outstanding and uncured failures to make payments or deliveries by any Dexia party or any affiliate exceeds $10,000,000 and (ii) such non-payment is not remedied by a cure generally within 5 business days of the receipt of notice of such nonpayment; and

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  certain events of bankruptcy in respect of Dexia or its affiliates or the GIC Subsidiaries occurring and continuing at any time.

              Upon the occurrence of a Dexia event of default, FSA may take any or all of the following actions:

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  cause the repurchase date to occur in respect of all or any part of the transactions entered into under the master repurchase agreement, exercise the rights of a secured party in relation to the collateral, and direct the collateral agent to exercise all rights to vote or give directions or consents as a holder of such collateral following enforcement of its security interest;

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  terminate the Administrative Services Agreement (as defined below) or replace the Administrator thereunder or direct the management of the Administrator by foreclosing upon its security interest in the equity of HF Services;

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  with respect to the Non-Guaranteed Put Contract, designate an "early termination date," demand payment of any related early termination payments and exercise the rights of a secured party in relation to the collateral posted under the Non-Guaranteed Put credit support annex;

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  with respect to the Guaranteed Put Contract, if the Dexia event of default also constitutes an ISDA event of default, designate an "early termination date," demand payment of any related early termination payments and exercise the rights of a secured party in relation to the collateral posted under the credit support annex; and

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  maintain any Dexia guarantees in force, make claims in accordance with the terms of any Dexia guarantee, any liquidity facility or the Sovereign Guarantee (if the Guaranteed Put Contract has not been terminated) and apply any collateral to unpaid liabilities of FSAM.

              In addition, either pursuant to the occurrence of a Dexia event of default or upon the satisfaction of certain conditions relating to the refinancing of Dexia's obligations under the GIC Business documents (the "Refinancing"), FSA may elect to refinance its obligations related to the GICs by terminating the Master Repurchase Agreement, the Sovereign Guarantee, and the Dexia Put Contracts and releasing certain other assets from the Collateral Agent's lien under the Pledge and Administration Agreement, the proceeds of which will be invested in certain permitted investments, as contemplated in the Pledge and Administration Agreement. In order to effect a Refinancing, the following conditions among others must be satisfied, as follows: (i) FSAM must redeem the Master Repurchase Agreement or transfer and novate its rights and obligations under the Master Repurchase Agreement to a successor entity designated by FSA (the "FSAM Successor") such that the GIC Issuers or the FSAM Successor hold cash or permitted investments equal to the sum of the aggregate outstanding amount of all GIC business related liabilities plus 25% of the agreed costs amount for running the GIC business; (ii) the rating agencies must have confirmed that after the Refinancing the GIC Issuers will be rated at least "Aa2" by Moody's, at least "AA" by S&P and at least "AA" by Fitch, and that the rating of FSA will not be downgraded, qualified or withdrawn; (iii) all of FSA's guarantees on the FSAM Hedging Arrangements must have been released by the counterparties thereto; and (iv) the remaining FSAM Hedging Arrangements must have been transferred and novated to the FSAM Successor or other entity designated by FSA.

              Administrative Services Agreement—Pursuant to an administrative services agreement, to be entered on or prior to the closing date (the "Administrative Services Agreement"), among the GIC Subsidiaries, Dexia, DCL, FSA and HF Services (the "Administrator"), the Administrator will supervise, direct and manage the assets, liabilities, operations and business of the GIC Subsidiaries including performance of their respective obligations under the GIC Business documents. The Administrator will manage the GIC business of the GIC Subsidiaries substantially in accordance with the requirements under the Pledge and Administration Agreement. The employees of the Administrator will initially be comprised of former employees of FSA in its Financial Products segment. Upon a Dexia event of default, FSA may pursuant to its security interest in the equity of the Administrator direct the activities of the Administrator or replace the Administrator in accordance with the Administrative Services Agreement.

    Medium Term Note Business and Leveraged Tax Lease Business

              The MTN Business—The "MTN Business" refers to the medium-term note ("MTN") issuance program of FSA Global Funding Limited ("FSA Global"). Under the MTN Business, MTNs were issued by FSA Global and are insured under financial guarantee insurance policies issued by FSA. The proceeds of the MTNs are used to purchase notes issued by Cypress Point Funding Limited ("Cypress") and other non-affiliated entities. The MTNs are secured by all of the assets of FSA Global, including the A-Loans (as defined below). The notes securing the MTNs are also insured under financial guarantee insurance policies issued by FSA. The MTNs and the notes issued by Cypress are also supported by interest rate swaps, currency swaps and basis swaps, each of which are insured under financial guarantee insurance policies issued by FSA. As of March 31, 2009, the aggregate outstanding principal balance of MTNs is $1,600,000,000.

              Under the Purchase Agreement, DHI will retain all rights and obligations related to and incurred in connection with the operation of the MTN Business and have all existing and future economic risks, benefits and profits associated with that business. There are no Sovereign Guaranties with respect to the MTN Business or the Leveraged Tax Lease Business. Following the closing date, FSA Global will be consolidated with DHI.

              The Leveraged Tax Lease Business—The "Leveraged Tax Lease Business" refers to leveraged-lease transactions involving FSA Global, Premier International Funding Co. ("Premier"), various lessees and various lessor trusts. In certain transactions under the Leveraged Tax Lease Business, a debt payment undertaking agreement ("Debt PUA") and/or an equity payment undertaking agreement ("Equity PUA") were entered into by Premier in exchange for cash payments by the related lessee in an amount sufficient to defease the lessee's rental obligation under the related lease. In conjunction with its issuance of a Debt PUA, Premier received a note in a corresponding amount from FSA Global (the "Debt PUA Note") and in conjunction with its issuance of an Equity PUA, Premier received a note in a corresponding amount from FSA Global (the "Equity PUA Note"). In conjunction with its issuance of each Debt PUA Note, FSA Global received a loan certificate from the related lessor trust (each, an "A-Loan"). In each transaction, the repayment of the A-Loans is secured by the related Debt PUA which is in turn insured by FSA.

              Monthly payments are made under the A-Loans and Debt PUA Notes to reduce the outstanding amount of the A-Loans and Debt PUA Notes and to reduce FSA's exposure under its financial guaranty insurance policies that insure the Debt PUAs. As of March 31, 2009, the outstanding amounts of A-Loans and Debt PUA Notes were $6,200,000,000 and $6,200,000,000, respectively.

              Under the Purchase Agreement, Assured has agreed to be responsible for all rights and obligations related to the operation of the Leveraged Tax Lease Business and the FSA insurance policies insuring the Debt PUAs and the Debt PUA Notes. Under the Purchase Agreement, DHI has agreed to assume all rights and obligations relating to the Equity PUA Notes and the Equity PUAs and to hold FSA harmless and indemnify FSA for its obligations under the FSA insurance policies relating to the Equity PUA Notes and the Equity PUAs. For purposes of the remainder of this prospectus supplement, "MTN Business" includes the Equity PUAs, the Equity PUA Notes and the related FSA Policies on the Equity PUAs and Equity PUA Notes.

              The Separation Agreement—Under the Separation Agreement among DCL, FSA, Financial Security Assurance International Ltd. ("FSA International" and, together with FSA, the "FSA Parties"), FSA Global and Premier:

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  DCL will (i) assume all rights and obligations related to and incurred in connection with the operation of the MTN Business and (ii) manage the day-to-day operations of the MTN Business, and

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  FSA will (i) retain all rights and obligations related to and incurred in connection with the operation of the Leveraged Tax Lease Business (other than Equity PUA Notes and the FSA insurance policies relating to the Equity PUA Notes) and (ii) manage the day-to-day operations of the Leveraged Tax Lease Business.

              The Separation Agreement provides that so long as no DCL Event of Default (as defined below) has occurred and is continuing, DCL and the FSA Parties will cooperate reasonably and in good faith to determine how the applicable FSA Party will exercise the consent rights, direction rights and other rights that it has as insurer ("FSA Rights") under any transaction document relating to the MTN Business (such determination is referred to as a "Mutual Determination"). Neither DCL, nor any of its affiliates, nor any FSA Party, nor any of their respective affiliates, may seek to exercise any FSA Right except pursuant to a Mutual Determination or as otherwise mutually agreed by DCL and the applicable FSA Party. If a DCL Event of Default has occurred and is continuing, the FSA Parties will be permitted to exercise most FSA Rights without consultation with, or consent from, DCL.

              Funding of FSA Policy Claims—Under the Separation Agreement and the DCL Guarantees (as described below), DCL will agree to fund, on behalf of the FSA Parties, 100% of all policy claims made under the financial guaranty insurance policies issued by the FSA Parties (the "FSA Policies") in relation to the MTN Business. Without limiting DCL's obligation to fund 100% of all policy claims under those FSA Policies, the FSA Parties will have a separate obligation to remit to DCL a certain percentage (ranging from 0% to 25%) of those policy claims. In the event that prior to a claim under an FSA Policy, the related FSA Party determines that a loss under that FSA Policy is probable and reasonably determinable, that FSA Party may be required to establish a statutory loss reserve against such loss.

              Subrogation and Reimbursement Recoveries—All subrogation and reimbursement recoveries will be applied by the related FSA Party first to the payment of any and all expenses paid or incurred by that FSA Party in pursuing or collecting those recoveries, and any remaining amounts will be applied by that FSA Party ratably to DCL, that FSA Party and any reinsurers. Recourse by an FSA Party or DCL in respect of the obligations of FSA Global and Premier is generally limited to the assets of FSA Global and Premier.

              Reinsurance Proceeds—Following the payment by DCL of any policy claim under a DCL Guarantee (as described below), to the extent that an FSA Party receives any reinsurance proceeds relating to that policy claim, that FSA Party will generally be obligated to remit to DCL those reinsurance proceeds.

              DCL Events of Default—A "DCL Event of Default" means any one of the following events:

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  any failure by DCL to make a payment under a DCL Guarantee that is not cured within the applicable cure period if that uncured failure, together with the cumulative amount of previous uncured DCL Guarantee payment failures, would cause the cumulative amount of all DCL Guarantee payment failures to exceed $10,000,000;

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  DCL fails to post $10,000,000 in collateral as and when required under the Separation Agreement following the eighth failure of DCL to make a timely payment under a DCL Guarantee (as described below);

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  a DCL payment failure (other than a DCL guarantee payment failure) in excess of $25,000,000 that is not cured within the applicable cure period and that is not a good faith contested payment; or

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  a bankruptcy event with respect to DCL.

              Administration—Under an administrative agency agreement, FSA Global and Premier will appoint (i) DCL, as administrator, to perform the duties of FSA Global and Premier under the transaction documents for the MTN Business and (ii) FSA, as administrator, to perform the duties of FSA Global and Premier under the transaction documents for the Leveraged Tax Lease Business.

              Under an administrative services agreement, (i) DCL will appoint HF Services, as sub-administrator, to perform the administrative duties of DCL under the administrative agency agreement in connection with the MTN Business and (ii) FSA will appoint HF Services, as sub-administrator, to perform the administrative duties of FSA under the administrative agency agreement in connection with the Leveraged Tax Lease Business.

              DCL Guarantees—On the closing date, DCL will enter into a Funding Guaranty and a Reimbursement Guaranty, each for the benefit of FSA and Financial Security Assurance International, Ltd. (the "Beneficiaries").

              Under the Funding Guaranty, DCL will guaranty, for the benefit of each Beneficiary, the payment to or on behalf of the relevant Beneficiary of an amount equal to the payment required to be made under an FSA Policy by that Beneficiary. No later than 12:00 p.m. New York time on the later of (i) one Business Day following receipt by DCL of a notice of claim under an FSA Policy, and (ii) one Business Day prior to the date the related obligation is due under the relevant FSA Policy, DCL will make payment either (A) to an account of the beneficiary of the applicable FSA Policy, or (B) to the account specified by the Beneficiary.

              Under the Reimbursement Guaranty, DCL will guaranty, for the benefit of each Beneficiary, the reimbursement of the applicable Beneficiary for payments made by that Beneficiary following a claim for payment under an obligation insured by an FSA Policy. No later than 12:00 p.m. New York time on the business day following delivery of a notice to DCL of a reimbursement obligation due to a Beneficiary, DCL will make payment to the account specified by the Beneficiary.

              In consideration for the DCL Guarantees, unless a DCL Event of Default or potential DCL Event of Default has occurred and is continuing, FSA Global, Premier and Cypress will be obligated to pay directly to DCL a guarantee fee in an amount equal to all insurance premiums paid by each of them after the Closing Date in connection with the FSA Policies less the portion of such premium relating to the risks retained by FSA and less the portion of such premiums owed to reinsurers.

              Indemnification Agreement—On the closing date, FSA, Assured and DCL will enter into an Indemnification Agreement (the "Indemnification Agreement") under which:

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  Assured will indemnify DCL and related parties for losses incurred after the Closing Date arising out of or related to the Leveraged Tax Lease Business (other than the Equity PUA Notes and the FSA insurance policies relating to the Equity PUA Notes) and the breach by FSA or certain other parties of their covenants under the Separation Agreement and related agreements; and

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  DCL will indemnify FSA, Assured and related parties for losses incurred after the Closing Date arising out of or related to the MTN Business, the breach by DCL or certain other parties of their respective covenants, representations and warranties under the Separation Agreement and related agreements, and certain other events.

              The indemnities described above are in addition to any liability which the indemnifying party may otherwise have under the Separation Agreement or otherwise and are subject to the limitations and qualifications set forth in the Indemnification Agreement.

              The Strip Coverage Liquidity and Security Agreement—Under the Strip Coverage Liquidity and Security Agreement between DCL, acting through its New York Branch ("DCL(NY)"), and FSA (the "Strip Agreement"), DCL(NY) has agreed to make loans to FSA, for the purpose of financing the payment of claims under certain financial guaranty insurance policies ("Strip Policies") that were issued by FSA, or an affiliate or subsidiary of FSA, relating to the equity strip portion of the Leveraged Tax Lease Business that FSAH is retaining. The "equity strip portion" refers to the amount by which the equity portion of the termination payment owed by the lessee to the lessor trust following the early termination of the related lease exceeds the accreted value of the Equity PUA. FSA may request advances under the Strip Agreement without any explicit limit on the number of loan requests, provided that the aggregate principal amount of loans outstanding as of any date may not exceed the Commitment Amount (as defined below) on that date. Amounts borrowed under the Strip Agreement may not be reborrowed. The loans will be secured by FSA's recovery rights in respect of claims under the Strip Policies.

              DCL(NY)'s commitment to make any loan to FSA is subject to the satisfaction by FSA of customary conditions precedent, including compliance with financial covenants, and will terminate at the earlier of (A) the occurrence of a change of control with respect to FSA, (B) the reduction of the Commitment Amount (as defined below) to $0 and (C) January 31, 2042.

              The "Commitment Amount" will initially be $1,000,000,000. FSA has the right, without premium or penalty, to voluntarily reduce the Commitment Amount in whole or in part. The Commitment Amount is also subject to mandatory reduction in the amounts and on the dates described in the Strip Agreement in connection with (i) the scheduled amortization of the Commitment Amount and (ii) a reduction of the Commitment Amount if FSA fails to maintain a specified consolidated net worth.

              Upon the occurrence of an Event of Default (as defined below), DCL(NY) may take any or all of the following actions: (A) terminate DCL(NY)'s commitment to make loans and (B) declare the principal of and any accrued interest in respect of all loans and the note to be due and payable. Any of the following events constitutes an "Event of Default":

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  an FSA default in the payment when due of any principal or interest of any loan or any note or any fees or any other amounts owing under the Strip Agreement or under any note, in each case in an amount of $10,000,000 or more, and any such default is not cured during the applicable cure period;

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  commencement of a voluntary or involuntary bankruptcy case concerning FSA or any of its material subsidiaries;

  •
  a default by FSA or any of its material subsidiaries in any payment in excess of $25,000,000 with respect to any indebtedness for borrowed money; or

  •
  any indebtedness for borrowed money in excess of $25,000,000 of FSA or any of its material subsidiaries is declared to be due and payable, or required to be prepaid, prior to the stated maturity thereof.

ACCOUNTING TREATMENT

              The net proceeds from the sale of the Corporate Units will be allocated between the purchase contracts and the notes in proportion to their respective fair market values at the time of issuance. The difference between the par value of the notes and their respective fair vaue will be amortized to interest expense over the life of the notes.

              The purchase contracts are forward transactions in our common shares. Upon settlement of each purchase contract, we will receive $50 on the purchase contract and will issue the requisite number of common shares. The $50 that we receive will be credited to shareholders' equity.

              Before the issuance of our common shares upon settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of common shares used in calculating diluted earnings per share (based on the settlement formula applied at the end of the reporting period) is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts over the number of shares that could be purchased by us in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common shares is above $12.93.

              Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the Corporate Units. It is possible that our accounting for the purchase contracts and the notes could be affected by any new accounting rules that might be issued by these groups.

 DESCRIPTION OF THE EQUITY UNITS

              The following is a summary of the terms of the Equity Units. This summary, together with the summary of some of the provisions of the related documents described below, contains a description of all of the material terms of the Equity Units but is not necessarily complete. We refer you to the copies of those documents that have been or will be filed and incorporated by reference in the registration statement of which this prospectus supplement and accompanying prospectus form a part. This summary supplements the description of the securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

              We will issue the Equity Units under the purchase contract and pledge agreement among us, AGUSH, The Bank of New York Mellon, in its capacity as the purchase contract agent, and The Bank of New York Mellon, in its capacity as the collateral agent, custodial agent and securities intermediary. Equity Units may be either Corporate Units or Treasury Units. The Equity Units will initially consist of 3,000,000 Corporate Units (or 3,450,000 Corporate Units if the underwriters exercise their overallotment option in full), each with a stated amount of $50.

Corporate Units

              Each Corporate Unit consists of:

    (a)
    a purchase contract under which the holder will agree to purchase from us, and we will agree to sell to the holder, not later than June 1, 2012, which we refer to as the purchase contract settlement date, for $50 in cash (the "purchase contract settlement price"), a number of newly issued common shares equal to the settlement rate described below under "Description of the Purchase Contracts—Purchase of Common Shares," subject to anti-dilution adjustments, and

    (b)
    either:

    (1)
    a 1/20, or 5%, applicable ownership interest in a $1,000 principal amount note issued by Assured Guaranty US Holdings, or

    (2)
    following a successful remarketing of the notes during the period for early remarketing described under "Description of the Purchase Contracts—Remarketing" below, or the occurrence of a special event redemption, the applicable ownership interest in a portfolio of U.S. Treasury securities, which we refer to as the "Treasury portfolio."

              Because each note has a principal amount of $1,000, a holder of one Corporate Unit will not hold that note directly. Instead, a holder will own, as described above, a 1/20, or 5%, beneficial interest in the note underlying the Corporate Unit. Upon a successful remarketing during the period for early remarketing, however, the notes underlying the Corporate Units will be sold in the remarketing and will be replaced by the Treasury portfolio. This is a portfolio of U.S. Treasury securities which, in the aggregate, is expected to (i) produce sufficient cash to make the remaining interest payments on the notes as if they remained part of the Corporate Units and (ii) pay the purchase contract settlement price. Because each Treasury security in the Treasury portfolio is issued in $1,000 denominations, a holder will not own the Treasury security directly, but will own an "applicable ownership interest" in the Treasury portfolio.

              The "applicable ownership interest" means, with respect to a Corporate Unit and the U.S. Treasury securities in the Treasury portfolio,

    (1)
    for a remarketing Treasury portfolio,

    •
    a 1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that matures on or prior to June 1, 2012,

    •
    if the reset effective date occurs prior to March 1, 2012, with respect to the originally scheduled quarterly interest payment date on the notes that would have occurred on March 1, 2012, an undivided beneficial ownership interest in a $1,000 interest or principal strip of U.S. Treasury security that matures on or prior to March 1, 2012 in an amount equal to the interest payment that would have been due on March 1, 2012 on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes, assuming that interest on the notes has not been reset to the reset rate and interest on the notes accrued from the reset effective date to, but excluding, March 1, 2012; and

    •
    with respect to the originally scheduled quarterly interest payment date on the notes that would have occurred on June 1, 2012, an undivided beneficial ownership interest in a $1,000 interest or principal strip of U.S. Treasury security that matures on or prior to June 1, 2012 in an amount equal to the interest payment that would have been due on June 1, 2012 on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes, assuming that interest on the notes has not been reset to the reset rate and interest on the notes accrued from the later of the reset effective date and March 1, 2012 to, but excluding, June 1, 2012.

    (2)
    for a special event Treasury portfolio,

    •
    a 1/20, or 5%, undivided beneficial ownership interest in $1,000 face amount of U.S. Treasury securities (or principal or interest strips thereof) included in the Treasury portfolio that matures on or prior to June 1, 2012, and

    •
    for each scheduled interest payment date on the notes that occurs after the special event redemption date and on or prior to June 1, 2012, an undivided beneficial ownership interest in a $1,000 principal or interest strip of U.S. Treasury security that matures on or prior to that interest payment date in an amount equal to the interest payment that would be due on a 1/20, or 5%, beneficial ownership interest in the principal amount of the notes.

              The purchase price of each Equity Unit will be allocated between the related purchase contract and the related applicable ownership interest in the notes in proportion to their respective fair market values at the time of issuance. We have determined that, at the time of issuance, the fair market value of the applicable ownership interest in the notes will be $49.19 (per Equity Unit) and the fair market value of each purchase contract will be $0.81 (per Equity Unit). This position generally will be binding on each beneficial owner of each Equity Unit unless certain disclosure requirements are satisfied, but will not be binding on the IRS.

              As long as a unit is in the form of a Corporate Unit, any ownership interest in a note or any applicable ownership interest in the Treasury portfolio forming a part of the Corporate Unit will be pledged to us through the collateral agent to secure your obligation to purchase common shares under the related purchase contract.

              If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a Treasury portfolio in connection with an early remarketing described under "Description of the Purchase Contracts—Remarketing" or the occurrence of a special event redemption described under

"Description of the Notes—Optional Redemption—Special Event," have a yield that is less than zero, then each Corporate Unit will instead consist of:

    (a)
    a purchase contract under which the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of our newly issued common shares equal to the settlement rate, subject to anti-dilution adjustments; and

    (b)
    in the case of a remarketing of the notes:

    (1)
    1/20, or 5%, undivided beneficial ownership interest in $1,000 cash; and

    (2)
    if the reset effective date occurs prior to March 1, 2012, with respect to the originally scheduled quarterly interest payment date on the notes that would have occurred on March 1, 2012, cash in an amount equal to the interest payment that would have been due on March 1, 2012 on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes, assuming that the interest rate on the notes has not been reset to the reset rate and interest on the notes accrued from the reset effective date to, but excluding, March 1, 2012; and

    (3)
    with respect to the originally scheduled quarterly interest payment date on the notes that would have occurred on June 1, 2012, cash in an amount equal to the interest payment that would have been due on June 1, 2012 on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes, assuming that the interest rates on the notes has not been reset to the reset rate and interest on the notes accrued from the later of the reset effective date and March 1, 2012 to, but excluding, June 1, 2012; and

    (c)
    in the case of a special event redemption:

    (1)
    1/20, or 5%, undivided beneficial ownership interest in $1,000 cash; and

    (2)
    for each scheduled interest payment date on the notes that occurs after the "special event redemption date" and on or prior to June 1, 2012, cash in an amount equal to the interest payment that would have been due on each such scheduled interest payment date on a 1/20, or 5%, beneficial ownership interest in $1,000 principal amount of the notes, assuming that the interest rate on the notes has not been reset to the reset rate.

              The cash described in clauses (b)(1) and (c)(1) above will be owned by you but will be pledged to us through the collateral agent to secure your obligation to purchase common shares under the related purchase contract. If the provisions set forth in this paragraph apply, references in this prospectus supplement to "U.S. Treasury securities" and "U.S. Treasury securities (or principal or interest strips thereof)" will, thereafter, be deemed to be references to the applicable amount of cash determined as described above.

Creating Treasury Units

              Each holder of Corporate Units will have the right, at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related notes held by the collateral agent, zero-coupon Treasury securities that mature on May 31, 2012 (CUSIP No. 912820PR2), which we refer to as a Treasury security, in a total principal amount at maturity equal to the aggregate principal amount of the notes for which substitution is being made; provided that no such substitution may be made during a "restricted period" described below. Because

Treasury securities and the notes are issued in integral multiples of $1,000, holders of Corporate Units may make this substitution only in integral multiples of 20 Corporate Units.

              The "restricted period" means the period commencing on, and including, the business day preceding any three-business day remarketing period as described under "Description of the Purchase Contracts—Remarketing—Early Remarketing" below and ending on, and including, the later of the reset effective date and the business day following the last remarketing date during that three-business day remarketing period.

              Each of these substitutions will create Treasury Units, and the applicable notes or applicable ownership interests in the Treasury portfolio will be released to the holder and be separately tradable from the Treasury Units.

              Each Treasury Unit will consist of a unit with a stated amount of $50 comprising:

    (a)
    a purchase contract under which the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of newly issued common shares equal to the settlement rate, subject to anti-dilution adjustments, and

    (b)
    a 1/20, or 5%, undivided beneficial interest in a Treasury security with a principal amount of $1,000.

              To create 20 Treasury Units, unless the Treasury portfolio has replaced the notes underlying the Corporate Units, the Corporate Unit holder will:

  •
  deposit with the collateral agent a Treasury security that has a principal amount at maturity of $1,000, which must be purchased in the open market at the Corporate Unit holder's expense, unless otherwise owned by the holder, and

  •
  transfer 20 Corporate Units to the purchase contract agent accompanied by a notice stating that the holder has deposited a Treasury security with the collateral agent and requesting the release to the holder of the note relating to the 20 Corporate Units.

              Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related note from the pledge under the purchase contract and pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent then will:

  •
  cancel the 20 Corporate Units,

  •
  transfer the related $1,000 principal amount of the note to the holder, and

  •
  deliver 20 Treasury Units to the holder.

              The Treasury security will be substituted for the note and will be pledged to us through the collateral agent to secure the holder's obligation to purchase common shares under the related purchase contracts. The related note released to the holder thereafter will trade separately from the resulting Treasury Units.

              Notwithstanding the foregoing, if the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of Corporate Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute Treasury securities for the applicable ownership interests in the Treasury portfolio underlying the Corporate Unit, but holders of Corporate Units can only make this substitution in integral multiples of 16,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). In such instance, the collateral agent will release the related applicable ownership interest in the Treasury portfolio underlying the Corporate Unit (and any applicable portion of the cash payment we made to the collateral agent as described under "—Current Payments" below, if such cash payment has not already been paid to holders of the Corporate Units).

              If, at the time the holder of a Corporate Unit wishes to substitute Treasury securities for the related notes, such Treasury securities have a yield that is less than zero, then, each Treasury Unit will instead consist of a unit with a stated amount of $50 comprising:

    (a)
    a purchase contract under which the holder will agree to purchase from us, and we will agree to sell to the holder, not later than the purchase contract settlement date, for $50 in cash, a number of newly issued common shares equal to the settlement rate, subject to anti-dilution adjustments; and

    (b)
    a 1/20, or 5%, undivided beneficial interest in $1,000 cash.

The cash described in clause (b) above will be owned by you but will be pledged to us through the collateral agent to secure your obligation to purchase common shares under the related purchase contract. If the provisions set forth in this paragraph apply, references in this prospectus supplement to "Treasury securities" and "U.S. Treasury securities (or principal or interest strips thereof)" will, thereafter, be deemed to be references to the applicable amount of cash determined as described above.

Recreating Corporate Units

              Each holder of Treasury Units will have the right at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, to substitute for the related Treasury securities held by the collateral agent, notes having a principal amount equal to the aggregate principal amount at stated maturity of the Treasury securities for which substitution is being made; provided that no such substitution may be made during the restricted period described above. Because Treasury securities and notes are issued in integral multiples of $1,000, holders of Treasury Units may make these substitutions only in integral multiples of 20 Treasury Units.

              Each of these substitutions will recreate Corporate Units, and the applicable Treasury securities will be released to the holder and be separately tradable from the Corporate Units.

              To create 20 Corporate Units, unless the Treasury portfolio has replaced the notes underlying the Corporate Units, the Treasury Unit holder will:

  •
  deposit with the collateral agent a $1,000 principal amount note, which must be purchased in the open market at the holder's expense unless otherwise owned by the holder, and

  •
  transfer 20 Treasury Unit certificates to the purchase contract agent accompanied by a notice stating that the Treasury Unit holder has deposited a $1,000 principal amount note with the collateral agent and requesting the release to the holder of the Treasury security relating to the Treasury Units.

              Upon the deposit and receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury security from the pledge under the purchase contract and pledge agreement, free and clear of our security interest, to the purchase contract agent. The purchase contract agent will then:

  •
  cancel the 20 Treasury Units,

  •
  transfer the related Treasury security to the holder, and

  •
  deliver 20 Corporate Units to the holder.

              The substituted note or the applicable ownership interests in the Treasury portfolio will be pledged to us through the collateral agent to secure the Corporate Unit holder's obligation to purchase common shares under the related purchase contracts.

              Notwithstanding the foregoing, if the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of Treasury Units will have the right, at any time on or prior to the second business day immediately preceding the purchase contract settlement date, to substitute the applicable ownership interests in the Treasury portfolio for the Treasury securities that were a component of the Treasury Units, but holders of Treasury Units can only make this substitution in integral multiples of 16,000 Treasury Units (or such other number of Treasury Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). Holders of Treasury Units seeking to make this substitution will be required to transfer the applicable ownership interest in the Treasury portfolio to the collateral agent for deposit to the collateral account. If we have made a cash payment to the collateral agent as described under "—Current Payments" below, and such cash payment has not already been paid to holders of the Corporate Units at the time of such substitution, the holders of Treasury Units will, in addition to transferring the applicable ownership interest in the Treasury portfolio to the collateral agent, be required to transfer to the collateral agent, for deposit to the collateral account, cash in an amount equal to such cash payment attributable to the number of Corporate Units being recreated.

              Holders that elect to substitute pledged securities, thereby creating Treasury Units or recreating Corporate Units, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

              Holders of Corporate Units will be entitled to receive quarterly cash distributions consisting of their pro rata share of interest payments on the notes calculated at the rate of 8.50% per year on the notes (or distributions on the applicable ownership interests in the Treasury portfolio).

              If interest on the notes is reset on a reset effective date (as defined under "Description of the Purchase Contracts—Remarketing" below) that is not a scheduled interest payment date, the collateral agent will receive on behalf of holders of Corporate Units a payment from us on such reset effective date of accrued and unpaid interest on the notes from the most recent quarterly interest payment date to, but excluding, such reset effective date. On the quarterly payment date next following the reset effective date, Corporate Unit holders will receive a regular quarterly cash distribution comprised of their pro rata portion of that interest payment and the portion of the remarketing Treasury portfolio that matures prior to that quarterly payment date.

              There will be no distributions in respect of the Treasury securities underlying the Treasury Units but the holders of the Treasury Units will continue to receive the scheduled quarterly interest payments on the notes that were released to them when the Treasury Units were created for as long as they hold the notes.

Voting and Certain Other Rights

              Holders of purchase contracts forming part of the Corporate Units or Treasury Units, in their capacities as such holders, will have no voting or other rights in respect of the common shares.

Miscellaneous

              We or our affiliates may from time to time purchase any of the securities offered by this prospectus supplement that are then outstanding by tender in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

              This section summarizes some of the terms of the purchase contract and pledge agreement, purchase contracts, remarketing agreement, indenture and first supplemental indenture thereto. The summary should be read together with the purchase contract and pledge agreement, including the form of remarketing agreement attached thereto, the indenture and first supplemental indenture thereto, forms of which have been or will be filed and incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Purchase of Common Shares

              Each purchase contract underlying a Corporate Unit or Treasury Unit will obligate the holder of the purchase contract to purchase, and us to sell, on the purchase contract settlement date, for an amount in cash equal to the stated amount of the Corporate Unit or Treasury Unit, a number of newly issued common shares equal to the "settlement rate." The settlement rate will be calculated as follows:

  •
  If the applicable market value of our common shares is equal to or greater than the threshold appreciation price of $12.93, the settlement rate will be 3.8685 common shares (the "minimum settlement rate"), which is equal to the stated amount divided by the threshold appreciation price.

  Accordingly, if the applicable market value for the common shares is greater than the threshold appreciation price, the aggregate market value of the common shares issued upon settlement of each purchase contract will be higher than the stated amount, assuming that the market price of the common shares on the purchase contract settlement date is the same as the applicable market value of the common shares.

  •
  If the applicable market value of our common shares is less than the threshold appreciation price but greater than the reference price of $11.00, the settlement rate will be a number of common shares equal to $50 divided by the applicable market value.

  Accordingly, if the applicable market value for the common shares is less than the threshold appreciation price, but greater than the reference price, the aggregate market value of the common shares issued upon settlement of each purchase contract will be equal to the stated amount, assuming that the market price of the common shares on the purchase contract settlement date is the same as the applicable market value of the common shares.

  •
  If the applicable market value of our common shares is less than or equal to the reference price, the settlement rate will be 4.5455 of our common shares (the "maximum settlement rate"), which is equal to the stated amount divided by the reference price.

  Accordingly, if the applicable market value for the common shares is less than the reference price, the aggregate market value of the common shares issued upon settlement of each purchase contract will be less than the stated amount, assuming that the market price on the purchase contract settlement date is the same as the applicable market value of the common shares.

              The maximum settlement rate, minimum settlement rate, reference price and threshold appreciation price are subject to adjustment as described under "—Anti-Dilution Adjustments" below. We refer to the minimum settlement rate and the maximum settlement rate collectively as the "fixed settlement rates."

              If you elect to settle your purchase contract early in the manner described under "—Early Settlement," (other than in connection with a fundamental change) the number of common shares issuable upon settlement of such purchase contract will be 3.8685, the minimum settlement rate, subject to adjustment as described under "—Anti-Dilution Adjustments."

              "Applicable market value" means the average of the closing price per common share on each of the 20 consecutive trading days ending on the third trading day immediately preceding the purchase contract settlement date; provided however that in the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common shares to be converted into the right to receive other securities, cash or property as described under "—Anti-Dilution," the applicable market value will mean the value of such other securities, cash or property.

              The "reference price" is the public offering price of our common shares in the Concurrent Common Share Offering. The threshold appreciation price represents a 17.5% appreciation over the reference price.

              "Closing price" of the common shares on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of one of our common shares on the New York Stock Exchange on that date or, if the common shares are not listed for trading on the New York Stock Exchange on any such date, as reported in the composite transactions for the principal United States securities exchange on which the common shares are so listed. If the common shares are not so listed on a United States national or regional securities exchange, the closing price means the last quoted bid price for the common shares in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization. If the bid price is not available, the closing price means the market value of the common shares on the date of determination as determined by a nationally recognized independent investment banking firm retained by us for this purpose.

              A "trading day" means a day on which the common shares:

  •
  are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

  •
  have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common shares.

              If our common shares are not traded on a securities exchange or quoted in the over-the-counter market, then "trading day" means "business day."

              We will not issue any fractional shares pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being settled by a holder of Corporate Units or Treasury Units, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value.

              On the business day immediately preceding the purchase contract settlement date, unless:

  •
  a holder of Corporate Units or Treasury Units has settled the related purchase contracts prior to the purchase contract settlement date through the early delivery of cash to the purchase contract agent in the manner described under "—Early Settlement," or "—Early Settlement Upon a Fundamental Change,"

  •
  a holder of Corporate Units has settled the related purchase contracts with separate cash on the sixth business day immediately preceding the purchase contract settlement date in the manner described under "—Notice to Settle with Cash" or, following a failed final remarketing, on the business day immediately preceding the purchase contract settlement date in the manner described under "—Remarketing," or

  •
  an event described under "—Termination" has occurred,

    then the following proceeds will be applied automatically to offset the holder's obligation under the purchase contracts:

    •
    in the case of Corporate Units where the Treasury portfolio has replaced the notes underlying the Corporate Units, proceeds equal to the stated amount of $50 per Corporate Unit when paid at maturity of the appropriate applicable ownership interests of the Treasury portfolio,

    •
    in the case of Corporate Units where the Treasury portfolio has not replaced the notes underlying the Corporate Units and there has been a successful remarketing of the notes during the final three-business day remarketing period, the portion of the proceeds from the remarketing equal to the principal amount of the notes remarketed,

    •
    in the case of Corporate Units where the Treasury portfolio has not replaced the notes underlying the Corporate Units and there has not been a successful remarketing of the notes, proceeds from holders of all Corporate Units, who will be deemed to have automatically exercised their right to put their notes to us on the purchase contract settlement date at a put price equal to $1,000 per note ($50 per applicable ownership interest) plus accrued and unpaid interest satisfying such obligations in full, unless, prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, such holder provides a written notice of an intention to settle the related purchase contract with separate cash and on or prior to the business day immediately preceding the purchase contract settlement date delivers to the collateral agent the purchase price in cash, and

    •
    in the case of Treasury Units, proceeds equal to the principal amount of the related Treasury securities, when paid at maturity.

              The common shares will then be issued and delivered to the holder or the holder's designee, upon presentation and surrender of the certificate evidencing the Corporate Units or Treasury Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the common shares to any person other than the holder.

              Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will be deemed to have:

  •
  irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the purchase contract and pledge agreement and to have agreed to perform its obligations thereunder for so long as the holder remains a holder of the Corporate Units or Treasury Units, and

  •
  duly appointed the purchase contract agent as the holder's attorney-in-fact to enter into and perform the related purchase contracts and purchase contract and pledge agreement on behalf of and in the name of the holder.

              In addition, each beneficial owner of Corporate Units or Treasury Units, by acceptance of the beneficial interest therein, will be deemed to have agreed to treat for all tax purposes:

  •
  itself as the owner of the related notes underlying the Corporate Units, applicable ownership interests in the Treasury portfolio or the Treasury securities, as the case may be; and

  •
  the notes as indebtedness of Assured Guaranty US Holdings that is subject to the rules applicable to contingent payment debt instruments; and

  •
  the Corporate Units as comprised of the notes and the purchase contracts as separate securities.

Deficiencies

              Unless the Treasury portfolio has replaced the notes underlying the Corporate Units, the obligations of the holders of Corporate Units to pay the purchase price of the common shares to be issued pursuant to the related purchase contracts are non-recourse obligations and, except to the extent satisfied by cash settlement, early settlement or fundamental change early settlement as described below, or terminated upon a termination event, are payable solely out of the cash proceeds of any collateral pledged to secure the obligations of the holders and in no event will such holders of Corporate Units be liable for any amount by which the purchase price exceeds the proceeds of the disposition of collateral.

              If the Treasury portfolio has replaced the notes underlying the Corporate Units and the proceeds at maturity of the Treasury securities comprising the Treasury portfolio are less than the aggregate purchase price for the common shares to be issued pursuant to the related purchase contracts, each holder of a Corporate Unit will be obligated to pay such holder's pro rata share of the amount of the deficiency. Similarly, if the proceeds at maturity of the Treasury securities underlying a holder's Treasury Units are less than the aggregate purchase price for the common shares to be issued pursuant to the related purchase contracts, such holder will be obligated to pay the amount of the deficiency.

              Promptly upon discovering that any such deficiency described above has occurred, after receipt of the proceeds of the Treasury portfolio and the Treasury securities, the collateral agent will notify us and the purchase contract agent, and the purchase contract agent will notify the holders of the applicable Corporate Units or Treasury Units or, if applicable, request that the depositary notify its participants holding Corporate Units and Treasury Units, of any such deficiency.

              We will not be obligated to issue any common shares unless and until the purchase price is paid in full.

Remarketing

    Early Remarketing

              Pursuant to the remarketing agreement that we and AGUSH will enter into with the purchase contract agent and a remarketing agent to be designated by us and AGUSH (which may be one of the underwriters named in this prospectus supplement), we may, at our option, elect to remarket the notes during the period (which we call the "period for early remarketing") beginning on, and including, December 1, 2011 and ending on, and including, May 1, 2012. Any remarketing during the period for early remarketing will occur during a three-business day remarketing period consisting of three sequential possible remarketing dates selected by us and will include notes underlying Corporate Units and other notes of holders that have elected to include those notes in the remarketing. We will not attempt a remarketing if the notes have been redeemed in a special event redemption or if the notes have already been successfully remarketed.

              On each remarketing date occurring during the period for early remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes remarketed equal to approximately 100% of the purchase price for the remarketing Treasury portfolio plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase on the reset effective date (as defined below) a remarketing Treasury portfolio consisting of:

  •
  interest or principal strips of U.S. Treasury securities that mature on or prior to June 1, 2012 in an aggregate amount equal to the principal amount of the notes underlying the Corporate Units;

  •
  if the reset effective date occurs prior to March 1, 2012, interest or principal strips of U.S. Treasury securities that mature on or prior to March 1, 2012 in an aggregate amount equal to the aggregate interest payment that would be due on March 1, 2012 on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the notes as described under "Description of the Notes—Market Reset Rate" and assuming that interest on the notes accrued from the reset effective date to, but excluding, March 1, 2012; and

  •
  interest or principal strips of U.S. Treasury securities that mature on or prior to June 1, 2012 in an aggregate amount equal to the aggregate interest payment that would be due on June 1, 2012 on the principal amount of the notes that would have been components of the Corporate Units assuming no remarketing and no reset of the interest rate on the notes and assuming that interest on the notes accrued from the later of the reset effective date and March 1, 2012 to, but excluding, June 1, 2012.

              Notwithstanding the foregoing, if on the date the quotation agent is to determine the remarketing Treasury portfolio purchase price, U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a remarketing Treasury portfolio have a yield that is less than zero, then "remarketing Treasury portfolio" shall mean:

  •
  cash in an aggregate amount equal to the principal amount of the notes underlying the Corporate Units;

  •
  if the reset effective date occurs on or prior to March 1, 2012, cash in an aggregate amount equal to the aggregate interest payments that would be due on March 1, 2012 on the principal amount of the notes that would have been components of the Corporate Units, assuming no remarketing and no reset of the interest rate on the notes as described under "Description of the Notes—Market Reset Rate" and assuming that interest on the notes accrued from the reset effective date to, but excluding, March 1, 2012; and

  •
  cash in an aggregate amount equal to the aggregate interest payment that would be due on June 1, 2012 on the principal amount of the notes that would have been components of the Corporate Units and assuming no interest rate reset and that interest on the notes accrued from the later of the reset effective date and March 1, 2012 to, but excluding, June 1, 2012.

              The remarketing Treasury portfolio will be substituted for the notes underlying the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligation to purchase our common shares under the purchase contracts.

              In addition, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds from the remarketing of the notes in excess of the remarketing Treasury portfolio purchase price. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Corporate Unit holders whose notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing. The applicable remarketing fee shall be determined by negotiation with the remarketing agent.

              As used in this context, "remarketing Treasury portfolio purchase price" means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the reset effective date for the purchase of the remarketing Treasury portfolio described above for settlement on the reset effective date. "Quotation agent" means any primary U.S. government securities dealer in New York City selected by Assured Guaranty US Holdings.

              The amount and issue of U.S. Treasury securities (or principal or interest strips thereof) constituting the remarketing Treasury portfolio will be determined by the remarketing agent.

              If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a remarketing Treasury portfolio have a yield that is less than zero, then the cash proceeds from the remarketing (and not the U.S. Treasury securities) will instead be substituted for the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligation to purchase our common shares under the purchase contracts as described under "Description of the Equity Units—Corporate Units." If the provisions set forth in the immediately preceding sentence apply, references in this prospectus supplement to "U.S. Treasury securities" and "U.S. Treasury securities (or principal or interest strips thereof)" will, thereafter, be deemed to be references to the applicable amount of cash determined as described above.

              In connection with a successful remarketing (whether during the period for early remarketing or the final remarketing period described below), interest on the notes may be payable semi-annually at the reset rate if Assured Guaranty US Holdings' so elects. In addition, Assured Guaranty US Holdings may elect to:

  •
  change the stated maturity of the notes to any date later than June 1, 2014 and earlier than June 1, 2039;

  •
  add to, modify or remove altogether Assured Guaranty US Holdings' redemption rights on the notes; provided that there will be at least two years between the reset effective date and any modified redemption date; and

  •
  add interest deferral provisions to the notes.

              The reset rate on the notes and any elections Assured Guaranty US Holdings' makes above will be determined on the date that the remarketing agent is able to successfully remarket the notes, and will become effective, if the remarketing is successful, on the "reset effective date," which will be:

  •
  in the case of a remarketing during the period for early remarketing, the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or

  •
  in the case of a remarketing during the final three-business day remarketing period, the purchase contract settlement date.

              The reset rate, and any elections Assured Guaranty US Holdings' makes above, will apply to holders of notes who do not participate in the remarketing.

              If a remarketing attempt described above is unsuccessful on the first remarketing date of a three-business day remarketing period, subsequent remarketings will be attempted (unless impracticable) as described above on each of the two following remarketing dates in that three-business day remarketing period until a successful remarketing occurs. If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the notes, other than to us, at a price equal to or greater than 100% of the remarketing Treasury portfolio purchase price or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in an unsuccessful remarketing on each of the three remarketing dates comprising the three-business day remarketing period, the notes will continue to underlie the Corporate Units and additional remarketings may, subject to the next paragraph, be attempted during one or more subsequent three-business day remarketing periods as described above.

    Final Remarketing

              Unless the notes have been successfully remarketed during the period for early remarketing or a special event redemption date has occurred or will occur prior to June 1, 2012, the notes that underlie Corporate Units whose holders have failed to notify the purchase contract agent on or prior to the seventh business day preceding the purchase contract settlement date of their intention to settle the related purchase contracts with separate cash will be remarketed during a three-business day remarketing period beginning on, and including, the fifth business day, and ending on, and including, the third business day, immediately preceding the purchase contract settlement date. This three- business day remarketing period is referred to as the "final three-business day remarketing period" and we refer to the third business day immediately preceding the purchase contract settlement date as the "final remarketing date." The "reset effective date" relating to any remarketing during the final three-business day remarketing period will be the purchase contract settlement date. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the notes equal to approximately 100% of the aggregate principal amount of the notes remarketed plus the applicable remarketing fee. A portion of the proceeds from this remarketing equal to the aggregate principal amount of the notes underlying the Corporate Units will be automatically applied to offset in full the Corporate Unit holders' obligations to purchase our common shares on June 1, 2012.

              If a remarketing during the final three-business day remarketing period is successful, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds in excess of the aggregate principal amount of the remarketed notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. The applicable remarketing fee shall be determined by negotiation with the remarketing agent. Corporate Unit holders whose underlying notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

              If a remarketing attempt described above is unsuccessful on the first remarketing date of the final three-business day remarketing period, subsequent remarketings will be attempted as described above on each of the two following remarketing dates in the final three-business day remarketing period until a successful remarketing occurs. If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the notes during the final three-business day remarketing period, other than to us, at a price equal to or greater than 100% of the aggregate principal amount of the notes or (2) the remarketing during the final three-business day remarketing period has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in a failure of the notes to be remarketed during the final three-business day remarketing period, the holders of the notes will have the right to put their notes to us on the purchase contract settlement date, at a price equal to $1,000 per note ($50 per applicable ownership interest), plus accrued and unpaid interest. The put right of holders of notes that underlie the Corporate Units will be automatically exercised unless such holders (1) prior to 11:00 a.m., New York City time, on the second business day immediately preceding the purchase contract settlement date, provide written notice of their intention to settle the related purchase contract with separate cash, and (2) on or prior to the business day immediately preceding the purchase contract settlement date, deliver to the collateral agent $50 in cash per purchase contract. Unless a Corporate Unit holder has settled the related purchase contract with separate cash on or prior to the purchase contract settlement date, such holder will be deemed to have elected to apply a portion of the proceeds of the put price equal to the principal amount of the notes against such holder's obligations to us under the related purchase contracts, thereby satisfying such obligations in full, and we will deliver our common shares to such holder pursuant to the related purchase contracts. Any remaining amount of the put price following satisfaction of the purchase contract will be paid to such Corporate Unit holder.

    Remarketing Announcements

              We will announce any remarketing of the notes on the sixth business day immediately preceding the first remarketing date of a three-business day remarketing period and, for the final three-business day remarketing period, we will announce the remarketing of the notes on the third business day immediately preceding the first remarketing date of the final three-business day remarketing period. Each such announcement (each a "remarketing announcement") on each such date (each, a "remarketing announcement date") shall specify:

    (1)
    (A) if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the notes may be remarketed on any or all of the sixth, seventh or eighth business days following the remarketing announcement date, or

    (B) if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the notes may be remarketed on any or all of the third, fourth or fifth business days following the remarketing announcement date,

    (2)
    (A) if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the reset effective date will be the third business day following the remarketing date on which the notes are successfully remarketed unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or

    (B) if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the reset effective date will be June 1, 2012 if there is a successful remarketing,

    (3)
    that the reset rate and interest payment dates for the notes will be established, and, if Assured Guaranty US Holdings' elects to make any modification to the terms of the notes described above, such modified terms will be set on the remarketing date on which the notes are successfully remarketed and effective on and after the reset effective date,

    (4)
    (A) if the remarketing announcement relates to a remarketing to occur during the period for early remarketing, that the reset rate will equal the coupon rate on the notes that will enable the notes to be remarketed at a price equal to the remarketing Treasury portfolio purchase price plus the applicable remarketing fee, or

    (B) if the remarketing announcement relates to a remarketing to occur during the final three-business day remarketing period, that the reset rate will equal the coupon rate on the notes that will enable the notes to be remarketed at a price equal to 100% of their aggregate principal amount plus the applicable remarketing fee, and

    (5)
    the range of possible remarketing fees.

              We will cause each remarketing announcement to be published on the remarketing announcement date by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service. In addition, we will request, not later than 10 business days prior to each remarketing announcement date, that the depositary notify its participants holding notes, Corporate Units and Treasury Units of the remarketing. If required, we and Assured Guaranty US Holdings will use our commercially reasonable efforts to ensure that a registration statement with respect to the full principal amount of the notes to be remarketed is effective such that the remarketing agent may rely on it in connection with the remarketing process. If a successful remarketing occurs on a remarketing date, we will request the depositary to notify its participants holding notes of the maturity date, reset rate, interest payment dates, and any other modified terms, established for the notes during the remarketing on the business day following the remarketing date on which the notes were successfully remarketed. If a successful remarketing does not occur during a three-business day remarketing period, we will cause a notice of the unsuccessful remarketing attempt of notes to be published on the business day following the last of the three remarketing dates comprising the three-business day remarketing period (which notice, in the event of a failed remarketing on the final remarketing date, shall be published not later than 9:00 a.m., New York City time, and shall include the procedures that must be followed if a holder of notes wishes to exercise its right to put such notes to us), in each case, by making a timely release to any appropriate news agency, including Bloomberg Business News and the Dow Jones News Service.

              In connection with a remarketing, holders of notes that do not underlie the Corporate Units may elect to have their notes remarketed as described under "Description of the Notes—Optional Remarketing."

              You may elect not to participate in any remarketing and to retain the principal amount of notes underlying the applicable ownership interests in notes comprising part of your Corporate Units by:

  •
  creating Treasury Units as described under "Description of the Equity Units—Creating Treasury Units";

  •
  settling your purchase contracts early as described under "—Early Settlement"; or

  •
  settling your purchase contracts with separate cash as described below under "—Notice to Settle with Cash."

              For the avoidance of doubt, we need not give any notice in the event that we decide not to elect to remarket the notes during the period for early remarketing.

Notice to Settle With Cash

              Unless the Treasury portfolio has replaced the notes underlying the Corporate Units, a holder of Corporate Units may settle the related purchase contract with separate cash. A holder of a Corporate Unit wishing to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Corporate Unit certificate evidencing the Corporate Unit at the offices of the purchase contract agent with the form of "Notice to Settle by Separate Cash" on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the seventh business day immediately preceding the purchase contract settlement date and delivering the required cash payment to the collateral agent on or prior to 11:00 a.m., New York City time, on the sixth business day immediately preceding the purchase contract settlement date. If a holder that has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the sixth business day immediately preceding the purchase contract settlement date, such holder's notes will be included in the remarketing of notes during the final three-business day remarketing period beginning on the fifth business day immediately preceding the purchase contract settlement date.

Early Settlement

              Subject to the conditions described below, a holder of Corporate Units or Treasury Units may settle the related purchase contracts in cash at any time on or prior to the seventh business day immediately preceding the purchase contract settlement date, other than during a restricted period (as defined under "Description of Equity Units—Creating Treasury Units") or following the effectiveness of a fundamental change in which case "—Early Settlement upon a Fundamental Change" below will apply. Holders may effect such settlement by presenting and surrendering the related Corporate Unit or Treasury Units certificate, if they are in certificated form, at the offices of the purchase contract agent with the form of "Election to Settle Early" on the reverse side of such certificate completed and executed as indicated, accompanied by payment to us in immediately available funds of an amount equal to the stated amount times the number of purchase contracts being settled.

              Holders of Corporate Units may settle early only in integral multiples of 20 Corporate Units. If the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of the Corporate Units may settle early only in integral multiples of 16,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). Holders of Treasury Units may settle early only in integral multiples of 20 Treasury Units.

              So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

              The early settlement right is also subject to the condition that, if required under the U.S. federal securities laws, we have a registration statement under the Securities Act in effect covering the common shares and other securities, if any, deliverable upon settlement of a purchase contract. We have agreed that, if required under the U.S. federal securities laws, (1) we will use our commercially reasonable efforts to have a registration statement in effect covering those common shares and other securities to be delivered in respect of the purchase contracts being settled, and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement right (it being understood that if there is a material business transaction or development with respect to us that has not yet been publicly disclosed, we will not be required to provide such a prospectus, and the early settlement right will not be available, until we have publicly disclosed such transaction or development; provided that we will use our commercially reasonable efforts to make such disclosure as soon as it is commercially reasonable to do so). In the event that a holder seeks to exercise its early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder's exercise of such right shall be void unless and until such a registration statement becomes effective.

              Upon early settlement of the purchase contracts related to any Corporate Units or Treasury Units:

  •
  the holder will receive the minimum settlement rate of 3.8685 newly issued common shares per Corporate Unit or Treasury Unit, subject to adjustment under the circumstances described under "—Anti-Dilution Adjustments," accompanied by an appropriate prospectus if required by law, and

  •
  the notes (including any cash payment we have made to the collateral agent described under "Description of the Equity Units—Current Payments" above, if not already paid to holders of Corporate Units), the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, related to the Corporate Units or Treasury Units will be transferred to the holder free and clear of our security interest.

              If the purchase contract agent receives a Corporate Unit certificate or Treasury Unit certificate, if they are in certificated form accompanied by the completed "Election to Settle Early" and required immediately available funds, from a holder of Corporate Units or Treasury Units by 5:00 p.m., New York City time, on a business day and all conditions to early settlement have been satisfied, that day will be considered the settlement date. If the purchase contract agent receives the above after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date.

              Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the certificate evidencing the related Corporate Units or Treasury Units if they are in certificated form and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related common shares to any person other than the holder of the Corporate Units or Treasury Units, we will cause the common shares being purchased to be issued, and the aggregate principal amount of notes, the applicable ownership interests in the Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the purchase contract and pledge agreement described in "—pledged Securities and Purchase Contract and Pledge Agreement" and transferred, within three business days following the settlement date, to the purchasing holder or the holder's designee.

Early Settlement upon a Fundamental Change

              If a "fundamental change" occurs (as defined below) prior to the purchase contract settlement date, then each holder of a purchase contract will have the right, on the "fundamental change early settlement date" (as defined below), to accelerate and settle such contract early at the "fundamental change early settlement rate" described below. We refer to this right as the "fundamental change early settlement right."

              We will provide each of the holders with a notice of a fundamental change within 15 business days after its occurrence. The notice will specify a date, which shall be at least ten days after the date of the notice but no later than five business days prior to the purchase contract settlement date, by which each holder's fundamental change early settlement right must be exercised. The notice will set forth, among other things, the applicable fundamental change early settlement rate and the amount of the cash, securities and other consideration receivable by the holder upon settlement. To exercise the fundamental change early settlement right, you must deliver to the purchase contract agent, three business days before the fundamental change early settlement date, the certificate evidencing your Corporate Units or Treasury Units if they are held in certificated form, and payment of the applicable purchase price in immediately available funds.

              So long as the Equity Units are evidenced by one or more global security certificates deposited with the depositary, procedures for early sttlement upon a fundamental change will also be governed by standing arrangements between the depositary and the purchase contract agent.

              A "fundamental change" will be deemed to have occurred if any of the following occurs:

    (1)
    a "person" or "group" within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity (other than in connection with a consolidation, merger or other transaction described in clause (2) below, in which case clause (2) shall apply); or

    (2)
    we are involved in a consolidation with or merger into any other person, or any merger of another person into us, or any transaction or series of related transactions (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of our outstanding common shares), in each case in which 90% or more of our common shares are exchanged for or converted into securities, cash or other property, 10% or more of which consists of securities, cash or other property that is not (or will not be immediately upon the effectiveness of such consolidation, merger or transaction) common stock listed on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market; or

    (3)
    our common shares cease to be listed or quoted on the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (other than in connection with a consolidation, merger or other transaction described in clause (2) above, in which case clause (2) shall apply); or

    (4)
    our shareholders vote for our liquidation, dissolution or termination.

              The "fundamental change early settlement rate" will be determined by reference to the table below, based on the date on which the fundamental change occurs or becomes effective (the "effective date") and the "share price" in the fundamental change, which will be:

  •
  in the case of a fundamental change described in clause (2) above and the holders of our common shares receive only cash in the fundamental change, the stock price shall be the cash amount paid per share;

  •
  otherwise, the share price shall be the average of the closing prices of our common shares over the five trading-day period ending on the trading day preceding the effective date of the fundamental change.

              The share prices set forth in the first column heading of the table below will be adjusted as of any date on which any fixed settlement rate is otherwise adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the fixed settlement rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the fixed settlement rate as so adjusted. The number of shares will be adjusted in the same manner as the fixed settlement rate as set forth under "—Anti-Dilution Adjustments."

              The following table sets forth the hypothetical share price and the fundamental change settlement rate per $50 stated amount of Equity Units:

	Effective Date
Stock Price	June 24, 2009	June 1, 2010	June 1, 2011	June 1, 2012
$ 6.00	5.6343	5.3504	5.0133	4.5455
$ 8.00	5.0413	4.8692	4.7094	4.5455
$ 10.00	4.6717	4.5278	4.4041	4.5455
$ 11.00	4.5476	4.4079	4.2794	4.5455
$ 12.00	4.4535	4.3172	4.1829	4.1667
$ 12.93	4.3872	4.2549	4.1185	3.8685
$ 15.00	4.2896	4.1691	4.0413	3.8685
$ 17.50	4.2272	4.1231	4.0138	3.8685
$ 20.00	4.1933	4.1031	4.0065	3.8685
$ 25.00	4.1548	4.0810	3.9930	3.8685
$ 30.00	4.1266	4.0603	3.9766	3.8685
$ 40.00	4.0794	4.0221	3.9508	3.8685
$ 50.00	4.0432	3.9936	3.9344	3.8685
$ 60.00	4.0163	3.9734	3.9235	3.8685
$ 75.00	3.9878	3.9526	3.9125	3.8685
$100.00	3.9583	3.9316	3.9015	3.8685

              The exact share prices and effective dates may not be set forth in the table above, in which case

  •
  If the share price is between two share price amounts in the table or the effective date is between two effective dates in the table, the fundamental change early settlement rate will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower share price amounts and the earlier and later effective dates, as applicable, based on a 365-day year.

  •
  If the share price is greater than $100.00 per share (subject to adjustment), the fundamental change early settlement rate will be the minimum settlement rate.

  •
  If the share price is less than $6.00 per share (subject to adjustment), the fundamental change early settlement rate will be the maximum settlement rate.

              If you exercise the fundamental change early settlement right, we will deliver to you on the early settlement date the kind and amount of securities, cash or other property that you would have been entitled to receive if you had settled the purchase contract immediately before the fundamental change at the fundamental change early settlement rate. If the fundamental change causes our common shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election) and you exercise the fundamental change early settlement right, we will deliver to you on the fundamental change early settlement date the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election. You will also receive the notes (including any cash payment we have made to the collateral agent described under "Description of the Equity Units—Current Payments" above, if not already paid to holders of Corporate Units), applicable ownership interests in the Treasury portfolio or Treasury securities underlying the Corporate Units or Treasury Units, as the case may be.

              If you do not elect to exercise your fundamental change early settlement right, your Corporate Units or Treasury Units will remain outstanding and subject to normal settlement on the purchase contract settlement date. We have agreed that, if required under the U.S. federal securities laws, we will use our commercially reasonable efforts to (1) have in effect a registration statement covering the common shares and other securities, if any, to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a fundamental change. In the event that a holder seeks to exercise its fundamental change early settlement right and a registration statement is required to be effective in connection with the exercise of such right but no such registration statement is then effective, the holder's exercise of such right shall be void unless and until such a registration statement becomes effective.

              If the Treasury portfolio has replaced the notes underlying the Corporate Units, holders of the Corporate Units may exercise the fundamental change early settlement right only in integral multiples of 16,000 Corporate Units (or such other number of Corporate Units as may be determined by the remarketing agent upon a successful remarketing of notes if the reset effective date is not a regular quarterly interest payment date). Otherwise, a holder of Corporate Units or Treasury Units may exercise the fundamental change early settlement right only in integral multiples of 20 Treasury Units.

Anti-Dilution Adjustments

              Each fixed settlement rate will be subject to adjustment, without duplication, upon the occurrence of certain events, including:

    (a)
    The payment of dividends and distributions of common shares on the outstanding common shares (including any annual share dividend), in which event each fixed settlement rate will be multiplied by a fraction,

    •
    the numerator of which will be the sum of the number of common shares outstanding at the close of business on the record date plus the total number of shares constituting such dividend or other distribution, and

    •
    the denominator of which will be the number of common shares outstanding at the close of business on the record date.

    (b)
    The issuance to all holders of outstanding common shares rights, warrants or options (other than pursuant to any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase common shares at less than the current market price thereof, in which event each fixed settlement rate will be multiplied by a fraction,

    •
    the numerator of which will be the sum of the number of our common shares outstanding at the close of business on the record date plus the number of our common shares so offered for subscription or purchase, and

    •
    the denominator of which will be the number of our common shares outstanding at the close of business on the record date plus the number of our common shares which the aggregate of the offering price of the total number of our common shares so offered for subscription or purchase would purchase at the current market price.

    (c)
    Subdivisions and splits of common shares, in which event each fixed settlement rate will be proportionately increased, and, conversely, if our outstanding common shares are combined into a smaller number of common shares, each fixed settlement rate in effect at the opening of business on the day following the day upon which such combination becomes effective will be proportionately decreased.

    (d)
    Distributions to all holders of outstanding common shares of evidences of our indebtedness, capital shares, securities, cash or property (excluding (i) any dividend or distribution covered by clause (a) or (b) above, (ii) any dividend or distribution paid exclusively in cash and (iii) any spin-off to which the provisions in the immediately succeeding paragraph apply), in which event each fixed settlement rate will be multiplied by a fraction,

    •
    the numerator of which will be the current market price of our common shares, and

    •
    the denominator of which will be the current market price of our common shares minus the fair market value, as determined by our board of directors, of the portion of the distribution applicable to one common share.

        In the event that we make a distribution to all holders of our common shares consisting of capital shares of, or similar equity interests in, a subsidiary or other business unit of ours (i.e., a spin-off) that are, or when issued will be, traded on a U.S. securities exchange, each fixed settlement rate will be multiplied by a fraction,

    •
    the numerator of which will be the sum of (i) the average of the closing prices of the capital shares or similar equity interests distributed to holders of our common shares applicable to one common share over the 10 consecutive trading day period (the "relevant period") commencing on and including the third trading day after the date on which "ex-distribution trading" commences for such dividend or distribution on the New York Stock Exchange or such other national or regional exchange or market on which such dividend or distribution is listed or quoted and (ii) the average of the closing prices of one common share over the relevant period, and

    •
    the denominator of which will be the average of the closing prices of one common share over the relevant period.

    (e)
    We make a distribution consisting exclusively of cash to all holders of our common shares, excluding any dividend or distribution in connection with our liquidation, dissolution or termination, in an amount per share that exceeds $0.045 per quarter (such per share amount, the "reference dividend") in which event each fixed settlement rate will be multiplied by a fraction,

    •
    the numerator of which will be the current market price per common share, and

    •
    the denominator of which will be the current market price per common share minus the amount per share of such dividend or distribution in excess of the reference dividend.

        The reference dividend will be subject to an inversely proportional adjustment whenever each fixed settlement rate is adjusted.

    (f)
    The successful completion of a tender or exchange offer made by us or any of our subsidiaries for our common shares to the extent that the cash and the value of any other consideration included in the payment per common share exceeds the average of the closing price of our common shares for each of the five consecutive trading days next succeeding the last date on which tenders or exchanges may be made under such tender or exchange offer (the "expiration time"), in which event each fixed settlement rate will be multiplied by a fraction,

    •
    the numerator of which will be the sum of (i) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all of our common shares that we purchase in such tender or exchange offer and (ii) the product of the number of common shares outstanding at the expiration time less any such purchased shares and the closing price of our common shares on the trading day next succeeding the expiration of the tender or exchange offer, and

    •
    the denominator of which will be the product of the number of our common shares outstanding at the expiration time, including any such purchased shares, and the closing price of our common shares on the trading day next succeeding the expiration time.

              The "current market price" per common share on any day means the average of the daily closing prices on each of the five consecutive trading days ending the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring the computation.

              The term "ex date," when used with respect to any issuance or distribution, will mean the first date on which the common shares trade regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

              We currently do not have a rights plan with respect to our common shares. To the extent that we have a rights plan in effect upon settlement of a purchase contract, you will receive, in addition to the common shares, the rights under the rights plan, unless, prior to any settlement of a purchase contract, the rights have separated from the common shares, in which case each fixed settlement rate will be adjusted at the time of separation as if we made a distribution to all holders of our common shares as described in clause (d) above.

              In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause our common shares to be converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Corporate Units or Treasury Units, as the case may be, become a contract to purchase such other securities, cash and property instead of our common shares. If any such reclassification, consolidation, merger, sale or transfer of assets or other transaction causes our common shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), each purchase contract then outstanding would become a contract to purchase the amount of other securities, cash and/or property corresponding to the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election. Upon the occurrence of any such transaction, on the purchase contract settlement date the settlement rate will be determined based on the securities, cash or property a holder of our common shares would have received when such transaction occurred.

              If at any time we make a distribution of property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes (i.e., distributions out of our current or accumulated earnings and profits or distributions of evidences of indebtedness or assets, but generally not share dividends or rights to subscribe for capital shares) and, pursuant to the fixed settlement rate adjustment provisions of the purchase contract and pledge agreement, the settlement rate is increased, this increase will likely give rise to a taxable dividend to holders of Corporate Units or Treasury Units; certain other adjustments to the settlement rate may also give rise to a taxable dividend to holders of Corporate Units or Treasury Units, see "Material Tax Considerations—U.S. Federal Income Tax Consequences—Purchase Contracts—Adjustment to the Settlement Rate" in this prospectus supplement.

              In addition, we may make increases in each fixed settlement rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons. We may only make such a discretionary adjustment if we make the same proportionate adjustment to each fixed settlement rate.

              Adjustments to each fixed settlement rate will be calculated to the nearest 1/10,000 of a share. No adjustment to the fixed settlement rates will be required unless the adjustment would require an increase or decrease of at least one percent in one or both of the fixed settlement rates. If any adjustment is not required to be made because it would not change one or both of the settlement rates by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment; provided that effect shall be given to all anti-dilution adjustments no later than the close of business on the business day immediately preceding the first trading day in the 20 consecutive trading day during which the "applicable market value" is determined (or, if earlier, the close of business on the business day immediately preceding the date on which the fundamental change early settlement rate is determined).

              We will be required, within ten business days following the adjustment to each fixed settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to each fixed settlement rate was determined and setting forth the revised settlement rate.

              The fixed settlement rate will not be adjusted:

  •
  upon the issuance of any of our common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional option amounts in our common shares upon any plan;

  •
  upon the issuance of any of our common shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

  •
  upon the issuance of any of our common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date the Equity Units were first issued;

  •
  for a change in the par value or no par value of the common shares;

  •
  for accumulated and unpaid dividends, except as expressly set forth above;

  •
  upon the issuance of our common shares or securities convertible into, or exercisable or exchangeable for, common shares, in public or private transactions, for consideration in cash or property, at any price we deem appropriate; or

  •
  the issuance of any common shares upon the exercise or conversion of any right, warrant or option described in clause (b) above.

              Each adjustment to each fixed settlement rate will result in a corresponding adjustment to the number of common shares issuable upon early settlement of a purchase contract. Each adjustment to each fixed settlement rate will also result in a corresponding inverse adjustment to the reference price and threshold appreciation price.

Termination

              The purchase contracts, and our rights and obligations and the rights and obligations of the holders of the Corporate Units and Treasury Units under the purchase contracts, including the right and obligation to purchase our common shares, will immediately and automatically terminate, without any further action, upon the occurrence of a bankruptcy, insolvency or reorganization of Assured Guaranty (and not, for the avoidance of doubt, Assured Guaranty's subsidiaries). In the event of such a termination of the purchase contracts as a result of our bankruptcy, insolvency or reorganization, holders of the purchase contracts will not have a claim in bankruptcy under the purchase contract with respect to our issuance of common shares.

              Upon any termination, the collateral agent will release the aggregate principal amount of notes underlying the applicable ownership interests in notes, the Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the applicable ownership interests in the Treasury portfolio or the Treasury securities, to the purchase contract agent's disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount or interest, as the case may be, at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that we become the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted. We expect any such delay to be limited.

Pledged Securities and the Purchase Contract and Pledge Agreement

              Pledged securities will be pledged to us through the collateral agent, for our benefit, pursuant to the purchase contract and pledge agreement to secure the obligations of holders of Corporate Units and Treasury Units to purchase common shares under the related purchase contracts. The rights of holders of Corporate Units and Treasury Units to the related pledged securities will be subject to our security interest created by the purchase contract and pledge agreement.

              No holder of Corporate Units or Treasury Units will be permitted to withdraw the pledged securities related to the Corporate Units or Treasury Units from the pledge arrangement except:

  •
  to substitute Treasury securities for the related notes or the applicable ownership interests in the Treasury portfolio, as the case may be, as provided for under "Description of the Equity Units—Creating Treasury Units,"

  •
  to substitute notes or the applicable ownership interests in the Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under "Description of the Equity Units—Recreating Corporate Units," or

  •
  upon the termination, cash settlement or early settlement of the related purchase contracts.

              Subject to the security interest and the terms of the purchase contract and pledge agreement, each holder of Corporate Units, unless the Treasury portfolio has replaced the notes underlying the Corporate Units, will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights of the related notes, including voting and redemption rights. Each holder of Treasury Units and each holder of Corporate Units, if the Treasury portfolio has replaced the notes underlying the Corporate Units, will retain beneficial ownership of the related Treasury securities or the applicable ownership interests in the Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. We will have no interest in the pledged securities other than our security interest.

              Except as described in "Certain Provisions of the Purchase Contract and Pledge Agreement—General," the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments, to the persons in whose names the related Corporate Units or Treasury Units are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

              The Depository Trust Company ("DTC"), which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Corporate Units and Treasury Units. The Corporate Units and Treasury Units will be issued only as fully registered securities registered in the name of Cede & Co., the depositary's nominee. One or more fully registered global security certificates, representing the total aggregate number of Corporate Units and Treasury Units, will be issued and will be deposited with or on behalf of the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

              The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Corporate Units or the Treasury Units so long as the Corporate Units or the Treasury Units are represented by global security certificates.

              The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the Financial Industry Regulatory Authority, Inc. Access to the depositary's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

              We will issue the Corporate Units and Treasury Units in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, as amended, and a successor depositary is not appointed by us within 90 days. The purchase contract and pledge agreement permits us to determine at any time and in our sole discretion that Corporate Units or Treasury Units shall no longer be represented by global certificates. We understand that under DTC's current practices it would notify its participants of our request, but will only withdraw beneficial interests from the global certificates at the request of each DTC participant. We would issue definitive certificates in exchange for any beneficial interests withdrawn. Any global Corporate Unit or Treasury Unit, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for Corporate Unit or Treasury Unit certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

              As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Corporate Units or Treasury Units represented by these certificates for all purposes under the Corporate Units or Treasury Units and the purchase contract and pledge agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates

  •
  will not be entitled to have such global security certificates or the Corporate Units or Treasury Units represented by these certificates registered in their names,

  •
  will not receive or be entitled to receive physical delivery of Corporate Unit or Treasury Unit certificates in exchange for beneficial interests in global security certificates, and

  •
  will not be considered to be owners or holders of the global security certificates or any Corporate Units or Treasury Units represented by these certificates for any purpose under the Corporate Units or Treasury Units or the purchase contract and pledge agreement.

              All payments on the Corporate Units or Treasury Units represented by the global security certificates and all transfers and deliveries of related notes, Treasury portfolio, Treasury securities and common shares will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

              Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on the purchase contract settlement date or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. None of us, the purchase contract agent or any agent of ours or of the purchase contract agent will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary's records or any participant's records relating to these beneficial ownership interests.

              Although the depositary has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

              The information in this section concerning the depositary and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

CERTAIN PROVISIONS OF THE PURCHASE CONTRACT AND PLEDGE AGREEMENT

              This summary summarizes some of the other provisions of the purchase contract and pledge agreement. This summary should be read together with the purchase contract and pledge agreement, a form of which has been or will be filed and incorporated by reference as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

General

              Except as described in "Description of the Purchase Contracts—Book-Entry System," payments on the Equity Units will be made, purchase contracts (and documents relating to the Corporate Units, Treasury Units and purchase contracts) will be settled, and transfers of the Corporate Units and Treasury Units will be registrable, at the corporate trust office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the Corporate Units and Treasury Units do not remain in book-entry form, payment on the Equity Units may be made, at our option, by check mailed to the address of the holder entitled to payment as shown on the security register or by a wire transfer to the account designated by the holder by a prior written notice.

              Common shares will be delivered on the purchase contract settlement date (or earlier upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered (potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code, see "Description of the Purchase Contracts—Termination") at the corporate trust office of the purchase contract agent upon presentation and surrender of the applicable certificate.

              If you fail to present and surrender the certificate evidencing the Corporate Units or Treasury Units to the purchase contract agent on or prior to the purchase contract settlement date, the common shares issuable upon settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for your benefit until the certificate is presented and surrendered or you provide satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and us.

              If the purchase contracts terminate prior to the purchase contract settlement date, the related pledged securities are transferred to the purchase contract agent for distribution to the holders, and if a holder fails to present and surrender the certificate evidencing the holder's Corporate Units or Treasury Units to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the applicable certificate is presented or the holder provides the evidence and indemnity described above.

              The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending payment to any holder.

              No service charge will be made for any registration of transfer or exchange of the Corporate Units or Treasury Units, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

              We intend to use the proceeds from the settlement of the purchase contracts to repay debt as soon as practicable following such settlement, and we have agreed not to use such proceeds to repurchase any common shares.

Modification

              The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, to modify the purchase contract and pledge agreement without the consent of the holders for any of the following purposes:

  •
  to evidence the succession of another person to our obligations;

  •
  to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent or securities intermediary;

  •
  to add to the covenants for the benefit of holders or to surrender any of our rights or powers under those agreements;

  •
  to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events;

  •
  to cure any ambiguity, to correct or supplement any provisions that may be inconsistent; and

  •
  to make any other provisions with respect to such matters or questions; provided that such action shall not materially and adversely affect the interest of the holders.

              For purposes of the immediately preceding bullet, any amendment made solely to conform the provisions of the purchase contract and pledge agreement to this prospectus supplement will be deemed not to materially and adversely affect the interests of holders.

              The purchase contract and pledge agreement will contain provisions permitting us, the purchase contract agent and the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding to modify the terms of the purchase contracts or the purchase contract and pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification,

  •
  change the amount or type of collateral required to be pledged to secure a holder's obligation under the purchase contract and pledge agreement (other than a substitution of notes, Treasury securities, or the Treasury portfolio, as described in this prospectus supplement);

  •
  impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder's rights in or to the pledged securities,

  •
  impair the right to institute suit for the enforcement of the purchase contract,

  •
  reduce the number of common shares purchasable under the purchase contract, increase the price to purchase common shares upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder's rights under the purchase contract, or

  •
  reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts or the purchase contract and pledge agreement.

              If any amendment or proposal referred to above would adversely affect only the Corporate Units or the Treasury Units, then only the affected class of holders will be entitled to vote on the amendment or proposal, and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or of all of the holders of the affected classes, as applicable.

No Consent to Assumption

              Each holder of Corporate Units or Treasury Units, by acceptance of these securities, will under the terms of the purchase contract and pledge agreement and the Corporate Units or Treasury Units, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by us or our trustee if we become the subject of a case under the Bankruptcy Code or other similar state or federal law provision for reorganization or liquidation.

Consolidation, Merger, Sale or Conveyance

              We will covenant in the purchase contract and pledge agreement that we will not merge with or into, consolidate with or convert into any other entity or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person or entity, unless (1)(a) we will be the surviving entity or (b) the successor entity will be an entity organized and existing under the laws of the United States of America, a U.S. state, the District of Columbia or Bermuda and that entity expressly assumes our obligations under the purchase contracts, the purchase contract and pledge agreement and the remarketing agreement (if we have executed a remarketing agreement on or prior to the time of the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance) and (2) we are not or, if we will not be the surviving entity, the successor entity is not, immediately after the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the purchase contract and pledge agreement and the remarketing agreement (if we have executed a remarketing agreement on or prior to the time of the merger, consolidation, conversion, sale, assignment, transfer, lease or conveyance) or in material default in the performance of any other covenants under these agreements.

Title

              We, the purchase contract agent and the collateral agent may treat the registered owner of any Corporate Units or Treasury Units as the absolute owner of the Corporate Units or Treasury Units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Replacement of Equity Unit Certificates

              A mutilated Corporate Unit or Treasury Unit certificate will be replaced by us at the expense of the holder upon surrender of the certificate to the purchase contract agent. Corporate Unit or Treasury Unit certificates that have been destroyed, lost or stolen will be replaced by us at the expense of the holder upon delivery to us and the purchase contract agent of evidence of their destruction, loss or theft satisfactory to us and the purchase contract agent. In the case of a destroyed, lost or stolen Corporate Unit or Treasury Unit certificate, security and/or an indemnity satisfactory to the purchase contract agent and us may be required at the expense of the holder of the Corporate Units or Treasury Units evidenced by the certificate before a replacement will be issued.

              Notwithstanding the foregoing, we will not be obligated to issue any Corporate Unit or Treasury Unit certificates on or after the business day immediately preceding the purchase contract settlement date (or after early settlement) or after the purchase contracts have terminated. The purchase contract and pledge agreement will provide that, in lieu of the delivery of a replacement Corporate Unit or Treasury Unit certificate following the purchase contract settlement date, the purchase contract agent, upon delivery of the evidence and security or indemnity described above, will deliver the common shares issuable pursuant to the purchase contracts included in the Corporate Units or Treasury Units evidenced by the certificate, or, if the purchase contracts have terminated prior to the purchase contract settlement date, transfer the pledged securities included in the Corporate Units or Treasury Units evidenced by the certificate.

Governing Law

              The purchase contract and pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

              The Bank of New York Mellon will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Corporate Units and Treasury Units from time to time. The purchase contract and pledge agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Corporate Units and Treasury Units or the purchase contract and pledge agreement.

              The purchase contract and pledge agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract and pledge agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

              The Bank of New York Mellon maintains commercial banking relationships with us.

Information Concerning the Collateral Agent

              The Bank of New York Mellon will be the collateral agent. The collateral agent will act solely as our agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Corporate Units or Treasury Units except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

              The purchase contract and pledge agreement will contain provisions limiting the liability of the collateral agent. The purchase contract and pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the acceptance of appointment by a successor.

              Because The Bank of New York Mellon is serving as both the collateral agent and the purchase contract agent, if an event of default, except an event of default occurring as a result of a failed remarketing, occurs under the purchase contract and pledge agreement, The Bank of New York Mellon will resign as the collateral agent, but remain as the purchase contract agent. We will then select a new collateral agent in accordance with the terms of the purchase contract and pledge agreement.

Miscellaneous

              The purchase contract and pledge agreement will provide that we will pay all fees and expenses (including counsel fees and expenses) related to the offering of the Corporate Units, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the Equity Units. However, should you elect to substitute the related pledged securities, create Treasury Units or recreate Corporate Units, you shall be responsible for any fees or expenses payable in connection with that substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and we shall not be responsible for any of those fees or expenses.

DESCRIPTION OF THE NOTES

              The following description is a summary of the terms of the notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture and the first supplemental indenture thereto, which are or will be filed as exhibits or incorporated by reference to the registration statement and to the Trust Indenture Act. This summary supplements the description of the senior debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

General

              The notes will be issued under an indenture, dated as of May 1, 2004, among Assured Guaranty US Holdings, us, as guarantor, and The Bank of New York Mellon (formerly known as The Bank of New York), as indenture trustee, as amended and supplemented by the first supplemental indenture, to be dated June 24, 2009, between Assured Guaranty US Holdings, us, as guarantor, and the indenture trustee (as so amended and supplemented, the "indenture").

              The notes initially will be issued in an aggregate principal amount equal to $150 million (or $172.5 million if the underwriters exercise their overallotment option to purchase additional Corporate Units in full).

              The notes will not be subject to a sinking fund provision and will not be subject to defeasance. Unless a special event redemption occurs prior to June 1, 2012, the entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on the stated maturity June 1, 2014; provided, however, that upon a successful remarketing of the notes, Assured Guaranty US Holdings may elect to modify the stated maturity as described under "Description of the Purchase Contracts—Remarketing—Early Remarketing" above. If the notes are not successfully remarketed on or prior to the third business day immediately preceding June 1, 2012, the maturity of the notes will remain June 1, 2014. Except in connection with a special event redemption and as described under "—Optional Redemption—Special Event," the notes will not be redeemable by Assured Guaranty US Holdings prior to their maturity.

              The indenture trustee will initially be the security registrar and the paying agent for the notes. Notes forming a part of the Corporate Units will be issued in certificated form, will be in denominations of $1,000 and integral multiples of $1,000, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below; provided, however, that upon the release by the collateral agent of notes underlying the applicable ownership interests in notes pledged to secure the Corporate Unit holders' obligations under the related purchase contracts (other than any release of the notes in connection with the creation of Treasury Units, an early settlement with separate cash, an early settlement upon a fundamental change, or a remarketing, each as described under "Description of the Purchase Contracts"), the notes will be issuable in denominations of $50 and integral multiples thereof. Payments on notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the notes will be registrable and notes will be exchangeable for notes of a like aggregate principal amount in denominations of $1,000 (unless notes have previously been issued in denominations of $50 and integral multiples thereof, in which case notes will be exchangeable for a like aggregate principal amount in denominations of $50 and integral multiples of $50), and integral multiples of $1,000, at the office or agency maintained by Assured Guaranty US Holdings for this purpose in The City of New York. Assured Guaranty US Holdings has initially designated the corporate trust office of the indenture trustee as that office. However, at Assured Guaranty US Holdings' option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account at a financial institution in the United States appropriately designated by the holder entitled to payment.

              Other than as described in the accompanying prospectus under "Description of the Assured Guaranty US Holdings Debt Securities and Assured Guaranty Guarantee—Covenants Applicable to Assured Guaranty US Holdings Senior Debt Securities—Limitation on Liens on Stock of Designated Subsidiaries," the indenture does not contain any provisions that would limit the ability of Assured Guaranty US Holdings to incur indebtedness or that would afford holders of the notes protection in the event of a sudden and significant decline in the credit quality of Assured Guaranty US Holdings or us or a takeover, recapitalization or highly leveraged or similar transaction involving Assured Guaranty US Holdings or us. Accordingly, Assured Guaranty US Holdings or we could, in the future, enter into transactions that could increase the amount of its outstanding indebtedness that could affect its respective capital structure or credit rating.

Ranking

              The notes will be senior debt securities that will be unsecured obligations of Assured Guaranty US Holdings and will rank without preference or priority among themselves and equally with all of its existing and future unsecured and unsubordinated indebtedness. See "Description of the Assured Guaranty US Holdings Debt Securities and Assured Guaranty Guarantee" in the accompanying prospectus.

              Because Assured Guaranty US Holdings is a holding company, its rights and the rights of its creditors, including you as a holder of notes, to participate in any distribution of assets of any subsidiary upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that Assured Guaranty US Holdings is a creditor of the subsidiary. The rights of creditors of Assured Guaranty US Holdings, including you as a holder of the notes, to participate in the distribution of stock owned by Assured Guaranty US Holdings in its subsidiaries, including Assured Guaranty US Holdings' insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over the subsidiaries.

Additional Amounts

              Assured Guaranty US Holdings and we are required to make all payments under or with respect to the notes and the guarantees free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (hereinafter "Taxes") imposed or levied by or on behalf of the United States of America or Bermuda, or any political subdivision or any authority or agency therein or thereof having power to tax (a "Taxing Jurisdiction"), unless Assured Guaranty US Holdings or we are required to withhold or deduct Taxes by law or by the interpretation or administration thereof. For purposes of this section, the term "Taxes" shall not include (i) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment, or governmental charge; (ii) any Tax payable otherwise than by withholding from payments in respect of the notes or the guarantees; and (iii) any Tax imposed by reason of payments on the notes being treated as "contingent interest" within the meaning of Section 871(h)(4) of the Code.

              If Assured Guaranty US Holdings or we are required to withhold or deduct any amount for or on account of Taxes imposed by a Taxing Jurisdiction from any payment made under or with respect to the notes or any guarantee, Assured Guaranty US Holdings or we will be required to pay such additional amounts ("Additional Amounts") as may be necessary so that the net amount received by holders of the notes after such withholding or deduction (including any withholding or deduction attributable to Additional Amounts payable hereunder) will not be less than the amount such holders would have received if such Taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to any Taxes to the extent such Taxes would not have been so imposed:

    (1)
    but for the relevant holder (or the beneficial owner of such notes) (i) having any present or former connection with the Taxing Jurisdiction, including, without limitation, being or having been a citizen or resident thereof, or having been present, having been incorporated in, having engaged in a trade or business or having (or having had) a permanent establishment or principal office therein, (ii) being a controlled foreign corporation within the meaning of Section 957(a) of the Code related within the meaning of Section 864(d)(4) of the Code to Assured Guaranty US Holdings or us, (iii) being an actual or constructive owner of 10 percent or more of the total combined voting power of all classes of stock of Assured Guaranty US Holdings or us entitled to vote, (iv) being a bank for United States federal income tax purposes whose receipt of interest on the note is described in Section 881(c)(3)(A) of the Code or (v) being subject to backup withholding as of the date of the purchase by the holder of the note;

    (2)
    but for the failure of the relevant holder (or the beneficial owner of such notes) to use its reasonable best efforts, to the extent such holder (or beneficial owner) is legally entitled to do so, to comply upon written notice by Assured Guaranty US Holdings or us delivered 60 days prior to any payment date with a request to satisfy any certification, identification or other reporting requirements, which shall include any applicable forms or instructions, whether imposed by statute, treaty, regulation, or administrative practice, concerning the nationality or residence of such holder or the connection of such holder with the Taxing Jurisdiction;

    (3)
    but for an election by the holder of the notes, the effect of which is to make one or more payments in respect of the notes subject to United States federal income tax or withholding tax provisions;

    (4)
    if the payment could have been made without such deduction or withholding if the relevant holder had presented the note for payment within 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

    (5)
    with respect to any payment of principal of (or premium, if any, on) or interest on such note to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, member or beneficial owner been the actual holder of such note (but only if there is no material cost or expense associated with transferring such notes to such beneficiary, partner or beneficial owner and no restriction on such transfer that is outside the control of such beneficiary, partner or beneficial owner); and

    (6)
    any combination of items (1), (2), (3), (4) or (5) above.

Interest

              Each note will bear interest initially at the rate of 8.50% per year from the original issuance date to, but excluding, the reset effective date or, if no successful remarketing of the notes occurs, June 1, 2014. On or prior to the reset effective date, interest payments will be payable quarterly in arrears on each March 1, June 1, September 1 and December 1, each a "quarterly interest payment date," commencing on September 1, 2009 to the person in whose name the note is registered at the close of business on the fifteenth day of the month preceding the month in which the relevant interest payment date falls. In addition, if the reset effective date falls on a day that is not also a quarterly interest payment date, the collateral agent will receive on behalf of holders of Corporate Units on such reset effective date a payment of accrued and unpaid interest from the most recent quarterly interest payment date to, but excluding, such reset effective date. On the quarterly payment date next following the reset effective date, Corporate Unit holders will receive a regular quarterly cash distribution comprised of their pro rata portion of that interest payment and the portion of the remarketing Treasury portfolio that matures prior to that quarterly payment date. For any notes that are not part of Corporate Units whose holders elected to have their notes remarketed along with the notes included in the Corporate Units, Assured Guaranty US Holdings will set a record date, which will be on the fifteenth day of the month preceding the month in which the relevant payment date falls, for determining the holder entitled to receive such accrued and unpaid interest in accordance with the procedures set forth in the indenture.

              The applicable interest rate on the notes will be reset to the reset rate upon successful remarketing as described above under "Description of the Purchase Contracts—Remarketing." The reset rate will become effective on the reset effective date, which will be:

  •
  in the case of a remarketing during the period for early remarketing, the third business day following the date on which a remarketing of the notes is successfully completed, unless the remarketing is successful within five business days of the next succeeding interest payment date in which case such interest payment date will be the reset effective date, or

  •
  in the case of a remarketing during the final three-business day remarketing period, the purchase contract settlement date.

              Following a successful remarketing of the notes, the notes will bear interest from the reset effective date at the reset rate to, but excluding, June 1, 2014 or, if Assured Guaranty US Holdings elects to make the notes mature at any time later than June 1, 2014, such later maturity date. From the reset effective date, interest payments on all notes may be paid semi-annually in arrears on interest payment dates to be selected by Assured Guaranty US Holdings, in which case semi-annual interest payments will include interest accrued from and including the immediately preceding semi-annual interest payment date or, in the case of the first semi-annual interest payment date following the reset effective date, from the reset effective date.

              If no successful remarketing of the notes occurs, the interest rate on the notes will not be reset and interest payments on all notes will remain payable quarterly in arrears on the original quarterly interest payment dates.

              The amount of interest payable on the notes for any period will be computed (1) for any full quarterly or semi-annual period, as applicable, on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly or semi-annual period, as applicable, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

Market Reset Rate

              The reset rate will be equal to the rate that is sufficient to allow a successful remarketing of the notes and will be determined by the remarketing agent. In the case of a reset in an early remarketing, which rate would be effective on the third day following the date of such successful remarketing, the reset rate will be the rate determined by the remarketing agent as the rate the notes should bear in order for the notes underlying the Corporate Units to have an approximate aggregate market value on the reset effective date of 100% of the Treasury portfolio purchase price described under "Description of the Purchase Contracts—Remarketing" plus the applicable remarketing fee. In the case of a reset during the final three-business day remarketing period, the reset rate will be the rate determined by the remarketing agent as the rate the notes should bear in order for each note to have an approximate market value of 100% of the principal amount of the note plus the applicable remarketing fee. The reset rate will in no event exceed the maximum rate permitted by applicable law.

              If the notes are not successfully remarketed, the interest rate will not be reset and the notes will continue to bear interest at the initial annual interest rate of 8.50%.

Optional Remarketing

              On or prior to the second business day, but no earlier than the fifth business day, immediately preceding the first of the three sequential remarketing dates of any three-business day remarketing period, holders of notes that do not underlie Corporate Units may elect to have their notes remarketed in the same manner and at the same price as notes underlying the applicable ownership interests in notes constituting a part of Corporate Units by delivering their notes along with a notice of this election to the custodial agent. By delivering such notice, holders will elect to have their notes remarketed in all three remarketing attempts during the applicable three-business day remarketing period. The custodial agent will hold the notes in an account separate from the collateral account in which the pledged securities will be held. Holders of notes electing to have their notes remarketed will also have the right to withdraw the election on or prior to the second business day immediately preceding the first of the three sequential remarketing dates of the applicable three-business day remarketing period. If there is a successful remarketing during the applicable three-business day remarketing period, the custodial agent will deliver the proceeds of the sale of notes that do not underlie Corporate Units to the holder who elected to have notes remarketed on the reset effective date. If all three remarketing attempts during the applicable three-business day remarketing period are unsuccessful, the collateral agent will return the notes that do not underlie Corporate Units to their holders and these holders may elect to have their notes included in the remarketings during each subsequent three-business day remarketing period by redelivering their notes and notice of election in the manner described in this paragraph.

              Holders of Treasury Units that are also holders of notes that are not part of the Corporate Units may also participate in any remarketing by recreating Corporate Units from their Treasury Units at any time on or prior to the second business day immediately prior to the first of the three sequential remarketing dates of any three-business day remarketing period.

Put Option Upon a Failed Final Remarketing

              If the notes have not been successfully remarketed prior to the purchase contract settlement date, the holders of the notes that do not underlie Corporate Units will have the right to require Assured Guaranty US Holdings to purchase their notes on the purchase contract settlement date, upon at least two business days' prior notice, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

Events of Default

              In addition to the events of default described in the accompanying prospectus under "Description of the Assured Guaranty US Holdings Debt Securities and Assured Guaranty Guarantee—Events of Default," it shall be an event of default under the notes if Assured Guaranty US

Holdings fails on the date payment is due to pay the put price of any notes following the exercise of the put right by any holder of notes, unless the notes underlie Corporate Units, in which case Assured Guaranty US Holdings' obligation to pay the put price will be netted against such holder's obligation to pay the purchase price under the related purchase contracts.

Optional Redemption—Special Event

              If a special event, as defined below, occurs and is continuing, prior to the earlier of (1) the date of a successful remarketing or (2) the purchase contract settlement date, Assured Guaranty US Holdings may redeem, at its option on any interest payment date, the notes in whole, but not in part, at a price equal to, for each note, the redemption amount, as defined below, plus accrued and unpaid interest thereon (provided that the portion of such redemption amount consisting of accrued and unpaid interest will be paid to the record holder of such note on the immediately preceding record date), which we refer collectively to as the "redemption price", to the date of redemption, which we refer to as the "special event redemption date." The redemption price payable in respect of all notes included in Corporate Units will be distributed to the collateral agent, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the special event Treasury portfolio on behalf of the holders of the Corporate Units and remit the remaining portion (net of fees and expenses, if any), if any, of such redemption price to the purchase contract agent for payment to the holders of the Corporate Units. Thereafter, the applicable ownership interests in the Treasury portfolio will be substituted for the applicable ownership interests in notes and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligations to purchase our common shares under the related purchase contract. Holders of notes that are not part of Corporate Units will directly receive proceeds from the redemption of the notes.

              "Special event" means either a tax event or an accounting event, each as defined below.

              "Tax event" means the receipt by Assured Guaranty US Holdings of an opinion of counsel, rendered by a law firm having a recognized national tax practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of notes, (a) there is more than an insubstantial increase in the risk that interest payable by Assured Guaranty US Holdings on the notes is not, or within 90 days of the date of such opinion, will not be, deductible by Assured Guaranty US Holdings, in whole or in part, for U.S. federal income tax purposes or (b) Assured Guaranty US Holdings or we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any Additional Amounts and Assured Guaranty US Holdings or we, as applicable, deliver an officer's certificate to the trustee to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it.

              "Accounting event" means the receipt by the audit committee of our board of directors of a written report in accordance with Statement on Auditing Standards ("SAS") No. 97, "Amendment to SAS No. 50—Reports on the Application of Accounting Principles," from our independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the notes, we must either (a) account for the purchase contracts as derivatives under FAS 133 (or otherwise mark-to-market or measure the fair value of all or any portion of the purchase contract with changes appearing in our income statement) or (b) account for the Equity Units using the if-converted method under FAS 128, and that such accounting treatment will cease to apply upon redemption of the notes.

              "Redemption amount" means, for each note, the product of the principal amount of such note and a fraction, the numerator of which is the Treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined below; provided that in no event shall the redemption amount for any note be less than the principal amount of such note.

              "Treasury portfolio purchase price" means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent on the third business day immediately preceding the special event redemption date for the purchase of the special event Treasury portfolio for settlement on the special event redemption date.

              "Applicable principal amount" means the aggregate principal amount of the notes that underlie the Corporate Units on the special event redemption date.

              "Special event Treasury portfolio" means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to June 1, 2012 in an aggregate amount at maturity equal to the applicable principal amount of notes included in the Corporate Units and with respect to each scheduled interest payment date on the notes that occurs after the special event redemption date to, and including the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the applicable principal amount of the notes on such date.

              "Quotation agent" means any primary U.S. government securities dealer in New York selected by Assured Guaranty US Holdings.

              If Assured Guaranty US Holdings redeems the notes at any time upon the occurrence of a special event, Assured Guaranty US Holdings intends to do so only to the extent that during the 180 days prior to the date of that redemption Assured Guaranty US Holdings has received proceeds from the sale to third party purchasers, other than a subsidiary of Assured Guaranty US Holdings, of securities that are as or more equity-like than the Equity Units at the time of such redemption.

              If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in a special event Treasury portfolio have a yield that is less than zero, then the cash received upon redemption (and not the U.S. Treasury securities) of the notes will instead be substituted for the applicable ownership in the notes that are components of the Corporate Units and will be pledged to us through the collateral agent to secure the Corporate Unit holders' obligation to purchase our common shares under the purchase contracts as described under "Description of the Equity Units—Corporate Units." If the provisions set forth in the immediately preceding sentence apply, references in this prospectus supplement to "U.S. Treasury securities" and "U.S. Treasury securities (or principal or interest strips thereof)" will, thereafter, be deemed to be references to the applicable amount of cash determined as described above.

Agreement by Purchasers of Certain Tax Treatment

              Each note will provide that, by acceptance of the note or a beneficial interest therein, you intend to treat the note as indebtedness of Assured Guaranty US Holdings that is subject to the rules applicable to contingent payment debt instruments for all tax purposes.

Governing Law

              The indenture and the notes provide that they are to be governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

              Notes that are released from the pledge following substitution or settlement of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below or except upon recreation of Corporate Units, notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

              The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

              Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

              Assured Guaranty US Holdings will issue the notes in definitive certificated form if the depositary notifies Assured Guaranty US Holdings that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Exchange Act, as amended, and a successor depositary is not appointed by Assured Guaranty US Holdings within 90 days. The indenture permits Assured Guaranty US Holdings to determine at any time and in its sole discretion that notes shall no longer be represented by global certificates. DTC has advised Assured Guaranty US Holdings that, under its current practices, it would notify its participants of Assured Guaranty US Holdings' request, but will only withdraw beneficial interests from the global certificates at the request of each DTC participant. Assured Guaranty US Holdings would issue definitive certificates in exchange for any beneficial interests withdrawn. Any global security, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

MATERIAL TAX CONSIDERATIONS

U.S. Federal Income Tax Consequences

              The following discussion is a summary of the material U.S. federal income tax consequences related to the taxation of Assured Guaranty and to the purchase, ownership and disposition of the Equity Units, the ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities and purchase contracts that are or may be the components of an Equity Unit and our common shares acquired under the purchase contracts. This summary applies only to initial holders that acquire Equity Units at the "issue price" in this Offering (which is the first price at which a substantial amount of the Equity Units is sold for money, not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts and our common shares as capital assets (generally, for investment purposes). This summary is based upon the Code, existing and proposed Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all as currently in effect, and all of which may be subject to change (possibly on a retroactive basis) and differing interpretations.

              As used herein, the term "U.S. Person" means a beneficial owner of Equity Units that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; and (iv) a trust if (A) a U.S. court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust or (B) the trust was in existence on August 20, 1996 and has a valid election in place to be treated as a U.S. person. A "non-U.S. Person" is a beneficial owner of Equity Units that is neither a U.S. Person nor an entity that is classified for U.S. federal income tax purposes as a partnership or as a "disregarded entity."

              If an entity that is classified as a partnership for U.S. federal income tax purposes holds Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts or our common shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend upon the status of the partner and upon the activities of the partnership. Partnerships that invest in Equity Units and partners of such partnerships should consult their own tax advisors.

              The U.S. federal income tax treatment of holders varies depending on their particular situations, and this summary does not address all of the U.S. federal tax considerations that may be applicable to those particular situations. This summary also does not deal with special classes of holders. For example, this summary does not address:

  •
  U.S. federal income tax consequences to persons who may be subject to special tax treatment, such as certain financial institutions, banks, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities, traders that elect to use a mark-to-market method of accounting with respect to their securities holdings, tax-exempt investors and U.S. Persons whose functional currency is not the U.S. dollar;

  •
  U.S. federal income tax consequences to persons who hold Equity Units, ownership interests in the notes, applicable ownership interests in the Treasury portfolio, Treasury securities, purchase contracts or our common shares as part of a straddle, hedge, conversion transaction or other integrated transaction for U.S. federal income tax purposes;

  •
  U.S. federal income tax consequences to non-U.S. Persons that are: (i) engaged in a trade or business in the United States; (ii) controlled foreign corporations; or (iii) passive foreign investment companies;

  •
  U.S. federal income tax consequences to any non-U.S. Person that actually or constructively owns 10% or more of the total combined voting power of all classes of our stock;

  •
  any alternative minimum tax, gift tax or estate tax consequences; or

  •
  any state, local or non-U.S. tax consequences.

              Prospective investors should consult their own tax advisors with respect to the U.S. federal income and other tax consequences to them of purchasing, owning and disposing of the notes, Treasury portfolio, Treasury securities and purchase contracts that are or may be the components of an Equity Unit and our common shares, including the tax consequences under state, local and non-U.S. income and other tax laws and the possible effects of changes in the U.S. federal income or other tax laws.

Taxation of Assured Guaranty and Subsidiaries

              For information regarding Taxation of Assured Guaranty and Subsidiaries, see "Business—Tax Matters—Taxation of Assured Guaranty and Subsidiaries—United States" in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

Taxation of Holders of the Equity Units

Taxation of Equity Units

              The IRS has issued a ruling addressing certain aspects of instruments similar to the Equity Units. In the ruling, the IRS concluded that an interest in a unit would be treated for U.S. federal income tax purposes as a separate interest in the note and a separate interest in the purchase contract that comprised a unit. Moreover, the IRS concluded that the notes were debt for U.S. federal income tax purposes. However, the terms of the Equity Units differ in some respects from the units addressed by the IRS in the ruling. We have not sought a ruling from the IRS and there is no assurance that the IRS or a court will agree with the U.S. federal income tax consequences described below in the context of this offering of Equity Units.

              We intend to take the position that, for U.S. federal income tax purposes, the notes and the purchase contracts should be treated as separate economic interests, and that the notes should be treated as debt instruments, and the purchase contracts should be treated as forward contracts. By purchasing the Equity Units, each holder agrees to treat the notes and the purchase contracts in the manner described herein. Prospective investors should consult their own tax advisors regarding the likelihood and consequences of any recharacterization of the Equity Units by the IRS or a court.

Ownership of Interests in the Notes, Treasury Securities, Treasury Portfolio or Purchase Contracts

              We and, by acquiring Equity Units each U.S. Person agree to treat the ownership interests in the notes, Treasury securities, applicable ownership interest in the Treasury portfolio or purchase contracts constituting a part of the Equity Units, as the case may be, as owned by such holder for all tax purposes, and the remainder of this summary assumes such treatment.

Allocation of the Purchase Price

              A U.S. Person's acquisition of a Corporate Unit will be treated as an acquisition of an ownership interest in a note and the purchase contract constituting the Corporate Unit and the purchase price of each Corporate Unit will be allocated between the ownership interest in a note and the purchase contract in proportion to their respective fair market values at the time of purchase. Such allocation will establish the U.S. Person's initial tax basis in the ownership interest in a note and purchase contract. We have determined that 98.4% of the issue price of a Corporate Unit is allocable to the ownership interest in a note, and 1.6% is allocable to the purchase contract. Each U.S. Person, by purchasing a Corporate Unit, will be deemed to have agreed to our allocation of the purchase price, although the IRS will not be bound by such allocation. The remainder of this discussion assumes that our allocation of the purchase price of a Corporate Unit will be respected for U.S. federal income tax purposes.

Sale, Exchange or Other Taxable Disposition of Equity Units

              Upon a sale, exchange or other taxable disposition of an Equity Unit, a U.S. Person will be treated as having disposed of the purchase contract and the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, that constitute the Equity Unit. The proceeds realized on such disposition will be allocated between the purchase contract and the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, in proportion to their respective fair market values at the time of disposition. A U.S. Person generally will recognize gain or loss equal to the difference between the portion of the proceeds allocable to each of the purchase contract and the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, and such U.S. Person's adjusted tax basis in each of the purchase contract, ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be.

              Any such gain or loss attributable to the purchase contract will be capital gain or loss. If the sale, exchange or other taxable disposition of an Equity Unit occurs when the purchase contract has a negative value, a U.S. Person should be considered to have received additional consideration for the ownership interest in the note, applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value, and then to have paid such amount to be released from such U.S. Person's obligation under the purchase contract. U.S. Persons should consult their tax advisors regarding a disposition of Equity Units at a time when the purchase contract has negative value.

              Any such gain or loss attributable to the applicable ownership interest in the Treasury portfolio or Treasury securities will be capital gain or loss, provided, however, that gain in respect of a Treasury security with a term of one year or less will be treated as ordinary income to the extent of any accrued "acquisition discount" (generally, the excess of the sum of all amounts payable under the Treasury security over the U.S. Person's tax basis in such Treasury security) not previously included in gross income by the U.S. Person. For additional information, see below—"The Treasury Portfolio: Interest Income, Original Issue Discount and Acquisition Discount".

              Any capital gain or loss attributable to the purchase contract or to the applicable ownership interest in the Treasury portfolio or Treasury securities generally will be long-term capital gain or loss if the U.S. Person held such purchase contract or applicable ownership interest in Treasury portfolio or Treasury securities for more than one year at the time of such disposition.

              Certain non-corporate U.S. Persons, including individuals, are eligible for reduced rates of U.S. federal income taxation in respect of long-term capital gain derived from the sale, exchange or other taxable disposition of a capital asset that has been held for more than one year ("long-term capital gain"). Such reduced rates currently are scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to limitations under the Code.

              The rules governing the determination of the character of gain or loss on the sale, exchange, or other taxable disposition of the notes are summarized under "—The Notes—Sale, Exchange or Other Taxable Disposition of Notes."

The Notes

              We, and by acquiring Corporate Units, each U.S. Person will be deemed to have agreed to treat the notes as our indebtedness for U.S. federal income tax purposes, and this discussion assumes such treatment applies with respect to the notes for U.S. federal income tax purposes.

    Interest Income and Original Issue Discount

              While the matter is not free from doubt, because of the manner in which the interest rate on the notes is reset, we intend to treat the notes as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, as set forth in applicable Treasury regulations. By purchasing the Equity Units, each U.S. Person will be deemed to have agreed to this treatment, and this discussion assumes that the notes will be so treated for U.S. federal income tax purposes. Under the noncontingent bond method, a U.S. Person will accrue original issue discount in respect of the notes on a constant yield basis based on the "comparable yield" of the notes, which generally is the rate at which we would issue a fixed rate debt instrument with terms and conditions otherwise similar to the notes. As discussed more fully below, the application of the noncontingent bond method to the notes will (i) require each U.S. Person, regardless of its usual method of tax accounting, to use an accrual method with respect to the notes, (ii) result in interest income being accrued by a U.S. Person in excess of interest payments actually received for all accrual periods beginning before the earlier of the reset effective date and the purchase contract settlement date and (iii) generally cause any gain recognized on the sale, exchange or other taxable disposition of notes to be treated as ordinary income rather than capital gain. See "—Sale, Exchange or Other Taxable Disposition of Notes." Depending on the ultimate yield to maturity of the notes, however, it is possible that a small portion of the interest with respect to the notes could be treated as a dividend under the "applicable high yield discount obligation" rules under the Code for purposes of determining the holder's entitlement to a dividend-received deduction.

              We are required to provide the comparable yield and, solely for tax purposes, a projected payment schedule based on the comparable yield, to holders of the notes. We have determined that the comparable yield for the notes is 10.1%, compounded quarterly. A copy of the projected payment schedule may be obtained by written request to us at the following address: Assured Guaranty, 30 Woodbourne Avenue Hamilton HM08 Bermuda, Attn: Treasurer. The comparable yield and projected payment schedule are supplied by us solely for determining U.S. Persons' accrual of original issue discount and adjustments in respect of the notes in computing income under the noncontingent bond method for U.S. federal income tax purposes, and does not constitute a projection or representation as to the amounts that U.S. Persons of notes actually will receive.

              Original issue discount that accrues on the notes generally will be included in gross income by a U.S. Person as ordinary income, without regard to such holder's ordinary method of tax accounting. The amount of original issue discount accruing on a note for each accrual period is determined by multiplying the comparable yield of the note (adjusted for the length of the accrual period) by the note's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each Corporate Unit described above, the adjusted issue price of each note, per $1,000 of principal amount, at the beginning of each accrual period will be equal to $983.86, increased by any original issue discount previously accrued by the U.S. Person on such note and decreased by projected payments received on such note (without regard to the actual amounts received). The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that the U.S. Person holds the note.

              If the amount of an actual payment on the notes is different from the projected payment set forth in the projected payment schedule, a U.S. Person will be required to take into account the amount of such difference for the relevant taxable year (as either a positive adjustment or negative adjustment). If the U.S. Person has a net positive adjustment for a taxable year, the net positive adjustment will be treated as additional interest income. If a net negative adjustment arises for the taxable year, the net negative adjustment first will reduce the amount of interest in respect of the note that a U.S. Person otherwise would be required to include in gross income for the taxable year, and then would give rise to an ordinary loss, but only to the extent that (i) the U.S. Person's total previous interest inclusions in respect of the note exceed (ii) the total amount of the U.S. Person's net negative adjustments treated as ordinary loss on the note in prior taxable years. Any remaining net negative adjustment for a taxable year will be carried forward to offset future interest income in respect of the note, or to reduce the amount realized on a sale, exchange or other taxable disposition of the note. A net negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code.

              If, after the reset effective date, the remaining amounts of principal and interest payable on the notes differ from the payments set forth on the projected payment schedule, negative or positive adjustments reflecting such difference should be taken into account by a U.S. Person as adjustments to interest income in a reasonable manner over the period to which the adjustments relate. U.S. Persons generally will be bound by the comparable yield and projected payment schedule provided by us, unless our determinations are unreasonable, and in the event that a U.S. Person does not use such comparable yield and projected payment schedule to determine interest accruals, the U.S. Person must apply the foregoing rules using its own comparable yield and projected payment schedule. A U.S. Person that uses its own comparable yield and projected payment schedule must disclose this fact and its reason for such use, which disclosure typically would be made on a statement attached to the timely filed U.S. federal income tax return of the U.S. Person for the taxable year that includes the date of acquisition of Equity Units.

    Sale, Exchange or Other Taxable Disposition of Notes

              Upon the sale, exchange, or other taxable disposition of a note (including in connection with a remarketing of the note or a redemption), a U.S. Person will recognize gain or loss in an amount equal to the difference between the amount realized in the sale, exchange or other taxable disposition and the U.S. Person's adjusted tax basis in the note. As explained above, a net negative adjustment may be carried forward and can reduce the amount realized upon sale, exchange or other taxable disposition of a note in certain circumstances. A U.S. Person's adjusted tax basis in a note will equal the portion of the purchase price of the Corporate Units allocated to the ownership interest in the notes, increased by the amount of any interest (including original issue discount) included in gross income by such U.S. Person with respect to the note and decreased by any projected payments received with respect to the note (without regard to the actual amounts received).

              Gain recognized on the sale, exchange or other taxable disposition of a note before the remarketing, pursuant to the remarketing, or at any time prior to the date that is six months after the reset effective date (unless, in the case of a disposition on or after the reset effective date, no further payments are due on the notes during the remainder of the six month period following the reset effective date) will be treated as ordinary interest income. Loss realized on the sale, exchange or other taxable disposition of a note before the remarketing, pursuant to the remarketing, or at any time prior to the date that is six months after the reset effective date (unless no further payments are due on the notes during the remainder of the six month period following the reset effective date) will be treated as ordinary loss to the extent of a U.S. Person's prior net income inclusions on the note. Any loss in excess of the U.S. Person's prior net income inclusions will be treated as capital loss.

              In general, gain recognized on the sale, exchange or other taxable disposition of a note on or after the date that is six months after the reset effective date (or, if no further payments are due on the notes during the remainder of the six month period following the reset effective date, gain recognized on or after the reset effective date) will be ordinary interest income to the extent of the excess, if any, of the total remaining principal and interest payments due on the note over the total remaining payments set forth on the projected payment schedule for the note. Any gain recognized in excess of such amount, and any loss recognized on such a sale, exchange or other taxable disposition of a note under such circumstances, generally will be treated as capital gain or loss. Certain non-corporate U.S. Persons, including individuals, are eligible for reduced rates of U.S. federal income taxation in respect of long-term capital gain, which rates currently are scheduled to increase on January 1, 2011. The deductibility of capital losses is subject to limitations under the Code.

              If a U.S. Person does not participate in the remarketing, any reset of the interest rate and/or change to the maturity date of the notes in connection with the remarketing should not cause the U.S. Person to be treated as having sold, exchanged or otherwise disposed of the notes.

Purchase Contracts

    Acquisition of Common Shares under a Purchase Contract

              A U.S. Person generally will not recognize gain or loss on the purchase of our common shares under a purchase contract, except with respect to any cash paid to a U.S. Person in lieu of a fractional share (which should be treated as paid in exchange for such fractional share). A U.S. Person's aggregate initial tax basis in the common shares received under a purchase contract generally should equal the purchase price paid for such common shares, plus the properly allocable portion of such U.S. Person's adjusted tax basis in the purchase contract (see "—"Allocation of the Purchase Price"), less the portion of such purchase price allocable to any fractional share. The holding period for our common shares received under a purchase contract will commence on the day following the acquisition of such common shares.

    Early Settlement of a Purchase Contract

              A U.S. Person will not recognize gain or loss on the receipt of the U.S. Person's ownership interest in the notes, Treasury securities or Treasury portfolio, as the case may be, upon early settlement of a purchase contract, and such holder's tax basis in, and holding period for, the ownership interest in notes, Treasury securities or Treasury portfolio, as the case may be, will not be affected by the early settlement.

    Termination of a Purchase Contract

              If a purchase contract terminates, a U.S. Person will recognize a loss equal to such U.S. Person's adjusted tax basis in the purchase contract at the time of the termination. In general, the loss will be capital loss and will be long-term capital loss if the U.S. Person held such purchase contract for more than one year at the time of such termination. The deductibility of capital losses is subject to limitations under the Code. In addition, in the event that the purchase contract agent sells any part of a U.S. Person's interest in a Treasury security or applicable ownership interest in the Treasury portfolio in connection with a termination, such U.S. Person generally will recognize gain or loss equal to the difference between the amount received for the portion of such securities sold and such holder's adjusted tax basis in that portion. See "—Sale, Exchange or Other Taxable Disposition of Equity Units" above for a discussion regarding the character of any such gain or loss. A U.S. Person will not recognize gain or loss on the receipt of such U.S. Person's ownership interest in the notes, Treasury securities or Treasury portfolio, as the case may be, upon termination of the purchase contract, and such U.S. Person will have the same adjusted tax basis and holding period in the notes, Treasury securities or Treasury portfolio as before such termination.

    Adjustment to the Settlement Rate

              A U.S. Person might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted (or fails to be adjusted) and as a result of the adjustment (or failure to adjust) such U.S. Person's proportionate interest in our assets or earnings and profits is increased and

(2) the adjustment (or failure to adjust) is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a U.S. Person for certain taxable distributions with respect to our common shares. Thus, under certain circumstances, an adjustment to the settlement rate (or a failure to adjust the settlement rate) might give rise to a taxable dividend to a U.S. Person even though such U.S. Person would not receive any cash.

Common Shares Acquired under a Purchase Contract

    Taxation of Distributions

              Subject to the discussions below relating to the potential application of the CFC, RPII and PFIC rules, cash distributions, if any, made with respect to our shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Assured Guaranty (as computed using U.S. tax principles). Under current legislation, certain dividends paid to individual and certain other non-corporate shareholders before 2011 are eligible for reduced rates of tax. Dividends paid by Assured Guaranty to corporate shareholders will not be eligible for the dividends received deduction. To the extent such distributions exceed Assured Guaranty's earnings and profits, they will be treated first as a return of the shareholder's basis in the common shares to the extent thereof, and then as gain from the sale of a capital asset.

              We believe dividends paid by us on our common shares that are traded on the New York Stock Exchange before 2011 to non-corporate holders will be eligible for reduced rates of tax up to a maximum of 15% as "qualified dividend income," provided that we are not a PFIC and certain other requirements, including stock holding period requirements, are satisfied. Qualified dividend income is currently subject to tax at capital gain rates. However, note that legislation has periodically been introduced in the U.S. Congress intending to limit the availability of this preferential dividend tax rate where dividends are paid by corporations resident in foreign jurisdictions deemed to be "tax-haven" jurisdictions for this purpose.

    Classification of Assured Guaranty or Its Foreign Subsidiaries as a Controlled Foreign Corporation

              A "10% U.S. Shareholder" is a U.S. Person (including a partnership organized under the laws of the United States) who owns (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of Section 958(b) of the Code (i.e., "constructively"), including, for example, by reason of owning a purchase contract) at least 10% of the total combined voting power of all classes of stock entitled to vote of a foreign corporation. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or constructively) more than 50% of the total combined voting power of all classes of stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation on any day during the taxable year of such corporation. A foreign corporation such as AGRO that has elected to be characterized as a U.S. domestic entity for all U.S. federal income tax purposes will not be classified as a CFC. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation.

              Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the foreign corporation, directly or indirectly through foreign entities, on the last day of the foreign corporation's taxable year on which it is CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. "Subpart F income" of a foreign insurance corporation typically includes foreign personal holding company income (such as interest, dividends and other types of passive income), as well as insurance and reinsurance income (including underwriting and investment income).

              We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Assured Guaranty Share Capital" in the accompanying prospectus) and other factors, no U.S. Person who owns shares of Assured Guaranty directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively), 10% or more of the total voting power of all classes of shares of Assured Guaranty or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. In addition, because Assured Guaranty (UK) Ltd. is wholly owned by AGC, Assured Guaranty (UK) Ltd. is characterized as a CFC and AGC is characterized as a 10% US Shareholder of Assured Guaranty (UK) Ltd., as such AGC includes in its U.S. federal gross income the subpart F income of Assured Guaranty (UK) Ltd.

    The RPII CFC Provisions

              The following discussion generally is applicable only if the RPII of AG Re or other foreign insurance company subsidiaries that have not made an election under section 953(d) of the Code to be treated as a U.S. corporation for all U.S. federal tax purposes and are not wholly-owned by a U.S. corporation that is a direct or indirect subsidiary of Assured Guaranty (collectively, the "Insurance Subsidiaries") determined on a gross basis, is 20% or more of that Insurance Subsidiary's gross insurance income (the "20% Threshold") for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any taxable year in which each such Insurance Subsidiary's gross RPII falls below the 20% Threshold or the 20% Ownership Exception is met. Although we cannot be certain, Assured Guaranty believes that each Insurance Subsidiary was in prior years of operations and will either be for the foreseeable future below the 20% Threshold or meet the 20% Ownership Exception for each tax year.

              RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of each Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of Assured Guaranty's shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. Each Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of Assured Guaranty by vote or value.

            RPII Exceptions

              The special RPII rules do not apply if (i) at all times during the taxable year less than 20% of the voting power and less than 20% of the value of the shares of Assured Guaranty is owned (directly or indirectly) by persons (directly or indirectly) insured under any policy of insurance or reinsurance issued by an Insurance Subsidiary or related persons to any such persons (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of an Insurance Subsidiary's gross insurance income for the taxable year (the "20% Gross Income Exception"), (iii) an Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) an Insurance Subsidiary elects to be treated as a U.S. corporation and waive all treaty benefits and meet certain other requirements. The Insurance Subsidiaries do not intend to make either of these elections. Where none of these exceptions applies, each U.S. Person owning or treated as owning any shares in Assured Guaranty (and therefore, indirectly, in the Insurance Subsidiaries) on the last day of Assured Guaranty's taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII for the portion of the taxable year during which an Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of an Insurance Subsidiary's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. Each Insurance Subsidiary intend to operate in a manner that is intended to ensure that it qualifies for either the 20% Gross Income Exception or 20% Ownership Exception. Although we believe that the gross RPII of each Insurance Subsidiary has not in the past equaled or exceeded 20% of its gross insurance income, and do not expect it to do so in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

            Computation of RPII

              For any year in which an Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception, Assured Guaranty may also seek information from its shareholders as to whether beneficial owners of shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Assured Guaranty is unable to determine whether a beneficial owner of shares is a U.S. Person, Assured Guaranty may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses. If an Insurance Subsidiary meets the 20% Ownership Exception or the 20% Gross Income Exception, RPII shareholders will not be required to include RPII in their taxable income.

            Apportionment of RPII to U.S. Persons

              Every RPII shareholder who owns shares on the last day of any taxable year of Assured Guaranty in which an Insurance Subsidiary does not meet the 20% Ownership Exception or the 20% Gross Income Exception should expect that for such year it will be required to include in gross income its share of that Insurance Subsidiary's RPII for the portion of the taxable year during which that Insurance Subsidiary was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII shareholder who owns shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of that Insurance Subsidiary's RPII.

            Basis Adjustments

              A RPII shareholder's tax basis in its common shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by Assured Guaranty out of previously taxed RPII income. The RPII shareholder's tax basis in its common shares will be reduced by the amount of such distributions that are excluded from income.

            Uncertainty As to Application of RPII

              The RPII provisions have never been interpreted by the courts or the Treasury Department in final Treasury regulations, and Treasury regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these Treasury regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to Assured Guaranty and the Insurance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investor considering an investment in our common shares should consult his tax advisor as to the effects of these uncertainties.

    Tax-exempt Shareholders

              Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in certain circumstances, see below "—Information Reporting."

    Dispositions of Our Shares

              Subject to the discussions below relating to the potential application of the Code section 1248 and PFIC rules, holders of shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of our common shares in the same manner as on the sale, exchange or other disposition of any other common shares held as capital assets. If the holding period for these common shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals (subject to increase in 2011 without Congressional action) and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

              Code Section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors that no U.S. Person that owned shares (directly or indirectly through foreign entities) of Assured Guaranty should be treated as owning (directly, indirectly through foreign entities or constructively) 10% of more of the total voting power of Assured Guaranty; to the extent this is the case this application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our common shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Assured Guaranty will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form. Code section 1248 in conjunction with the RPII rules also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether the 20% Ownership Exception or 20% Gross Income Exception applies. Existing proposed Treasury regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of our shares because Assured Guaranty will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed Treasury regulations in a contrary manner or that the Treasury Department will not amend the proposed Treasury regulations to provide that these rules would apply to dispositions of our common shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of common shares.

    Passive Foreign Investment Companies

              In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the "75% test") or (ii) 50% or more of its assets produce passive income (the "50% test").

              If Assured Guaranty were characterized as a PFIC during a given year, each U.S. Person holding our shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their common shares, unless such person (i) is a 10% U.S. Shareholder and we are a CFC or (ii) made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that Assured Guaranty would be able to provide its shareholders with the information necessary for a U.S. Person to make a qualified electing fund election. In addition, if Assured Guaranty were considered a PFIC, upon the death of any U.S. individual owning common shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the common shares that might otherwise be available under U.S. federal income tax laws. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to common shares during the three preceding taxable years (or shorter period during which the taxpayer held common shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the common shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the common shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by Assured Guaranty to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for reduced rates of tax as qualified dividend income with respect to dividends paid before 2011.

              For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business... is not treated as passive income." The insurance income exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income..." and as if it "held its proportionate share of the assets..." of any other corporation in which it owns at least 25% of the value of the shares.

              We expect, for purposes of the PFIC rules, that each of our U.S. and foreign insurance subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of our insurance subsidiaries should be treated as passive. Additionally, we expect that in each year of operations the passive income and assets of our non-insurance subsidiaries will not exceed the 75% test or 50% test amounts in each year of operations with respect to the overall income and assets of Assured Guaranty and its subsidiaries. Under the look-through rule Assured Guaranty should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that Assured Guaranty was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no Treasury regulations regarding the application of the PFIC provisions to an insurance company and new Treasury regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not successfully challenge this position. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

    Foreign Tax Credit

              If U.S. Persons own a majority of our common shares, it is possible that only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of common shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. It is uncertain that Assured Guaranty will be able to provide shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "general" income. Due to limitations on the use of foreign tax credits, it may not be possible for shareholders to utilize all of the excess foreign tax credits to reduce U.S. tax on income from Assured Guaranty.

    Proposed U.S. Tax Legislation and Change in U.S. Tax Law

              Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. For example, legislation has been introduced in Congress to limit the deductibility of reinsurance premiums paid by U.S. companies to foreign affiliates. It is possible that this or similar legislation could be introduced in and enacted by the current Congress or future Congresses that could have an adverse impact on us or our shareholders.

              Additionally, the tax laws and interpretations regarding whether a company is engaged in a U.S. trade or business or whether a company is a CFC or a PFIC or has RPII are subject to change, possibly on a retroactive basis. There are currently no Treasury regulations regarding the application of the PFIC rules to an insurance company. Additionally, the Treasury regulations regarding RPII are still in proposed form. New Treasury regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such Treasury regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

The Treasury Portfolio: Interest Income, Original Issue Discount and Acquisition Discount

              Following a successful remarketing or special event redemption, if the Treasury portfolio contains interest-paying securities that are not Treasury strips, a U.S. Person will be required to recognize ordinary income to the extent of the U.S. Person's pro rata portion of the interest paid with respect to such Treasury securities. In addition, each U.S. Person will be required to treat a pro rata portion of each Treasury strip in the Treasury portfolio as a debt instrument that was originally issued on the date that the collateral agent acquired the relevant Treasury strip, and that has original issue discount equal to the U.S. Person's pro rata portion of the excess, if any, of the amounts payable on such Treasury strip over the U.S. Person's pro rata portion of the purchase price for the Treasury strip. A U.S. Person, whether on the cash or accrual method of accounting, generally will be required to accrue such original issue discount into gross income on a constant yield to maturity basis.

              Notwithstanding the foregoing, in the case of any Treasury security with a maturity of one year or less from the date of its issue ("short-term Treasury security"), an accrual basis U.S. Person generally will accrue into gross income the excess of the amounts payable with respect to such Treasury security over the U.S. Person's tax basis in the short-term Treasury security ("acquisition discount"). The acquisition discount will be accrued on a straight-line basis, unless the accrual basis U.S. Person elects to accrue the acquisition discount on a constant yield to maturity basis. A cash basis U.S. Person generally will recognize the acquisition discount as ordinary income only upon payment on the short-term Treasury securities or a sale, exchange or other taxable disposition of the related Equity Unit. If a U.S. Person obtains the release of its applicable ownership interest in the Treasury portfolio and subsequently disposes of such interest, the U.S. Person will recognize ordinary income on such disposition to the extent of any gain realized on any short-term Treasury security that does not exceed an amount equal to the ratable share of the acquisition discount on such Treasury security not previously included in gross income by the U.S. Person.

              A U.S. Person's initial tax basis in its applicable ownership interest in the Treasury portfolio will equal such U.S. Person's proportionate share of the amount paid by the collateral agent for the Treasury portfolio. Such tax basis will be increased by the amount of original issue discount or acquisition discount included in gross income with respect to the Treasury portfolio, and decreased by the amount of cash received with respect to original issue discount or acquisition discount in the Treasury portfolio.

Treasury Units

    Substitution of Treasury Securities to Create Treasury Units

              A U.S. Person of Corporate Units who delivers Treasury securities to the collateral agent in substitution for notes or the applicable ownership interest in the Treasury portfolio generally will not recognize gain or loss upon the delivery of such Treasury securities or the release of the notes or the applicable ownership interest in the Treasury portfolio to such U.S. Person. Rather, the U.S. Person will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by the U.S. Person with respect to the delivered Treasury securities and the released notes or applicable ownership interests in the Treasury portfolio, as the case may be, and the U.S. Person's tax basis in, and holding period for, the notes, the Treasury securities or the applicable ownership interest in the Treasury portfolio (and the purchase contract) will not be affected by the delivery and release. U.S. Persons should consult their tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the Treasury securities so delivered to the collateral agent.

    Substitution of the Notes or the Applicable Ownership Interests in the Treasury Portfolio to Recreate Corporate Units

              A U.S. Person owning Treasury Units who delivers notes or the applicable ownership interest in the Treasury portfolio to the collateral agent in substitution for pledged Treasury securities generally will not recognize gain or loss upon the delivery of such notes or the applicable ownership interest in the Treasury portfolio or the release of the pledged Treasury securities to such U.S. Person. Rather, the U.S. Person will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by the U.S. Person with respect to the released Treasury securities and the delivered notes or applicable ownership interest in the Treasury portfolio. The U.S. Person's adjusted tax basis in the Treasury securities, and the notes or applicable ownership interest in the Treasury portfolio (and the purchase contract) will not be affected by the delivery and release.

General Information Reporting and Backup Withholding

              Under certain circumstances, U.S. Persons owning shares (directly, indirectly or constructively) in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation and who owned the stock on the last day of that year; and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which we determine that the 20% Gross Income Exception and the 20% Ownership Exception do not apply, we will provide to all U.S. Persons registered as shareholders of our common shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

              Unless a holder of an Equity Unit is an exempt recipient, such as a corporation, information reporting may apply to payments under the Equity Units, ownership interests in the notes, purchase contracts, applicable ownership interests in the Treasury portfolio, Treasury securities or common shares, the proceeds received with respect to a fractional share upon the settlement of a purchase contract, and the proceeds received from the sale of the Equity Units, ownership interests in the notes, purchase contracts, applicable ownership interests in the Treasury portfolio, Treasury securities or common shares. In addition, such payments and proceeds may be subject to U.S. federal backup withholding at the applicable rate if such holder fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. The amount of any backup withholding from a payment to such a holder will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Taxation of Non-U.S. Persons Owning Equity Units, Notes, Treasury Securities, Applicable Ownership Interests in the Treasury Portfolio or Common Shares.

              A non-U.S. Person owning Equity Units, notes, treasury securities, applicable ownership interests in treasury portfolios, or common shares generally will not be subject to any U.S. federal income or withholding taxes with respect to any gain derived from the sale, exchange, or other disposition of, or any distributions received in respect of such items, unless (i) such gain or distributions are effectively connected with the conduct by the non-U.S. Person of a trade or business within the United States (and, if a tax treaty applies, is attributable to a permanent establishment in the United States), or (ii) in the case of gain, the non-U.S. Person is an individual who is physically present in the United States for 183 days or more in the relevant taxable year (or certain other conditions are met). Non-U.S. Persons may be subject to backup withholding under certain circumstances (see "—General Information and Backup Withholding").

Bermuda Tax Consequences

    Taxation of Securityholders

              Currently, there is no Bermuda withholding tax on interest and dividends, if any, paid by Assured Guaranty.

    Taxation of Assured Guaranty and its Bermuda Subsidiaries

              For information regarding Bermuda Taxation of Assured Guaranty and its Bermuda Subsidiaries, see "Business—Tax Matters—Taxation of Assured Guaranty and Subsidiaries—Bermuda" in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference.

UNDERWRITING

              Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as a sole book-running manager of the offering and as representative of the several underwriters named below.

              Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of Equity Units set forth opposite the underwriter's name.

Underwriter	Number of Equity Units
Merrill Lynch, Pierce, Fenner & Smith Incorporated	2,250,000
Citigroup Global Markets Inc.	750,000

Total	3,000,000

              The underwriting agreement provides that the obligations of the underwriters to purchase the Equity Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Equity Units if they purchase any of the Equity Units.

              Concurrently with this offering, we are offering 38,500,000 common shares (or 44,275,000 common shares if the underwriters for that offering exercise their overallotment option in full) pursuant to a separate prospectus supplement and accompanying prospectus. This Equity Units offering is not contingent upon the common shares offering, and the common shares offering is not contingent upon this Equity Units offering.

              The underwriters propose to offer some of the Equity Units directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Equity Units to dealers at the public offering price less a concession not to exceed $.90 per Equity Unit. After the initial offering of the Equity Units to the public, the representative may change the public offering price and concessions.

Option to Purchase Additional Equity Units

              We have granted to the underwriters an option, exercisable for 13 days from the initial date of issuance of the Corporate Units, to purchase up to an aggregate 450,000 additional Equity Units at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a stated amount of additional Equity Units approximately proportionate to that underwriter's initial purchase commitment.

Discounts and Commissions

              The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional Equity Units.

	Paid by Assured Guaranty
	No Exercise	Full Exercise
Per Equity Unit	$1.50	$1.50
Total	$4,500,000	$5,175,000

              We estimate that our total expenses for this offering, net of underwriting discounts and commissions, will be approximately $500,000.

Stabilization

              In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell Equity Units in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Equity Units in excess of the number of Equity Units to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of Equity Units made in an amount up to the number represented by the underwriters' overallotment option. In determining the source of Equity Units to close out the covered syndicate short position, the underwriters will consider, among other things, the price of Equity Units available for purchase in the open market as compared to the price at which they may purchase Equity Units through the overallotment option. Transactions to close out the covered syndicate short involve either purchases of the Equity Units in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make "naked" short sales of Equity Units in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Equity Units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Equity Units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of Equity Units in the open market while the offering is in progress.

              The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Merrill Lynch, Pierce, Fenner & Smith Incorporated, in covering syndicate short positions or making stabilizing purchases, repurchases Equity Units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

              Any of these activities may have the effect of preventing or retarding a decline in the market price of the Equity Units. They may also cause the price of the Equity Units to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Lock-Up Agreements

              We, WLR Fund IV and certain of its affiliated funds and our directors and executive officers have entered into lock-up agreements with the underwriters. Under these agreements, subject to exceptions, including those necessary to complete the acquisition of FSAH, we may not issue any new common shares, and those holders of common shares and options may not, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common shares or securities convertible into or exchangeable for common shares, or publicly announce the intention to do any of the foregoing, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, for a period of 90 days from the date of this prospectus supplement. This consent may be given at any time without public notice. In addition, during this 90-day period, we have also agreed not to file any registration statement for any common shares or any securities convertible into or exercisable or exchangeable for common shares without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and, except as required pursuant to any outstanding registration rights agreements, including under the investment agreement with WLR Fund IV and under the Purchase Agreement with Dexia Holdings.

              In addition, ACE Bermuda Insurance Ltd., which owns approximately 21.2% of our outstanding common shares, has entered into a similar lock-up agreement, except that the lock-up period is 45 days and ACE Bermuda Insurance Ltd. may sell, offer to sell or contract to sell at least a majority of the common shares of the Company owned by it to a single purchaser during such 45-day period, so long as the purchaser agrees to be bound by a substantially similar lock-up agreement for the remainder of such 45-day period. In addition, ACE Insurance Bermuda Ltd. has agreed that, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, it will not, during such 45-day period, make any demand for or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares. This consent may be given at any time without public notice.

Indemnification

              We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Conflicts/Affiliates

              The underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which services they have received, and may in the future receive, customary fees. Affiliates of several of the underwriters are lenders on some of our credit facilities. The underwriters and their affiliates may also be counterparties with us and our affiliates in various transactions. Banc of America Securities LLC, an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, is serving as our financial advisor in connection with Acquisition. We have agreed to pay Banc of America Securities LLC an aggregate fee of up to $9.0 million for these advisory services, a significant portion of which is contingent upon the completion of the Acquisition.

Electronic Format

              A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate Equity Units to underwriters for sale to their online brokerage account holders. The representative will allocate Equity Units to underwriters that may make Internet distributions on the same basis as other allocations. In addition, Equity Units may be sold by the underwriters to securities dealers who resell Equity Units to online brokerage account holders.

Selling Restrictions

              In relation to each Member State of the European Economic Area ("EEA") which has implemented the Prospectus Directive (each, a "Relevant Member State"), an offer to the public of the securities that are subject of the offering contemplated in this prospectus supplement may not be made in that Relevant Member State, once a prospectus in relation to such securities has been approved by the competent authority in such Relevant Member State and published in accordance with the Prospectus Directive as implemented in that Relevant Member State, except that an offer to the public in that Relevant Member State of the securities offered hereby may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

    (a)
    to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    (b)
    to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

    (c)
    by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

    (d)
    in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall result in a requirement for the publication by Assured Guaranty or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

              Any person making or intending to make any offer within the EEA of the securities which are the subject of the offering contemplated in this prospectus supplement should only do so in circumstances in which no obligation arises for Assured Guaranty or any of the underwriters to produce a prospectus for such offer. Neither Assured Guaranty nor the underwriters have authorized, nor do they authorize, the making of any offer of the securities offered hereby through any financial intermediary, other than offers made by the Underwriters which constitute the final offering of the securities contemplated in this prospectus supplement.

              For the purposes of this provision, the expression an "offer of securities to the public" in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase the securities, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

              Each person in a Relevant Member State who receives any communication in respect of, or who acquires any securities which are the subject of the offering contemplated by this prospectus supplement under, the offers contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and Assured Guaranty that:

    (a)
    it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

    (b)
    in the case of the securities acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the securities acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale; or (ii) where the securities have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those securities to it is not treated under the Prospectus Directive as having been made to such persons.

              This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus supplement do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The securities will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange.

              The securities offered hereby are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the securities with the intention to distribute them to the public. The investors will be individually approached by Assured Guaranty from time to time.

              This document as well as any other material relating to the securities offered hereby is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of Assured Guaranty. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

              This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The securities which are the subject of the offering contemplated by this prospectus supplement may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial adviser.

LEGAL MATTERS

              Certain legal matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters as to U.S. law will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by Dewey & LeBoeuf LLP, New York, New York. Dewey & LeBoeuf LLP from time to time has represented us and our affiliates on various matters and may in the future continue to do so.

PROSPECTUS

Assured Guaranty Ltd.

Common Shares, Preferred Shares, Depositary Shares, Debt Securities,
Warrants to Purchase Common Shares,
Warrants to Purchase Preferred Shares,
Warrants to Purchase Debt Securities, Stock Purchase Contracts and
Stock Purchase Units

 Assured Guaranty US Holdings Inc.

Debt Securities
Fully and Unconditionally Guaranteed by

Assured Guaranty Ltd.

        Assured Guaranty or Assured Guaranty US Holdings will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

        Assured Guaranty's common shares are traded on the New York Stock Exchange under the symbol "AGO."

        None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 16, 2009.

        You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. None of the registrants has authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in states where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have obtained consent from the Bermuda Monetary Authority for the issue and transfer of shares to and between persons regarded as non-resident in Bermuda for exchange control purposes and for the issue and transfer of options, warrants, depositary receipts, rights, loan notes and other securities, subject to the condition that our shares are listed on an appointed stock exchange, which includes the New York Stock Exchange, Inc. Issues and transfers of shares to any person regarded as resident in Bermuda for exchange control purposes may require specific prior approval from the Bermuda Monetary Authority. The Bermuda Monetary Authority accepts no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

        Any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent, or 50 percent of the common shares must notify the Bermuda Monetary Authority in writing within 45 days of becoming such a holder or 30 days from the date they have knowledge of having such a holding, whichever is later. The Bermuda Monetary Authority may, by written notice, object to such a person if it appears to the Bermuda Monetary Authority that the person is not fit and proper to be such a holder. The Bermuda Monetary Authority may require the holder to reduce their holding of common shares in the Company and direct, among other things, that voting rights attaching to the common shares shall not be exercisable. A person that does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

        For so long as we have as a subsidiary an insurer registered under the Insurance Act 1978 (as amended) of Bermuda, the Bermuda Monetary Authority may at any time, by written notice, object to a person holding 10 percent or more of the Company's common shares if it appears to the Bermuda Monetary Authority that the person is not or is no longer fit and proper to be such a holder. In such a case, the Bermuda Monetary Authority may require the shareholder to reduce its holding of common shares in the Company and direct, among other things, that such shareholder's voting rights attaching to the common shares shall not be exercisable. A person who does not comply with such a notice or direction from the Bermuda Monetary Authority will be guilty of an offence.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the FSA UK of its intention to do so. The Financial Services Authority ("FSA UK") then has three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA UK must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the FSA UK.

        In this prospectus, references to "dollars" and "$" are to United States currency, and the terms "United States" and "U.S." mean the United States of America, its states, its territories, its possessions and all areas subject to its jurisdiction.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that Assured Guaranty and Assured Guaranty US Holdings filed with the Securities and Exchange Commission utilizing a "shelf" registration process, relating to the common shares, preferred shares, depositary shares, debt securities, debt securities guarantee, warrants, stock purchase contracts and stock purchase units described in this prospectus. Under this shelf process, any or all of Assured Guaranty and Assured Guaranty US Holdings may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities Assured Guaranty or Assured Guaranty US Holdings may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding Assured Guaranty and Assured Guaranty US Holdings and the offered securities, please refer to the registration statement. Each time Assured Guaranty or Assured Guaranty US Holdings sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents we incorporate by reference, contains "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us specifically and the insurance and reinsurance industries in general. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "may," "will," "continue," "further," "seek," and similar words or statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

  •
  downgrades of the financial strength ratings assigned by the major rating agencies to any of our insurance subsidiaries at any time, which has occurred in the past;

  •
  our inability to execute our business strategy;

  •
  reduction in the amount of reinsurance ceded by one or more of our principal ceding companies;

  •
  contract cancellations;

  •
  developments in the world's financial and capital markets that adversely affect our loss experience, the demand for our products, our unrealized (losses) gains on derivative financial instruments or our investment returns;

  •
  impact of market volatility on the marking to market on our contracts written in CDS form;

  •
  more severe or frequent losses associated with our insurance or reinsurance products;

  •
  changes in regulation or tax laws applicable to us, our subsidiaries or customers;

  •
  governmental actions;

  •
  natural catastrophes;

  •
  dependence on customers;

  •
  decreased demand for our insurance or reinsurance products or increased competition in our markets;

  •
  loss of key personnel;

  •
  technological developments;

  •
  the effects of mergers, acquisitions and divestitures;

  •
  changes in accounting policies or practices;

  •
  changes in general economic conditions, including interest rates and other factors;

  •
  other risks and uncertainties that have not been identified at this time; and

  •
  management's response to these factors.

        The foregoing review of important factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in our periodic reports filed with the SEC. We undertake no obligation to update publicly or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus or in the documents incorporated by reference reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity.

        For these statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934.

ASSURED GUARANTY LTD.

        Assured Guaranty Ltd. (together with its subsidiaries, hereafter "Assured Guaranty," "we," "us," "our" or the "Company") is a Bermuda-based holding company providing, through its operating subsidiaries, credit enhancement products to the public finance, structured finance and mortgage markets. Credit enhancement products are financial guarantees or other types of support, including credit derivatives, which improve the credit of underlying debt obligations. We apply our credit expertise, risk management skills and capital markets experience to develop insurance, reinsurance and derivative products that meet the credit enhancement needs of our customers. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. A derivative is a financial instrument whose characteristics and value depend upon the characteristics and value of an underlying security or commodity. We market our products directly and through financial institutions, serving the U.S. and international markets.

        Our principal operating subsidiaries are Assured Guaranty Corp. ("AGC") and Assured Guaranty Re Ltd. ("AG Re"). AGC, a Maryland-domiciled insurance company, was organized in 1985 and commenced operations in January 1988. AGC provides insurance and reinsurance of investment grade financial guaranty exposures, including municipal and non-municipal reinsurance, and credit default swap transactions.

        AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3-B Insurer and a Long-Term Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re writes business as a direct reinsurer of third-party primary insurers and as a reinsurer/retrocessionaire of certain affiliated companies and may provide portfolio credit default swaps, where the counterparty is usually an investment bank.

 ASSURED GUARANTY US HOLDINGS INC.

        Assured Guaranty US Holdings Inc. was formed as a holding company to hold the shares of AGC and AG Financial Products Inc. It is a wholly owned subsidiary of Assured Guaranty and was formed under the laws of the State of Delaware in February 2004. Its principal executive offices are at 1325 Avenue of the Americas, New York, New York, and its telephone number is (212) 974-0100.

USE OF PROCEEDS

        Unless otherwise disclosed in the applicable prospectus supplement, Assured Guaranty and Assured Guaranty US Holdings intend to use the net proceeds from the sale of the offered securities for general corporate purposes, which may include repayment of indebtedness, expansion of our net underwriting capacity and acquisitions.

RATIO OF EARNINGS TO FIXED CHARGES OF ASSURED GUARANTY

        For purposes of computing the following ratios, earnings consist of net income (loss) before income tax expense, excluding interest costs capitalized, plus fixed charges to the extent that these charges are included in the determination of earnings. Fixed charges consist of interest costs, including interest costs capitalized, plus one-third of minimum rental payments under operating leases, which are estimated by management to be the interest factor of these rentals. Because the Company paid no preferred share dividends during any of the periods presented, the ratio of earnings to combined fixed charges and preferred share dividends is identical to the ratio of earnings to fixed charges for each of the periods presented.

	Three Months Ended March 31, 2009		Fiscal year Ended December 31,
			2008		2007		2006		2005		2004
Ratio of Earnings to Fixed Charges	16.17	x	5.46	x		(a)	13.84	x	16.83	x	20.85	x

(a)
Due to the Company's loss in the fiscal year ended December 31, 2007, the Company's fixed charges exceeded earnings by $463.0 million.

GENERAL DESCRIPTION OF THE OFFERED SECURITIES

        Assured Guaranty may, from time to time, offer under this prospectus, separately or together:

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  common shares,

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  preferred shares, which may be represented by depositary shares as described below,

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  unsecured senior or subordinated debt securities,

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  warrants to purchase common shares,

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  warrants to purchase preferred shares,

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  warrants to purchase debt securities,

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  stock purchase contracts to purchase common shares, and

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  stock purchase units, each representing ownership of a stock purchase contract and, as security for the holder's obligation to purchase common shares under the stock purchase contract, any of: debt securities of Assured Guaranty; debt securities of Assured Guaranty US Holdings, fully and unconditionally guaranteed by Assured Guaranty; or debt obligations of third parties, including U.S. Treasury securities.

        Assured Guaranty US Holdings may, from time to time, offer unsecured senior or subordinated debt securities, which will be fully and unconditionally guaranteed by Assured Guaranty.

 DESCRIPTION OF ASSURED GUARANTY SHARE CAPITAL

        The following summary of our share capital is qualified in its entirety by the provisions of Bermuda law, our memorandum of association and Bye-Laws, copies of which are incorporated by reference to the registration statement of which this prospectus is a part. In this section, the "Company," "we," "us" and "our" refer to Assured Guaranty Ltd. and not to any of its subsidiaries.

General

        We have an authorized share capital of $5,000,000 divided into 500,000,000 shares, par value U.S. $0.01 per share, of which 90,990,867 common shares were issued and outstanding as of May 1, 2009. As of May 1, 2009, our subsidiary, Assured Guaranty US Holdings, owned 5,354,116 of our common shares. Except as described below, our common shares have no preemptive rights or other rights to subscribe for additional common shares, no rights of redemption, conversion or exchange and no sinking fund rights. In the event of liquidation, dissolution or winding-up, the holders of our common shares are entitled to share equally, in proportion to the number of common shares held by such holder, in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. Under certain circumstances, we have the right to purchase all or a portion of the shares held by a shareholder. See "—Acquisition of Common Shares by Us" below. All of the common and preferred shares being sold in this offering are fully paid and non-assessable. Holders of our common shares are entitled to receive such dividends as lawfully may be declared from time to time by our board of directors.

Voting Rights and Adjustments

        In general, and except as provided below, shareholders have one vote for each common share held by them and are entitled to vote with respect to their fully paid shares at all meetings of shareholders. However, if, and so long as, the common shares (and other of our shares) of a shareholder are treated as "controlled shares" (as determined pursuant to section 958 of the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code) of any "United States person" as defined in the Code (a "U.S. Person") and such controlled shares constitute 9.5% or more of the votes conferred by our issued and outstanding shares, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5% of the voting power of all issued and outstanding shares, under a formula specified in our Bye-laws. The formula is applied repeatedly until there is no U.S. Person whose controlled shares constitute 9.5% or more of the voting power of all issued and outstanding shares and who generally would be required to recognize income with respect to us under the Code if we were a controlled foreign corporation as defined in the Code and if the ownership threshold under the Code were 9.5% (as defined in our Bye-Laws as a "9.5% U.S. Shareholder"). In addition, our board of directors may determine that shares held carry different voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid adverse tax, legal or regulatory consequences to the Company or any of its subsidiaries or any direct or indirect holder of shares or its affiliates. "Controlled shares" includes, among other things, all shares of Assured Guaranty that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). The foregoing provision does not apply to ACE Limited, which holds approximately 21% of our common shares as of August 1, 2008 because it is not a U.S. Person. Further, these provisions do not apply in the event one shareholder owns greater than 75% of the voting power of all issued and outstanding shares.

        Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our Bye-laws provide that we will use our best efforts to notify shareholders of their voting interests prior to any vote to be taken by them.

        Our board of directors is authorized to require any shareholder to provide information for purposes of determining whether any holder's voting rights are to be adjusted, which may be information on beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts our board of directors may deem relevant. If any holder fails to respond to this request or submits incomplete or inaccurate information, our board of directors may eliminate the shareholder's voting rights. All information provided by the shareholder will be treated by us as confidential information and shall be used by us solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists and applying the adjustments to voting power (except as otherwise required by applicable law or regulation).

Restrictions on Transfer of Common Shares

        Each transfer must comply with current Bermuda Monetary Authority permission or have specific permission from the Bermuda Monetary Authority. Our board of directors may decline to register a transfer of any common shares under certain circumstances, including if they have reason to believe that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders or indirect holders of shares or its Affiliates may occur as a result of such transfer (other than such as our board of directors considers de minimis). Transfers must be by instrument unless otherwise permitted by the Companies Act 1981 of Bermuda, which we refer to in this prospectus as the Companies Act.

        The restrictions on transfer and voting restrictions described above may have the effect of delaying, deferring or preventing a change in control of Assured Guaranty.

        Before a person can acquire control of a U.S.-domiciled insurance company, prior written approval must be obtained from the insurance commissioner of the states where the insurer is domiciled or deemed commercially domiciled. Generally, state statutes provide that control over an insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, 10% or more of the voting securities of the insurer. Because a person acquiring 10% or more of our common shares would indirectly control the same percentage of the stock of our U.S. insurance company subsidiaries, the insurance change of control laws of Maryland and New York would likely apply to such a transaction. Prior to granting approval of an application to acquire control of an insurer, the state insurance commissioner will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's Board of Directors and executive officers, the acquirer's plans for the management of the applicant's Board of Directors and executive officers, the acquirer's plans for the future operations of the insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.

        The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any UK insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a UK authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. Under FSMA, any person proposing to acquire "control" of a UK authorized insurance company must give prior notification to the FSA UK of its intention to do so. The Financial Services Authority ("FSA UK") then has three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA UK must be satisfied that both the acquirer is a "fit and proper" person to have "control" and that the interests of consumers would not be threatened by such acquisition of "control." "Consumers" in this context includes all persons who may use the services of the authorized insurance company. Failure to make the relevant prior application could result in action being taken by the FSA UK.

Acquisition of Common Shares by Us

        Under our Bye-Laws and subject to Bermuda law, if our board of directors determines that any ownership of our shares may result in adverse tax, legal or regulatory consequences to us, any of our subsidiaries or any of our shareholders or indirect holders of shares or its affiliates (other than such as our board of directors considers de minimis), we have the option, but not the obligation, to require such shareholder to sell to us or to a third party to whom we assign the repurchase right the minimum number of common shares necessary to avoid or cure any such adverse consequences at a price determined in the discretion of the board of directors to represent the shares' fair market value (as defined in our Bye-Laws).

Issuance of Shares

        Subject to our Bye-Laws and Bermuda law, our board of directors has the power to issue any of our unissued shares as it determines, including the issuance of any shares or class of shares with preferred, deferred or other special rights.

Bye-Laws

        In addition to the provisions of the Bye-Laws described above under "—Voting Rights and Adjustments," the following provisions are a summary of some of the other important provisions of our Bye-Laws.

        Our Board of Directors and Corporate Action.    Our Bye-Laws provide that our board of directors shall consist of not less than three and not more than 21 directors, the exact number as determined by the board of directors. Our board of directors consists of 11 persons, and is divided into three classes. Each director generally will serve a three-year term, with termination staggered according to class. Shareholders may only remove a director for cause (as defined in our Bye-Laws) at a general meeting, provided that the notice of any such meeting convened for the purpose of removing a director shall contain a statement of the intention to do so and shall be provided to that director at least two weeks before the meeting. Vacancies on the board of directors can be filled by the board of directors if the vacancy occurs in those events set out in our Bye-Laws as a result of death, disability, disqualification or resignation of a director, or from an increase in the size of the board of directors.

        Generally under our Bye-Laws, the affirmative votes of a majority of the votes cast at any meeting at which a quorum is present is required to authorize a resolution put to vote at a meeting of the board of directors. Corporate action may also be taken by a unanimous written resolution of the board of directors without a meeting. A quorum shall be at least one-half of directors then in office present in person or represented by a duly authorized representative, provided that at least two directors are present in person.

        Shareholder Action.    At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50% of the issued and outstanding shares entitled to vote at the meeting shall constitute a quorum for the transaction of business. In general, anything that may be done by resolution of our shareholders in a general meeting may be taken, without a meeting, by a resolution in writing signed by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any questions proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the Bye-Laws.

        The Bye-Laws contain advance notice requirements for shareholder proposals and nominations for directors, including when proposals and nominations must be received and the information to be included.

        Amendment.    The Bye-Laws may be amended only by a resolution adopted by the board of directors and by resolution of the shareholders.

        Voting of Non-U.S. Subsidiary Shares.    If we are required or entitled to vote at a general meeting of any of AG Re, Assured Guaranty Finance Overseas Re or any other directly held non-U.S. subsidiary of ours, our board of directors shall refer the subject matter of the vote to our shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the non-U.S. subsidiary. Our board of directors in its discretion shall require that substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of any direct or indirect non-U.S. subsidiaries other than Assured Guaranty (UK) Ltd. and Assured Guaranty Re Overseas Ltd.

Anti-Takeover Provisions in our Bye-laws

        Our Bye-Laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging takeover attempts in the future.

        For example, our Bye-Laws contain the following provisions that could have such an effect:

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  election of our directors is staggered, meaning that the members of only one of three classes of our directors are selected each year;

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  shareholders have limited ability to remove directors;

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  if the controlled shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of Assured Guaranty, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%;

  •
  our board of directors may decline to approve or register the transfer of any common shares on our share register if it appears to the board of directors, after taking into account the limitations on voting rights contained in our Bye-Laws, that any adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any shareholder, would result from such transfer (other than such as our board of directors considers to be de minimis); and

  •
  subject to any applicable requirements of or commitments to the New York Stock Exchange, our directors may decline to record the transfer of any common shares on our share register unless the board of directors obtains: (i) a written opinion from counsel supporting the legality of the transaction under U.S. securities laws and (ii) approval from appropriate governmental authority if such approval is required.

Differences in Corporate Law

        You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act applicable to us (including modifications adopted pursuant to our Bye-Laws) which differ in certain respects from provisions of the corporate law of the State of Delaware. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

        Duties of Directors.    Under Bermuda common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company, and to exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

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  a duty to act in good faith in the best interests of the company;

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  a duty not to make a personal profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

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  to act honestly and in good faith, with a view to the best interests of the company; and

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our Bye-Laws, however, provide that we and each of our shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer of us (and others identified in the Bye-Laws) for any act or failure to act in the performance of such director's or officer's duties, provided that this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders.

        The duty of care requires that directors act in an informed and deliberate manner, and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

        Under the "business judgment rule," courts generally do not second guess the business judgment of directors and officers. A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the presumption afforded to directors by the business judgment rule. If the presumption is not rebutted, the business judgment rule attaches to protect the directors from liability for their decisions. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the fairness of the relevant transaction. However, when the board of directors takes defensive actions in response to a threat to corporate control and approves a transaction resulting in a sale of control of the corporation, Delaware courts subject directors' conduct to enhanced scrutiny.

        Interested Directors.    Under Bermuda law and our Bye-Laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be liable to us for any profit realized pursuant to such transaction, provided the nature of the interest is duly disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our Bye-Laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which the director has an interest following a declaration of the interest pursuant to the Companies Act, provided that the director is not disqualified from doing so by the chairman of the meeting. Under Delaware law, such a transaction would not be voidable if

  •
  the material facts with respect to such interested director's relationship or interests are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors,

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  such material facts are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon, or

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  the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

        Dividends.    Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances; for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to declare and pay dividends and other distributions is subject to Bermuda insurance laws and regulatory constraints.

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        Amalgamations, Mergers and Similar Arrangements.    The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. We may, with the approval of our board and, except in the case of amalgamations with and between wholly owned subsidiaries being Bermuda companies, at least 75% of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares.

        Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

        Takeovers.    Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The test is one of fairness to the body of the shareholders and not to individuals and the burden is on the dissentient shareholder to prove unfairness, not merely that the scheme is open to criticism. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

        Certain Transactions with Significant Shareholders.    As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding common stock not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we had opted out of the relevant Delaware statute, as provided for in that statute.

        Shareholders' Suits.    The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our Memorandum of Association or Bye-Laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our Bye-Laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

        Indemnification of Directors and Officers.    Under Bermuda law we may, and under our Bye-Laws we will, indemnify our directors, officers, any other person appointed to a committee of the board of directors and certain other persons identified in the Bye-Laws (and their respective heirs, executors or administrators) against all actions, costs, charges, losses, damages and expenses incurred or sustained by such person by reason of any act done, concurred in or omitted in the execution of his/her duties or supposed duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty on the part of such director, officer or other person. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if

  •
  such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and

  •
  with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Under our Bye-Laws, we and each of our shareholders agree to waive any claim or right of action, other than those involving fraud or dishonesty, against any of our officers or directors or others identified in our Bye-Laws.

        Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our Bye-Laws, minutes of general meetings and audited annual financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders and members of the public without charge. We are required to maintain our share register in Bermuda but, after our shares are listed on the New York Stock Exchange and giving the required notice to the Bermuda Registrar of Companies, we may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers (containing that information required under Bermuda law) which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

        Shareholder Proposals.    Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Our Bye-Laws also include advance-notice provisions regarding shareholder proposals and nominations. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

        Calling of Special Shareholders' Meetings.    Under our Bye-Laws, a special general meeting may be called by our President or by our Chairman or any director and the secretary of the Company or our board of directors. Under Bermuda law, a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid-up voting share capital of the Company as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bylaws to call a special meeting of shareholders.

        Approval of Corporate Matters by Written Consent.    Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders at which all shares entitled to vote thereon were present and voted.

        Amendment of Memorandum of Association.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters a company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

        Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

        Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or otherwise adversely affect the rights or preference of any class of a company's stock, Delaware law provides that the holders of the outstanding shares of such affected class should be entitled to vote as a class upon the proposed amendment, regardless of whether such holders are entitled to vote by the certificate of incorporation. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class of stock.

        Amendment of Bye-Laws.    Consistent with the Companies Act, the Company's Bye-Laws provide that the Bye-Laws may only be rescinded, altered or amended upon approval by a resolution of our board of directors and by a resolution of our shareholders.

        Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

        Staggered Board of Directors.    Under Bermuda law, the Companies Act does not contain statutory provisions specifically mandating staggered board arrangements for a Bermuda exempted company. Such provisions, however, may validly be provided for in the Bye-Laws governing the affairs of such a company. Delaware law permits corporations to have a staggered board of directors.

Listing

        Our common shares are listed on the New York Stock Exchange under the trading symbol "AGO."

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is BNY Mellon Shareowner Services whose principal executive office is located at 101 Barclay Street, New York NY 10286.

DESCRIPTION OF THE DEPOSITARY SHARES

General

        We may offer depositary shares, each representing a specified fraction of a share of a particular series of preferred shares. Depositary receipts evidencing depositary shares will be issued to those persons purchasing the fractional shares of the related preferred shares.

        The shares of any class or series of preferred shares represented by depositary shares will be deposited under a deposit agreement among Assured Guaranty, a depositary selected by Assured Guaranty and the holders of the depositary receipts, whom we refer to in this section as owners. Subject to the terms of the deposit agreement, each owner will be entitled to all the rights and preferences of the preferred shares represented by the depositary share in proportion to the fraction of a preferred share represented by the depositary share, including dividend, voting, redemption and liquidation rights.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other distributions received on the related preferred shares to the owners in proportion to the number of depositary shares owned. In the event of a distribution other than in cash, the depositary will distribute property received by it to the owners, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the owners.

Withdrawal of Shares

        Upon surrender of the depositary receipts, unless the related depositary shares have previously been called for redemption, the owner is entitled to delivery of the number of whole shares of the related preferred shares and any money or other property represented by his depositary shares. Holders of the whole preferred shares will not be entitled to exchange the preferred shares for depositary shares. If the delivered depositary receipts evidence a number of depositary shares in excess of the number of whole preferred shares to be withdrawn, the depositary will deliver to the owner a new depositary receipt evidencing this excess number at the same time. In no event will fractional preferred shares be delivered upon surrender of depositary receipts.

Redemption of Depositary Shares

        Whenever we redeem preferred shares held by the depositary, the depositary will redeem the number of depositary shares representing the related preferred shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per preferred share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary or us.

Voting the Preferred Shares

        Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in the notice to the record owners of the depositary shares. Each record owner on the record date, which will be the same as the record date for the preferred shares, may instruct the depositary how to exercise its voting rights pertaining to the preferred shares represented by the owner's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of the preferred shares represented by these depositary shares in accordance with the instructions, and we will agree to take all action which the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote preferred shares if it does not receive specific instructions from the record owners.

Amendment and Termination of the Deposit Agreement

        Unless otherwise provided in the applicable prospectus supplement, the form of depositary receipt and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the owners will not be effective unless it has been approved by the owners representing at least a majority, or, in the case of amendments affecting rights to receive dividends or distributions or voting or redemption rights, 66 2/3% of the depositary shares then outstanding. We or the depositary may terminate the deposit agreement only:

  •
  if all outstanding depositary shares have been redeemed;

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  if there has been a final distribution on the preferred shares in connection with any liquidation, dissolution or winding up of Assured Guaranty and the distribution has been distributed to the owners; or

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  with the consent of owners representing not less than 66 2/3% of the depositary shares outstanding.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of preferred shares and any redemption of the preferred shares. Owners will pay all other transfer and other taxes and governmental charges and any other charges as are expressly provided in the deposit agreement to be for their accounts.

        The depositary may refuse to transfer a depositary receipt or any withdrawal of preferred shares evidenced by the depositary receipts until all taxes and charges with respect to the receipts or preferred shares are paid by the owners.

Miscellaneous

        The depositary will forward all reports and communications which it receives from us and which we are required to furnish to the holders of the preferred shares.

        Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our and the depositary's obligations will be limited to performance of the duties under the deposit agreement in a manner that does not constitute bad faith, and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary or preferred shares unless satisfactory indemnity is furnished.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering to us notice of its election to resign, and we may at any time remove the depositary. Any resignation or removal of the depositary will take effect upon the appointment of a successor depositary, which successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 or be an affiliate of such bank or trust company.

DESCRIPTION OF THE ASSURED GUARANTY DEBT SECURITIES

        The following description of the Assured Guaranty debt securities sets forth the material terms and provisions of the Assured Guaranty debt securities. The Assured Guaranty senior debt securities will be issued under an indenture, referred to in this prospectus as the Assured Guaranty senior indenture, between us and The Bank of New York, as trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The Assured Guaranty subordinated debt securities will be issued under an indenture, referred to in this prospectus as the Assured Guaranty subordinated indenture, between us and The Bank of New York, as trustee, the form of which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The Assured Guaranty senior indenture and the Assured Guaranty subordinated indenture are sometimes referred to in this prospectus collectively as the Assured Guaranty indentures and each individually as an Assured Guaranty indenture. The specific terms applicable to a particular issuance of Assured Guaranty debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

        The following is a summary of the material terms and provisions of the Assured Guaranty indentures and the Assured Guaranty debt securities. You should refer to the forms of the Assured Guaranty indentures and the Assured Guaranty debt securities for complete information regarding the terms and provisions of the Assured Guaranty indentures and the Assured Guaranty debt securities. The Assured Guaranty indentures are substantially identical, except for the covenants of Assured Guaranty and provisions relating to subordination.

General

        The Assured Guaranty indentures do not limit the aggregate principal amount of Assured Guaranty debt securities which we may issue. We may issue Assured Guaranty debt securities under the Assured Guaranty indentures from time to time in one or more series. The Assured Guaranty indentures do not limit the amount of other indebtedness, or Assured Guaranty debt securities other than secured indebtedness, which we or our subsidiaries may issue.

        Unless otherwise provided in a prospectus supplement, the Assured Guaranty senior debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The Assured Guaranty subordinated debt securities will be our unsecured obligations and will be subordinated in right of payment to the prior payment in full of all of our senior indebtedness, which term includes Assured Guaranty senior debt securities, as described below under "Subordination of Assured Guaranty Subordinated Debt Securities."

        Because we are a holding company, our rights and the rights of our creditors, including you, as a holder of Assured Guaranty debt securities, and shareholders to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that we are a creditor of the subsidiary. The right of our creditors, including you, to participate in the distribution of stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over these subsidiaries.

        Each prospectus supplement will describe the following terms of the offered Assured Guaranty debt securities:

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  the title of the series;

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  any limit on the aggregate principal amount;

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  the principal payment dates;

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  the interest rates, if any, which rate may be zero if the Assured Guaranty debt securities are issued at a discount from the principal amount payable at maturity, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar method;

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  the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

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  the interest payment dates and regular record dates;

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  whether and under what circumstances we will pay additional amounts because of taxes or governmental charges that might be imposed on holders of the Assured Guaranty debt securities and, if so, whether and on what terms we will have the option to redeem the Assured Guaranty debt securities in lieu of paying these additional amounts; whether and on what terms we will have the option to redeem the Assured Guaranty debt securities in lieu of paying additional amounts in respect of Bermuda taxes, fees, duties, assessments or governmental charges that might be imposed on you and the terms of the option;

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  the place or places where the principal of, any premium or interest on or any additional amounts with respect to any Assured Guaranty debt securities will be payable, where any of Assured Guaranty debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and where any Assured Guaranty debt securities may be surrendered for conversion or exchange;

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  whether any of the Assured Guaranty debt securities are to be redeemable at our option and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part;

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  whether we will be obligated to redeem or purchase any of the Assured Guaranty debt securities pursuant to any sinking fund or analogous provision or at your option, and, if so, the dates or prices and the other terms on which the Assured Guaranty debt securities must be redeemed or purchased pursuant to this obligation and any provisions for the remarketing of the Assured Guaranty debt securities so redeemed or purchased;

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  if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any Assured Guaranty debt securities to be issued in registered form will be issuable and, if other than denominations of $5,000, the denominations in which any Assured Guaranty debt securities to be issued in bearer form will be issuable;

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  whether the Assured Guaranty debt securities will be convertible into common shares and/or exchangeable for other securities, whether or not issued by us and, if so, the terms and conditions upon which the Assured Guaranty debt securities will be convertible or exchangeable;

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  if other than the principal amount, the portion of the principal amount, or the method by which the portion will be determined, of the Assured Guaranty debt securities that will be payable upon declaration of acceleration of the maturity of the Assured Guaranty debt securities;

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  if other than United States dollars, the currency of payment in which the principal of, any premium or interest on or any additional amounts on the Assured Guaranty debt securities will be paid;

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  whether the principal of, any premium or interest on or any additional amounts on the Assured Guaranty debt securities will be payable, at our or your election, in a currency other than that in which the Assured Guaranty debt securities are stated to be payable, and the dates and the other terms upon which this election may be made;

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  any index, formula or other method used to determine the amount of principal of, any premium or interest on or any additional amounts on the Assured Guaranty debt securities;

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  whether the Assured Guaranty debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

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  whether the Assured Guaranty debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

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  in the case of Assured Guaranty subordinated debt securities, the relative degree, if any, to which the Assured Guaranty subordinated debt securities will be senior to or be subordinated to other series of Assured Guaranty subordinated debt securities or other indebtedness of Assured Guaranty in right of payment, whether the other series of Assured Guaranty subordinated debt securities or other indebtedness is outstanding or not;

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  any deletions from, modifications of or additions to the events of default or covenants of Assured Guaranty;

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  whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to the Assured Guaranty debt securities;

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  whether any of the Assured Guaranty debt securities are to be issued upon the exercise of warrants and the time, manner and place for the Assured Guaranty debt securities to be authenticated and delivered; and

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  any other terms of the Assured Guaranty debt securities and any other deletions from or modifications or additions to the applicable Assured Guaranty indenture.

        We will have the ability under the Assured Guaranty indentures to "reopen" a previously issued series of Assured Guaranty debt securities and issue additional Assured Guaranty debt securities of that series or establish additional terms of that series. We are also permitted to issue Assured Guaranty debt securities with the same terms as previously issued Assured Guaranty debt securities.

        Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on and additional amounts, if any, on the Assured Guaranty debt securities will initially be payable at the corporate trust office of the trustee or any other office or agency designated by us. Interest on Assured Guaranty debt securities issued in registered form:

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  may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States; and

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  will be payable on any interest payment date to the persons in whose names the Assured Guaranty debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

        We will designate the initial paying agents, which will be named in the applicable prospectus supplement, and may, at any time, designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, we are required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the Assured Guaranty debt securities are payable.

        Unless otherwise set forth in the applicable prospectus supplement, you may present the Assured Guaranty debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by Assured Guaranty or the security registrar, or exchange for other Assured Guaranty debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by us for this purpose, which will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Assured Guaranty is not required to:

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  issue, register the transfer of, or exchange Assured Guaranty debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Assured Guaranty debt securities and ending at the close of business on the day of mailing; or

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  register the transfer of or exchange any Assured Guaranty debt security selected for redemption, in whole or in part, except the unredeemed portion of any Assured Guaranty debt security being redeemed in part.

        Unless otherwise set forth in the applicable prospectus supplement, we will only issue the Assured Guaranty debt securities in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. If the Assured Guaranty debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and U.S. federal income tax considerations applicable to these securities and to payment on and transfer and exchange of these securities, will be described in the applicable prospectus supplement.

        The Assured Guaranty debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. Assured Guaranty debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount.

        U.S. Federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

        If the purchase price, or the principal of, or any premium or interest on, or any additional amounts with respect to, any Assured Guaranty debt securities is payable in, or if any Assured Guaranty debt securities are denominated in, one or more foreign currencies or currency units, the restrictions, elections, U.S. Federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

        Unless otherwise set forth in the applicable prospectus supplement, other than as described below under "—Covenants Applicable to Assured Guaranty Senior Debt Securities—Limitation on Liens on Stock of Designated Subsidiaries," the Assured Guaranty indentures do not limit our ability to incur indebtedness or protect holders of the Assured Guaranty debt securities in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we could in the future enter into transactions that could increase the amount of its outstanding indebtedness or otherwise affect its capital structure or credit rating.

Conversion and Exchange

        The terms, if any, on which Assured Guaranty debt securities are convertible into or exchangeable for, either mandatorily or at our or your option, property or cash, common shares, preferred shares or other securities, whether or not issued by us, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Global Securities

        The Assured Guaranty debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global Assured Guaranty debt security will be shown on, and transfers of the Assured Guaranty debt securities will be effected only through, records maintained by the depositary and its participants as described below.

        The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Payment of Additional Amounts

        We will make all payments on the Assured Guaranty debt securities without withholding of any present or future taxes or governmental charges of Bermuda, referred to as a taxing jurisdiction, unless we are required to do so by applicable law or regulation.

        If we are required to withhold amounts, we will, subject to the limitations described below, pay to you additional amounts so that every net payment made to you, after the withholding, will be the same amount provided for in the Assured Guaranty debt security and the applicable Assured Guaranty indenture.

        We will not be required to pay any additional amounts for:

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  any tax or governmental charge which would not have been imposed but for the fact that you:

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  were a resident of, or engaged in business or maintained a permanent establishment or were physically present in, the taxing jurisdiction or otherwise had some connection with the taxing jurisdiction other than the mere ownership of, or receipt of payment on, the Assured Guaranty debt security;

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  presented the Assured Guaranty debt security for payment in the taxing jurisdiction, unless the Assured Guaranty debt security could not have been presented for payment elsewhere; or

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  presented the Assured Guaranty debt security for payment more than 30 days after the date on which the payment became due unless you would have been entitled to these additional amounts if you had presented the Assured Guaranty debt security for payment within the 30-day period;

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  any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

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  any tax or other governmental charge that is imposed or withheld because of your failure to comply with any reasonable request by us:

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  to provide information concerning your nationality, residence or identity or that of the beneficial owner; or

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  to make any claim or satisfy any information or reporting requirement, which in either case is required by the taxing jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge; or

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  any combination of the above items.

        In addition, we will not pay additional amounts if you are a fiduciary or partnership or other than the sole beneficial owner of the Assured Guaranty debt security if the beneficiary or partner or settlor would not have been entitled to the additional amounts had it been the holder of the Assured Guaranty debt security.

Covenants Applicable to Assured Guaranty Senior Debt Securities

  Limitation on Liens on Stock of Designated Subsidiaries

        Under the Assured Guaranty senior indenture, we will covenant that, so long as any Assured Guaranty senior debt securities are outstanding, we will not, nor will we permit any subsidiary to, create, incur, assume or guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary, unless we concurrently provide that the Assured Guaranty senior debt securities and, if we elect, any other indebtedness that is not subordinate to the Assured Guaranty senior debt securities and with respect to which the governing instruments require, or pursuant to which we are obligated, to provide such security, will be secured equally with this indebtedness for at least the time period this other indebtedness is so secured.

        The term "designated subsidiary" means any present or future consolidated subsidiary, the consolidated net worth of which constitutes at least 5% of our consolidated net worth.

        For purposes of the Assured Guaranty indentures, the term "indebtedness" means, with respect to any person:

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  the principal of and any premium and interest on:

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  indebtedness for money borrowed; and

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  indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

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  all capitalized lease obligations;

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  all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

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  all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations (other than the obligations described above), entered into in the ordinary course of business to the extent these letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by the person of a demand for reimbursement following payment or a letter of credit;

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  all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;

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  all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

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  any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

  Limitations on Disposition of Stock of Designated Subsidiaries

        The Assured Guaranty senior indenture also provides that, so long as any Assured Guaranty senior debt securities are outstanding and except in a transaction otherwise governed by the Assured Guaranty indentures, we will not issue, sell, assign, transfer or otherwise dispose of any shares of securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, we will not permit any designated subsidiary to issue, other than to us, these types of securities, warrants, rights or options, other than director's qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, we would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.

        However, we may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least a fair market value as determined by our board or if required by law or regulation. We may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary, the shares of capital stock of which we own at least 80% or, subject to the provisions described under"—Consolidation, Amalgamation, Merger and Sale of Assets" below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by our board.

Consolidation, Amalgamation, Merger and Sale of Assets

        Each Assured Guaranty indenture provides that we may not:

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  consolidate or amalgamate with or merge into any person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person; or

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  permit any person to consolidate or amalgamate with or merge into us, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to us;

        unless:

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  the person is a corporation organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, Bermuda or any other country that, on March 15, 2002, was a member of the Organization for Economic Cooperation and Development;

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  the surviving entity expressly assumes the payment of all amounts on all of the Assured Guaranty debt securities and the performance of our obligations under the Assured Guaranty indenture and the Assured Guaranty debt securities;

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  the surviving entity provides for conversion or exchange rights in accordance with the provisions of the Assured Guaranty debt securities of any series that are convertible or exchangeable into common shares or other securities; and

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  immediately after giving effect to the transaction and treating any indebtedness which becomes our obligation as a result of the transaction as having been incurred by us at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing.

Events of Default

        Each of the following events will constitute an event of default under each Assured Guaranty indenture:

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  default in the payment of any interest on, or any additional amounts payable with respect to, any Assured Guaranty debt security when the interest or additional amounts become due and payable, and continuance of this default for a period of 30 days;

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  default in the payment of the principal of or any premium on, or any additional amounts payable with respect to, any Assured Guaranty debt security when the principal, premium or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

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  default in the deposit of any sinking fund payment when due;

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  default in the performance, or breach, of any covenant or warranty for the benefit of the holders of the Assured Guaranty debt securities, and the continuance of this default or breach for a period of 60 days after we have received written notice from the holders;

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  if any event of default under a mortgage, indenture or instrument under which we issue, or by which we secure or evidence, any indebtedness, including an event of default under any other series of Assured Guaranty debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after Assured Guaranty has received written notice;

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  we fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

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  our bankruptcy, insolvency or reorganization; and

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  any other event of default, which will be described in the applicable prospectus supplement.

        If an event of default with respect to the Assured Guaranty debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding Assured Guaranty debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the Assured Guaranty debt securities, of all outstanding Assured Guaranty debt securities of the series to be immediately due and payable by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the Assured Guaranty debt securities of the series may rescind and annul the declaration of acceleration. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the Assured Guaranty debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder.

        In connection with the issuance of any debt securities, the supplemental indenture shall provide that notwithstanding the foregoing, at Assured Guaranty's election, the sole remedy for the failure by Assured Guaranty to comply with the covenant in the indenture requiring Assured Guaranty to file with the trustee copies of the reports and other information it files with the SEC ("Assured Guaranty's SEC filing obligations") and for any failure by Assured Guaranty to comply with the requirements of Section 314(a)(1) of the TIA, which similarly requires Assured Guaranty to file with the trustee copies of the reports and other information it files with the SEC, shall, for the first 270 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the debt securities of such series at an annual rate equal to 0.25% of the principal amount of the debt securities. This additional interest will accrue on the debt securities from and including the date on which a failure to comply with Assured Guaranty's SEC filing obligations or the failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which such failure shall have been cured or waived). On such 270th day (or earlier, if such failure is cured or waived prior to such 270th day), such additional interest will cease to accrue and, if such failure has not been cured or waived prior to such 270th day, then either the trustee or the holders of not less than 25% in the aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, prior to such 270th day, any such failure shall not be an event of default. This provision shall not affect the rights of holders in the event of the occurrence of any other event of default.

        Each Assured Guaranty indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default the trustee will transmit notice of the default to each holder of the Assured Guaranty debt securities unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium, or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any Assured Guaranty debt security, the trustee may withhold this notice if and so long as the board of directors, executive committee or trust committee of directors and/or responsible officers of the trustee determines in good faith that the withholding of the notice is in the best interest of the holders.

        If an event of default occurs and is continuing with respect to the Assured Guaranty debt securities of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of Assured Guaranty debt securities by all appropriate judicial proceedings. Each Assured Guaranty indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Assured Guaranty indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding Assured Guaranty debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Assured Guaranty debt securities of the series.

Modification and Waiver

        Assured Guaranty and the trustee may modify or amend either Assured Guaranty indenture with the consent of the holders of not less than a majority in principal amount of the outstanding Assured Guaranty debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:

  •
  change the stated maturity of the principal of, any premium or installment of interest on or any additional amounts with respect to any Assured Guaranty debt security;

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  reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any Assured Guaranty debt security;

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  change the obligation of Assured Guaranty to pay additional amounts;

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  reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy;

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  change the redemption provisions or adversely affect the right of repayment at the option of any holder;

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  change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any Assured Guaranty debt security is payable;

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  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Assured Guaranty debt security or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

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  reduce the percentage in principal amount of the outstanding Assured Guaranty debt securities, the consent of whose holders is required in order to take specific actions;

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  reduce the requirements for quorum or voting by holders of Assured Guaranty debt securities in specified circumstances;

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  modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of Assured Guaranty debt securities, except to increase any percentage vote required or to provide that other provisions of the Assured Guaranty indenture cannot be modified or waived without the consent of the holder of each Assured Guaranty debt security affected by the modification;

  •
  make any change that adversely affects the right to convert or exchange any Assured Guaranty debt security into or for common shares of Assured Guaranty or other securities, whether or not issued by Assured Guaranty, cash or property in accordance with its terms;

  •
  modify any of the provisions of the Assured Guaranty subordinated indenture relating to the subordination of the Assured Guaranty subordinated debt securities in a manner adverse to holders of Assured Guaranty subordinated debt securities; or

  •
  modify any of the above provisions.

        In addition, no supplemental indenture may, directly or indirectly, modify or eliminate the subordination provisions of the Assured Guaranty subordinated indenture in any manner that might terminate or impair the subordination of the Assured Guaranty subordinated debt securities of any series to senior indebtedness without the prior written consent of the holders of the senior indebtedness.

        Assured Guaranty and the trustee may modify or amend the Assured Guaranty indenture and the Assured Guaranty debt securities of any series without the consent of any holder in order to, among other things:

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  provide for a successor to Assured Guaranty pursuant to a consolidation, amalgamation, merger or sale of assets;

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  add to the covenants of Assured Guaranty for the benefit of the holders of all or any series of Assured Guaranty debt securities or to surrender any right or power conferred upon Assured Guaranty;

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  provide for a successor trustee with respect to the Assured Guaranty debt securities of all or any series;

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  cure any ambiguity or correct or supplement any provision which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under either Assured Guaranty indenture which will not adversely affect the interests of the holders of Assured Guaranty debt securities of any series;

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  change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Assured Guaranty debt securities;

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  add any additional events of default with respect to all or any series of Assured Guaranty debt securities;

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  secure the Assured Guaranty debt securities;

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  provide for conversion or exchange rights of the holders of any series of Assured Guaranty debt securities; or

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  make any other change that does not materially adversely affect the interests of the holders of any Assured Guaranty debt securities then outstanding.

        The holders of at least a majority in principal amount of the outstanding Assured Guaranty debt securities of any series may, on behalf of the holders of all Assured Guaranty debt securities of that series, waive compliance by Assured Guaranty with specified covenants. The holders of not less than a majority in principal amount of the outstanding Assured Guaranty debt securities of any series may, on behalf of the holders of all Assured Guaranty debt securities of that series, waive any past default and its consequences with respect to the Assured Guaranty debt securities of that series, except a default:

  •
  in the payment of principal of, any premium or interest on or any additional amounts with respect to Assured Guaranty debt securities of that series; or

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  in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Assured Guaranty debt security of any series affected.

        Under each Assured Guaranty indenture, Assured Guaranty must annually furnish the trustee with a statement regarding its performance of specified obligations and any default in its performance under the applicable Assured Guaranty indenture. Assured Guaranty is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform, or breach of, any covenant or warranty contained in the applicable Assured Guaranty indenture or the Assured Guaranty debt securities.

Discharge, Defeasance and Covenant Defeasance

        We may discharge our payment obligations on the Assured Guaranty debt securities, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the Assured Guaranty indentures, except for certain ministerial obligations, like registering transfers or exchanges of the Assured Guaranty debt securities, which we refer to as covenant defeasance.

        Defeasance or covenant defeasance, as the case may be, will be conditioned upon the irrevocable deposit by us with the trustee, in trust, of a cash amount or government obligations, or both, which, through the scheduled payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay the principal of, any premium and interest on and any additional amounts with respect to, the Assured Guaranty debt securities on the scheduled due dates.

        We may only do this if, among other things:

  •
  the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable Assured Guaranty indenture or any other material agreement or instrument to which Assured Guaranty is a party or by which it is bound;

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  no event of default or event which with notice or lapse of time or both would become an event of default with respect to the Assured Guaranty debt securities to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

  •
  we have delivered to the trustee an opinion of counsel to the effect that you will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the I.R.S. received by us, a revenue ruling published by the I.R.S. or a change in applicable U.S. Federal income tax law occurring after the date of the applicable Assured Guaranty indenture.

Subordination of Assured Guaranty Subordinated Debt Securities

        The Assured Guaranty subordinated debt securities will generally be subordinate in right of payment to the prior payment in full of all senior indebtedness. Upon any payment or distribution of our assets, whether in cash, property or securities, to creditors upon our dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all senior indebtedness will first be paid in full, or payment provided for in money in accordance with its terms, before the holders of Assured Guaranty subordinated debt securities are entitled to receive or retain any payment on account of principal of, or any premium or interest on or any additional amounts with respect to the Assured Guaranty subordinated debt securities. This means that the holders of senior indebtedness will be entitled to receive any payment or distribution of any kind or character, including any payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Assured Guaranty being subordinated to the payment of Assured Guaranty subordinated debt securities, which may be payable or deliverable in respect of the Assured Guaranty subordinated debt securities upon any dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding.

        By reason of subordination, in the event of our liquidation or insolvency, holders of our senior indebtedness and holders of our other obligations that are not subordinated to senior indebtedness may recover more ratably than the holders of the Assured Guaranty subordinated debt securities.

        Subject to the payment in full of all senior indebtedness, your rights, as a holder of the Assured Guaranty subordinated debt securities, will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our cash, property or securities applicable to the senior indebtedness until the principal of, any premium and interest on and any additional amounts with respect to the Assured Guaranty senior debt securities have been paid in full.

        No payment of principal of, including redemption and sinking fund payments, or any premium or interest on or any additional amounts with respect to the Assured Guaranty subordinated debt securities of any series may be made:

  •
  if any senior indebtedness is not paid when due and any applicable grace period with respect to the default has ended and has not been cured or waived or ceased to exist, or

  •
  if the maturity of any senior indebtedness has been accelerated because of a default.

        The Assured Guaranty subordinated indenture does not limit or prohibit us from incurring additional senior indebtedness, which may include indebtedness that is senior to the Assured Guaranty subordinated debt securities but subordinate to our other obligations. The Assured Guaranty senior debt securities will constitute senior indebtedness with respect to the Assured Guaranty subordinated debt securities.

        The term "senior indebtedness" means all indebtedness of Assured Guaranty outstanding at any time, except:

  •
  the Assured Guaranty subordinated debt securities of the series;

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  indebtedness as to which, by the terms of the instrument creating or evidencing the indebtedness, it is provided that the indebtedness is subordinated to or ranks equally with the Assured Guaranty subordinated debt securities;

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  indebtedness to an affiliate;

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  interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding, unless the interest is an allowed claim enforceable against Assured Guaranty in a proceeding under federal or state bankruptcy laws; and

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  trade accounts payable.

        Senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

        The Assured Guaranty subordinated indenture provides that these subordination provisions may be changed prior to issuance of the Assured Guaranty subordinated debt securities. Any change would be described in the applicable prospectus supplement.

New York Law to Govern

        The Assured Guaranty indentures and the Assured Guaranty debt securities will be governed by, and construed in accordance with, the laws of the state of New York.

Information Concerning the Trustee

        We may, from time to time, borrow from or maintain deposit accounts and conduct other banking transactions with The Bank of New York and its affiliates in the ordinary course of business.

        Under each Assured Guaranty indenture, The Bank of New York is required to transmit annual reports to all holders regarding its eligibility and qualifications as trustee under the applicable Assured Guaranty indenture and related matters.

DESCRIPTION OF THE ASSURED GUARANTY US HOLDINGS DEBT SECURITIES
AND ASSURED GUARANTY GUARANTEE

        The following description of the Assured Guaranty US Holdings debt securities and the Assured Guaranty guarantee sets forth the material terms and provisions of the Assured Guaranty US Holdings debt securities and the Assured Guaranty guarantee to which any prospectus supplement may relate. The Assured Guaranty US Holdings senior debt securities are to be issued under an indenture, referred to in this prospectus as the Assured Guaranty US Holdings senior indenture, among Assured Guaranty US Holdings, Assured Guaranty, as guarantor, and The Bank of New York, as trustee, dated as of May 1, 2004, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The Assured Guaranty US Holdings subordinated debt securities are to be issued under an indenture, referred to in this prospectus as the Assured Guaranty US Holdings subordinated indenture, among Assured Guaranty US Holdings, Assured Guaranty, as guarantor, and The Bank of New York, as trustee, dated as of December 1, 2006, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The Assured Guaranty US Holdings senior indenture and the Assured Guaranty US Holdings subordinated indenture are sometimes referred to herein collectively as the Assured Guaranty US Holdings indentures and each individually as an Assured Guaranty US Holdings indenture. The specific terms applicable to a particular issuance of Assured Guaranty US Holdings debt securities and any variations from the terms set forth below will be set forth in the applicable prospectus supplement.

        The following is a summary of the material terms and provisions of the Assured Guaranty US Holdings indentures, the Assured Guaranty US Holdings debt securities and the Assured Guaranty guarantee. You should refer to the Assured Guaranty US Holdings indentures and the Assured Guaranty US Holdings debt securities for complete information regarding the terms and provisions of the Assured Guaranty US Holdings indentures, the Assured Guaranty US Holdings debt securities and the Assured Guaranty guarantee. The Assured Guaranty US Holdings indentures are substantially identical, except for the covenants of Assured Guaranty US Holdings and Assured Guaranty and provisions relating to subordination.

General

        The Assured Guaranty US Holdings indentures do not limit the aggregate principal amount of Assured Guaranty US Holdings debt securities which Assured Guaranty US Holdings may issue. Assured Guaranty US Holdings may issue Assured Guaranty US Holdings debt securities under the Assured Guaranty US Holdings indentures from time to time in one or more series. The Assured Guaranty US Holdings indentures do not limit the amount of other indebtedness or Assured Guaranty US Holdings debt securities, other than secured indebtedness which we, Assured Guaranty US Holdings or their respective subsidiaries may issue.

        Unless otherwise set forth in the applicable prospectus supplement, the Assured Guaranty US Holdings senior debt securities will be unsecured obligations of Assured Guaranty US Holdings and will rank equally with all of its other unsecured and unsubordinated indebtedness, subordinated in right of payment to the prior payment in full of all of Assured Guaranty US Holdings senior indebtedness, which term includes Assured Guaranty US Holdings senior debt securities, as described below under "Subordination of Assured Guaranty US Holdings Subordinated Debt Securities."

        Because Assured Guaranty US Holdings is a holding company, its rights and the rights of its creditors, including you as a holder of Assured Guaranty US Holdings debt securities, to participate in any distribution of assets of any subsidiary upon that subsidiary's liquidation or reorganization or otherwise would be subject to the prior claims of the subsidiary's creditors, except to the extent that Assured Guaranty US Holdings is a creditor of the subsidiary. The rights of creditors of Assured Guaranty US Holdings, including you as a holder of Assured Guaranty US Holdings debt securities, to participate in the distribution of stock owned by Assured Guaranty US Holdings in its subsidiaries, including Assured Guaranty US Holdings' insurance subsidiaries, may also be subject to the approval of insurance regulatory authorities having jurisdiction over the subsidiaries.

        The applicable prospectus supplement will describe the following terms of the offered Assured Guaranty US Holdings debt securities:

  •
  the title of the series;

  •
  any limit on the aggregate principal amount;

  •
  the principal payment dates;

  •
  the interest rates, if any, or the method by which the interest rates will be determined, including, if applicable, any remarketing option or similar option. This interest rate may be zero in the case of Assured Guaranty US Holdings debt securities issued at an issue price representing a discount from the principal amount payable at maturity;

  •
  the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

  •
  the interest payment dates and regular record dates;

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  whether and under what circumstances Assured Guaranty US Holdings will pay additional amounts because of taxes or governmental charges that might be imposed on holders of the Assured Guaranty US Holdings debt securities and, if so, whether and on what terms we will have the option to redeem the Assured Guaranty US Holdings debt securities in lieu of paying these additional amounts;

  •
  the place or places where the principal of, any premium or interest on or any additional amounts with respect to the Assured Guaranty US Holdings debt securities will be payable, where any of the Assured Guaranty US Holdings debt securities that are issued in registered form may be surrendered for registration of transfer or exchange, and where any of the Assured Guaranty US Holdings debt securities may be surrendered for conversion or exchange;

  •
  whether any of the Assured Guaranty US Holdings debt securities are to be redeemable at the option of Assured Guaranty US Holdings and, if so, the date or dates on which, the period or periods within which, the price or prices at which and the other terms and conditions upon which they may be redeemed, in whole or in part, at the option of Assured Guaranty US Holdings;

  •
  whether Assured Guaranty US Holdings will be obligated to redeem or purchase any of the Assured Guaranty US Holdings debt securities pursuant to any sinking fund or analogous provision or at your option and, if so, the date or dates and other terms and conditions on which the Assured Guaranty US Holdings debt securities will be redeemed or purchased pursuant to this obligation, and any provisions for the remarketing of the Assured Guaranty US Holdings debt securities redeemed or purchased;

  •
  if other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which any Assured Guaranty US Holdings debt securities to be issued in registered form will be issuable and, if other than a denomination of $5,000, the denominations in which any Assured Guaranty US Holdings debt securities to be issued in bearer form will be issuable;

  •
  whether the Assured Guaranty US Holdings debt securities will be convertible into other securities of Assured Guaranty US Holdings and/or exchangeable for securities of Assured Guaranty or other issuers and, if so, the terms and conditions upon which the Assured Guaranty US Holdings debt securities will be convertible or exchangeable;

  •
  if other than the principal amount, the portion of the principal amount, or the method by which this portion will be determined, of the Assured Guaranty US Holdings debt securities that will be payable upon declaration of acceleration of the maturity of the Assured Guaranty US Holdings debt securities;

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  if other than United States dollars, the currency of payment in which the principal of, any premium or interest on or any additional amounts on the Assured Guaranty US Holdings debt securities will be payable;

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  whether the principal of, any premium or interest on or any additional amounts on the Assured Guaranty US Holdings debt securities will be payable, at the election of Assured Guaranty US Holdings or you, in a currency other than that in which the Assured Guaranty US Holdings debt securities are stated to be payable and the dates and other terms upon which this election may be made;

  •
  any index, formula or other method used to determine the amount of payments of principal of, any premium or interest on or any additional amounts on the Assured Guaranty US Holdings debt securities;

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  whether the Assured Guaranty US Holdings debt securities are to be issued in the form of one or more global securities and, if so, the identity of the depositary for the global security or securities;

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  whether the Assured Guaranty US Holdings debt securities are senior or subordinated and, if subordinated, the applicable subordination provisions;

  •
  in the case of Assured Guaranty US Holdings subordinated debt securities, the relative degree, if any, to which the Assured Guaranty US Holdings subordinated debt securities of the series and the related Assured Guaranty guarantee will be senior to or be subordinated to other series of Assured Guaranty US Holdings subordinated debt securities and the related Assured Guaranty guarantee(s) or other indebtedness of Assured Guaranty US Holdings or Assured Guaranty, as the case may be, in right of payment, whether the other series of Assured Guaranty US Holdings subordinated debt securities or other indebtedness is outstanding or not;

  •
  any deletions from, modifications of or additions to the events of default or covenants of Assured Guaranty US Holdings or Assured Guaranty with respect to the Assured Guaranty US Holdings debt securities;

  •
  whether the provisions described below under "Discharge, Defeasance and Covenant Defeasance" will be applicable to the Assured Guaranty US Holdings debt securities;

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  whether any of the Assured Guaranty US Holdings debt securities are to be issued upon the exercise of warrants, and the time, manner and place for the Assured Guaranty US Holdings debt securities to be authenticated and delivered; and

  •
  any other terms of the Assured Guaranty US Holdings debt securities and any other deletions from or modifications or additions to the applicable Assured Guaranty US Holdings indenture in respect of the Assured Guaranty US Holdings debt securities.

        Assured Guaranty US Holdings has the ability under the Assured Guaranty US Holdings indentures to reopen a previously issued series of Assured Guaranty US Holdings debt securities and issue additional Assured Guaranty US Holdings debt securities of that series or establish additional terms of that series. Assured Guaranty US Holdings is also permitted to issue Assured Guaranty US Holdings debt securities with the same terms as previously issued Assured Guaranty US Holdings debt securities.

        Unless otherwise set forth in the applicable prospectus supplement, principal of, premium and interest on and additional amounts, if any, on the Assured Guaranty US Holdings debt securities will initially be payable at the corporate trust office of the trustee, or any other office or agency designated by Assured Guaranty US Holdings for this purpose. Interest on Assured Guaranty US Holdings debt securities issued in registered form:

  •
  may be paid by check mailed to the persons entitled to the payments at their addresses appearing on the security register or by transfer to an account maintained by the payee with a bank located in the United States; and

  •
  will be payable on any interest payment date to the persons in whose names the Assured Guaranty US Holdings debt securities are registered at the close of business on the regular record date with respect to the interest payment date.

        Assured Guaranty US Holdings will designate the initial paying agents, which will be named in the applicable prospectus supplement, and may, at any time, designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However, Assured Guaranty US Holdings is required to maintain a paying agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the Assured Guaranty US Holdings debt securities are payable.

        Unless otherwise set forth in the applicable prospectus supplement, you may present the Assured Guaranty US Holdings debt securities for transfer, duly endorsed or accompanied by a written instrument of transfer if so required by Assured Guaranty US Holdings or the security registrar, or exchange for other Assured Guaranty US Holdings debt securities of the same series containing identical terms and provisions, in any authorized denominations, and of a like aggregate principal amount, in each case at the office or agency maintained by Assured Guaranty US Holdings for these purposes. This office will initially be the corporate trust office of the trustee. Any transfer or exchange will be made without service charge, although Assured Guaranty US Holdings may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses then payable. Assured Guaranty US Holdings is not required to:

  •
  issue, register the transfer of, or exchange, Assured Guaranty US Holdings debt securities during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any Assured Guaranty US Holdings debt securities and ending at the close of business on the day of mailing; or

  •
  register the transfer of or exchange any Assured Guaranty US Holdings debt security selected for redemption, in whole or in part, except the unredeemed portion of any Assured Guaranty US Holdings debt security being redeemed in part.

        Assured Guaranty US Holdings has appointed the trustee as security registrar. The security registrar and any transfer agent initially designated by Assured Guaranty US Holdings will be named in the applicable prospectus supplement. At any time, Assured Guaranty US Holdings may designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts. However, Assured Guaranty US Holdings is required to maintain a transfer agent in each place where the principal of, any premium or interest on or any additional amounts with respect to the Assured Guaranty US Holdings debt securities are payable.

        Unless otherwise set forth in the applicable prospectus supplement, we will only issue the Assured Guaranty US Holdings debt securities in fully registered form without coupons in minimum denominations of $1,000 and any integral multiple of $1,000. If the Assured Guaranty US Holdings debt securities are issued in bearer form, any restrictions and considerations, including offering restrictions and U.S. federal income tax considerations applicable to, and to payment on and transfer and exchange of, these securities, will be described in the applicable prospectus supplement.

        The Assured Guaranty US Holdings debt securities may be issued as original issue discount securities, which means that they will bear no interest or bear interest at a rate which, at the time of issuance, is below market rates. Assured Guaranty US Holdings debt securities issued as original issue discount securities will be sold at a substantial discount below their principal amount. U.S. federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

        If the purchase price, or the principal of, any premium or interest on or any additional amounts with respect to, any Assured Guaranty US Holdings debt securities is payable, or if any Assured Guaranty US Holdings debt securities are denominated, in one or more foreign currencies or currency units, the restrictions, elections, U.S. federal income tax considerations, specific terms and other information will be set forth in the applicable prospectus supplement.

        Unless otherwise set forth in the applicable prospectus supplement, other than as described below under "—Covenants Applicable to Assured Guaranty US Holdings Senior Debt Securities—Limitation on Liens on Stock of Designated Subsidiaries," the Assured Guaranty US Holdings indentures do not contain any provisions that would limit the ability of Assured Guaranty US Holdings to incur indebtedness or that would afford holders of Assured Guaranty US Holdings debt securities protection in the event of a sudden and significant decline in the credit quality of Assured Guaranty US Holdings or Assured Guaranty or a takeover, recapitalization or highly leveraged or similar transaction involving Assured Guaranty US Holdings or Assured Guaranty. Accordingly, Assured Guaranty US Holdings or Assured Guaranty could, in the future, enter into transactions that could increase the amount of its outstanding indebtedness that could affect its respective capital structure or credit rating.

Assured Guaranty Guarantee

        We will fully and unconditionally guarantee all payments on the Assured Guaranty US Holdings debt securities. Unless otherwise set forth in the applicable prospectus supplement, our guarantee of the Assured Guaranty US Holdings senior debt securities will be an unsecured obligation of Assured Guaranty and will rank equally with all of our other unsecured and unsubordinated indebtedness. Our guarantee of the Assured Guaranty US Holdings subordinated debt securities will be an unsecured obligation of Assured Guaranty, subordinated in right of payment to the prior payment in full of all Assured Guaranty senior indebtedness.

        Since we are a holding company, our rights and the rights of our creditors, including you as a holder of the Assured Guaranty US Holdings debt securities who would be a creditor of ours by virtue of our guarantee, and shareholders to participate in any distribution of the assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise would be subject to prior claims of the subsidiary's creditors, except to the extent that we may be a creditor of the subsidiary. The right of our creditors, including you, to participate in the distribution of the stock owned by us in some of our subsidiaries, including our insurance subsidiaries, may also be subject to approval by insurance regulatory authorities having jurisdiction over the subsidiaries.

Conversion and Exchange

        The terms, if any, on which Assured Guaranty US Holdings debt securities are convertible into or exchangeable for, either mandatorily or at your or Assured Guaranty US Holdings' option, common shares of Assured Guaranty, preferred shares of Assured Guaranty or other securities, whether or not issued by Assured Guaranty, property or cash, or a combination of any of these, will be set forth in the applicable prospectus supplement.

Payments of Additional Amounts

        We will make all payments on Assured Guaranty US Holdings debt securities without withholding of any present or future taxes or governmental charges of Bermuda, referred to in this prospectus as a taxing jurisdiction, unless we are required to do so by applicable law or regulation.

        If we are required to withhold amounts, we will, subject to the limitations described below, pay to you additional amounts so that every net payment made to you, after the withholding, will not be the same amount provided for in the Assured Guaranty US Holdings debt security and the applicable Assured Guaranty US Holdings indenture.

        We will not be required to pay any additional amounts for:

  •
  any tax or governmental charge which would not have been imposed but for the fact that you:

  •
  were a resident of, or engaged in business or maintained a permanent establishment or were physically present in, the taxing jurisdiction or otherwise had some connection with the taxing jurisdiction other than the mere ownership of, or receipt of payment on, the Assured Guaranty US Holdings debt security;

    •
    presented the Assured Guaranty US Holdings debt security for payment in the taxing jurisdiction, unless the Assured Guaranty US Holdings debt security could not have been presented for payment elsewhere; or

    •
    presented the Assured Guaranty US Holdings debt security for payment more than 30 days after the date on which the payment became due, unless you would have been entitled to these additional amounts if you had presented the Assured Guaranty US Holdings debt security for payment within the 30-day period;

  •
  any estate, inheritance, gift, sale, transfer, personal property or similar tax or other governmental charge;

  •
  any tax or other governmental charge that is imposed or withheld because of your failure to comply with any reasonable request by us:

  •
  to provide information concerning your nationality, residence or identity or that of the beneficial owner; or

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  to make any claim or satisfy any information or reporting requirement, which in either case is required by the taxing jurisdiction as a precondition to exemption from all or part of the tax or other governmental charge; or

  •
  any combination of the above items.

        In addition, we will not pay additional amounts if you are a fiduciary or partnership or other than the sole beneficial owner of the Assured Guaranty US Holdings debt security if the beneficiary or partner or settlor would not have been entitled to the additional amounts had it been the holder of the Assured Guaranty US Holdings debt security.

Global Securities

        The Assured Guaranty US Holdings debt securities may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement and registered in the name of the depositary or its nominee. Interests in any global Assured Guaranty US Holdings debt security will be shown on, and transfers of the Assured Guaranty US Holdings debt securities will be effected only through, records maintained by the depositary and its participants as described below.

        The specific terms of the depositary arrangement will be described in the applicable prospectus supplement.

Covenants Applicable to Assured Guaranty US Holdings Senior Debt Securities

  Limitation on Liens on Stock of Designated Subsidiaries

        Under the Assured Guaranty US Holdings senior indenture, each of Assured Guaranty US Holdings and Assured Guaranty has covenanted that, so long as any Assured Guaranty US Holdings senior debt securities are outstanding, it will not, nor will it permit any subsidiary to, create, incur, assume, guarantee or otherwise permit to exist any indebtedness secured by any security interest on any shares of capital stock of any designated subsidiary, unless Assured Guaranty US Holdings and Assured Guaranty concurrently provide that the Assured Guaranty US Holdings senior debt securities and, if Assured Guaranty US Holdings and Assured Guaranty elect, any other indebtedness of Assured Guaranty US Holdings that is not subordinate to the Assured Guaranty US Holdings senior debt securities and with respect to which the governing instruments require, or pursuant to which the

Assured Guaranty US Holdings is otherwise obligated, to provide such security, will be secured equally with the indebtedness for at least the time period the other indebtedness is so secured.

        The term "designated subsidiary" means any present or future consolidated subsidiary of Assured Guaranty, the consolidated net worth of which constitutes at least 5% of Assured Guaranty's consolidated net worth.

        For purposes of the Assured Guaranty US Holdings indentures, the term "indebtedness" means, with respect to any person:

  •
  the principal of and any premium and interest on:

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  indebtedness for money borrowed; and

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  indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the person is responsible or liable;

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  all capitalized lease obligations;

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  all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

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  all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, generally other than obligations with respect to letters of credit securing obligations, other than obligations of the type referred to above, entered into in the ordinary course of business to the extent these letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit;

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  all obligations of the type referred to above of other persons and all dividends of other persons for the payment of which, in either case, the person is responsible or liable as obligor, guarantor or otherwise;

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  all obligations of the type referred to above of other persons secured by any mortgage, pledge, lien, security interest or other encumbrance on any property or asset of the person, whether or not the obligation is assumed by the person; and

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  any amendments, modifications, refundings, renewals or extensions of any indebtedness or obligation described above.

  Limitations on Disposition of Stock of Designated Subsidiaries

        The Assured Guaranty US Holdings senior indenture also provides that, so long as any Assured Guaranty US Holdings senior debt securities are outstanding and except in a transaction otherwise governed by the Assured Guaranty US Holdings indentures, neither Assured Guaranty US Holdings nor Assured Guaranty will issue, sell, assign, transfer or otherwise dispose of any shares of securities convertible into, or warrants, rights or options to subscribe for or purchase shares of, capital stock, other than preferred stock having no voting rights, of any designated subsidiary. Similarly, Assured Guaranty US Holdings will not permit any designated subsidiary to issue, other than to Assured Guaranty US Holdings or Assured Guaranty, these types of securities, warrants, rights or options, other than director's qualifying shares and preferred stock having no voting rights, of any designated subsidiary, if, after giving effect to the transaction and the issuance of the maximum number of shares issuable upon the conversion or exercise of all the convertible securities, warrants, rights or options, Assured Guaranty would own, directly or indirectly, less than 80% of the shares of capital stock of the designated subsidiary, other than preferred stock having no voting rights.

        However, Assured Guaranty US Holdings may issue, sell, assign, transfer or otherwise dispose of securities if the consideration is at least a fair market value as determined by Assured Guaranty US Holdings' board or if required by law or regulation. Assured Guaranty US Holdings or Assured Guaranty, as the case may be, may also merge or consolidate any designated subsidiary into or with another direct or indirect subsidiary of Assured Guaranty, the shares of capital stock of which Assured Guaranty owns at least 80% or, subject to the provisions described under "—Consolidation, Amalgamation, Merger and Sale of Assets" below, sell, transfer or otherwise dispose of the entire capital stock of any designated subsidiary at one time if the consideration is at least fair market value as determined by Assured Guaranty US Holdings' or Assured Guaranty's board.

Consolidation, Amalgamation, Merger and Sale of Assets

        Each Assured Guaranty US Holdings indenture provides that Assured Guaranty US Holdings and Assured Guaranty may not:

  •
  consolidate or amalgamate with or merge into any person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person; or

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  permit any person to consolidate or amalgamate with or merge into Assured Guaranty US Holdings or Assured Guaranty, respectively, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Assured Guaranty US Holdings or Assured Guaranty, respectively;

unless:

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  in the case of Assured Guaranty US Holdings, the person is a corporation organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia;

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  in the case of Assured Guaranty, the person is a corporation organized and existing under the laws of the United States of America, any state of the United States, the District of Columbia, Bermuda or any other country that, on August 1, 1999, was a member of the Organization for Economic Cooperation and Development;

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  the surviving entity expressly assumes the payment of all amounts on all of the Assured Guaranty US Holdings or Assured Guaranty debt securities and the performance of Assured Guaranty US Holdings' or Assured Guaranty's obligations under the Assured Guaranty US Holdings indenture and the Assured Guaranty US Holdings debt securities or Assured Guaranty indenture and Assured Guaranty debt securities; and

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  the surviving entity provides for conversion or exchange rights in accordance with the provisions of the Assured Guaranty debt securities of any series that are convertible or exchangeable into common shares or other securities; and

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  immediately after giving effect to the transaction and treating any indebtedness which becomes an obligation of Assured Guaranty US Holdings or Assured Guaranty or a subsidiary as a result of the transaction as having been incurred by Assured Guaranty US Holdings or Assured Guaranty or the subsidiary at the time of the transaction, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have happened and be continuing.

Events of Default

        Each of the following events will constitute an event of default under each Assured Guaranty US Holdings indenture, whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

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  default in the payment of any interest on, or any additional amounts payable with respect to, any Assured Guaranty US Holdings debt security when the interest or additional amounts become due and payable, and continuance of this default for a period of 30 days;

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  default in the payment of the principal of or any premium on, or any additional amounts payable with respect to, any Assured Guaranty US Holdings debt security when the principal, premium or additional amounts become due and payable either at maturity, upon any redemption, by declaration of acceleration or otherwise;

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  default in the deposit of any sinking fund payment when due;

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  default in the performance, or breach, of any covenant or warranty of Assured Guaranty US Holdings or Assured Guaranty for the benefit of the holders of the Assured Guaranty US Holdings debt securities, and the continuance of this default or breach for a period of 60 days after Assured Guaranty US Holdings has received written notice from the holders;

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  if any event of default under a mortgage, indenture or instrument under which Assured Guaranty or Assured Guaranty US Holdings may issue, or by which Assured Guaranty or Assured Guaranty US Holdings may secure or evidence, any indebtedness, including an event of default under any other series of Assured Guaranty US Holdings debt securities, whether the indebtedness now exists or is later created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of indebtedness at the maturity of the indebtedness, after giving effect to any applicable grace period, or results in the indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and this default is not cured or the acceleration is not rescinded or annulled within a period of 30 days after Assured Guaranty US Holdings has received written notice;

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  Assured Guaranty US Holdings or Assured Guaranty shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $50,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;

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  events in bankruptcy, insolvency or reorganization of Assured Guaranty US Holdings or Assured Guaranty; and

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  any other event of default, which will be described in the applicable prospectus supplement.

        If an event of default with respect to the Assured Guaranty US Holdings debt securities of any series, other than events of bankruptcy, insolvency or reorganization, occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding Assured Guaranty US Holdings debt securities of the series may declare the principal amount, or a lesser amount as may be provided for in the Assured Guaranty US Holdings debt securities, of all outstanding Assured Guaranty US Holdings debt securities of the series to be immediately due and payable by written notice. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, generally, the holders of not less than a majority in principal amount of the Assured Guaranty US Holdings debt securities of the series may rescind and annul the declaration of acceleration. Any event of bankruptcy, insolvency or reorganization will cause the principal amount and accrued interest, or the lesser amount as provided for in the Assured Guaranty US Holdings debt securities, to become immediately due and payable without any declaration or other act by the trustee or any holder.

        In connection with the issuance of any debt securities, the supplemental indenture shall provide that notwithstanding the foregoing, at the election of Assured Guaranty or Assured guaranty US Holdings, the sole remedy for the failure by Assured Guaranty or Assured Guaranty US Holdings to comply with the covenant in the indenture requiring Assured Guaranty or Assured Guaranty US Holdings to file with the trustee copies of the reports and other information it files with the SEC ("Assured Guaranty/ Assured Guaranty US Holdings' SEC filing obligations") and for any failure by Assured Guaranty or Assured Guaranty US Holdings to comply with the requirements of Section 314(a)(1) of the TIA, which similarly requires Assured Guaranty or Assured Guaranty US Holdings to file with the trustee copies of the reports and other information it files with the SEC, shall, for the first 270 days after the occurrence of such failure consist exclusively of the right to receive additional interest on the debt securities of such series at an annual rate equal to 0.25% of the principal amount of the debt securities. This additional interest will accrue on the debt securities from and including the date on which a failure to comply with Assured Guaranty/ Assured Guaranty US Holdings' SEC filing obligations or the failure to comply with the requirements of Section 314(a)(1) of the TIA first occurs to but not including the 270th day thereafter (or such earlier date on which such failure shall have been cured or waived). On such 270th day (or earlier, if such failure is cured or waived prior to such 270th day), such additional interest will cease to accrue and, if such failure has not been cured or waived prior to such 270th day, then either the trustee or the holders of not less than 25% in the aggregate principal amount of the debt securities of such series then outstanding may declare the principal of all the debt securities of such series, together with accrued interest, to be due and payable immediately. However, prior to such 270th day, any such failure shall not be an event of default. This provision shall not affect the rights of holders in the event of the occurrence of any other event of default.

        Each Assured Guaranty US Holdings indenture provides that, within 90 days after the occurrence of any event which is, or after notice or lapse of time or both would become, an event of default the trustee must transmit, notice of the default to each holder of the Assured Guaranty US Holdings debt securities unless the default has been cured or waived. However, except in the case of a default in the payment of principal of, or premium or interest, if any, on or additional amounts or any sinking fund or purchase fund installment with respect to any Assured Guaranty US Holdings debt security, the trustee may withhold this notice if and so long as the board of directors, executive committee or trust committee of directors and/or responsible officers of the trustee determine in good faith that the withholding of the notice is in the best interest of the holders.

        If an event of default occurs and is continuing with respect to the Assured Guaranty US Holdings debt securities of any series, the trustee may, in its discretion, proceed to protect and enforce its rights and the rights of the holders of Assured Guaranty US Holdings debt securities by all appropriate judicial proceedings. Each Assured Guaranty US Holdings indenture provides that, subject to the duty of the trustee during any default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the Assured Guaranty US Holdings indenture at the request or direction of any of the holders, unless the holders have offered the trustee reasonable indemnity. Subject to these indemnification provisions, the holders of a majority in principal amount of the outstanding Assured Guaranty US Holdings debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Assured Guaranty US Holdings debt securities of the series.

Modification and Waiver

        Assured Guaranty US Holdings, Assured Guaranty and the trustee may modify or amend either Assured Guaranty US Holdings indenture with the consent of the holders of not less than a majority in principal amount of the outstanding Assured Guaranty US Holdings debt securities of each series affected by the modification or amendment, so long as the modification or amendment does not, without the consent of each affected holder:

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  change the stated maturity of the principal of, or any premium or installment of interest on or any additional amounts with respect to any Assured Guaranty US Holdings debt security;

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  reduce the principal amount of, or the rate, or modify the calculation of the rate, of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, any Assured Guaranty US Holdings debt security;

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  change the obligation of Assured Guaranty US Holdings or Assured Guaranty to pay additional amounts with respect to any Assured Guaranty US Holdings debt security;

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  reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of the original issue discount security or the amount provable in bankruptcy;

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  change the redemption provisions of any Assured Guaranty US Holdings debt security or adversely affect the right of repayment at the option of any holder of any Assured Guaranty US Holdings debt security;

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  change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to any Assured Guaranty US Holdings debt security is payable;

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  impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Assured Guaranty US Holdings debt security, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder, on or after the repayment date;

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  reduce the percentage in principal amount of the outstanding Assured Guaranty US Holdings debt securities, the consent of whose holders is required in order to take specific actions;

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  reduce the requirements for quorum or voting by holders of Assured Guaranty US Holdings debt securities;

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  modify any of the provisions relating to the subordination of the Assured Guaranty US Holdings debt securities or the Assured Guaranty guarantee in a manner adverse to the holders of Assured Guaranty US Holdings subordinated debt securities;

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  modify or effect in any manner adverse to the holders of Assured Guaranty US Holdings debt securities the terms and conditions of the obligations of Assured Guaranty in respect of the due and punctual payment of principal of, or any premium or interest on, or any sinking fund requirements or additional amounts with respect to, the Assured Guaranty US Holdings debt securities;

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  modify any of the provisions regarding the waiver of past defaults and the waiver of specified covenants by the holders of Assured Guaranty US Holdings debt securities, except to increase any percentage vote required or to provide that other provisions of the Assured Guaranty US Holdings indenture cannot be modified or waived without the consent of the holder of each Assured Guaranty US Holdings debt security affected by the modification or waiver;

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  make any change that adversely affects the right to convert or exchange any Assured Guaranty US Holdings debt security into or for other securities of Assured Guaranty US Holdings, Assured Guaranty or other securities, cash or property in accordance with its terms; or

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  modify any of the above provisions.

        In addition, no supplemental indenture may, directly or indirectly, modify or eliminate the subordination provisions of the Assured Guaranty US Holdings subordinated indenture in any manner which might terminate or impair the subordination of the Assured Guaranty US Holdings subordinated debt securities to senior indebtedness or the subordination of the related Assured Guaranty guarantee to Assured Guaranty senior indebtedness, without the prior written consent of the holders of the senior indebtedness or the Assured Guaranty senior indebtedness, respectively.

        Assured Guaranty US Holdings, Assured Guaranty and the trustee may modify or amend the Assured Guaranty US Holdings indenture and the Assured Guaranty US Holdings debt securities of any series without the consent of any holder in order to, among other things:

  •
  provide for a successor to Assured Guaranty US Holdings or Assured Guaranty pursuant to a consolidation, amalgamation, merger or sale of assets;

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  add to the covenants of Assured Guaranty US Holdings or Assured Guaranty for the benefit of the holders of all or any series of Assured Guaranty US Holdings debt securities or to surrender any right or power conferred upon Assured Guaranty US Holdings or Assured Guaranty by the applicable Assured Guaranty US Holdings indenture;

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  provide for a successor trustee with respect to the Assured Guaranty US Holdings debt securities of all or any series;

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  cure any ambiguity or correct or supplement any provision in either Assured Guaranty US Holdings indenture which may be defective or inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under either Assured Guaranty US Holdings indenture which will not adversely affect the interests of the holders of Assured Guaranty US Holdings debt securities of any series;

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  change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of Assured Guaranty US Holdings debt securities under either Assured Guaranty US Holdings indenture;

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  add any additional events of default with respect to all or any series of Assured Guaranty US Holdings debt securities;

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  secure the Assured Guaranty US Holdings debt securities;

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  provide for conversion or exchange rights of the holders of any series of Assured Guaranty US Holdings debt securities; or

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  make any other change that does not materially adversely affect the interests of the holders of any Assured Guaranty US Holdings debt securities then outstanding under the applicable Assured Guaranty US Holdings indenture.

        The holders of at least a majority in principal amount of the outstanding Assured Guaranty US Holdings debt securities of any series may, on behalf of the holders of all Assured Guaranty US Holdings debt securities of that series, waive compliance by Assured Guaranty US Holdings and Assured Guaranty with specified covenants of the applicable Assured Guaranty US Holdings indenture. The holders of not less than a majority in principal amount of the outstanding Assured Guaranty US Holdings debt securities on behalf of the holders of all Assured Guaranty US Holdings debt securities of that series may waive any past default and its consequences with respect to the Assured Guaranty US Holdings debt securities of that series, except a default:

  •
  in the payment of principal, any premium or interest on or any additional amounts with respect to Assured Guaranty US Holdings debt securities of the series; or

  •
  in respect of a covenant or provision of the applicable Assured Guaranty US Holdings indenture that cannot be modified or amended without the consent of the holder of each outstanding Assured Guaranty US Holdings debt security of any series affected.

        Under each Assured Guaranty US Holdings indenture, each of Assured Guaranty US Holdings and Assured Guaranty must annually furnish the trustee a statement regarding its performance of specified obligations and any default in its performance under the applicable Assured Guaranty US Holdings indenture. Each of Assured Guaranty US Holdings and Assured Guaranty is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default, or any event which after notice or lapse of time or both would constitute an event of default, resulting from the failure to perform or breach of any covenant or warranty contained in the applicable Assured Guaranty US Holdings indenture or the Assured Guaranty US Holdings debt securities of any series.

Discharge, Defeasance and Covenant Defeasance

        Assured Guaranty US Holdings or Assured Guaranty may discharge their payment obligations on the Assured Guaranty US Holdings debt securities, which we refer to as defeasance, or elect to be discharged from complying with the covenants in the Assured Guaranty US Holdings indentures, except for certain ministerial obligations, like registering transfers or exchanges of the Assured Guaranty US Holdings debt securities, which we refer to as covenant defeasance.

        Assured Guaranty US Holdings or Assured Guaranty may only do this if, among other things:

  •
  the defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the applicable Assured Guaranty US Holdings indenture or any other material agreement or instrument to which Assured Guaranty US Holdings or Assured Guaranty is a party or by which either or them is bound;

  •
  no event of default or event which with notice or lapse of time or both would become an event of default with respect to the Assured Guaranty US Holdings debt securities to be defeased will have occurred and be continuing on the date of establishment of the trust and, with respect to defeasance only, at any time during the period ending on the 123rd day after that date; and

  •
  Assured Guaranty US Holdings or Assured Guaranty has delivered to the trustee an opinion of counsel to the effect that you will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the I.R.S. received by Assured Guaranty US Holdings or Assured Guaranty, a Revenue Ruling published by the I.R.S. or a change in applicable U.S. federal income tax law occurring after the date of the applicable Assured Guaranty US Holdings indenture.

Subordination of Assured Guaranty US Holdings Subordinated Debt Securities

        The Assured Guaranty US Holdings subordinated debt securities will generally be subordinate in right of payment to the prior payment in full of all senior indebtedness. Upon any payment or distribution of assets of Assured Guaranty US Holdings of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of Assured Guaranty US Holdings, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all senior indebtedness will first be paid in full, or payment provided for in money in accordance with its terms, before the holders of Assured Guaranty US Holdings subordinated debt securities of that series are entitled to receive or retain any payment on account of principal of, or any premium or interest on, or any additional amounts with respect to, the Assured Guaranty US Holdings subordinated debt securities. This means that the holders of the senior indebtedness will be entitled to receive any payment or distribution, which may be payable or deliverable by reason of the payment of any other indebtedness of Assured Guaranty US Holdings being subordinated to the payment of Assured Guaranty US Holdings subordinated debt securities, which may be payable or deliverable in respect of the Assured Guaranty US Holdings subordinated debt securities upon any dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding.

        By reason of this subordination, in the event of liquidation or insolvency of Assured Guaranty US Holdings, holders of senior indebtedness and holders of other obligations of Assured Guaranty US Holdings that are not subordinated to the senior indebtedness may recover more, ratably, than the holders of the Assured Guaranty US Holdings subordinated debt securities.

        Subject to the payment in full of all senior indebtedness, the rights of the holders of the Assured Guaranty US Holdings subordinated debt securities will be subrogated to the rights of the holders of the senior indebtedness to receive payments or distributions of cash, property or securities of Assured Guaranty US Holdings applicable to the senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the Assured Guaranty US Holdings subordinated debt securities have been paid in full.

        No payment of principal of, including redemption and sinking fund payments, or any premium or interest on or any additional amounts with respect to the Assured Guaranty US Holdings subordinated debt securities may be made by Assured Guaranty US Holdings if:

  •
  any senior indebtedness is not paid when due, any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist; or

  •
  the maturity of any senior indebtedness has been accelerated because of a default.

        The Assured Guaranty US Holdings subordinated indenture does not limit or prohibit Assured Guaranty US Holdings from incurring additional senior indebtedness, which may include indebtedness that is senior to the Assured Guaranty US Holdings subordinated debt securities, but subordinate to other obligations of Assured Guaranty US Holdings. The Assured Guaranty US Holdings senior debt securities will constitute senior indebtedness with respect to the Assured Guaranty US Holdings subordinated debt securities.

        The term "senior indebtedness" means, with respect to the Assured Guaranty US Holdings subordinated debt securities of any particular series, all indebtedness of Assured Guaranty US Holdings outstanding at any time, except:

  •
  the Assured Guaranty US Holdings subordinated debt securities of that series;

  •
  indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the indebtedness is subordinated to or ranks equally with the Assured Guaranty US Holdings subordinated debt securities;

  •
  indebtedness of Assured Guaranty US Holdings to an affiliate of Assured Guaranty US Holdings;

  •
  interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against Assured Guaranty US Holdings in a proceeding under federal or state bankruptcy laws; and

  •
  trade accounts payable.

        Senior indebtedness with respect to the Assured Guaranty US Holdings subordinated debt securities shall continue to be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness.

        The Assured Guaranty US Holdings subordinated indenture provides that the subordination provisions, insofar as they relate to any particular series of Assured Guaranty US Holdings subordinated debt securities, may be changed prior to issuance of the applicable Assured Guaranty US Holdings subordinated debt securities, which change would be described in the applicable prospectus supplement.

Subordination of Assured Guaranty Guarantee of Assured Guaranty US Holdings Subordinated Debt Securities

        The Assured Guaranty guarantee of Assured Guaranty US Holdings subordinated debt securities will generally be subordinate in right of payment to the prior payment in full of all Assured Guaranty senior indebtedness. Upon any payment or distribution of assets of Assured Guaranty of any kind or character, whether in cash, property or securities, to creditors upon any dissolution, winding-up, liquidation or reorganization of Assured Guaranty, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all amounts due upon all Assured Guaranty senior indebtedness will first be paid in full, or payment of the Assured Guaranty senior indebtedness provided for in money in accordance with its terms, before the holders of Assured Guaranty US Holdings subordinated debt securities are entitled to receive or retain any payment from Assured Guaranty on account of principal of, or any premium or interest on, or any additional amounts with respect to, the Assured Guaranty US Holdings subordinated debt securities. This means that the holders of Assured Guaranty senior indebtedness shall be entitled to receive any payment or distribution by Assured Guaranty of any kind or character, including any payment or distribution which may be payable or deliverable by Assured Guaranty by reason of the payment of any other indebtedness of Assured Guaranty being subordinated to the payment of Assured Guaranty US Holdings subordinated debt securities, which may be payable or deliverable by Assured Guaranty in respect of the Assured Guaranty US Holdings subordinated debt securities upon any dissolution, winding-up, liquidation or reorganization or in any bankruptcy, insolvency, receivership or other proceeding.

        By reason of this subordination, in the event of liquidation or insolvency of Assured Guaranty, holders of Assured Guaranty senior indebtedness and holders of other obligations of Assured Guaranty that are not subordinated to the Assured Guaranty senior indebtedness may recover more, ratably, than the holders of the Assured Guaranty US Holdings subordinated debt securities.

        Subject to the payment in full of all Assured Guaranty senior indebtedness, the rights of the holders of the Assured Guaranty US Holdings subordinated debt securities under the Assured Guaranty guarantee will be subrogated to the rights of the holders of the Assured Guaranty senior indebtedness to receive payments or distributions of cash, property or securities of Assured Guaranty applicable to the Assured Guaranty senior indebtedness until the principal of, any premium and interest on, and any additional amounts with respect to, the Assured Guaranty US Holdings senior debt securities have been paid in full.

        No payment of principal of, including redemption and sinking fund payments, or any premium or interest on or any additional amounts with respect to the Assured Guaranty US Holdings subordinated debt securities of any series may be made by Assured Guaranty if:

  •
  any Assured Guaranty senior indebtedness is not paid when due, any applicable grace period with respect to the default has ended and the default has not been cured or waived or ceased to exist; or

  •
  the maturity of any Assured Guaranty senior indebtedness has been accelerated because of a default.

        The Assured Guaranty US Holdings subordinated indenture does not limit or prohibit Assured Guaranty from incurring additional Assured Guaranty senior indebtedness, which may include indebtedness that is senior to the Assured Guaranty guarantee of the Assured Guaranty US Holdings subordinated debt securities, but subordinate to other obligations of Assured Guaranty. The Assured Guaranty senior debt securities will constitute Assured Guaranty senior indebtedness with respect to the Assured Guaranty US Holdings subordinated debt securities.

        The term "Assured Guaranty senior indebtedness" means, with respect to the Assured Guaranty US Holdings subordinated debt securities of any particular series, all indebtedness of Assured Guaranty outstanding at any time, except:

  •
  Assured Guaranty's obligations under the Assured Guaranty guarantee in respect of the Assured Guaranty US Holdings subordinated debt securities of that series;

  •
  indebtedness as to which, by the terms of the instrument creating or evidencing the same, it is provided that the indebtedness is subordinated to or ranks equally with Assured Guaranty's obligations under the Assured Guaranty guarantee in respect of the Assured Guaranty US Holdings subordinated debt securities;

  •
  indebtedness of Assured Guaranty to an affiliate of Assured Guaranty;

  •
  interest accruing after the filing of a petition initiating any bankruptcy, insolvency or other similar proceeding unless the interest is an allowed claim enforceable against Assured Guaranty in a proceeding under federal or state bankruptcy laws; and

  •
  trade accounts payable.

        The Assured Guaranty US Holdings subordinated indenture provides that the subordination provisions, insofar as they relate to any particular series of Assured Guaranty US Holdings subordinated debt securities, may be changed prior to the issuance of that series of Assured Guaranty US Holdings subordinated debt securities, which change would be described in the applicable prospectus supplement.

New York Law to Govern

        The Assured Guaranty US Holdings indentures are, and the Assured Guaranty US Holdings debt securities and the Assured Guaranty guarantee will be, governed by, and construed in accordance with, the laws of the state of New York.

DESCRIPTION OF THE WARRANTS TO PURCHASE ASSURED GUARANTY
COMMON SHARES OR PREFERRED SHARES

        The following summary sets forth the material terms and provisions of the common share warrants and preferred share warrants, which would be issued pursuant to a stock warrant agreement between Assured Guaranty and a stock warrant agent to be selected at the time of issue. The stock warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard stock warrant provisions, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        The stock warrants may be issued under the stock warrant agreement independently or together with any other securities offered by a prospectus supplement. If stock warrants are offered, the applicable prospectus supplement will describe the designation and terms of the stock warrants, including, without limitation, the following:

  •
  the offering price, if any;

  •
  the designation and terms of the common shares or preferred shares purchasable upon exercise of the stock warrants;

  •
  if applicable, the date on and after which the stock warrants and the related offered securities will be separately transferable;

  •
  the number of common shares or preferred shares purchasable upon exercise of one stock warrant and the initial price at which shares may be purchased upon exercise of the stock warrant;

  •
  the date on which the right to exercise the stock warrants shall commence and the date on which these rights shall expire;

  •
  a discussion of the material U.S. federal income tax considerations;

  •
  any call provisions;

  •
  the currency in which the offering price, if any, and exercise price are payable;

  •
  the antidilution provisions of the stock warrants; and

  •
  any other terms of the stock warrants.

        The common shares or preferred shares issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable. This means that the shares will be paid for in full at the time they are issued, and, once they are paid for in full, there will be no further liability for further assessments or taxation.

Exercise of Stock Warrants

        You may exercise your stock warrants by surrendering to the stock warrant agent your stock warrant certificate with the form of election to purchase on the reverse of the certificate properly completed and executed by you, or your authorized agent, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the National Association of Securities Dealers, Inc., which we refer to in this prospectus as the NASD, or by a member of a national securities exchange. You must indicate on the form of election whether you are electing to exercise all or a portion of the stock warrants evidenced by the certificate. You must also submit a payment of the aggregate exercise price of the stock warrants to be exercised in lawful money of the United States along with your stock warrant certificates, unless otherwise set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate, form of election and aggregate payment, if applicable, by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common shares or the preferred shares, as the case may be, a certificate representing the number of common shares or preferred shares purchased for issuance and delivery to you or upon your written order. If you exercise less than all of the stock warrants evidenced by any stock warrant certificate, the stock warrant agent shall deliver to you a new stock warrant certificate representing your unexercised stock warrants.

Anti-dilution and Other Provisions

        The exercise price payable, the number of common shares or preferred shares purchasable upon the exercise of each stock warrant and the number of stock warrants outstanding are subject to adjustment if specified events occur. These events include:

  •
  the issuance of a stock dividend to holders of common shares or preferred shares; and

  •
  a combination, subdivision or reclassification of common shares or preferred shares.

        In lieu of adjusting the number of common shares or preferred shares purchasable upon exercise of each stock warrant, Assured Guaranty may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% in the number of shares purchasable. We may also, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the preceding sentences, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, you, as a stock warrant holder, shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of common shares or preferred shares into which your stock warrants were exercisable immediately prior to this event.

No Rights as Shareholders

        You will not be entitled, by virtue of being a stock warrant holder, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of our directors or any other matter, or to exercise any rights whatsoever as shareholders of Assured Guaranty.

DESCRIPTION OF THE WARRANTS TO PURCHASE DEBT SECURITIES

        The following summary sets forth the material terms and provisions of the debt warrants, which would be issued pursuant to a debt warrant agreement between Assured Guaranty and a debt warrant agent to be selected at the time of issue. The debt warrant agreement may include or incorporate by reference standard warrant provisions substantially in the form of the standard debt warrant provisions, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

        The debt warrants may be issued under the debt warrant agreement independently or together with any other securities offered by a prospectus supplement. If debt warrants are offered, the applicable prospectus supplement will describe the designation and terms of the debt warrants, including, without limitation, the following:

  •
  the offering price, if any;

  •
  the designation, aggregate principal amount and terms of the Assured Guaranty debt securities purchasable upon exercise of the debt warrants;

  •
  if applicable, the date on and after which the debt warrants and the related offered securities will be separately transferable;

  •
  the principal amount of Assured Guaranty debt securities purchasable upon exercise of one debt warrant and the price at which the principal amount of Assured Guaranty debt securities may be purchased upon exercise of the debt warrant;

  •
  the date on which the right to exercise the debt warrants shall commence and the date on which this right shall expire;

  •
  a discussion of the material U.S. federal income tax considerations;

  •
  whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

  •
  the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

  •
  the antidilution provisions of the debt warrants; and

  •
  any other terms of the debt warrants.

        You, as a debt warrant holder, will generally not have any of the rights of holders of Assured Guaranty debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the Assured Guaranty debt securities or to enforce any of the covenants of the Assured Guaranty debt securities or the applicable Assured Guaranty indenture.

Exercise of Debt Warrants

        You may exercise your debt warrants by surrendering at the office of the debt warrant agent your debt warrant certificate with the form of election to purchase on the reverse side of the certificate properly completed and signed by you, which signature must be guaranteed by a bank or trust company, by a broker or dealer which is a member of the NASD or by a member of a national securities exchange. You must also submit a payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, Assured Guaranty will issue the Assured Guaranty debt securities in authorized denominations in accordance with your instructions. If you exercise less than all of the debt warrants evidenced by your debt warrant certificate, a new debt warrant certificate will be issued for the remaining number of debt warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, representing contracts obligating you to purchase from us, and obligating us to sell to you, a specified number of common shares at a future date or dates. The price per common share may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.

        The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase the common shares under the stock purchase contracts, either:

  •
  senior debt securities or subordinated debt securities of Assured Guaranty US Holdings, fully and unconditionally guaranteed by Assured Guaranty; or

  •
  debt obligations of third parties, including U.S. Treasury securities.

        The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner, and, in some circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.

        The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. However, that description will not purport to be complete and will be qualified in its entirety by reference to:

  •
  the stock purchase contracts;

  •
  the collateral arrangements and depositary arrangements, if applicable, relating to the stock purchase contracts or stock purchase units; and

  •
  if applicable, the prepaid stock purchase contracts and the document pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

        Assured Guaranty and/or Assured Guaranty US Holdings may sell offered securities in any one or more of the following ways from time to time:

  •
  through agents;

  •
  to or through underwriters;

  •
  through dealers; or

  •
  directly to purchasers.

        The applicable prospectus supplement will set forth the specific terms of the offering of the offered securities, including:

  •
  the name or names of any underwriters, dealers or agents;

  •
  the purchase price of the offered securities and the proceeds to Assured Guaranty and/or Assured Guaranty US Holdings from the sale;

  •
  any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; and

  •
  any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the offered securities may be listed, any of which initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The distribution of the offered securities may be effected from time to time:

  •
  in one or more transactions at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to the prevailing market prices; or

  •
  at negotiated prices.

        Offers to purchase offered securities may be solicited by agents designated by Assured Guaranty from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Assured Guaranty and/or Assured Guaranty US Holdings to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the offered securities so offered and sold.

        If offered securities are sold to the public by means of an underwritten offering, either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters, Assured Guaranty and/or Assured Guaranty US Holdings will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, will be set forth in the applicable prospectus supplement. In addition, the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement, which prospectus supplement will be used by the underwriters to make resales of the offered securities. If underwriters are utilized in the sale of the offered securities, the offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

  •
  negotiated transactions;

  •
  at fixed public offering prices; or

  •
  at varying prices determined by the underwriters at the time of sale.

        In addition, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specified conditions precedent and that the underwriters with respect to a sale of offered securities will be obligated to purchase all of the offered securities of a series if any are purchased.

        Assured Guaranty and/or Assured Guaranty US Holdings may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions as may be set forth in the applicable prospectus supplement. If Assured Guaranty and/or Assured Guaranty US Holdings grants any over-allotment option, the terms of the over-allotment option will be set forth in the applicable prospectus supplement.

        If a dealer is utilized in the sales of offered securities, Assured Guaranty and/or Assured Guaranty US Holdings will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the applicable prospectus supplement.

        Offers to purchase offered securities may be solicited directly by Assured Guaranty and/or Assured Guaranty US Holdings, and the sale of the offered securities may be made by Assured Guaranty and/or Assured Guaranty US Holdings directly to institutional investors or others with respect to any resale of the offered securities. The terms of any of these sales will be described in the applicable prospectus supplement.

        Offered securities may also be offered and sold in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise by one or more remarketing firms acting as principals for their own accounts or as agents for Assured Guaranty and/or Assured Guaranty US Holdings. Any remarketing firm will be identified and the terms of its agreements, if any, with Assured Guaranty and/or Assured Guaranty US Holdings and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the offered securities remarketed by them.

        Agents, underwriters, dealers and remarketing firms may be entitled, under agreements entered into with Assured Guaranty and/or Assured Guaranty US Holdings, to indemnification by Assured Guaranty and/or Assured Guaranty US Holdings against some civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

        Assured Guaranty and/or Assured Guaranty US Holdings may authorize underwriters or other persons acting as Assured Guaranty's and/or Assured Guaranty US Holdings' agents to solicit offers by specified institutions to purchase offered securities from Assured Guaranty and/or Assured Guaranty US Holdings, pursuant to contracts providing for payments and delivery on a future date, which will be set forth in the applicable prospectus supplement. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. However, in all cases, these institutions must be approved by Assured Guaranty and/or Assured Guaranty US Holdings. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities shall not, at the time of delivery, be prohibited under the laws of the jurisdiction to which the purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

        Each series of offered securities will be a new issue and, other than the common shares, which are listed on the NYSE, will have no established trading market. Assured Guaranty and/or Assured Guaranty US Holdings may elect to list any series of offered securities on an exchange and, in the case of the common shares, on any additional exchange. However, unless otherwise specified in the applicable prospectus supplement, none of Assured Guaranty and/or Assured Guaranty US Holdings shall be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the offered securities.

        Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with, or perform services for, Assured Guaranty and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

        Certain matters as to U.S. and New York law in connection with this offering will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. Certain matters as to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

        The financial statements of Financial Security Assurance Holdings Ltd. ("FSAH") and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to FSAH's Annual Report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

 ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES
FEDERAL SECURITIES LAWS AND OTHER MATTERS

        We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and a portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon Assured Guaranty or its non-U.S. directors and officers or to recover against us or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of common shares made hereby by serving our U.S. agent irrevocably appointed for that purpose.

        We have been advised by Conyers Dill & Pearman, our special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. A Bermuda court would likely enforce a final and conclusive judgment in personam, which means a judgment against a specific person rather than against specific property, obtained in a court in the United States under which a sum of money is payable, other than a sum of money payable in respect of multiple damages, taxes or other charges of a similar nature or in respect of a fine or other penalty, provided that the Bermuda court was satisfied that each of the following conditions was met:

  •
  the U.S. court had proper jurisdiction over the parties subject to such judgment;

  •
  the U.S. court did not contravene the rules of natural justice of Bermuda;

  •
  the judgment of the U.S. court was not obtained by fraud;

  •
  the enforcement of the judgment would not be contrary to the public policy of Bermuda;

  •
  no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and

  •
  there is due compliance with the correct procedures under the laws of Bermuda.

        Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

WHERE YOU CAN FIND MORE INFORMATION

        Assured Guaranty files annual, quarterly and special reports, proxy statements and other information with the SEC. FSAH files annual, quarterly and special reports and other information with the SEC. Assured Guaranty's and FSAH's SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may read and copy any document we or FSAH files in the

SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Assured Guaranty and FSAH, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents Assured Guaranty files under the Exchange Act is 001-32141. The SEC file number for documents FSAH files under the Exchange Act is 1-12644. Assured Guaranty's and FSAH's SEC filings are also available at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. For further information on obtaining copies of our public filings at the NYSE, you should call (212) 656-5060.

        Assured Guaranty is allowed to "incorporate by reference" information filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Assured Guaranty or FSAH files subsequently with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. Assured Guaranty incorporates by reference the documents listed below and any future filings made by it or FSAH with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the after the initial filing of the registration statement that contains this prospectus and prior to the time that Assured Guaranty sells all of the securities offered by this prospectus:

Assured SEC Filings:

  •
  Assured Guaranty's Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  Assured Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  •
  Assured Guaranty's Current Reports on Form 8-K filed on March 30, 2009, June 11, 2009 and June 12, 2009; and

  •
  The description of Assured Guaranty's common shares contained in the Registration Statement on Form 8-A, dated April 15, 2004, of Assured Guaranty, filed with the SEC under Section 12(b) of the Exchange Act.

FSAH SEC Filings:

  •
  FSAH's Annual Report on Form 10-K for the year ended December 31, 2008;

  •
  FSAH's Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

  •
  FSAH's Current Reports on Form 8-K filed on May 12, 2009, May 21, 2009 and June 10, 2009.

        You may request a copy of these filings, other than exhibits unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or telephoning us at the following address:

Assured SEC Filings: Investor Relations Assured Guaranty Ltd. 30 Woodbourne Avenue Hamilton HM 08 Bermuda Telephone: (441) 296-4004	FSAH SEC Filings: Investor Relations Financial Security Assurance Holdings Ltd. 31 West 52nd Street New York, New York 10019 Telephone: (212) 826-0100

3,000,000 Equity Units
(Initially Consisting of 3,000,000 Corporate Units)

Assured Guaranty Ltd.
Assured Guaranty US Holdings Inc.

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Citi

June 18, 2009